     As filed with the Securities and Exchange Commission on April 19, 2002
                                            Registration Statement No. 333-83634

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                               Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                          KENTUCKY RIVER PROPERTIES LLC
             (Exact name of registrant as specified in its charter)


    Delaware                        1222                   To Be Applied For
(State or Other               (Primary Standard            (I.R.S. Employer
Jurisdiction Of                  Industrial              Identification Number)
Incorporation or             Classification Code
 Organization)                     Number)

                       c/o Kentucky River Coal Corporation
                         200 West Vine Street, Suite 8-K
                            Lexington, Kentucky 40507
                                 (859) 254-8498
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            Fred N. Parker, President
                          Kentucky River Properties LLC
                       c/o Kentucky River Coal Corporation
                         200 West Vine Street, Suite 8-K
                            Lexington, Kentucky 40507
                                 (859) 254-8498
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:

      David W. Robertson, Esq.                    James D. Bridgeman, Esq.
          McGuireWoods LLP                            McKee Nelson LLP
          One James Center                           1919 M Street, NW
        901 East Cary Street                        Washington, DC 20036
       Richmond, VA 23219-4030                         (202) 775-8628
           (804) 775-1000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. The issuance of securities shall occur when all other conditions to the consummation of the transactions described in the proxy statement/prospectus have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Explanatory Note:

         The registrant has only recently been organized and therefore has no operations or assets. Accordingly, no financial information for the registrant is included in this registration statement. All disclosures for Kentucky River Coal Corporation are provided in accordance with Form S-4.

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.]

                   Subject to Completion, Dated April __, 2002

[Kentucky River LOGO]                                      ______________, 2002

Dear Shareholder:

         The attached proxy statement/prospectus describes our proposed corporate restructuring to convert to S corporation status. Because applicable tax rules limit the number of shareholders in an S corporation, we propose to create a two tiered structure. We will transfer our assets and liabilities to Kentucky River Properties LLC, a newly created limited liability company subsidiary, that will become the operating entity for our business. Some shareholders will have the opportunity to remain shareholders in the S corporation. All shareholders will have the opportunity to receive cash for their shares and the opportunity to invest in Kentucky River Properties LLC, the limited liability company subsidiary. In the restructuring, up to 70 shareholders that:

         o   hold the highest percentage of our common shares,
         o   are eligible to be S corporation shareholders, and
         o   return the required documentation,

may elect to remain as shareholders. You will not know whether you will qualify as one of the 70 shareholders that will remain a shareholder until after the special meeting. If you do not remain as a shareholder and also do not exercise your right to dissent, you will receive $4,000 for each of your common shares and the right to subscribe for a number of membership units in the limited liability company up to the number of common shares you held immediately before the merger that will take place to effect the restructuring. The exercise price per membership unit will be $4,000. The cash that you receive in the restructuring will be taxable. Therefore, if you receive cash and then choose to acquire all of the Kentucky River Properties LLC membership units you are eligible to acquire, you may be required to pay more cash for the membership units than the net after-tax proceeds you received for your common shares.

         We will hold a special meeting of shareholders on _________, 2002 to consider the restructuring. The restructuring requires approval by holders of more than two-thirds of the outstanding common shares and approval by a majority of the outstanding common shares present and voting at the special meeting that are held by shareholders who would receive cash and a subscription right. You have the right to dissent to the restructuring and receive payment in cash for your shares.

         This is an important decision for you as a shareholder. Therefore, we urge you to read the attached materials thoroughly. We have made every effort to present this information so that it is easy to read and understand. Once you read these materials, please vote your shares.

                                           Sincerely,

                                           James G. Kenan, III
                                           Chairman

         We urge you to carefully review the section entitled "Risk Factors" beginning on page ___ of this proxy statement/prospectus for a discussion of potential risks involved in the restructuring, remaining a shareholder or investing in the limited liability company subsidiary. These risks include risks related to:

         o   conflicts of interest between the companies;
         o   tax obligations of S corporations, limited liability companies and
         o   their respective equity holders;
         o   consolidation of control in a few shareholders; and
         o   industry and environmental matters.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             [Kentucky River LOGO]
                        200 West Vine Street -- Suite 8-K
                            Lexington, Kentucky 40507

                                ________________

                    Notice of Special Meeting of Shareholders

                                __________, 2002

                                ________________

Dear Shareholder:

         On __________, ____________, 2002, we will hold a special meeting of shareholders at the offices of McGuireWoods LLP, 1750 Tysons Boulevard, Suite 1800, McLean, Virginia 22101-4215. The meeting will begin at _______ a.m., Eastern Time. At the meeting, we expect to:

1. Consider and vote on a proposal to approve a restructuring, the related Agreement and Plan of Reorganization and the plan of merger. The agreement provides for the merger of a wholly owned subsidiary into Kentucky River Coal Corporation and that, in the merger, shareholders will either:

        o receive cash and a subscription right to acquire membership units of Kentucky River Properties LLC, the subsidiary of Kentucky River Coal Corporation that will become the operating company for the Kentucky River Coal Corporation business in the restructuring; or

        o     retain their shares of Kentucky River Coal Corporation.

         Kentucky River Coal Corporation will be the surviving corporation in the merger and, after the restructuring is complete, will elect to be treated as an S corporation for federal income tax purposes.

2. Transact such business as may properly come before the special meeting or any adjournment thereof.

         Only shareholders that held our common shares of record on [RECORD DATE] may vote at the special meeting or any adjournments thereof.

         Approval of the restructuring, the related agreement and the plan of merger requires:

        o the affirmative vote of more than two-thirds of the outstanding common shares; and

        o the vote of a majority of common shares present in person or by proxy and voting at the special meeting that are held by shareholders who would receive cash and a subscription right in the merger.

You have the right to dissent to the restructuring and receive payment in cash for your shares.

It is important that your shares be represented and voted. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying postage paid, addressed envelope as promptly as possible. You may revoke the proxy by giving written notice to our Secretary at the address above, by executing and delivering a later dated proxy, or by attending and voting at the special meeting.

                                        By order of the Board of Directors,

                                        Carroll R. Crouch
                                        Secretary

____________, 2002

                                Table of Contents

                                                                                                                         Page
                                                                                                                         ----
QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING.....................................................................          1
SUMMARY...........................................................................................................          3
MARKET PRICE AND DIVIDEND INFORMATION.............................................................................         14
RISK FACTORS......................................................................................................         15
THE SPECIAL MEETING...............................................................................................         31
   Date, Time and Place...........................................................................................         31
   Purpose of the Special Meeting.................................................................................         31
   Record Date....................................................................................................         32
   Required Vote..................................................................................................         32
   Proxies, Voting and Revocation.................................................................................         32
   Solicitation of Proxies........................................................................................         33
THE RESTRUCTURING.................................................................................................         33
   Background of the Restructuring................................................................................         33
   Purpose of and Reasons for the Restructuring...................................................................         36
   Opinion of Hilliard Lyons as to the Fairness of the Consideration to be Received by Minority Shareholders......         37
   Opinion of Stout Risius Ross as to the Fairness of the Restructuring to the Majority Shareholders..............         43
   General Description of the Restructuring.......................................................................         48
   U.S. Federal Income Tax Consequences of the Restructuring......................................................         49
   Interests of Certain Persons in the Restructuring..............................................................         52
   Financing and Expenses of the Restructuring....................................................................         54
   Accounting Treatment...........................................................................................         54
   Regulatory Approvals...........................................................................................         54
   U.S. Federal Securities Law Consequences of the Restructuring..................................................         55
ELECTION TO REMAIN A KENTUCKY RIVER SHAREHOLDER...................................................................         57
   Election Procedure.............................................................................................         57
   Shareholders Agreement.........................................................................................         58
   S Corporation Consent..........................................................................................         64
   Federal Income Tax Consequences................................................................................         65
   Administrative Matters.........................................................................................         68
   State, Local and Other Tax Considerations......................................................................         70
KENTUCKY RIVER PROPERTIES LLC.....................................................................................         70
   Formation and Contribution of Assets...........................................................................         70
   Description of Subscription Rights.............................................................................         71
   Description of Operating Agreement and Membership Units........................................................         72
   Federal Income Tax Considerations..............................................................................         81
COMPARISON OF SECURITY HOLDERS' RIGHTS............................................................................         94
   Voting Rights..................................................................................................         95
   Appraisal Rights...............................................................................................         96
   Distribution Rights............................................................................................         96
   Management.....................................................................................................         97
   Transfer Restrictions..........................................................................................         99
   Amendments to the Organizational Documents.....................................................................         99
   Ability to Call Meetings.......................................................................................        100
   State Anti-takeover Statutes...................................................................................        100
   Relevant Business Combination Provisions.......................................................................        102
   Limitations on Liability.......................................................................................        102
   Indemnification................................................................................................        103
THE REORGANIZATION AGREEMENT......................................................................................        104
   Completion of the Restructuring................................................................................        104
   Representations and Warranties.................................................................................        104
   Additional Agreement...........................................................................................        105
   Conditions to Closing..........................................................................................        106
   Termination, Amendment and Waiver..............................................................................        107
APPRAISAL RIGHTS..................................................................................................        107

SELECTED CONSOLIDATED FINANCIAL INFORMATION.......................................................................        111
   Introduction...................................................................................................        113
   Critical Accounting Policies...................................................................................        115
   Results of Operations..........................................................................................        116
   Liquidity and Capital Resources................................................................................        125
   Cash Flows.....................................................................................................        125
   Capital Expenditures...........................................................................................        125
   Quantitative and Qualitative Disclosures about Market Risk.....................................................        126
COAL INDUSTRY OVERVIEW............................................................................................        134
   Coal Markets...................................................................................................        134
   Production.....................................................................................................        136
   Imports and Exports............................................................................................        137
   Coal Characteristics...........................................................................................        138
   Coal Preparation...............................................................................................        139
   Coal Mining Techniques.........................................................................................        139
   Coal Regions...................................................................................................        141
   Coal Prices....................................................................................................        142
   Deregulation of the Electricity Generation Industry............................................................        143
KENTUCKY RIVER COAL CORPORATION...................................................................................        144
   Business Strategy..............................................................................................        145
   Competitive Strengths..........................................................................................        146
   Properties.....................................................................................................        148
   Production.....................................................................................................        149
   Coal Reserves..................................................................................................        149
   Exploration Program............................................................................................        152
   Coal Leases....................................................................................................        153
   Other Businesses...............................................................................................        156
   Regulation.....................................................................................................        157
   Employees and Labor Relations..................................................................................        166
   Legal Proceedings..............................................................................................        166
   Office Properties..............................................................................................        166
   Directors and Executive Officers...............................................................................        166
   Director Compensation..........................................................................................        168
   Option Grants in Last Fiscal Year..............................................................................        169
   Aggregated Option Exercises and Fiscal Year-End Values.........................................................        170
SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT...............................................        171
LEGAL AND TAX MATTERS.............................................................................................        172
EXPERTS...........................................................................................................        172
WHERE YOU CAN FIND MORE INFORMATION...............................................................................        173



Appendix A -- Agreement and Plan of Reorganization

Appendix B -- Form of Subscription Right

Appendix C -- Form of Shareholders Agreement

Appendix D -- Kentucky River Properties LLC Operating Agreement

Appendix E -- Opinion of J.J.B. Hilliard, W.L. Lyons, Inc.

Appendix F -- Opinion of Stout Risius Ross, Inc.

Appendix G -- Coal Reserves Audit Report of Weir International Mining
              Consultants

Appendix H -- Article 15 of the Virginia Stock Corporation Act

                  QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

Q:       Who is entitled to vote at the special meeting?

A: Holders of record of common shares as of the close of business on [RECORD DATE] are entitled to vote at the special meeting. Each holder is entitled to one vote per share on the restructuring, the related agreement and the plan of merger.

Q:       How do I vote?

A: To vote your common shares, complete, sign, date and mail your proxy card in the enclosed return envelope. You may also attend the special meeting and vote in person. Please read this document and vote your common shares as soon as possible, so that your shares may be represented and voted at the special meeting.

Q:       What do I do if I want to change my vote?

A: Just send us a later dated proxy card. You may also attend the special meeting in person and vote, or revoke your proxy by sending our Secretary a notice of revocation at our headquarters.

Q:       May I attend the Special Meeting?

A: You may attend the special meeting in person if you have shares registered in your name or if you present a valid proxy in your favor from the registered holder. If shares are registered in the name of a corporation or other organization, you must bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q:       When should I send in my stock certificate(s)?

A: If you are eligible and wish to elect to remain a shareholder in the restructuring, you must, among other things, deliver the certificate(s) representing your common shares to us. If you qualify to remain a shareholder, after we complete the merger, we will return your certificate(s) to you with the appropriate legends required in the shareholders agreement.

         If the certificate(s) representing your common shares is lost, stolen or destroyed and you wish to qualify as a majority shareholder, we urge you to carefully read "Election to Remain a Kentucky River Shareholder
         - Election Procedure - Delivery of Certificates" beginning on page __ of this proxy statement/prospectus.

         Otherwise, you will receive separate instructions for surrendering your stock certificate(s) following the special meeting and you should not send in your stock certificate(s) until you receive these instructions.

Q:       When do you expect the restructuring to be completed?

A: We are working to complete the restructuring as quickly as possible. We hope to complete the merger shortly after the special meeting, assuming we obtain the required shareholder approval.

Q: Whom can I contact if I have additional questions or would like additional copies of the proxy statement or proxy card?

A:       You should contact our Secretary:

                           Carroll R. Crouch
                           Kentucky River Coal Corporation
                           200 West Vine Street - Suite 8-K
                           Lexington, KY  40507
                           (859) 254-8498

                                     SUMMARY

         This summary may not contain all of the information that is important to you. To better understand the restructuring, and for a more complete description of the restructuring, we urge you to read this entire document carefully, including the appendices. Each item in this summary includes a page reference directing you to a more complete description of the item.

The Restructuring (page __)

         In the restructuring, we will transfer our assets and liabilities to Kentucky River Properties LLC, which will become the operating company for our business. Our shareholders will either remain shareholders or receive cash and a right to subscribe for membership units in Kentucky River Properties LLC. After the restructuring is complete, we will elect to be treated as an S corporation for federal income tax purposes.

         As part of the restructuring:

         o each common share held by a majority shareholder will remain issued and outstanding; and

         o each common share held by a minority shareholder will convert into the right to receive $4,000 in cash and a subscription right to subscribe for a number of Kentucky River Properties LLC membership units up to the number of common shares the shareholder held before the merger, at an exercise price of $4,000 per membership unit.

         We will implement the restructuring by merging a newly created merger subsidiary into Kentucky River Coal Corporation, which we refer to as the merger.

         The following three diagrams show our current structure; our structure following the merger and the contribution of our assets to Kentucky River Properties LLC; and our structure following the exercise of the subscription rights.

Current Structure                 Structure Following Merger and Contribution of
-----------------                    Assets to Kentucky River Properties LLC
                                     ---------------------------------------
Shareholders                                 Majority Shareholders

-------------------------------          -------------------------------
Kentucky River Coal Corporation          Kentucky River Coal Corporation
-------------------------------          -------------------------------

Assets                                           Kentucky River
                                                 Properties LLC

                                                    Assets

               Structure Following Exercise of Subscription Rights
               ---------------------------------------------------

                                                      Majority Shareholders

                                                 -------------------------------
Minority Shareholders                            Kentucky River Coal Corporation
    Who Exercise                                 -------------------------------
Subscription Rights

                                 Kentucky River
                                 Properties LLC

                                     Assets

Majority Shareholders (page __)

         The majority shareholders will be the 70 shareholders who:

         o hold of record the highest percentage of the common shares as of the close of business on the election deadline, _____________, 2002, which is seven days before the special meeting;

         o are eligible to be shareholders in an S corporation under applicable federal income tax laws; and

         o    by the election deadline, ______________, 2002:

               -    elect to remain shareholders of the surviving corporation;

               - return a properly executed S corporation consent and a properly executed shareholders agreement; and

               -    deliver the certificates representing their common shares.

         For purposes of determining who is a majority shareholder, we will treat a married couple as a single shareholder and treat shares owned by a trust that is eligible to be an S corporation shareholder as owned by the beneficiary or beneficiaries who are treated as shareholders for purposes of applying the 75-shareholder limitation imposed on S corporations.

         Based on the total number of common shares held of record on as of February 1, 2002 by shareholders that we believe are eligible to hold shares in an S corporation, we expect that the number of common shares that you will need to hold in your name to qualify as one of our 70 largest shareholders will be between 150 and 200 common shares. The actual calculation of our

70 largest shareholders will be based on the record ownership of common shares on ____________, 2002, the election deadline. Therefore, we will not know the exact number of common shares that you will need to hold in your name in order to qualify as one of our 70 largest shareholders until the election deadline and that number may be greater than or less than the estimated range that we have provided.

         Common shares held in street name are owned of record by The Depository Trust Company, which is ineligible to own shares in an S corporation. Therefore, if you hold your common shares in street name and wish to elect to remain a shareholder, you must transfer your shares into your name as a record holder before the election deadline, so that we may determine if you qualify as one of our 70 largest shareholders. To accomplish this transfer, you should contact your broker or other nominee holding your common shares and request that they transfer your shares into your name as a record holder as soon as possible.

         Majority shareholders will be required to execute a shareholders agreement that restricts their ability to transfer the common shares and a consent authorizing us to file an election with the Internal Revenue Service to be treated as an S corporation for federal income tax purposes.

         We will not complete the restructuring unless shareholders holding at least 65% of our outstanding common shares elect and are eligible to become majority shareholders, and return all documents, properly executed, necessary to become majority shareholders before ___________, 2002, the election deadline.

         If you wish to elect to remain a shareholder after the restructuring, we urge you to carefully read the section "Election to Remain a Kentucky River Shareholder" beginning on page __ of this proxy statement/prospectus.

Minority Shareholders (page __)

         The minority shareholders will be all shareholders that are not majority shareholders.

Opinion of Hilliard Lyons (page __)

         J.J.B. Hilliard, W.L. Lyons, Inc. has delivered its opinion to the board that, as of February 13, 2002, the consideration to be received by the minority shareholders in the restructuring is fair to them from a financial point of view. Hilliard Lyons' opinion is not a recommendation as to how you should vote with respect to the restructuring.

         We have attached as Appendix E the full text of the written opinion, which describes the methods, assumptions, limitations and qualifications that Hilliard Lyons used, and the matters considered to develop its opinion. We urge you to carefully read the opinion in its entirety.

Opinion of Stout Risius Ross (page __)

         Stout Risius Ross, Inc. has delivered its opinion to the board that, as of February 13, 2002, the terms and conditions of the restructuring are fair, from a financial point of view, to the majority shareholders. Stout Risius Ross' opinion is not a recommendation as to how you should vote with respect to the restructuring.

         We have attached as Appendix F the full text of the written opinion, which describes the methods, assumptions, limitations and qualifications that Stout Risius Ross used, and the matters considered to develop its opinion. We urge you to carefully read the opinion in its entirety.

U.S. Federal Income Tax Consequences of the Restructuring (page __)

         McKee Nelson LLP, our tax counsel, has delivered to the board its opinion that, as a result of the restructuring,

         o a majority shareholder will recognize no taxable gain or loss as a result of the restructuring, and

         o a minority shareholder generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash and the fair market value of the subscription rights received and the shareholder's adjusted tax basis in the common shares owned by the shareholder.

         If you are a majority shareholder, you will be subject to different tax treatment following our S election than you are under our current status as a C corporation.

The Special Meeting (page __)

         We will hold our special meeting of shareholders at ______ a.m., Eastern Time, on ____________, _____________, 2002 at the offices of
McGuireWoods LLP, 1750 Tysons Boulevard, Suite 1800, McLean, Virginia
22101-4215.

         At the special meeting, you will be asked to vote to approve the restructuring, the related agreement and the plan of merger.

         Approval of the restructuring, the related agreement and the plan of merger requires:

         o the affirmative vote of more than two-thirds of the outstanding common shares (or more than 41,270 common shares); and

         o the vote of a majority of the common shares present in person or by proxy and voting at the special meeting, that are held by shareholders who receive cash and a subscription right in the merger.

         We will count each of your common shares held on [RECORD DATE] as one vote.

         Our executive officers and directors collectively own 21,277 common shares, representing approximately 34.4% of the votes entitled to be cast on the restructuring, the related agreement and the plan of merger as of [RECORD DATE]. These executive officers and directors have indicated that they intend to vote for the restructuring, the related agreement and the plan of merger.

Kentucky River Properties LLC (page __)

         Kentucky River Properties LLC is a Delaware limited liability company and currently our wholly owned subsidiary. The principal executive offices of Kentucky River Properties LLC are at 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507, telephone (859) 254-8498.

         After we complete the merger, but no later than November 30, 2002, we will transfer all of our assets and liabilities to Kentucky River Properties LLC, and Kentucky River Properties LLC will become the operating company for our current business.

Kentucky River Properties LLC Subscription Rights (page ___)

         The subscription rights will become exercisable, at an exercise price of $4,000 per membership unit, beginning on the exercise date, which will be the later of the following dates:

         o      120 days after the completion of the merger; or
         o      December 1, 2002.

Each minority shareholder may exercise the subscription rights during a 30-day period beginning on the exercise date and may acquire a number of membership units up to the number of common shares held before the merger. You may exercise the subscription rights at any time during normal business hours on any business day during the exercise period by surrendering the subscription right certificate to Kentucky River Properties LLC, with the notice of exercise properly completed and signed, together with payment of the exercise price. Each minority shareholder may exercise the subscription rights in whole or in part beginning on the exercise date until they expire 30 days later. No fractional membership units will be issued upon exercise of the subscription rights.

         You may not transfer the subscription rights under any circumstances. A subscription right is exercisable only by the shareholder to whom it is originally issued or that shareholder's heirs or successors.

Kentucky River Properties LLC Membership Units (page ___)

         The Kentucky River Properties LLC operating agreement contains the rights, privileges, obligations and restrictions associated with the membership units. You will not be permitted to freely transfer or sell your membership units unless such transfer is permitted under the operating agreement.

         Distributions to holders of membership units will be determined by the managers of Kentucky River Properties LLC. For more information on distributions to a holder of membership units, we urge you to carefully read "Kentucky River Properties LLC -- Description of Operating Agreement and Membership Units -- Distributions" beginning on page __ of this proxy statement/prospectus.

Kentucky River Properties LLC Operating Agreement (page ___)

         If you elect to exercise your subscription rights to acquire membership units in Kentucky River Properties LLC, your execution of the exercise notice will also be your agreement to be bound by the Kentucky River Properties LLC operating agreement. In addition, you will be deemed to have made a number of representations and warranties to Kentucky River Properties LLC and the other members. In general, you will have represented that:

         o you have the authority to enter into and perform the operating agreement and that it is binding on you;

         o your execution and performance of the operating agreement does not conflict with any law or any other agreement to which you are a party and will not result in the imposition of any lien on your material assets; and

         o that there are no legal matters that, if decided against you, could reasonably be expected to materially and adversely affect your ability to perform your obligations or your financial condition.

The operating agreement:

         o        governs the operations of Kentucky River Properties LLC;

         o establishes the powers and responsibilities of Kentucky River Properties LLC's management committee; and

         o        outlines the roles and responsibilities of the members.

         We have attached a copy of the operating agreement to this proxy statement/prospectus as Appendix D. We urge you to carefully read the operating agreement in its entirety before you make your investment decision.

Tax Considerations

         Kentucky River Properties LLC is a limited liability company. For federal income tax purposes, a limited liability company is taxed as though it were a partnership unless it affirmatively elects to be taxed as a corporation. Kentucky River Properties LLC does not intend to make this election and so it will be treated as a partnership for tax purposes. As a consequence, if you decide to acquire Kentucky River Properties LLC membership units you will be subject to different tax treatment than a shareholder in a C corporation or an S corporation. C corporations are subject to a corporate-level tax on their income and shareholders are only taxed if they receive a distribution from the C corporation. If you hold a membership interest in Kentucky River Properties LLC, you will be taxed directly on your share of Kentucky River Properties LLC's income, whether or not it is distributed to you. In addition, unlike C corporations, whose earnings are taxed a second time when distributed as dividends, distributions of earnings by Kentucky River Properties LLC generally will not be taxable. Thus, the earnings of Kentucky River Properties LLC will be subject to a single level of federal income tax. Although the tax treatment of Kentucky River Properties LLC will resemble that of an S corporation, there are some important differences. Unlike an S corporation, Kentucky River Properties LLC will not be subject to entity-level taxes if it recognizes built-in gains or if its passive investment income exceeds 25% of its gross income. Moreover, an entity taxed as a partnership such as Kentucky River Properties LLC generally may distribute appreciated property without triggering an entity-level gain, whereas a distribution of appreciated property by an S corporation will trigger taxable gain that is allocated to its shareholders.

         We urge you to carefully read the tax considerations for a member contained in "Kentucky River Properties LLC -- Tax Considerations" beginning on page __ of this proxy statement/prospectus and "Differences between the Tax Treatment of Kentucky River Properties LLC and Kentucky River Coal Corporation" beginning on page __ of this proxy statement/prospectus.

Interests of Certain Persons in the Restructuring (page ___)

         In considering the restructuring, you should be aware that each director may have interests in the restructuring.

         Our board is composed of nine directors. Five of our directors have an economic interest in the restructuring as shareholders who are expected to be majority shareholders and remain as shareholders after the restructuring. Two of our directors, who have an economic interest in the restructuring as officers and employees of Kentucky River Coal Corporation, hold common shares and are expected to be minority shareholders and receive cash and subscription rights in the restructuring. Two directors have no economic interest in the restructuring and do not own any common shares; however, each of these directors may be deemed to have an interest because he is a director and is expected to continue as a director after the restructuring. Consequently, each director may be deemed to have an interest in the restructuring. Therefore, in considering the restructuring, you should be aware that no disinterested director has acted solely on behalf of the minority shareholders for the purpose of negotiating or approving the restructuring. Because each director may be deemed to have an interest in the restructuring, the board retained Hilliard Lyons to render its opinion as to the fairness from a financial point of view of the consideration to be received by the minority shareholders in connection with the restructuring.

         In approving the restructuring, the board determined it should make no recommendation to shareholders with respect to the restructuring because each director may be considered to be interested in the transaction because all directors are expected to continue as directors after the restructuring, some directors are employees and some directors are expected to be majority shareholders.

Accounting Treatment (page __)

         The restructuring will be accounted for at historical cost, in accordance with accounting principles generally accepted in the United States, because the merged entities and Kentucky River Properties LLC are under common control.

Appraisal Rights (page __)

         We are a Virginia corporation. Under Virginia law, you have the right to dissent from the restructuring and receive payment in cash for your common shares. As a shareholder of a Virginia corporation, you are entitled to an appraisal by a circuit court of the "fair value" of your shares because:

         o        we will be a party to the merger;

         o after we complete the merger, we will transfer substantially all our assets to Kentucky River Properties LLC; and

         o        shareholder approval is required for the restructuring.

         If you wish to exercise your right to dissent in order to maintain this right and obtain payment, you must:

         o not vote your shares in favor of the restructuring, the related agreement and the Plan of Merger; and

         o follow the specific procedural requirements under Virginia law.

Comparison of Security Holders' Rights (page __)

         After we complete the merger, majority shareholders will remain shareholders and, as such, will have the same rights as previously provided by our Articles of Incorporation and bylaws and the Virginia Stock Corporation Act, except to the extent such rights are limited by the shareholders agreement and our S corporation election.

         Minority shareholders that choose to exercise their subscription right and become members of Kentucky River Properties LLC will have the rights granted by the operating agreement and under the Delaware Limited Liability Company Act.

         The rights of Kentucky River shareholders will differ from the rights of Kentucky River Properties LLC members.

Kentucky River Coal Corporation (page __)

         We are a Virginia corporation formed in 1915. Our principal executive offices are at 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507, telephone (859) 254-8498. Our primary assets are coal-bearing properties in Southeastern Kentucky. Our business consists of leasing those properties to coal mine operators in exchange for royalty payments. As of December 31, 2001, our properties contained an estimated 580 million tons of proven and probable coal reserves. We currently lease coal to 19 lessees who mine coal at 48 mines. We generate additional coal-related revenues through fees for use of coal preparation and loading facilities situated on our property. We also receive revenues from oil and gas sales and royalties and own undeveloped non-coal real estate and a portfolio of equity and fixed income securities.

The Reorganization Agreement (page __)

         The reorganization agreement is attached as Appendix A to this proxy statement/ prospectus. We urge you to carefully read the reorganization agreement in its entirety.

         Our obligation to complete the merger is subject to several conditions, including conditions relating to:

         o the election and eligibility of shareholders holding at least 65% of our outstanding common shares to become majority shareholders;

         o        our receipt of a tax opinion from our special tax counsel;

         o the truthfulness of the representations and warranties in the reorganization agreement;

         o the performance of all obligations and the receipt of all necessary approvals, consents and authorizations; and

         o the absence of any injunctions, litigation or legislation that might prohibit or restrict our ability to complete the restructuring.

We are not required to complete the merger unless these conditions are met.

         In addition, because the other parties of the reorganization agreement are wholly owned subsidiaries, we may terminate the reorganization agreement at any time prior to the completion of the merger, whether before or after approval by our shareholders and without further shareholder action.

         Summary Consolidated Financial Information (page __)

                  The following table contains summary consolidated financial information for Kentucky River Coal Corporation that is derived from our consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. We urge you to read the summary consolidated financial information together with the consolidated financial statements and their notes. The summary historical consolidated financial information presented as of December 31, 1997, 1998, 1999, 2000 and 2001 and for each of the five years ended December 31, 2001, has been derived from the audited consolidated financial statements of Kentucky River Coal Corporation included elsewhere in this proxy statement/prospectus. The summary consolidated financial information should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                         KENTUCKY RIVER COAL CORPORATION
                              SUMMARY CONSOLIDATED
                              FINANCIAL INFORMATION
                      (in thousands, except per share data)

                                                                                 Year Ended December 31,
                                                           ----------------------------------------------------------------
                                                               1997         1998         1999         2000         2001
                                                               ----         ----         ----         ----         ----
         STATEMENT OF OPERATIONS DATA:
         Revenues .......................................   $ 29,390     $ 28,645     $ 28,838     $ 30,080      $ 37,558
         Expenses .......................................      7,780        7,008        6,674        6,258         6,495
                                                            --------     --------     --------     --------      --------

         Income from operations .........................   $ 21,610     $ 21,637     $ 22,164     $ 23,822      $ 31,063
         Other income ...................................     18,907       19,855       11,927        9,543         2,937
                                                            --------     --------     --------     --------      --------

         Income before taxes ............................   $ 40,517     $ 41,492     $ 34,091     $ 33,365      $ 34,000
         Income tax expense .............................     12,318       14,482       12,020       11,634        11,931
                                                            --------     --------     --------     --------      --------

         Net income .....................................   $ 28,199     $ 27,010     $ 22,071     $ 21,731      $ 22,069
                                                            ========     ========     ========     ========      ========

         Basic earnings per share .......................   $ 372.02     $ 357.00     $ 293.43     $ 324.65      $ 357.16
                                                            ========     ========     ========     ========      ========

         Diluted earnings per share .....................   $ 371.95     $ 356.73     $ 293.43     $ 324.43      $ 356.71
                                                            ========     ========     ========     ========      ========

         Dividends declared per common share ............   $ 183.00     $ 170.00     $ 180.00     $ 190.00      $ 235.00
                                                            ========     ========     ========     ========      ========

         BALANCE SHEET DATA (at period end):
         Total assets ...................................   $125,664     $122,386     $130,381     $107,131      $105,243
         Long-term liabilities ..........................          0            0            0            0             0
         Total liabilities ..............................   $ 12,941     $  3,300     $  5,837     $  5,203      $  2,627
         Stockholders' equity ...........................   $112,723     $119,086     $124,544     $101,928      $102,616

         Summary Unaudited Selected Pro Forma Consolidated Financial Information (page __)

                  The following summary unaudited selected pro forma consolidated financial information is intended to give you a better picture of what our business might have looked like if the restructuring had been completed for the periods, and as of the date, presented. The pro forma statement of operations information assumes that the restructuring was completed as of the beginning of each of the periods provided. The pro forma balance sheet information assumes that the restructuring was completed as of the date indicated. We derived this summary unaudited selected pro forma consolidated financial information from our historical consolidated financial statements. We have included this summary pro forma information for comparative purposes only, and it does not necessarily indicate the results of operations or financial position which actually would have been obtained if we had completed the restructuring at the beginning of the periods or as of the date presented. This summary pro forma financial information does not represent the results of operations or financial position that we will experience in the future.

                         KENTUCKY RIVER COAL CORPORATION
                SUMMARY UNAUDITED SELECTED PROFORMA CONSOLIDATED
                              FINANCIAL INFORMATION
                      (in thousands, except per share data)

                                            Year Ended December 31, 2000                    Year Ended December 31, 2001
                                     --------------------------------------------  -------------------------------------------
                                       Kentucky                                       Kentucky
                                         River      Consolidating       KRCC           River        Consolidating      KRCC
                                     Properties LLC    Entries     S Corporation   Properties LLC     Entries      S Corporation
                                     --------------    -------     -------------   --------------     -------      -------------



         STATEMENT OF
           OPERATIONS DATA:
         Operating Income ...........   $28,433                      $28,433           $31,576                      $31,576
         Expenses ...................     4,950                        4,950             5,633                        5,633
                                        -------                      -------           -------                      -------

         Income from operations .....   $23,483                      $23,483           $25,943                      $25,943
         Other income (expense) .....     2,806                        2,806             3,257                        3,257
                                        -------                      -------           -------                      -------

         Income before taxes ........   $26,289                      $26,289           $29,200                      $29,200
         Minority interest ..........                  (5,015)        (5,015)                         (6,132)        (6,132)
         Income tax expense .........         0
                                        -------       -------        -------           -------       -------        -------

         Net income .................   $26,289       ($5,015)       $21,274           $29,200       ($6,132)       $23,068
                                        =======       =======        =======           -------       =======        =======

         Basic and diluted
            earnings per share ......   $467.66        $467.66                         $571.80       $571.80
                                        =======        =======                         =======       =======

         BALANCE SHEET DATA (at period end):
         Total assets ..........................................................       $66,130       $      0       $66,130
         Total liabilities .....................................................       $ 4,493       $      0       $ 4,493
         Minority Interest .....................................................       $     0       $ 17,963       $17,963
         Stockholders' equity ..................................................       $61,637       $(17,963)      $43,674

                      MARKET PRICE AND DIVIDEND INFORMATION

         From time to time for the past several years our common shares, listed under the symbol KRIV.OB, have been traded in the over-the-counter market quoted on the OTC Bulletin Board or in the Pink Sheets. Trading is infrequent and we do not consider the few transactions that have occurred to be an established public market. The following table sets forth the high and low closing bid prices for our common shares on the OTC Bulletin Board or in the Pink Sheets, as applicable, and our quarterly dividends declared for the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                             ---------Bid Prices--------

2000                                 High                 Low         Dividend
----                                 ----                 ---         --------
First Quarter .................... $2,805.00          $2,800.00       $ 70.00
Second Quarter ...................  2,850.00           2,815.00         40.00
Third Quarter ....................  2,900.00           2,825.00         40.00
Fourth Quarter ...................  3,920.00           3,000.00         40.00





                                             ---------Bid Prices--------

2001                                 High                 Low         Dividend
----                                 ----                 ---         --------
First Quarter .................... $2,925.00           2,835.00       $115.00
Second Quarter ...................  3,300.00           3,300.00         40.00
Third Quarter ....................  3,411.00           3,321.00         40.00
Fourth Quarter ...................     *                  *             40.00



                                             ---------Bid Prices--------

2002                                 High                 Low         Dividend
----                                 ----                 ---         --------
First Quarter ....................    *                   *

*The last reported price was a trade on September 26, 2001 at a price of $3,320 per common share. We have historically asked shareholders who have transferred common shares of record to advise us of the sales price at which their common shares trade. Based solely on this information, we believe common shares were traded at prices ranging from $3,426.00 per share to $3,436.23 in the fourth quarter of 2001 and at prices ranging from $3,080.00 to $3,485.00 in the first quarter of 2002 and a trade late in the first quarter of 2002 at $4,200.

         As of ______________, 2002, we had approximately 310 record holders of our common shares.

                                  RISK FACTORS

No Unaffiliated Representative was Retained to Negotiate on Behalf of the Minority Shareholders.

         In considering the restructuring, you should be aware that each director may have interests in the restructuring. In addition, the consideration to be received in the restructuring was determined by our board. No unaffiliated representative was retained to negotiate on behalf of the minority shareholders. However, our board has received a written opinion of Hilliard Lyons that the consideration to be received by the minority shareholders was fair from a financial point of view.

The Restructuring Will Concentrate Voting Control Over Both Companies in a Few Shareholders

         Messrs. Langhorne, Clay, Kenan, Young, and Kirill, each a director of Kentucky River Coal Corporation, together beneficially own approximately 33.7% of the outstanding common shares. We anticipate that each of these directors will elect to become a majority shareholder and to remain a shareholder of Kentucky River Coal Corporation after the merger. If this occurs, these directors will hold a higher percentage of the total issued and outstanding common shares and may hold as much as 50% or more of the total issued and outstanding common shares, giving them majority voting control over Kentucky River Coal Corporation.

         For example, if shareholders holding 65% of the outstanding Kentucky River Coal Corporation common shares elect to become majority shareholders and remain shareholders after the merger, Messrs. Langhorne, Clay, Kenan, Young and Kirill would own approximately 51.8% of the common shares. If shareholders holding 70% of the outstanding common shares elect to become majority shareholders, these directors would own approximately 48.1% of the common shares, and if shareholders holding 75% of the outstanding common shares elect to become majority shareholders, these directors would own approximately 44.9% of the common shares.

         In addition, because Kentucky River Coal Corporation will hold the majority of the Kentucky River Properties LLC membership units, after the restructuring these directors may also hold majority voting control over Kentucky River Properties LLC.

Some Shareholders Will Not Know What They Will Receive in the Restructuring Until After the Election Deadline and the Special Meeting.

         Because the actual calculation of our 70 largest shareholders will be based on the record ownership of common shares on the election deadline, ____________, 2002, we will not know the exact number of common shares that you will need to hold in your name in order to qualify as one of our 70 largest shareholders until after the election deadline. Therefore, if you elect to become a majority shareholder and to remain a shareholder of Kentucky River Coal Corporation after the merger, you may not know whether or not you qualify as a majority shareholder until after the election deadline and after the special meeting to consider the restructuring. If you do not qualify as a majority shareholder and the restructuring is approved, you will receive cash and a subscription right in the merger.

Risks Inherent in an Investment in Kentucky River Coal Corporation.

         As part of the restructuring, Kentucky River Coal Corporation will elect to be taxed under Subchapter S of the Internal Revenue Code, i.e., we will become an "S corporation."

         Qualification as an S corporation will entitle our shareholders and us to some tax advantages. In order to obtain and preserve these tax advantages, however, we will be required to comply with stringent shareholder eligibility requirements. These requirements include a requirement that we have no more than 75 shareholders and that all of our shareholders are eligible to hold shares in an S corporation. Ineligible shareholders include corporations, partnerships, nonresident aliens, and certain kinds of trusts. Because of these limitations on the number and identity of our shareholders, transfers of our common shares will be restricted. The transfer restrictions will reduce the marketability and liquidity of our common shares and, therefore, could adversely affect their value. For more information regarding the requirements of an S corporation, we urge you to carefully read "Election to Remain a Kentucky River Coal Corporation Shareholder -- Federal Income Tax Consequences" beginning on page __ of this proxy statement/prospectus.

There Will be Limited Public Information About Kentucky River Coal Corporation After the Restructuring.

         Pursuant to the Virginia Stock Corporation Act, Kentucky River Coal Corporation shareholders are entitled to inspect and copy our corporate records in accordance with specified guidelines. After the merger, minority shareholders will no longer have this right and Kentucky River Coal Corporation will have no obligation to supply any information to either the minority shareholders or Kentucky River Properties LLC. Further, Kentucky River Coal Corporation will not be a public company and therefore will not have an obligation to file reports with the Securities and Exchange Commission.

Tax Risks to Shareholders of Kentucky River Coal Corporation.

         For a discussion of all of the expected material federal income tax consequences of owning and disposing of common shares, we urge you to carefully read "Election to Remain a Kentucky River Coal Corporation Shareholder -- Federal Income Tax Consequences" beginning on page __ of this proxy statement/prospectus.

We could be unable to elect or preserve our election as an S corporation.

         The anticipated after-tax benefit of continuing to own common shares depends in significant part on whether we are treated as an S corporation for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

         Our S corporation status could be intentionally or inadvertently terminated, in which case we would be taxed as a regular corporation. This could happen under a number of scenarios, including the following:

         [X] the number of shareholders could grow to exceed the 75 maximum allowed for S corporations;

         o shares could be acquired by a person that is an "ineligible shareholder" under the S corporation rules;

             - An ineligible shareholder includes:

              o   a nonresident alien; and

              o a person who is not an individual, an estate, a grantor trust, a qualified subchapter S trust, a qualifying testamentary trust, a voting trust, an electing small business trust, or some tax-exempt organizations;

         o the majority of the shareholders could vote to terminate S corporation status;

         o our passive investment income could exceed 25 percent of our gross receipts for three consecutive taxable years; or

         o we could issue, or be treated as having issued, a second class of stock.

         If we were not treated as an S corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. If we were treated as a corporation there would be a material reduction in the after-tax return to the shareholders, which could likely cause a substantial reduction in the value of our shares.

         Current law may change so as to require us to be taxed as a regular C corporation for federal income tax purposes or to otherwise subject us to entity-level taxation.

A successful IRS contest of the tax treatment of the restructuring may adversely affect the value of shares and the cost of any IRS contest will be borne by shareholders.

         We have not requested a ruling from the IRS with respect to the tax treatment of the restructuring. Although we do not expect to incur significant corporate-level tax as a result of the restructuring, the IRS may adopt positions that differ from the conclusions of our counsel expressed in this proxy statement/prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of these conclusions or positions. A court may not concur with some or all of our counsel's conclusions or positions we take. Any contest with the IRS could result in an increase in the federal income tax payable by us as a result of the restructuring and could materially and adversely affect the value of the common shares retained by the majority shareholders. In addition, the costs of any contest with the IRS will be borne indirectly by the majority shareholders who continue to own shares in us after the restructuring.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

         As a shareholder in an S corporation, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions. Although we intend to pay dividends sufficient to enable our shareholders to pay tax on their allocable share of our income, it is possible that cash distributions you receive from us will be less than your share of our taxable income.

Tax gain or loss on distributions or on disposition of shares could be different than expected.

         Under the S corporation rules, dividend distributions to you will reduce your tax basis in your common shares. If distributions following the effective date of our S election exceed the total net taxable income allocated to you under the S corporation rules, you could recognize gain on the distribution. Net taxable income refers to the amount of income allocated to you under the S corporation rules, as reduced by the amount of losses allocated to you under those rules. Under the S corporation rules, allocations of income to you will increase your tax basis in your common shares and allocations of losses will decrease your tax basis, but not below zero, in your common shares. See "Tax Treatment of Dividend Distributions - Federal Income Tax Consequences" on page___ of this proxy statement/prospectus. In addition, distributions in excess of the taxable income allocated to you would increase the gain, or decrease the loss, otherwise recognized by you on the sale or other disposition of your common shares.

If you are a tax-exempt entity, you may experience adverse tax consequences from owning common shares.

         Although some tax-exempt entities and pension and retirement plans, including individual retirement accounts, are permitted to hold shares in an S corporation, their ownership of shares in an S corporation raises issues unique to tax-exempt entities. The most significant issue is that our income allocated to these entities will be unrelated business taxable income and will be taxable to that entity despite its tax-exempt status.

You may be subject to state income tax on your share of our income.

         In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions on your share of any income earned by us and allocated to you. Further, you may be subject to penalties for failure to comply with those requirements. We will initially do business in Kentucky and own assets in Kentucky, Florida and Maryland. Kentucky and Maryland currently impose a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common shares.

We could be subject to corporate-level tax under the built-in gains rules.

         Although S corporations generally are not subject to federal income tax taxation, we will continue to be subject to corporate-level tax on any "built-in gains" recognized on sales and exchanges of the assets that we hold on January 1, 2003. The term "built-in gains" refers to the amount by which the fair market value of an asset that we own on January 1, 2003 exceeds our adjusted tax basis in the asset on that date. This built-in gains tax will be imposed on sales of these assets that occur for 10 years, or through December 31, 2012. While we do not intend to generate any significant built-in gains during this period, it is possible that circumstances could require us to dispose of assets in a manner that could trigger this built-in gains tax. Because the current fair market value of our operating assets greatly exceeds their adjusted tax basis, if the built-in gain tax were to apply to us, some of the benefits of S corporation treatment would not be realized.

Our ability to diversify our holdings through ownership of stocks and securities will be limited due to the restructuring and to restrictions imposed by the S corporation rules.

         In recent years, we have relied on our portfolio of securities investments to protect against short-term downswings in our coal royalties. However, we anticipate that most of that portfolio will be liquidated to provide cash for payment to the minority shareholders in the restructuring. Moreover, to ensure qualification as an S corporation, we will have to limit the proportion of income that we derive from these investments and similar passive sources to less than 25% of our gross receipts.

The tax treatment of our shareholders will be affected by the tax treatment of Kentucky River Properties LLC.

         Our principal asset will be our membership interest in Kentucky River Properties LLC. Therefore, tax risks to members of Kentucky River Properties LLC will also be tax risks to our shareholders following the merger.

Risks Inherent in an Investment in Kentucky River Properties LLC.

         In connection with the restructuring, we have created a limited liability company called Kentucky River Properties LLC as a subsidiary and we will transfer all of our assets and liabilities to this subsidiary.

         Owning a membership interest in a limited liability company is inherently different from owning capital stock of a corporation, although many of the business risks to which a limited liability company are subject are similar to those that would be faced by a corporation engaged in a similar business. We urge you to carefully consider the following risk factors together with all of the other information included in this proxy statement/prospectus in evaluating whether to make an investment in the membership units. If any of the following risks were actually to occur, the business, financial condition or results of operations of Kentucky River Properties LLC could be materially and adversely affected. In that case, the value of the membership units could decline, and you may lose all or part of your investment if you chose to exercise your subscription rights.

Kentucky River Coal Corporation may have conflicts of interest with Kentucky River Properties LLC and we may favor our own interests to your detriment.

         Conflicts of interest may arise between Kentucky River Properties LLC and us. Following the restructuring, we will own a majority interest in Kentucky River Properties LLC and will be able to use this interest to control Kentucky River Properties LLC. We may use this control of Kentucky River Properties LLC to favor our own interests over the interests of the other members. These conflicts include, among others, the following situations:

         o Some officers of Kentucky River Properties LLC will also provide services to us and will be compensated by Kentucky River Coal Corporation for the services they provide.

         o Some of our directors will also serve as managers of Kentucky River Properties LLC and will be compensated by both Kentucky River Coal Corporation and Kentucky River Properties LLC for the services they provide.

         o Because we will own at least 65% of the interests in Kentucky River Properties LLC, former shareholders who purchase membership units have less ability to elect or remove management than they currently have as shareholders of Kentucky River Coal Corporation.

The control of Kentucky River Properties LLC may be transferred to a third party without member consent.

         Because we will be the majority owner of Kentucky River Properties LLC, a change in who controls us would have the effect of changing who controls Kentucky River Properties LLC. A change in who controls us may occur without the consent of the members of Kentucky River Properties LLC. The new controlling interest would then be in a position to replace the management committee and officers of Kentucky River Properties LLC with its own choices and thereby influence the decisions made by the management committee and officers.

Kentucky River Properties LLC may issue additional membership units without your approval, which would dilute your existing ownership interest.

         The operating agreement does not give the members the right to approve Kentucky River Properties LLC's issuance at any time of additional membership units. The issuance of additional membership units would have the following effects:

         o your proportionate ownership interest in Kentucky River Properties LLC will decrease;

         o the amount of cash available for distribution on each unit may decrease;

         o the relative voting strength of each previously outstanding unit may be diminished; and

         o   the value of the units may decline.

         After the restructuring, we anticipate that Kentucky River Properties LLC will establish an option plan for managers and employees comparable to our existing option plan, which will provide for the grant of options to acquire membership units.

The operating agreement restricts the transfer of membership units, which will reduce their marketability and liquidity and therefore may adversely affect their value.

         In order to ensure that Kentucky River Properties LLC is not taxed as a corporation, the operating agreement restricts transfers of membership units, other than gifts, sales to family members, transfers at death, and specified nontaxable transfers. In other cases, transfers will be permitted only if the management committee of Kentucky River Properties LLC determines that such sale will not cause Kentucky River Properties LLC to be taxed as a "publicly traded partnership."

Tax Risks to Members of Kentucky River Properties LLC

         Kentucky River Coal Corporation is a member of Kentucky River Properties LLC. Therefore, tax risks to members of Kentucky River Properties LLC are also risks to Kentucky River Coal Corporation shareholders following the merger. You are urged to read carefully "Kentucky River Properties LLC -- Tax Considerations" beginning on page __ of this proxy statement/prospectus for a discussion of all of the expected material federal income tax consequences of owning and disposing of membership units.

The IRS could treat Kentucky River Properties LLC as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

         The anticipated after-tax benefit of an investment in the membership units depends to a significant extent on Kentucky River Properties LLC being treated as a partnership for federal income tax purposes. Kentucky River Properties LLC has not requested, and does not plan to request, a ruling from the IRS on this or any other tax matter affecting it.

         If Kentucky River Properties LLC were treated as a corporation for federal income tax purposes, Kentucky River Properties LLC would pay federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%. Because a tax would be imposed upon Kentucky River Properties LLC as a corporation, Kentucky River Properties LLC's cash available for distribution to you would be substantially reduced. In addition, distributions to you would generally be taxed again as ordinary income, and no income, gains, losses, deductions or credits would flow through to you. Therefore, taxation of Kentucky River Properties LLC as a corporation would likely cause a substantial reduction in the value of your membership units.

         Current law may change so as to cause Kentucky River Properties LLC to be taxed as a corporation for federal income tax purposes or otherwise subject it to entity-level taxation.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from Kentucky River Properties LLC.

         You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your allocable share of Kentucky River Properties LLC's income, whether or not you receive cash distributions. Although the operating agreement states the intention that distributions will be sufficient to enable members to pay their taxes, your distributions from Kentucky River Properties LLC may be less than your share of its taxable income.

Tax gain or loss on disposition of membership units could be different than expected.

         If you sell your membership units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those units. Prior distributions to you in excess of the total net taxable income you were allocated in respect of a membership unit, which decreased your tax basis in that unit, will, in effect, become taxable to you if the membership unit is sold at a price greater than your tax basis in that unit, even if the price is less than your original cost. A significant portion of the amount realized, whether or not representing gain, may be ordinary income.

You will likely be subject to state and local taxes in states where you do not live as a result of an investment in membership units.

         In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Kentucky River Properties LLC does business or owns property, even if you do not live in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions; however, your ownership of membership units will not cause you to be taxed in those jurisdictions in which you do not live on income or activities unrelated to Kentucky River Properties LLC. Further, you may be subject to penalties for failure to comply with those requirements. Kentucky River Properties LLC will initially do business in Kentucky and own assets in Kentucky, Florida and Maryland. Kentucky and Maryland currently impose a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the membership units.

Risks Inherent in Our Business

         Our profitability will depend upon the level and consistency of coal royalty revenues and coal services revenues received from our lessees. Our coal royalty revenues and other coal related revenues will fluctuate and will depend primarily upon the amount of coal our lessees are able to produce and the price at which they are able to sell it, which in turn are dependent upon numerous factors beyond our or their control.

         As part of the restructuring, we will transfer all of our assets and liabilities to Kentucky River Properties LLC, which will become the operating company for our business. Consequently, the risks described in this section also apply to Kentucky River Properties LLC after the restructuring.

We do not control our lessees and changes in their operations could negatively impact our coal royalty revenues.

         We depend on our lessees to effectively manage their operations on our properties. Our lessees make their own business decisions with respect to their operations, including decisions relating to:

         o   the method of mining;

         o   credit review of their customers;

         o   marketing of the coal mined;

         o   coal transportation arrangements;

         o   employee wages;

         o   permitting;

         o   surety bonding; and

         o   mine closure and reclamation.

         If our lessees do not manage their operations well, their production volumes and our coal royalty revenues could decrease.

         Additionally, our lessees' customer supply contracts do not generally require our lessees to satisfy their obligations to their customers with coal mined from our reserves. Several factors may influence a lessee's decision to supply its customers with coal mined from properties we do not own or lease, including the royalty rates under the lessee's lease with us, mining conditions, transportation costs and availability, and customer coal specifications. If a lessee satisfies its obligations to its customers with coal from properties we do not own or lease, production under our lease will decrease and we could be deprived of the ability to receive amounts in excess of the minimum royalty.

         Coal mining operations are subject to operational risks that are beyond our, or our lessees', control and may result in decreased production and therefore lower coal royalty revenues to us.

         Our coal royalty revenues depend largely on the level of production from our coal reserves achieved by our lessees. The level of our lessees' production is subject to operating conditions or events beyond their or our control including:

         o   the inability to acquire mining rights or permits;

         o changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

         o   changes in governmental regulation of the coal industry;

         o mining and processing equipment failures and unexpected maintenance problems;

         o   interruptions due to power outages;

         o adverse weather and natural disasters, such as heavy rains and flooding;

         o   labor-related interruptions;

         o   employee injuries or fatalities; and

         o   fires and explosions.

         These conditions may increase our lessees' cost of mining and delay or halt production at particular mines for varying lengths of time. Any interruptions may adversely affect our coal royalty revenues and profitability.

A substantial or extended decline in coal prices could have a material adverse effect on our coal royalty revenues.

         A substantial or extended decline in coal prices could have a material adverse effect on our lessees' operations and on the quantities of coal that may be economically produced from our properties. This, in turn, could result in a material adverse effect on our coal royalty revenues and our coal services revenues. Additionally, while coal prices have historically been steady, any future volatility in coal prices could make it difficult to estimate with precision the value of our coal reserves and any coal reserves that we may consider for acquisition.

We depend on a limited number of primary operators for a significant portion of our coal royalty revenues, and the loss of or reduction in production from any of our major lessees could have a material adverse effect on us.

         We depend on a limited number of primary operators for a significant portion of our coal royalty revenues. In 2000 and 2001, three primary operators, each with multiple leases, accounted for more than 60% of our coal royalty revenues:

         o  the James River Group (27% in 2000, 28% in 2001);

         o  AEI Resources Group (25% and 23%, respectively); and

         o  Diamond May Coal Co. (14% and 12%, respectively).

If we were to lose our leases with any of these operators, or if any of them were to significantly reduce their production, we could experience a material adverse effect on our business, financial condition or results of operations.

         AEI Resources Group announced a proposed debt restructuring to be completed through a pre-packaged reorganization under Chapter 11 of the U.S. Bankruptcy Code, if it receives the necessary approvals from its senior lenders and noteholders. AEI Resources Group has advised us that, as part of its reorganization, it expects to pay all amounts due under our leases and continue those leases in effect. However, if AEI Resources Group does not receive necessary approvals for its debt restructuring or if it were to reject some or all of our leases in its reorganization, we could experience a material adverse effect on our business, financial condition or results of operations.

         A failure on the part of our lessees to make coal royalty payments could give us the right to terminate the lease, repossess the property and enforce payment obligations under the lease. If we repossessed any of our properties, we would seek to find a replacement lessee. We may not be able to find a replacement lessee and, if we find a replacement lessee, we may not be able to enter into a new lease on favorable terms within a reasonable period of time. In addition, the outgoing lessee could be subject to bankruptcy proceedings that could further delay the execution of a new lease or the assignment of the existing lease to another operator. If we enter into a new lease the replacement operator might not achieve the same levels of production or sell coal at the same price as the lessee it replaced. In addition, it may be difficult for us to secure new or replacement lessees for small or isolated coal reserves, since industry trends toward consolidation favor larger-scale, higher technology mining operations to increase productivity rates.

Any change in fuel consumption patterns by electric power generators away from the use of coal could affect the ability of our lessees to sell the coal they produce and thereby reduce our coal royalty revenues.

         Domestic electric power generation accounts for approximately 90% of domestic coal consumption. The amount of coal consumed for domestic electric power generation is affected primarily by the overall demand for electricity, the price and availability of competing fuels for power plants such as nuclear, natural gas, fuel oil and hydroelectric power and environmental and other governmental regulations. We expect most new power plants will be built to produce electricity during peak periods of demand. Many of these new power plants will likely be fired by natural gas because of lower construction costs compared to coal-fired plants and because natural gas is a cleaner burning fuel. In addition, some electric power generators have power plants that have the capability to burn oil and could switch at least temporarily from coal to oil during periods of low oil prices. The Clean Air Act affects the end-users of coal and could significantly affect the demand for our coal and reduce our coal royalty revenues. In addition, the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants. We urge you to carefully read "Kentucky River Coal Corporation -- Regulation" beginning on page __ of this proxy statement/prospectus for more information on the affects of the Clean Air Act on our business.

Competition within the coal industry may adversely affect the ability of our lessees to sell coal, and excess production capacity in the industry could put downward pressure on coal prices that would reduce our coal royalty revenues.

         Our lessees compete with numerous other coal producers in various regions of the U.S. for domestic sales. The industry has undergone significant consolidation since 1988, with the top ten producers increasing their share of total domestic coal production to 66% in 1999. This consolidation has resulted in several competitors having significantly larger financial and operating resources than our lessees do.

         Our lessees compete to some extent with western surface coal mining operations that have a much lower cost of production. Over the last 20 years, growth in production from western coal mines has substantially exceeded growth in production from the east. The development of these western coal mines, as well as the implementation of more efficient mining techniques throughout the industry, could result in excess production capacity in the industry, resulting in downward pressure on prices. Declining prices reduce our coal royalty revenues and adversely affect our profitability. In addition, competition from western coal mines with lower production costs could result in decreased market share for Central Appalachian coal within the overall industry. The resulting competition among Central Appalachian coal producers could lead to decreased market share for our lessees and decreased coal royalty revenues to us.

         During the mid-1970's and early 1980's, increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Recent increases in coal prices could also encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices, which would reduce our coal royalty revenues.

         The amount of coal exported from the U.S. has declined over the last few years due to recent adverse economic conditions in Asia and the higher relative cost of U.S. coal due to the strength of the U.S. dollar. These factors have also caused foreign producers who previously supplied coal to Asia to bid for contracts in the U.S. This could cause competition in the U.S. to intensify, potentially resulting in additional downward pressure on prices.

Conditions in the coal industry could change which may make it more difficult in the future for our lessees to extend existing or enter into supply contracts with terms longer than one year which could affect the stability and profitability of their operations and impact our coal royalty revenues.

         A substantial decrease in the amount of coal sold by our lessees pursuant to long-term supply contracts could reduce the certainty of the price and amounts of coal sold and subject our coal royalty revenue stream to increased volatility. Conditions in the coal industry could change which may make it more difficult in the future for our lessees to enter into supply contracts with terms longer than one year with electric power generators. As the electric power generators adjust to the Phase II requirements of the Clean Air Act and the possible deregulation of their industry, they have become less willing to lock in price or quantity commitments for an extended period of time, choosing instead to purchase higher percentages of coal on the spot market and only buying the amount of coal necessary under existing supply contracts to meet their contractual commitments. Accordingly, our lessees may not to be able to obtain long-term supply contracts with reliable customers as existing supply contracts expire. If a lower percentage of our lessees' revenues are generated under long-term supply contracts, our coal royalty revenues will be increasingly affected by changes in spot market coal prices. However, in view of higher spot market coal prices over the past year, some of our lessees have been successful in acquiring longer term contracts at better prices than before.

         In addition, even if our lessees are able to secure long-term supply contracts with customers, price adjustment, price reopener and other similar provisions may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Some of our lessees' long-term supply contracts contain provisions which allow for the price at which coal is purchased to be renegotiated at periodic intervals. These price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to agree on a new price. In some circumstances, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Any adjustment or renegotiation leading to a significantly lower contract price could result in decreased coal royalty revenues. Accordingly, long-term supply contracts may provide only limited protection during adverse market conditions.

         Some long-term supply contracts also contain provisions that allow the customer to suspend or terminate performance under the contract upon the occurrence or continuation of specified events. These events include, but are not limited to:

         o the inability of our lessees to deliver the volume or quantities of coal specified;

         o changes in the Clean Air Act rendering use of coal inconsistent with the customer's pollution control strategies; and

         o the occurrence of events beyond the reasonable control of the affected party, including labor disputes, mechanical malfunctions and changes in government regulations.

         If any of our lessees' customers suspend or terminate performance under their long-term supply contracts, our coal royalty revenues could be adversely affected.

Fluctuations in transportation costs and the availability or reliability of transportation could adversely affect the production of coal mined from our properties.

         Transportation costs represent a significant portion of the total cost of coal for the customers of our lessees. Increases in transportation costs could make coal a less competitive source of energy or could make coal produced by some or all of our lessees less competitive than coal produced from other sources. On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. This increased competition could have a material adverse effect on the businesses of our lessees and, consequently, our coal royalty revenues.

         Our lessees depend upon rail, trucking and barge to deliver coal to their customers. Disruption of these transportation services due to weather related problems, strikes, lockouts, bottlenecks and other events could temporarily impair the ability of our lessees to supply coal to their customers and thus could adversely affect our coal royalty revenues. For example, the major rail transportation provider to our lessees, from time to time, experiences operational difficulties, resulting in coal shipment delays. Difficulties our lessees' transportation providers may face in the future could impair the ability of our lessees to supply coal to their customers, thereby resulting in decreased coal royalty revenues to us.

         Recently there has been renewed public awareness concerning overweighted coal trucks. New weight restrictions on trucking would increase costs to our lessees, which could render some of our coal uneconomic to mine, thus reducing coal royalties.

Our Lessees' work force could become increasingly unionized in the future

         At present, only one of our lessees has employees who are represented under a collective bargaining agreement. However, a significant portion of our lessees' work force may not remain union-free in the future. Some labor unions attempt to organize the employees of some of our lessees from time to time. If more of our lessees' operations were to become unionized, it could adversely affect their productivity and increase the risk of work stoppages. In addition, even if most of our lessees remain non-union, our lessees' operations may still be adversely affected by work stoppages at unionized companies, particularly if union workers were to orchestrate boycotts against our lessees' operations. Any unionization of our lessees' employees could adversely affect the stability and profitability of their operations and negatively impact our coal royalty revenues.

The estimates of our reserves may prove inaccurate, and we urge you not to place undue reliance on these estimates.

         Our estimates of our reserves may vary substantially from actual amounts of coal our lessees are able to economically recover. All reserve data set forth in this proxy statement/prospectus represents our engineering estimates and reserve data as of December 31, 2001 and has been audited by Weir International Mining Consultants, an independent mining and geological consultant. All of the reserve data presented in this proxy statement/prospectus constitutes proven and probable reserves. We have included complete definitions of the terms proven reserves and probable reserves in "Kentucky River Coal Corporation - Coal Reserves". There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Estimates of coal reserves necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

         o geological and mining conditions, which may not be fully identified by available exploration data and/or differ from our experiences in areas where our lessees currently mine;

         o        the amount of ultimately recoverable coal in the ground;

         o        the effects of regulation by governmental agencies; and

         o future coal prices, operating costs, capital expenditures, severance and excise taxes, and development and reclamation costs.

         For these reasons, estimates of the recoverable quantities of coal attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of future net cash flows expected from these properties as prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and these variations may be material. As a result, we urge you not to place undue reliance on the coal reserve data included in this proxy statement/prospectus.

Our business may be adversely affected if we are unable to replace or increase our reserves.

         Because our reserves decline as our lessees mine our coal, our future success depends, in part, upon our ability to acquire additional coal reserves that are economically recoverable. We may be unable to find replacement reserves, increase our reserves significantly through our acquisitions or exploration activities or be successful in making acquisitions of additional reserves. If we are unable to negotiate purchase contracts to replace and/or increase our coal reserves on acceptable terms, our coal royalty revenues will decline and we may experience a material adverse effect on our business, financial condition or results of operations. In addition, if we are unable to successfully integrate the companies, businesses or properties we are able to acquire, our earnings may decline and we could, therefore, experience a material adverse effect on our business, financial condition or results of operations. Moreover, any acquisitions that we complete may be dilutive to earnings and cash distributions and any debt incurred to finance an acquisition may affect our ability to make cash distributions. Our ability to make acquisitions in the future also could be limited by restrictions under our future debt agreements, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

We may not receive sufficient cash from our lessees to enable us to pay distributions comparable to historic levels.

         In addition, other factors that may affect our ability to make cash distributions include the following:

         o        the costs of acquisitions;

         o        fluctuations in working capital;

         o        capital expenditures; and

         o        adjustments in cash reserves.

         In addition, our ability to make cash distributions depends primarily on cash flow, including cash flow from financial reserves and any working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make distributions during periods when we record profits.

Regulatory and Legal Risks

The Clean Air Act affects the end-users of coal and could significantly affect the demand for our coal and reduce our coal royalty revenues.

         The Clean Air Act and corresponding state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted from industrial boilers and power plants, including those that use our coal. These regulations together constitute a significant burden on coal customers and stricter regulation could further adversely impact the demand for and price of our coal resulting in lower coal royalty revenues.

         In July 1997, the U.S. Environmental Protection Agency adopted more stringent ambient air quality standards for particulate matter and ozone. Particulate matter includes small particles that are emitted during the combustion process. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA's position, although it remanded the EPA's ozone implementation policy for further consideration. Details regarding the new particulate standard itself are still subject to judicial challenge. These ozone restrictions could require electric power generators to further reduce nitrogen oxide emissions. Nitrogen oxides are naturally occurring by-products of coal combustion that lead to the formation of ozone. Further reduction in the amount of particulate matter that may be emitted by power plants could also result in reduced coal consumption by electric power generators. These ozone and particulate matter regulations and future regulations regarding these and other ambient air standards could restrict the market for coal and the development of new mines by our lessees. This in turn may result in decreased production by our lessees and a corresponding decrease in our coal royalty revenues.

         Furthermore, the EPA recently announced a proposal that would require 19 states in the eastern U.S. that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve these reductions, many power plants would be required to install additional emission control measures. The installation of these control measures would make it more costly to operate coal-fired power plants.

         Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric utility for alleged violations of the Clean Air Act. The EPA claims that the power plants operated by these utilities have failed to obtain permits required under the Clean Air Act for alleged facility modifications. Our lessees supply coal to some of the currently affected utilities, and it is possible that other of our lessees' customers will be sued. These lawsuits could require the affected utilities to pay penalties and install pollution control equipment, which could adversely impact their demand for high sulfur coal, and coal in general. Any outcome that adversely affects our lessees' customers and their demand for coal could adversely impact our financial condition or results of operations.

         The Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations or by-products of coal combustion, consideration is now being given to regulating certain hazardous air pollutant components that are found in coal combustion exhaust, including mercury. Like other environmental regulations, these standards could have a material adverse effect on our business, financial condition and results of operations by decreasing the demand for coal or otherwise impacting our business.

         Future regulatory provisions could materially adversely affect our business, financial condition or results of operations. We urge you to carefully read "Kentucky River Coal Corporation -- Regulation" beginning on page __ of this proxy statement/prospectus for a more complete discussion of Clean Air Act regulations.

Pending litigation could impact our lessees' operations and decrease our coal royalty revenues.

         Litigation is pending in a federal district court in Charleston, West Virginia relating to mining operations in Martin County, Kentucky in which the plaintiffs seek an injunction prohibiting the United States Army Corps of Engineers from issuing new permits for valley fills. Because virtually all mining operations (including those of our lessees) utilize valley fills to dispose of excess materials mined during coal production or processing, all or a portion of our lessees' mining operations could be affected. If the court grants the requested injunction, it could cause our lessees to be unable to continue mining the reserves that are only accessible through mining techniques that use valley fills. The parties to this litigation have filed briefs relating to pending motions for summary judgment, but no hearing has been scheduled.

We may become liable under federal and state mining statutes if our lessees are unable to pay mining reclamation costs.

         The Surface Mining Control and Reclamation Act of 1977 and similar state statutes impose on mine operators the responsibility of restoring the land to its original state or compensating the landowner for some types of damages occurring as a result of mining operations, and require mine operators to obtain performance bonds to ensure compliance with any reclamation obligations. Regulatory authorities may attempt to assign the liabilities of our lessees to us if any of our lessees are not financially capable of fulfilling those obligations.

Our lessees are subject to federal, state and local laws and regulations which may affect their ability to produce and sell coal from our properties.

         Our lessees may incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, including regulations and governmental enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens and, to a lesser extent, the issuance of injunctions to limit or cease operations. Our lessees may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from their operations. If our lessees are required to pay these costs and liabilities, their mining operations and, as a result, our coal royalty revenues, could be adversely affected.

     Some species indigenous to Central Appalachia are protected under the Endangered Species Act and have been identified on our property. Federal and state legislation for the protection of endangered species may have the effect of prohibiting or delaying our lessees from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or silviculture activities in areas containing the affected species. Additional species on our properties may receive protected status and additional currently protected species may be discovered within our properties.

     New environmental legislation and new regulations under existing environmental laws, including regulations to protect endangered species, could further regulate or tax the coal industry and may also require our lessees to change their operations significantly or to incur increased costs which could decrease our coal royalty revenues. This type of legislation, if enacted, could have a material adverse effect on our business, financial condition and results of operations. We urge you to carefully read "Kentucky River Coal Corporation -- Regulation" beginning on page __ of this proxy statement/prospectus for more information.

Deregulation of the electric utility industry could lead to reduced coal prices.

     A number of states and the District of Columbia have mandated restructuring in the electric utility industry. Restructuring legislation has focused primarily on deregulating the electric utility industry sector to allow retail price competition. If ultimately implemented, deregulation of the electric utility industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market. A competitive market may put downward pressure on fuel prices, including coal, because electric utilities will no longer be able to pass increased fuel costs on to their customers through rate increases. Due to the uncertainty around timing and implementation, it is difficult to predict the impact of deregulation of the electric utility industry on the coal industry. This uncertainty has increased due to the recent energy crisis in California, where market inefficiencies and supply and demand imbalances created electricity supply shortages. The crisis appears to have slowed deregulation activity in other states and at the federal level. When, or if, some form of national deregulation legislation will be enacted is uncertain.

                               THE SPECIAL MEETING

Date, Time and Place

     We will hold the special meeting on __________, __________, 2002 at the offices of McGuireWoods LLP, 1750 Tysons Boulevard, Suite 1800, McLean, Virginia 22101-4215. The meeting will be at _______ a.m., Eastern Time.

Purpose of the Special Meeting

     At the special meeting, you will be asked to vote to approve the restructuring, the related agreement and the plan of merger. Approval of the restructuring includes approval of the transfer of all our assets and liabilities to Kentucky River Properties LLC as provided in the reorganization agreement. A copy of the reorganization agreement, including the plan of merger, is attached to this proxy statement/prospectus as Appendix A.

Record Date

     The board of directors has fixed the close of business on [RECORD DATE] as the record date for determining the shareholders entitled to vote at the special meeting. Accordingly, you must have held common shares, of record at the close of business on [RECORD DATE] to attend and vote at the special meeting. On [RECORD DATE], there were 61,905 common shares outstanding.

     Shares representing a majority of the votes entitled to be cast on the restructuring, the related agreement and the plan of merger must be present, in person or by proxy, at the special meeting to constitute a quorum for the transaction of business.

Required Vote

     Approval of the restructuring, the related agreement and the plan of merger requires:

     o the affirmative vote of more than two-thirds of the outstanding common shares (or more than 41,270 common shares); and

     o the vote of a majority of the common shares present in person or by proxy and voting at the special meeting, that are held by shareholders that would receive cash and a subscription right in the merger.

You will only need to vote once on the restructuring, the related agreement and the plan of merger. We will determine whether each specified vote requirement has been met based on this vote.

     Our executive officers and directors collectively own 21,277 common shares, representing approximately 34.4% of the votes entitled to be cast on the restructuring, the related agreement and the plan of merger as of [RECORD DATE]. These executive officers and directors have indicated that they intend to vote for the restructuring, the related agreement and the plan of merger.

Proxies, Voting and Revocation

     If you submit a properly executed proxy representing your common shares, they will be voted in accordance with your instructions indicated on the proxy, unless the proxy has been properly revoked. If you return an executed proxy and do not provide instructions, your shares will be voted for approval of the restructuring, the related agreement and the plan of merger, and in the best judgment of the individuals named in the proxy on any other matter that may properly come before the special meeting.

     Executing and returning a proxy will not in any way affect your right to attend and to vote in person at the special meeting. You may revoke your proxy at any time prior to its being voted, by filing a notice of revocation with our Secretary at Kentucky River Coal Corporation, 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507, or by sending us a duly executed proxy bearing a later date. A notice of revocation need not be on any specific form. You may also revoke your proxy by

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

attending the special meeting and voting in person. Your attendance at the special meeting by itself, however, will not revoke your proxy.

     You may abstain from approving the restructuring, the related agreement and the plan of merger by properly marking the "abstain" box on the proxy. Your proxy will still be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the same effect as a vote against the approval of the restructuring, the related agreement and the plan of merger with respect to the required affirmative vote of more than two-thirds of all the votes entitled to be cast, but they will have no effect on the required vote of a majority of the common shares present and voting at the special meeting and held by shareholders that would receive cash and a subscription right in the merger.

Solicitation of Proxies

     We are soliciting proxies on behalf of the board of directors. This proxy statement/ prospectus and a form of proxy will first be mailed to shareholders on or about ___________, 2002. We will pay the expenses related to preparing, printing and mailing this proxy statement/prospectus. In addition to soliciting proxies by mail, our officers, directors and employees, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means.

                                THE RESTRUCTURING

Background of the Restructuring

     For several years, we have been reviewing alternatives to the current corporate structure that might provide additional value to shareholders. A main focus of this review was the reduction or elimination of corporate income tax because it is our largest expense, and puts us at a competitive disadvantage with respect to acquiring coal reserves. Coal land lessors are typically individuals or pass-through entities such as partnerships that are taxed at only one level for which the individual federal capital gains rate applies up to a maximum of 20 percent. In contrast, as a C corporation we pay federal income taxes at a maximum federal capital gains rate of 35%, and then our shareholders pay taxes at ordinary rates on dividend distributions. As a consequence, when bidding for blocks of coal reserves some of our competitors can expect to earn a higher after-tax return than we can on a given property even while paying a higher price, due to the tax disparity. In our region, much of the coal reserves are owned by individuals. Among our other competitors are Begley Properties LLC, Coastal Coal of Kentucky LLC, Kycoga Co. LLC, Penn Virginia Resource Partners, L.P. and Western Pocahontas Properties.

     In June 1998, we announced we were considering a proposal to convert to S corporation status. The transaction was proposed to increase income available to shareholders. We believe that more income would have been available because the conversion to S corporation status would have resulted in elimination of most income taxes at the corporate level. In addition, coal royalty income passed through to individual shareholders of an S corporation is taxed at the capital gains rate of 20% rather than the ordinary income rates that apply to dividends.

     A 1997 change in applicable tax law had increased the number of permitted shareholders of an S corporation from 35 to 75. At the time of the June 1998 proposal, we estimated that those

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shareholders owning 200 or more shares would have had the opportunity to participate with the remaining shareholders receiving $3,500 in cash per share. Our board appointed a special committee, consisting of directors who would not have participated in the S corporation as directors or shareholders, to evaluate the proposed transaction. In September 1998, the proposal was withdrawn because the IRS notified us that it would not issue a private letter ruling we requested relating to tax consequences of the proposed transaction. We were also advised that the IRS was considering changing its interpretation of regulations in a manner that could result in S corporations paying corporate-level tax on some of their coal and timber royalties. If the IRS had adopted such an interpretation, it would have eliminated one of the principal tax benefits of converting to S corporation status.

     Since 1998, Fred N. Parker, our President and Chief Executive Officer and Carroll R. Crouch, our Treasurer and Secretary, have periodically considered whether to evaluate alternative structures which might result in reduction of corporate income tax, but did not pursue any evaluation due to the likely tax consequences. Neither Mr. Parker nor Mr. Crouch is expected to be a majority shareholder. In the summer of 2001, Messrs. Parker and Crouch began to analyze a structure involving the creation of a limited liability company subsidiary. In October 2001, the IRS issued a ruling confirming that the built-in gains tax imposed on S corporations does not apply to coal and timber royalties.

     On October 17, 2001, our board met and authorized management to pursue an evaluation of restructuring alternatives, including the engagement of financial advisors. The board did not appoint a special committee because all directors were expected to continue as directors after any restructuring and, therefore, may be considered interested even if they would not continue as shareholders after the restructuring. The board did not appoint any new persons as disinterested directors or engage an unaffiliated representative for the minority shareholders. Consequently, no director or other person has acted on behalf of the minority shareholders for the purpose of negotiating or approving the restructuring. Instead, the board decided to:

     o engage two financial advisors: one to provide advice on the fairness of a proposed transaction to the minority shareholders and another to provide advice on the fairness of a proposed transaction with respect to the majority shareholders;

     o submit a proposed restructuring to shareholders with no recommendation; and

     o require approval of a proposed restructuring by a majority of common shares present in person or by proxy held by minority shareholders.

     On October 26, 2001, we announced that we were evaluating restructuring alternatives to convert to S corporation status in light of the IRS ruling confirming that the built-in gains tax imposed on S corporations does not apply to coal and timber royalties.

     On November 7, 2001, we received an unsolicited letter from another company suggesting that we consider a business combination. This letter did not propose any specific pricing terms. On November 30, 2001, our board discussed this letter and concluded that our business strategy could best be implemented by continuing to evaluate a restructuring rather than pursuing an unspecific proposal for a possible business combination.

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

     On November 29, 2001, the executive committee of the board met and recommended financial advisors and consultants to the board. The executive committee of the Board consists of Catesby W. Clay, Gary I. Conley, James G. Kenan, III, Chiswell D. Langhorne, Jr., and Fred N. Parker. Messrs. Clay, Kenan and Langhorne are expected to be majority shareholders. Messrs. Conley and Parker are expected to be minority shareholders.

     On November 30, 2001, the board met and approved the engagement of financial advisors and consultants. On December 19, 2001, we announced that we had engaged the firms of Hilliard Lyons and Stout Risius Ross as financial advisors in connection with our corporate restructuring evaluation. In addition, we announced that Weir International Mining Consultants had been engaged to conduct an independent evaluation of our coal holdings in connection with the restructuring evaluation. Our board retained Hilliard Lyons to provide advice on the fairness of a proposed restructuring with respect to the minority shareholders and Stout Risius Ross to provide advice on the fairness of a proposed restructuring with respect to the majority shareholders. Hilliard Lyons was not retained to address procedural fairness to the minority shareholders of a proposed restructuring.

     On January 23, 2002, the board met with each of the financial advisors and received the preliminary valuation analysis of each of the financial advisors. Hilliard Lyons indicated a preliminary valuation range of $3,500 to $4,000 per share and Stout Risius Ross indicated a preliminary valuation range of $3,800 to $4,200. The financial advisors presented preliminary valuation analyses because, while the financial advisors had received the results of the Weir coal reserve valuation, the financial advisors had not received the final copy of the Weir valuation. The final Weir valuation did not differ materially from the reserve valuation results which were available to the financial advisors at the time of the January 23, 2002 board meeting. The final valuation analysis of the financial advisors did not differ materially from the preliminary valuation analysis presented at the January 23, 2002 board meeting. For a description of the valuation analysis of each of the financial advisors, we urge you to carefully read "-- Opinion of Hilliard Lyons as to the Fairness of the Consideration to be Received by Minority" beginning on page __ of this proxy statement/prospectus and "-- Opinion of Stout Risius Ross as to the Fairness of the Restructuring to the Majority Shareholders" beginning on page __ of this proxy statement/prospectus.

     The consideration to be paid the minority shareholders was determined by the board. At its November 2001 meeting, the executive committee considered potential transaction prices and agreed to recommend $3,800 per common share transaction price to the board. In recommending this price, the executive committee considered the following:

     o common shares traded in the range of $2,835 to $3,411 per share during 2001 and an internal valuation indicated a per share value of approximately $3,300 per share;

     o a restructuring should result in the ability to distribute a higher percentage of income to equity holders;

     o the belief of management that the value of an equity interest would increase in relation to recent trading prices and management's internal valuation as a result of the ability, after a restructuring, to distribute more revenue to equity holdings; and

     o the executive committee's view that the consideration offered to minority shareholders should be greater than the recent trading prices and management's internal valuation and $3,800 represented a premium of approximately 15% over recent trading prices and management's internal valuation.

     During its presentation at the January 23, 2002 board meeting, Hilliard Lyons suggested that the board consider increasing the proposed price above $3,800 per share. At this meeting, the board decided to increase the proposed price to $4,000 per share, which was the mid-point of the preliminary valuation range determined by Stout Risius Ross and the high point of the preliminary valuation range determined by Hilliard Lyons.

     On February 13, 2002, the board met, received the final valuation analysis of the financial advisors and received the oral opinion of each of the financial advisors, later confirmed in writing, that the restructuring is fair from a financial point of view. We did not place any limitations on or give instructions to the financial advisors with respect to the investigation made by them or procedures followed by them in rendering their opinions. The board unanimously approved the restructuring and the reorganization agreement and the parties then entered into the reorganization agreement. On February 14, 2002, we announced the proposed restructuring.

     In approving the restructuring, the board determined it should make no recommendation to shareholders with respect to the restructuring because each director may be considered to be interested in the transaction because all directors are expected to continue as directors after the restructuring, some directors are employees and some directors are expected to be majority shareholders. For information regarding the interests of our directors in the restructuring, we urge you to carefully read "-- Interests of Certain Persons in the Restructuring" beginning on page __ of this proxy statement/prospectus.

Purpose of and Reasons for the Restructuring

     We are undertaking the restructuring in order to convert to S corporation status. As a result, we will eliminate most income taxes at the corporate level. We estimate that we will pay approximately $11.9 million in corporate income taxes for 2001. If we had qualified as an S corporation in 2001, we estimate we could have paid approximately $11.9 million in additional dividends to our shareholders. In addition to making more income available for distribution, reducing our corporate income tax liability would allow us to use some of the savings to enhance our ability to compete for new properties to replace those which are being depleted. The need of companies involved in the business of extracting natural resources to replace depleted properties is an important component of maintaining an ongoing business. In this regard, most of our competitors are not subject to corporate level tax and, therefore, are able to devote a higher proportion of their gross revenues to acquiring new properties. In the event that we did use some of our tax savings to acquire new properties, the amount available for distribution would be correspondingly reduced.

     In addition, coal royalty income passed through to individual stockholders of an S corporation is taxed at the capital gains rate of 20% which is lower than ordinary income rates that apply to dividends. This federal capital gain rate of 20% is the same capital gain rate that would apply to the members of Kentucky River Properties LLC on their share of its coal royalty income. Approximately 84% of our dividend payments typically represent coal royalty income.

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

     The restructuring also permits shareholders desiring to liquidate their investment to receive cash, while those who wish to continue equity participation in our traditional businesses may, if eligible, elect to become majority shareholders. Shareholders who are not eligible to become majority shareholders will have the opportunity to reinvest in our traditional businesses by exercising the subscription rights issued as part of the restructuring. An investment in Kentucky River Properties LLC will be taxed so that income passes through to the members of Kentucky River Properties LLC rather than being subject to both corporate- and shareholder-level taxation. This structure was chosen to enable minority shareholders who decide to reinvest in the business to do so in a manner that achieves a single level of income tax on their share of the earnings.

Opinion of Hilliard Lyons as to the Fairness of the Consideration to be Received by Minority Shareholders

     On December 19, 2001, we announced that we had retained Hilliard Lyons as financial advisor to evaluate whether the consideration to be received by the minority shareholders in the restructuring was fair to them from a financial point of view. On February 13, 2002, Hilliard Lyons rendered to the board its oral opinion, subsequently confirmed by delivery of its written opinion, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the cash and subscription right consideration to be received by the minority shareholders in the restructuring is fair to them from a financial point of view. The board imposed no limitations on Hilliard Lyons with respect to the investigations made or procedures followed by it in rendering its opinion. The board did not ask Hilliard Lyons to address procedural fairness, because while Hilliard Lyons is regularly engaged in the valuation of businesses, it does not provide advice on procedural fairness of transactions.

     The board requested the opinion for its information. The opinion is directed only to the fairness from a financial point of view of the cash and subscription right consideration to be received by the minority stockholders. In addition, Hilliard Lyons' oral opinion to the board of February 13, 2002, was among many factors considered by the board in making its evaluation of the restructuring and should not be viewed as determinative of the board's views with respect to the restructuring. Hilliard Lyons' opinion is not a recommendation to any shareholder as to how that shareholder should vote with respect to the restructuring. The opinion is based upon financial, economic, market and other conditions as they existed and should be evaluated as of the date of the opinion.

     This is a summary of the material terms of the Hilliard Lyons' opinion and may not contain all of the information that is important to you. We urge you to carefully read the full text of Hilliard Lyons' opinion, which is attached as Appendix E to this proxy statement/prospectus. This summary does not contain a complete description of the analyses underlying Hilliard Lyons' opinion or the presentation Hilliard Lyons made to the board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hilliard Lyons did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hilliard Lyons believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, Hilliard Lyons made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in the analyses performed by Hilliard Lyons are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty.

     In arriving at its opinion, Hilliard Lyons:

     o reviewed certain publicly available business and financial information relating to us;

     o    reviewed a draft of this proxy statement/prospectus;

     o reviewed other information specified in its opinion, including financial forecasts, and natural resource engineering reports that we provided;

     o    met with our management to discuss our business and prospects;

     o considered certain financial and stock market data related to us, and compared that data with similar data for other publicly held companies in businesses similar to ours; and

     o considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Hilliard Lyons did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to our financial forecasts, Hilliard Lyons assumed that, at the time they were prepared, they were reasonably prepared on bases reflecting the best estimates and judgments available to us at the time as to our future financial performance. In addition, Hilliard Lyons did not make an independent evaluation or appraisal of our assets or liabilities, contingent or otherwise. The opinion of Hillard Lyons is based upon financial, economic, market and other conditions as they existed and should be evaluated as of the date of the opinion.

     The following is a summary of the primary analyses performed by Hilliard Lyons and presented to the board in connection with the preparation of the opinion.

Liquidation Value Analysis

     Because of the relatively asset dominant aspects of our operations, and the easily obtained value parameters of our commodity products, i.e., natural resources, timber, land, etc., Hilliard Lyons believed an asset liquidation valuation analysis was primary to determining our value. In addition, as a large part of our value is embedded in our non-operating asset portfolio, a determination of our liquidation value was necessary as an additive to the operating valuation exercises conducted.

     In deriving this analysis, Hilliard Lyons relied in part on the natural asset valuation analysis of Weir International Mining Consultants dated January 2002. Weir International Mining Consultants' valuation of our natural asset reserves was determined by projecting mined reserves, using current leasing data and projected pricing, after taxes, over a 20-year period and discounting them to present value at a 12.0% cost of capital, then adding a "terminal value" for the remaining unmined reserves determined by a nominal price per projected remaining ton. The sum of these two values reflected a $2,135 per common share value of the reserves.

     With the assistance of management, Hilliard Lyons then determined the estimated fair market value, net of deferred taxes, of our non-operating asset portfolio, including:

     o  our public and private equity securities portfolio;

     o  our cash and short term investment portfolio; and

     o  our investments in land and improvements as of December 31, 2001.

Hilliard Lyons estimated the fair market value of these investments, net deferred of taxes, by using estimated values derived from publicly available market data or, in the case of land, recent sales of our property. Hilliard Lyons determined the total value of the tax-adjusted non-operating asset portfolio was $1,589 per common share. Hilliard Lyons also used this value for the tax-adjusted non-operating asset portfolio in their discounted cash flow analysis and comparable companies analysis described below.

     Combining our operating reserves and our non-operating portfolio, Hilliard Lyons obtained a liquidation value of $3,724 per share.

Discounted Cash Flow Analysis

     Hilliard Lyons performed discounted cash flow analyses of our projected cash flows for the fiscal years 2002 through 2006, based upon projections developed by our management. The projections were produced in conjunction with our business planning as of late 2001, and incorporated certain inflation and natural resource pricing assumptions. The projections showed the projected free cash flow as indicated below:

   2002              2003            2004             2005            2006
   ----              ----            ----             ----            ----

$13,425,210       $21,700,699     $21,996,725      $21,366,108     $20,812,863

These assumptions used in preparing the projections included:

     o  elimination of investment management fees,

     o  elimination of corporate level tax after 2002, and

     o  a 4% annual inflation rate for expenses.

The estimates and assumptions underlying the projections are inherently subject to significant uncertainties beyond our control and therefore actual results may be higher or lower than those projected.

     Based upon our projections, Hilliard Lyons derived per share equity value ranges for us on a consolidated basis. For this analysis, Hilliard Lyons calculated a weighted average cost of capital ranging from 10.3% to 12.3%. Hilliard Lyons used the 2002-2006 projections to derive free cash flows for that period, and then determined a terminal value of post 2006 cash flows using two methodologies. The first methodology obtained a terminal value by using a growth rate of 1% (mid-range) for post-2006 cash flow in perpetuity. Hilliard Lyons determined a growth rate of 1% as the mid range based on its use of historically derived growth rates from 0.5% to 1.5%. The second methodology obtained terminal value by taking a six times (mid-range) multiple of projected year 2006 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and discounting them to the present using the weighted average cost of capital. Hilliard Lyons determined a mid range of six times based on its use of historically derived ranges from five times to seven times EBITDA. The discounted cash flows were then added to the discounted terminal values to obtain the discounted cash flow value of our ongoing operation. Hilliard Lyons then added the tax-adjusted value of our non-operating assets as of December 31, 2001 to determine our estimated value.

     Based upon its discounted cash flow analysis, Hilliard Lyons derived a per share equity value reference range of $3,625 to $4,061 per common share using the growth in perpetuity terminal value methodology and $3,724 to $3,890 per share using the EBITDA multiple terminal value methodology. Growth in perpetuity terminal value is a methodology for determining un-forecasted terminal value beyond the explicit forecast period (2006 in the Hilliard Lyons' analysis).

     As a point of reference, Hilliard Lyons also projected our cash flows assuming we receive S corporation tax treatment. To obtain these new cash flows, Hilliard Lyons omitted the projected tax expenses from its original free cash flow models starting in the first quarter of 2003, and kept all other data and methodologies constant. The resulting discounted cash flow analysis indicated a per share equity value reference range for the period we are treated as an S corporation for federal income tax purposes of $4,633 to $5,306 per common share using the growth in perpetuity terminal value methodology and $4,079 to $4,226 per common share using the EBITDA multiple terminal value methodology. While Hilliard Lyons prepared an S corporation discounted cash flow, it believes that the discounted cash flow analysis reflecting the existing tax treatment is the appropriate valuation methodology for purposes of determining fairness as that analysis indicates the value of the common shares held by the minority shareholders.

Price and Volume Analysis

     Hilliard Lyons also examined average pricing and volumes on our over-the-counter (OTC) traded common shares over a five-year period beginning in January 1997 and ending in January 2002. Hilliard Lyons used a longer than usual price volume analysis time frame for two reasons. First, our common shares have been and continue to be considerably illiquid, trading only 36 days per year on average, and only seven days in 2001, at an average volume of only 13 shares per day. The five year period, therefore, provides a broader data range for analytical purposes. Second, Hilliard Lyons believes the relatively regular market price of our common shares over the five year period is consistent with the regular stream of cash flows we produced over that period, which supports its use as a valuation indicator. Hilliard Lyons believes, therefore, that our market price per share is a significant determinant of value for the minority shareholders.

         Hilliard Lyons' analysis indicates a tight range of market value over the five year period, ranging from a low of $2,770 in 1997 to a high of $3,450 in 1998, and with average annual prices over that five year period ranging from a low of $2,927 in 1999 to a high of $3,141 in 2001, a difference of only $214 or approximately 6.8% of the highest average price. This relatively tight range of pricing is reflected in an equally consistent premium-to-price percentage resulting from the cash consideration offered. Using the $4,000 cash consideration as the numerator and the average annual prices over the five-year period as respective denominators, Hilliard Lyons obtained premiums-to-average-price ranging from 27.3% in 2001 to 41.4% in 2000. In addition, the cash consideration offers a premium of 19.1% over the last recorded trade of $3,360, according to Hilliard Lyons' OTC Trading Desk.

Comparable Companies Analysis

         Hilliard Lyons performed a comparable companies analysis in which it compared historical financial and operating data, projections of future financial performance and market statistics of selected publicly traded companies considered by Hilliard Lyons to be reasonably comparable to us with our similar historical financial and operating data, projections of future financial performance, market statistics and business. Hilliard Lyons' list of selected companies included:

         o     Penn Virginia Resource Partners, LP;

         o     Allied Resource Partners, LP;

         o     Massey Energy Company;

         o     Consol Energy, Inc.;

         o     Peabody Energy Corporation;

         o     Arch Coal Inc.; and

         o     Penn Virginia Corporation.

         Hilliard Lyons selected the comparable company group based upon characteristics of the coal industry and our SIC classification. Our management also identified companies which they believed were comparable. Hilliard Lyons compared our market capitalization, defined as the product of shares outstanding and price per share, as a multiple of selected historical and projected operating data, with each of the comparable companies. Further, Hilliard Lyons compared our enterprise value, defined as the sum of market capitalization plus debt less cash and equivalents, as a multiple of selected historical and projected operating data, with each of the comparable companies. Based upon its comparable companies analyses, Hilliard Lyons was only able to find meaningful valuation comparisons in one category due to our lack of comparability with most of the publicly traded companies in our sector. Our method of operations, the structure of our balance sheet, or both, differed markedly from the closest publicly traded companies available for comparison, which obviated most multiple comparisons except perhaps for those related to enterprise value. Of the enterprise value multiples Hilliard Lyons found only the EBITDA multiple useful, because of the relevant cash flow multiples paid for commodity coal producers, and then only as a broad check on its other valuation analyses.

Hilliard calculated enterprise value as a multiple of EBIDTA of comparable companies which indicated the following:

                        Mean                                8.82x
                        Median                              7.55x
                        Low                                 3.49x
                        Mean excluding High/Low             5.64x

Stated values using a median of the EBITDA multiples and adding the non-operating asset values indicated an estimated value from $2,925 to $4,886 per common share.

Other Analyses

         Hilliard Lyons also reviewed comparable acquisitions in the coal production segment over the last three years (1999-2001), but considered the available data and composition of the acquired companies insufficient for valuation purposes.

         For purposes of its opinion, Hilliard Lyons also analyzed the impact of the restructuring on minority shareholders who ultimately decide to exercise their subscription rights. Hilliard Lyons looked at a number of scenarios, involving minority shareholders that carry a low cost basis to high cost basis in their common shares, with regard to net benefit or loss derived from taking advantage of the subscription right. Hilliard Lyons' performed a cost/benefit analysis, which defined a net present value of cash flows for investors paying capital gains taxes (ranging from 26% of $4,000 at "0 basis" to 26% of $640 at the last trade basis of $3,360) at year 0 and then receiving the incremental income from the new structure (projected at $225 a quarter in perpetuity). In each case the participating investor, given a constant increased incremental income in perpetuity, would receive a net present value positive benefit ranging from $965 to $1,759. Hilliard Lyons therefore believes that the subscription rights enhance the fairness of the transaction for minority shareholders. Hilliard Lyons did not, however, express any opinion as to the fair value of the subscription rights or as to whether any minority shareholder should exercise their subscription rights.

Fees

         Pursuant to the terms of Hilliard Lyons engagement, we have agreed to pay Hilliard Lyons a fee of $150,000, with $125,000 payable upon signature of the engagement letter and $25,000 payable upon delivery of the written opinion, for its advisory services in connection with the restructuring. We have also agreed to reimburse Hilliard Lyons for all reasonable out-of-pocket expenses incurred by Hilliard Lyons in performing its services, and to indemnify Hilliard Lyons and related persons and entities against specified liabilities, including liabilities under federal securities laws arising out of Hilliard Lyons engagement.

         We retained Hilliard Lyons based upon Hilliard Lyons' experience and expertise. Hilliard Lyons, a subsidiary of PNC Financial Services Group, is a nationally recognized securities, investment banking and advisory firm operating in 17 states, and headquartered in Louisville, Kentucky. Hilliard Lyons, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         Hilliard Lyons makes a market in our common shares, and as a consequence, may actively trade in our common shares for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in our common shares.

Opinion of Stout Risius Ross as to the Fairness of the Restructuring to the Majority Shareholders

         Our board retained Stout Risius Ross, Inc. to render an opinion as to the fairness from a financial point of view of the restructuring to the majority shareholders. Stout Risius Ross is an independent financial advisory firm that has no ownership interest in us and is not our affiliate. Stout Risius Ross has consented to our reference to their opinion in this proxy statement/prospectus.

         On February 13, 2002, Stout Risius Ross rendered to the board its oral opinion, subsequently confirmed in writing, that as of that date the terms and conditions of the restructuring are fair, from a financial point of view, to the majority shareholders. Stout Risius Ross' opinion and financial analyses were among many factors considered by our board in its evaluation of the restructuring and should not be viewed as determinative of the views of the board with respect to the restructuring.

         This is a summary of the material terms of the Stout Risius Ross' opinion and may not contain all the information that is important to you. We urge you to carefully read the full text of Stout Risius Ross' opinion, dated February 13, 2002, which is attached as Appendix F to this proxy statement/prospectus. The written opinion sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

         The following is a summary of the material financial analyses underlying Stout Risius Ross' opinion, dated February 13, 2002, delivered to the board in connection with the restructuring. The preparation of the fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Stout Risius Ross made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Stout Risius Ross believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying the analyses and opinion.

         In connection with its review, Stout Risius Ross did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Stout Risius Ross was advised and assumed that our forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance.

         In arriving at their opinion, Stout Risius Ross reviewed and analyzed, among other things:

         o available drafts of this proxy statement/prospectus and the reorganization agreement;

         o financial and operating information with respect to our business, operations, and prospects that we furnished to Stout Risius Ross, including our financial projections that we prepared for the period from 2001 through 2006;

         o a report prepared by Weir International Mining Consultants containing, among other things, a valuation of our Eastern Kentucky coal holdings, dated January 2002;

         o historical market prices and trading volumes for our common shares;

         o publicly available financial data and stock market performance data of publicly held companies that Stout Risius Ross deemed generally comparable to us; and

         o other information, financial studies, analyses and investigations as Stout Risius Ross deemed relevant.

         Additionally, Stout Risius Ross visited our headquarters located in Lexington, Kentucky and held discussions with members of our senior management concerning our business, industry, historical financial performance, prospects, and the proposed restructuring. Stout Risius Ross also conducted such other analyses and examinations and considered such other financial, economic, and market information as it deemed appropriate in arriving at its opinion. Stout Risius Ross considered industry performance, regulatory, general business, economic, market, and financial conditions and other matters, many of which are beyond our control, in its analyses.

         In determining whether the restructuring was fair from a financial point of view to the majority shareholders, Stout Risius Ross completed the following procedures:

         o    estimated our operating value;

         o incorporated the value of our existing cash, debt, and nonoperating assets to estimate the value of our outstanding equity; and

         o compared Stout Risius Ross' independent analysis with the terms of the contemplated transaction to determine if it is fair to the majority shareholders from a financial point of view, considering the following factors:

              - the value we paid for the common shares held by minority shareholders, as compared to our value prior to the restructuring; and

               - the hypothetical value of the common shares held by the majority shareholders after the restructuring, assuming we are treated as an S corporation for federal income tax purposes and the restructuring.

         In performing its valuation of our operating business, Stout Risius Ross considered various forms of the income, market, and asset approach to valuation analysis. While all of these approaches were considered, Stout Risius Ross relied primarily on the discounted cash flow method, a form of the income approach. The analyses performed by Stout Risius Ross utilizing the other approaches considered provided support for the conclusions reached via the discounted cash flow analysis.

Discounted Cash Flow Method

         In performing the discounted cash flow analysis, Stout Risius Ross projected the cash flows generated by our operations for a five-year period. Each year's cash flow was then discounted to the valuation date at a rate of return commensurate with the risk involved in realizing those cash flows. For this analysis, Stout Risius Ross calculated a weight average cost of capital ranging from 12% to 14%. Subsequent to the end of the five-year period, our cash flow in year six was projected. The year six cash flow is defined as the residual cash flow. The value of the residual cash flow provides an estimated value of our operations from the end of the five-year period into perpetuity. The value of the residual cash flow is determined by dividing the cash flow by a capitalization rate that is consistent with the discount rate used in discounting the five-year period cash flows, adjusted for the expected annual growth rate of our cash flow from the residual period into perpetuity. The expected annual growth rate of our cash flows was determined to be 1%. Because the residual cash flow value represents the value of the future cash flows as of the end of the five-year period, it was necessary for Stout Risius Ross to calculate the present value of this amount as of the valuation date, using this discount rate. The sum of the present value of the cash flows during the five-year period and the present value of the residual cash flow equals our total estimated operating value.

         In addition to the valuation of our operating business, Stout Risius Ross estimated the values of certain of our other nonoperating assets that are not critical to our core operations, including:

         o     various investment securities;

         o     cash and cash equivalents; and

         o     land holdings for investment purposes.

The value of these nonoperating assets was added to our operating value to determine our business enterprise value.

         Based on Stout Risius Ross' discounted cash flow method analysis, Stout Risius Ross estimates the value of our common shares to range from $3,800 to $4,200 per common share as of January 22, 2002.

         This value range is based on 61,276 common shares outstanding as of December 31, 2001. Stout Risius Ross has relied upon our management in determining that this is the most appropriate number of common shares to use in its analysis.

Market Approach

         The market approach is a valuation technique where the value of the subject company is calculated based on the prices of actual transactions for similar companies. This can be accomplished through either:

         o   the guideline company method; or

         o   the transaction method.

Guideline Company Method. Stout Risius Ross conducted a broad search in an effort to find comparable, public companies. Specifically, it considered public companies with standard industrial classification (SIC) code 1221 (Bituminous Coal & Lignite Surface Mining), and real estate investment trusts that are self-administered, self-managed and engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various types of income-producing properties. Based on Stout Risius Ross' search of public companies with SIC code 1221, it identified numerous public companies that fall into this classification, including:

         o   Penn Virginia Corporation;

         o   Pardee Resources Group, Inc.; and

         o   Peabody Energy Corporation.

In addition, it considered many publicly traded real estate investment trusts. In Stout Risius Ross' opinion, the differences between Kentucky River Coal Corporation, these public companies and the real estate investment trusts, were too great to make meaningful comparisons in light of:

         o   business mix;

         o   size;

         o   growth prospects;

         o   risk;

         o   markets served; and

         o   other factors.

Specifically, most of the public companies that Stout Risius Ross identified derived a significant portion of their revenue from mining coal, while we are primarily engaged in deriving royalty income through the leasing of mineral rights.

         Stout Risius Ross did, however, analyze the financial information of one publicly traded company that is similar to us, Penn Virginia Resources Partners LP. Penn Virginia is principally engaged in the managing of coal properties in the United States, with additional revenue earned through the sale of timber growing on their properties. Stout Risius Ross considered the multiples derived from this corporation. However, due to differences in capital structure, growth prospects, operating history, and the fact that this is only one data point, Stout Risius Ross did not rely upon the guideline company method in its value determination.

Transaction Method. The primary focus of the transaction method is to examine the terms, prices, and conditions found in either actual sales of the subject company's stock or sales of companies in the industry. The structure of the transaction, especially with respect to the type of consideration paid (e.g., cash, stock, or a combination), is particularly relevant for comparison purposes.

        o Transaction Method (Comparable Companies). Based on its search for transactions in related industries, Stout Risius Ross concluded that there are no recent transactions with sufficient disclosure of financial terms involving companies similar enough to us from which to draw any meaningful conclusions.

        o Transaction Method (Past Transactions in Our Interests). There have been transactions in our common shares over the past few years. While our common shares are traded, they are only thinly traded on over-the-counter markets. As of January 22, 2002, according to Pinksheets.com, our common shares were last traded on September 26, 2001 at a price of $3,320 per common share. Also, the annual high for our common shares in 2001 was $3,411 per common share and the annual low was $2,835 per common share. Due to the low volume of shares traded and the small number of shares per transaction, Stout Risius Ross believes that this value is only appropriate to consider in the valuation of a small block of our common shares. Therefore, although Stout Risius Ross considered this form of the transaction method, this was not the primary approach relied upon in its estimation of value.

Underlying Asset Approach. The underlying asset approach is a technique where the value of a company is estimated by discretely valuing each of the company's tangible and intangible assets. This approach is typically used in the valuation of holding companies and sometimes used in the valuation of operating companies where the value of the underlying assets is greater than the value of the business as reflected by the cash flows being generated.

         According to the analysis of Stout Risius Ross, we are an operating entity that produces a return on its assets that indicates that value exists over-and-above the value of the tangible underlying assets, which value has an element of intangible asset value. As such, although Stout Risius Ross considered the underlying asset approach, Stout Risius Ross did not employ it in its valuation of us. Stout Risius Ross believes that the discounted cash flow analysis that it did employ inherently captures the value of our intangible assets.

Fees

         As compensation for its services in connection with the restructuring, we agreed to pay Stout Risius Ross a fee of $120,000, with $60,000 payable upon execution of the engagement letter and $60,000 payable upon delivery of a draft opinion letter. No portion of the fee paid to Stout Risius Ross was contingent upon the conclusion reached in its final opinion. In addition, we agreed to reimburse Stout Risius Ross for reasonable out of pocket expenses, and to indemnify Stout Risius Ross against liabilities in connection with its engagement, except to the extent attributable to Stout Risius Ross' gross negligence, bad faith, unauthorized acts or willful omissions.

General Description of the Restructuring

         As a result of the restructuring, Kentucky River Properties LLC will become the operating company for our business and our shareholders will either remain shareholders or receive cash and a right to subscribe for membership units in Kentucky River Properties LLC.

         As part of the restructuring:

         o each common share held by a majority shareholder will remain issued and outstanding;

         o each common share held by a minority shareholder will convert into the right to receive $4,000 in cash and a subscription right to subscribe for a number of Kentucky River Properties LLC membership units up to the number of common shares the shareholder held before the merger, at an exercise price of $4,000 per membership unit;

         o Kentucky River Properties LLC will issue to us membership units in an amount so that we hold the number of membership units equal to the number of common shares held by the majority shareholders;

         o we will transfer all of our assets and liabilities to Kentucky River Properties LLC, and Kentucky River Properties LLC will become the operating company for our current business; and

         o we will elect to be treated as an S corporation for federal income tax purposes.

         We will implement the restructuring by merging a newly created merger subsidiary into Kentucky River Coal Corporation, which we refer to as the merger.

Who are Majority Shareholders and Who are Minority Shareholders

         The majority shareholders will be the 70 shareholders who:

         o hold of record the highest percentage of the common shares as of the close of business on the election deadline, _____________, 2002;

         o are eligible to be shareholders in an S corporation under applicable federal income tax laws; and

         o   by the election deadline, ______________, 2002:

                 -  elect to remain shareholders of the surviving corporation;

                 - return a properly executed S corporation consent and a properly executed shareholders agreement; and

                 -  deliver the certificates representing their common shares.

For purposes of determining the majority shareholders, we will treat a married couple as a single shareholder and treat shares owned by a trust that is eligible to be an S corporation shareholder as owned by the beneficiary or beneficiaries who are treated as shareholders for purposes of applying the 75-shareholder limitation imposed on S corporations.

         The minority shareholders will be all shareholders that are not majority shareholders.

         We urge you to carefully read "Election to Remain a Kentucky River Shareholder" beginning on page __ of this proxy statement/prospectus if you wish to elect to become a majority shareholder.

Exchange of Minority Shareholders' Common Shares

         As soon as practicable after we complete the merger, we will send each minority shareholder a letter of transmittal to be completed, executed and returned along with certificates for common shares held by the minority shareholder. Once we receive a minority shareholder's completed letter of transmittal and share certificate(s), we will send to the holder the cash and the subscription rights that the holder is entitled to receive. We will not pay interest on any consideration to be paid pursuant to the restructuring.

U.S. Federal Income Tax Consequences of the Restructuring

         The following discussion describes the material U.S. federal income tax consequences of the restructuring and expresses the opinion of McKee Nelson LLP, our special tax counsel, insofar as it relates to legal conclusions with respect to federal income tax matters. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to you. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations, and current administrative rulings and court decisions, all of which may be changed. Future changes could be retroactive.

         The following discussion does not comment on all federal income tax matters affecting the restructuring. It focuses on shareholders who are individual citizens or residents of the United States and has only limited application to domestic corporations, estates and trusts. It does not address the tax consequences of the restructuring on shareholders that are foreign corporations, foreign partnerships, foreign estates or trusts, or nonresident aliens. This discussion applies only if you hold your common shares as capital assets within the meaning of Internal Revenue Code Section 1221, and does not apply to common shares that you have received pursuant to the exercise of options or similar securities or otherwise as compensation, common shares that you hold as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment. In addition, this discussion does not apply to you if you are a shareholder (such as a financial institution, insurance company, tax-exempt organization, individual retirement account, or broker-dealer) who may be subject to special tax rules. This discussion does not consider the effect of any foreign, state, local or other tax laws.

         No ruling has been or will be requested from the IRS regarding any matter affecting the restructuring. Instead, we will rely on opinions and advice of our counsel, which will be based on the accuracy of factual representations made by us. Unlike an IRS ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts.

         Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the tax consequences of the restructuring to you, including the application and effect of foreign, state, local or other tax laws.

Minority Shareholders

Sale or Exchange Treatment. If you exchange your common shares for cash and subscription rights in the merger, you will be treated as having sold all of your common shares for the sum of the cash consideration received and the fair market value, if any, of the subscription rights that you receive in the merger. As a result, you will recognize gain or loss equal to the difference between the amount of cash received and the fair market value, if any, of the subscription right and your tax basis in the common shares exchanged. Any such gain or loss will be long-term capital gain or loss if you have held your common shares for more than one year as of the date of the merger. Long-term capital gain recognized by individual shareholders generally will be eligible for a maximum U.S. federal income tax rate of 20 percent. If you are an individual, you generally are permitted to deduct capital losses only to the extent of the sum of your capital gains from other sources plus $3,000 and are permitted to carry unused capital losses to succeeding taxable years, subject to this limitation.

Possibility of Dividend Treatment. You will be eligible for capital gain treatment on the merger if the exchange

         o results in a "complete termination" of your interest in Kentucky River Coal Corporation,

         o results in a "substantially disproportionate" reduction in your interest in Kentucky River Coal Corporation, or

         o   is not "essentially equivalent to a dividend."

These tests are applied by using attribution rules. Under these attribution rules, you will be treated as owning shares actually or "constructively" owned by family members and entities in which you or members of your family own an interest, and shares that you have the right to acquire by exercising options or similar rights.

             o Complete Termination. Although the merger will result in a complete termination of your direct ownership interest in us, it is possible that the merger will not result in a complete termination of your interest. This could occur if, after the merger, family members or related entities continue to own Kentucky River Coal Corporation common shares that are attributed to you under the attribution rules. You may prevent the attribution rules from applying for purposes of this "complete termination" test by filing an agreement with the IRS agreeing not to become a shareholder, director, officer or employee of Kentucky River Coal Corporation for 10 years. If the attribution rules apply and you fail to file this agreement, the exchange of common shares for cash and subscription rights will qualify for capital gain treatment only if you satisfy one of the following two tests.

         o Substantially Disproportionate Distributions. An exchange of common shares for cash and subscription rights will be "substantially disproportionate" if the percentage of the Kentucky River Coal Corporation common shares actually and constructively owned by you immediately after the merger, determined using the attribution rules, is less than 80 percent of the percentage of outstanding shares actually and constructively owned by you immediately before the merger, determined using the attribution rules.

         o Distributions Not Essentially Equivalent to a Dividend. Your exchange of common shares for cash and a subscription right will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate stock interest in Kentucky River Coal Corporation as a result of the transaction constitutes a "meaningful reduction" in your stock interest given your particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." Because we will not be publicly held following the merger, it is unclear whether the IRS would apply this standard to us. We urge you to consult your tax advisor with respect to whether or not any cash and subscription rights that you receive in the restructuring will be characterized as "not essentially equivalent to a dividend."

If your receipt of cash and subscription rights does not qualify for capital gain treatment under one of these three tests, the full amount of the cash and the fair market value of the subscription rights will be treated as a dividend and taxed at ordinary income rates.

Majority Shareholders

Nonrecognition of Gain or Loss by Majority Shareholders. If you are a majority shareholder, you will not recognize any gain or loss in the merger. Your adjusted tax basis in the common shares and your holding period in your common shares will be unaffected by the merger.

Potential Recognition of Gain by Kentucky River Coal Corporation. The distribution of the subscription rights to invest in Kentucky River Properties LLC will result in the realization of taxable gain by us equal to the fair market value of the subscription rights. Because the subscription rights will be exercisable for a limited period of time, at an exercise price intended to reflect the fair market value of the membership units, we believe that the fair market value of the subscription rights will be very small. It is possible, however, that the IRS will disagree and will assert a substantially higher fair market value for the subscription rights.

         Alternatively, it is possible that the IRS would seek to tax us as if we had sold membership units to some or all of the minority shareholders on the merger date. We believe that several factors support our proposed treatment of the transaction, including:

          o the significant period of time between the merger and the first date on which subscription rights may be exercised;

          o the limited time a minority shareholder will have to exercise the subscription rights;

          o the fact that the minority shareholders will have no interest in the earnings of Kentucky River Properties LLC prior to the exercise of the subscription rights;

          o the fact that the exercise price of the subscription rights is intended to represent the fair market value of the underlying assets of Kentucky River Properties LLC; and

          o the fact that proceeds from the exercise of subscription rights will be retained by Kentucky River Properties LLC rather than distributed to Kentucky River Coal Corporation.

However, we cannot be certain that the IRS will not try to recharacterize the transaction.

          If in the future the IRS successfully challenges our treatment of the transaction in a way that requires us to pay corporate-level tax, the economic burden of that tax along with any interest or penalties will be borne by those persons who are shareholders of Kentucky River Coal Corporation at that time.

Interests of Certain Persons in the Restructuring

General

          In considering the restructuring, yu should be aware that each director may have interests in the restructuring.

          The following table lists our directors and the number of common shares each director beneficially owns:

--------------------------------------------------------------------------------
NAME                                                  Shares Beneficially Owned*
----                                                  -------------------------
--------------------------------------------------------------------------------
Chiswell D. Langhorne, Jr.                                      8,466
--------------------------------------------------------------------------------
Catesby W. Clay                                                 7,633
--------------------------------------------------------------------------------
James G. Kenan III                                              7,048
--------------------------------------------------------------------------------
William T. Young                                                1,400
--------------------------------------------------------------------------------
Peter Kirill, Jr.                                                521
--------------------------------------------------------------------------------
Fred N. Parker                                                   160
--------------------------------------------------------------------------------
Gary I. Conley                                                   117
--------------------------------------------------------------------------------
Rutheford B. Campbell, Jr.                                        --
--------------------------------------------------------------------------------
Robert L. Frantz                                                  --
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
*For more information regarding beneficial ownership, please carefully read "Security Ownership of Five Percent Beneficial Owners and Management" beginning on page __ of this proxy statement/prospectus.

          Messrs. Clay, Conley, Kenan, Langhorne and Parker are also managers of Kentucky River Properties LLC. Messrs. Clay, Langhorne, Kenan, Kirill, and Young have an economic interest in the restructuring as shareholders who are expected to be majority shareholders and remain as shareholders after the restructuring. Messrs. Parker and Conley have an economic interest in the restructuring as officers and employees of Kentucky River Coal Corporation. In addition, both hold common shares, and are expected to be minority shareholders and receive cash and subscription rights in the restructuring. Messrs. Campbell and Frantz have no economic interest in the restructuring and do not own any common shares. However, each may be deemed to have an interest because he is a director and is expected to continue as a director after the restructuring. Consequently, each director may be deemed to have an interest in the restructuring. Therefore, in considering the restructuring, you should be aware that no disinterested director has acted solely on behalf of the minority shareholders for the purpose of negotiating or approving the restructuring. Because each director may be deemed to have an interest in the restructuring, the board retained Hilliard Lyons to render its opinion as to the fairness from a financial point of view of the consideration to be received by the minority shareholders in connection with the restructuring.

          After we complete the merger, our officers will also serve as officers of Kentucky River Properties LLC. The aggregate compensation that these officers will receive for serving as officers to both companies will not exceed the compensation that these officers are receiving as officers of Kentucky River Coal Corporation. At this time, we anticipate that these officers will receive their compensation from Kentucky River Properties LLC and that we will reimburse Kentucky River Properties LLC for any work these officers perform on Kentucky River Coal Corporation matters.

          In addition, we anticipate that Messrs. Clay, Conley, Kenan, Langhorne and Parker will continue to serve as directors of Kentucky River Coal Corporation and as managers of Kentucky River Properties LLC after we complete the merger. They will receive director fees and expense reimbursements from both companies to compensate each of them for the additional time and expense of serving on two boards. The fees that they will receive for serving as managers of Kentucky River Properties LLC will be commensurate with the fees that directors of Kentucky River Coal Corporation currently receive. We further anticipate that Messrs. Campbell, Frantz, Kirill and Young will continue to serve as directors of Kentucky River Coal Corporation after we complete the merger.

Concentration of Ownership and Control

          Messrs. Langhorne, Clay, Kenan, Young and Kirill, each a director of Kentucky River Coal Corporation, together beneficially own approximately 33.7% of the Kentucky River Coal Corporation common shares. We anticipate that each of these directors will elect to become a majority shareholder and to remain a shareholder of Kentucky River Coal Corporation after the merger. If this occurs, these directors will hold a higher percentage of the total issued and outstanding common shares and may hold as much as 50% or more of the total issued and outstanding common shares, giving them majority voting control over Kentucky River Coal Corporation.

          For example, if shareholders holding 65% of the outstanding Kentucky River Coal Corporation common shares elect to become majority shareholders and remain shareholders after the merger, Messrs. Langhorne, Clay, Kenan, Young and Kirill would own approximately 51.8% of the common shares. If shareholders holding 70% of the outstanding common shares elect to become majority shareholders, these directors would own approximately 48.1% of the common shares, and if shareholders holding 75% of the outstanding common shares elect to become majority shareholders, these directors would own approximately 44.9% of the common shares.

          In addition, because Kentucky River Coal Corporation will hold the majority of the Kentucky River Properties LLC membership units, after the restructuring these directors may also hold majority voting control over Kentucky River Properties LLC.

Financing and Expenses of the Restructuring

          We estimate that the maximum amount of cash we will need to pay in order to acquire all of the outstanding common shares held by minority shareholders and to pay related fees and expenses of the restructuring is approximately $88 million. We intend to fund these expenses through the liquidation of certain current investments and the use of available cash from operations. In the event we need additional funds, we intend to borrow the funds through short-term borrowings on the most favorable terms available.

          The following is an estimate of the expenses that we will incur in the restructuring, including the cash we will need to pay for outstanding common shares held by minority shareholders:

Payment for Common Shares .......................................... $86,668,000

Fees and Expenses:
        Legal fees and expenses ....................................     900,000
        Financial advisory fees and expenses .......................     270,000
        Engineering fees and expenses ..............................      45,000
        Miscellaneous ..............................................      45,000
        Accounting fees and expenses ...............................      40,000
        Printing fees ..............................................      22,000
        SEC filing fees ............................................      10,000
Total Fees and Expenses ............................................ $ 1,332,000

Total Estimated Expenditures ....................................... $88,000,000

Accounting Treatment

          The restructuring will be accounted for at historical cost, in accordance with accounting principles generally accepted in the United States, because the merged entities and Kentucky River Properties LLC are under common control.

Regulatory Approvals

          Except for the filing of articles of merger with the Commonwealth of Virginia State Corporation Commission, after the shareholders approve the restructuring, the related agreement and the plan of merger, and compliance with federal and state securities laws, we are not aware of any material U.S. federal, state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the restructuring.

U.S. Federal Securities Law Consequences of the Restructuring

          Kentucky River Properties LLC will register the subscription rights to be issued in the restructuring under the Securities Act. However, the subscription rights are subject to restrictions that prohibit their transfer. For more information on these restrictions, we urge you to carefully read "Kentucky River Properties LLC -- Description of Subscription Rights" beginning on page __ of this proxy statement/prospectus.

          Kentucky River Properties LLC will also register the membership units to be issued upon exercise of the subscription rights under the Securities Act. They will be freely tradeable under the Securities Act, except for membership units held by our "affiliates". Our affiliates and affiliates of Kentucky River Properties LLC who receive membership units may resell them only in compliance with Rule 145 under the Securities Act. Persons who become our affiliates or become affiliates of Kentucky River Properties LLC after the restructuring may resell membership units they receive only under the provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

          In addition, the operating agreement contains contractual restrictions on the transfer of membership units. For more information on these restrictions, we urge you to carefully read "Kentucky River Properties LLC -- Description of Operating Agreement and Membership Units" beginning on page __ of this proxy statement/prospectus.

          The registration statement, of which this proxy statement/prospectus is a part, became effective on ______________, 2002. Under applicable law, Kentucky River Properties LLC is required to file certain supplemental and periodic information, documents, and reports with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

          The duty to file these reports will be automatically suspended, however, in any fiscal year other than this fiscal year, if, at the beginning of the fiscal year, less than 300 persons hold the membership units of record. We expect that less than 300 persons will hold the membership units of record on January 1, 2003. If this occurs, Kentucky River Properties LLC's duty to file these reports with the SEC would end on this date.

Differences between the Tax Treatment of Kentucky River Properties LLC and Kentucky River Coal Corporation

          For federal income tax purposes, Kentucky River Properties LLC will be taxed as a partnership and, beginning January 1, 2003, Kentucky River Coal Corporation will be taxed as an S corporation. Although partnerships and S corporations are both treated as pass-through entities for federal income tax purposes, there are several differences between the tax treatment of a LLC that is taxed as a partnership and the tax treatment of an S corporation. While not exhaustive, the following discussion addresses the material differences between the tax treatment of the two entities.

          Entity-Level Tax. As a partnership, Kentucky River Properties LLC will not be subject to entity-level tax and thus will not incur federal income tax liability unless it makes an affirmative election to be taxed as a corporation or is treated as a publicly traded partnership, which is taxed as a C corporation. In contrast, after converting from a C corporation to an S corporation, Kentucky River Coal

Corporation will remain subject to an entity-level tax if it has "built-in gains" within 10 years of becoming an S corporation or in any year in which its passive income exceeds 25% of its gross receipts.

Treatment of Distributions. Under the partnership tax rules, a member of Kentucky River Properties LLC generally will not owe federal income tax on distributions received from Kentucky River Properties LLC to the extent of the member's tax basis in the membership units immediately prior to the distribution. Thus, under the partnership tax rules, distributions in excess of net income previously allocated to the partner will not be taxed to the partner until the partner's tax basis in his membership interest has been reduced to zero. In-kind distributions of property other than cash generally do not result in the recognition of taxable gain or loss by the partnership.

     In contrast, under the S corporation rules, a shareholder of Kentucky River Coal Corporation will not owe federal income tax on distributions to the extent the distributions do not exceed the net amount of taxable income that has been passed through to the shareholder since the S election. If dividends exceed the net income previously passed through to the shareholder, the dividends will be taxed as ordinary income to the extent of the earnings and profits accumulated by Kentucky River Coal Corporation while it was a C corporation. Therefore, a shareholder of an S corporation may be taxed on dividends that exceed previously taxed income, even if those dividends do not exceed the shareholder's basis in his stock. In addition, an in-kind distribution of appreciated property by an S corporation will result in the recognition of taxable gain that is allocated among all shareholders based on their percentage interests in its stock.

Computation of Gain or Loss on Sale of Interests. Under the partnership tax rules, a member of Kentucky River Properties LLC who sells a portion of his membership units will recognize taxable gain or loss equal to the difference between the amount received for the units and a pro rata portion of the member's basis in all of the membership units held prior to the sale. Therefore, even if a member of a partnership acquired units in separate transactions for various prices, the member is not permitted to specifically identify which units were sold. In contrast, a shareholder who acquired shares of Kentucky River Coal Corporation at different times and for different amounts may be permitted to compute gain or loss by specifically identifying the shares sold. As a result, it may be possible for a shareholder to minimize the amount of taxable gain reported by identifying the shares with the highest tax basis as the ones that were sold.

Allocation of Income, Gain, Loss, and Deduction. Although the items of taxable income, gain, loss and deduction recognized by Kentucky River Properties LLC will be allocated among all members in accordance with their percentage interests, a portion of the taxable income will be specially allocated to Kentucky River Coal Corporation because of its contribution of appreciated property to Kentucky River Properties LLC. This will cause the amount of taxable income allocated to members of Kentucky River Properties LLC to differ somewhat from their percentage interests in the membership units.

     In contrast, all taxable income or loss of an S corporation must be allocated among all shareholders based on the number of shares held.

Unrelated Business Income. A member of Kentucky River Properties LLC that is a tax-exempt organization will determine whether its share of the income is unrelated business income at the partnership level based on the activities of Kentucky River Properties LLC. It is possible, therefore, that such income will not be subject to tax as unrelated business income. In contrast, in the case of a shareholder of Kentucky River Coal Corporation that is a tax-exempt organization, the items of income, loss, and deduction that pass through to it following the S election will be taken into account in computing the shareholder's unrelated business taxable income.

Procedural Matters: The tax treatment of the items of income, gain, loss, and deduction of Kentucky River Properties LLC will be determined at the partnership level in a proceeding in which Kentucky River Properties LLC is represented by the tax matters partner. An agreement reached between the tax matters partner and the IRS may be binding on all partners.

     In contrast, as an S corporation Kentucky River Coal Corporation will be subject to an entity-level examination for any corporate-level taxes, such as the built-in gain tax and the passive income tax. However, S corporations are not subject to the entity-level audit rules for the items of taxable income, gain, loss and deduction that are passed through to shareholders.

                 ELECTION TO REMAIN A KENTUCKY RIVER SHAREHOLDER

Election Procedure

     To remain a shareholder after the restructuring, you must qualify as a majority shareholder.

     If you wish to qualify as a majority shareholder, you must be one of the 70 shareholders who:

     o hold of record the highest percentage of the issued and outstanding common shares as of the close of business on the election deadline, ___________, 2002;

     o be eligible to be a shareholder in an S corporation under applicable federal income tax laws; and

     o    by the election deadline, ______________, 2002:

            -    elect to remain shareholders of the surviving corporation;

            - return a properly executed S corporation consent and a properly executed shareholders agreement; and

            -    deliver the certificates representing their common shares.

For purposes of determining the majority shareholders, we will treat a married couple as a single shareholder and treat shares owned by a trust that is eligible to be an S-corporation shareholder as owned by the beneficiary or beneficiaries who are treated as shareholders for purposes of applying the 75-shareholder limitation imposed on S corporations.

Common shares held in street name are owned of record by The Depository Trust Company, which is ineligible to own shares in an S corporation. Therefore, if you hold your common shares in street name and wish to elect to remain a shareholder, you must transfer your shares into your name as a record holder before the election deadline, so that we may determine if you qualify as one of our 70 largest shareholders. To accomplish this transfer, you should contact your broker or other nominee holding your common shares and request that they transfer your shares into your name as a record holder as soon as possible.

     Based on the total number of common shares held of record on as of February 1, 2002 by shareholders that we believe are eligible to hold shares in an S corporation, we expect that the number of common shares that you will need to hold in your name to qualify as one of our 70 largest shareholders will be between 150 and 200 common shares. The actual calculation of our 70 largest shareholders will be based on the record ownership of common shares on ____________, 2002, the election deadline. Therefore, we will not know the exact number of common shares that you will need to hold in your name in order to qualify as one of our 70 largest shareholders until the election deadline and that number may be greater than or less than the estimated range that we have provided.

     We are not obligated to complete the merger unless shareholders holding at least 65% of the issued and outstanding common shares elect and are eligible to become majority shareholders, and return all documents, properly executed, necessary to become majority shareholders before the election deadline, _________________, 2002.

Delivery of Certificates

     To qualify as a majority shareholder, you must, among other things, deliver the certificate(s) representing your common shares to us. If you qualify as a majority shareholder, after we complete the merger, we will return your certificate(s) to you with a legend that acknowledges that your shares are subject to the transfer restrictions contained in the shareholders agreement. For more information on the transfer restrictions contained in the shareholders agreement, we urge you to carefully read " -- Shareholders Agreement" beginning on page __ of this proxy statement/prospectus.

     If you elect to become a majority shareholder and deliver your certificate(s) to us, but do not qualify as a majority shareholder, we will send you a letter of transmittal that you must complete and return in order to receive the merger consideration that you are entitled to as a minority shareholder. When we receive your letter of transmittal, we will send you the cash and subscription right to which you are entitled and cancel your share certificates. We will not return your certificate(s) to you if you are a minority shareholder.

     If your share certificate(s) is lost, stolen or destroyed and you wish to qualify as a majority shareholder, you must notify our corporate secretary at our corporate offices, 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507, or by telephone at (859) 254-8498, to have your certificate(s) reissued. In order for us to have sufficient time to reissue your certificate(s) before __________, 2002, the election deadline, please contact our corporate secretary on or before __________, 2002.

Shareholders Agreement

     We believe that this summary describes all material terms of the shareholders agreement. We recommend, however, that you carefully read the shareholders agreement, which is included in this proxy statement/prospectus as Appendix C.

Purpose

     We intend to elect to be treated as an S corporation for federal income tax purposes under section 1362 of the Internal Revenue Code. The primary purpose of the shareholders agreement is to try to keep us from losing our status as an S corporation after we make this election. For a discussion of the importance of our status as an S corporation, we urge you to carefully read "-- Tax Consequences" beginning on page __ of this proxy statement/prospectus. A second purpose of the shareholders agreement is to try to ensure that transfers of common shares comply with the securities laws. A third purpose is to describe our dividend payment policy.

General Operation

     The shareholders agreement tries to achieve its purposes by:

     o    defining the term "transfer" very broadly;

     o imposing an absolute prohibition on any transfer of common shares that is not in full compliance with the terms of the shareholders agreement;

     o permitting only a narrowly defined class of transfers intended to ensure compliance with those provisions of the Internal Revenue Code pertaining to the shareholders of S corporations;

     o providing that we may refuse to recognize or give effect to any transfer not in full compliance with the terms of the shareholders agreement;

     o providing that attempts to transfer common shares that do not comply with the shareholders agreement trigger rights of first refusal under which the shareholder who tried to transfer common shares in violation of the shareholders agreement may be forced to sell those common shares to us or to the other shareholders;

     o providing us with additional rights to force a shareholder to sell that shareholder's common shares to us under specified circumstances;

     o requiring that each shareholder make specified representations and warranties;

     o requiring that anyone to whom common shares are to be transferred make specified representations and warranties;

     o including provisions intended to facilitate the strict enforcement of the shareholders agreement and requiring that a shareholder who causes us to lose our S corporation status must indemnify us against expenses incurred in trying to restore this status; and

     o    including provisions describing our dividend policy.

     These concepts are discussed in more detail below.

Transfer

     The term "transfer," as used in the shareholders agreement, is very broadly defined and is intended to be all-inclusive. The term encompasses any voluntary or involuntary alienation or disposition of common shares whether directly by the shareholder or indirectly by someone else on behalf of the shareholder such as by the representative of the shareholder's estate, by a creditor or by a court. The term includes:

     o    sales, exchanges and assignments;

     o pledges, hypothecations, grants of security interests or other encumbrances;

     o    transfers to trusts;

     o    divisions of property in connection with separation or divorce; and

     o    any other alienation or disposition.

Prohibited Transfers

     Having defined the term "transfer" very broadly, the shareholders agreement works by prohibiting all transfers of common shares unless the transfer proposed falls into a narrowly defined class of permitted transfers.

Permitted Transfers

     Transfers permitted under the shareholders agreement fall into two broad categories:

     o    those not subject to rights of first refusal; and

     o    those that trigger rights of first refusal.

Transfers Not Subject to Rights of First Refusal

     A shareholder may transfer shares without triggering rights of first refusal provided that:

     o    the transfer is to us; or

     o    the transfer is to specified persons; and

     o    the transfer complies with specified conditions.

Specified Persons

     Assuming that the transfer complies with the conditions described below, transfers may be made to the following persons without triggering any rights of first refusal:

     o the transferring shareholder's spouse or specified trusts on behalf of the transferring shareholder's spouse;

     o a child, grandchild, parent, sibling or descendant of the transferring shareholder; or a spouse of any of these individuals; or specified trusts on behalf of any one of these individuals; provided, in each case, that the transfer is of all of the shareholder's shares;

     o the transferring shareholder's spouse or another person pursuant to separation agreement or divorce proceeding; provided that, if as a result of such transfer, the number of our shareholders would increase or the transfer is to a person not qualified to hold shares of an S corporation, we have specified rights to purchase shares. These rights are described in "-- Repurchase on Certain Events" beginning on page __ of this proxy statement/prospectus;

     o the representative of the transferring shareholder's estate. Thereafter, that representative is subject to the same prohibitions on the transfer of shares as are other shareholders and may transfer the shares in the same transactions permitted to other shareholders; or

     o    any person who is already a shareholder.

Conditions

     To be permitted under the shareholders agreement a transfer must comply with specified conditions. These conditions vary depending upon whether or not we have an S corporation election in effect. At times when an S corporation election is in effect:

     o the proposed transferee must be someone who is permitted to be a shareholder of an S corporation;

     o the proposed transfer cannot result in an increase in the number of our shareholders; and

     o the proposed transferee must have agreed to take those actions necessary to assure continuation of our election to be an S corporation.

     In addition, whether or not the proposed transfer is to occur when an S corporation election is in effect, the transferee must have:

     o    agreed to be bound by the shareholders agreement;

     o made the representations described in "-- Representations and Warranties" beginning on page __ of this proxy statement/prospectus; and

     o provided an opinion of counsel that the proposed transfer complies with the securities laws if we request that opinion.

Transfers Subject to Rights of First Refusal

     A shareholder may also transfer common shares to a person not specified in "-- Specified Persons" beginning on page __ of this proxy statement/prospectus, provided that seven conditions are met. These are that:

     o    the transfer proposed is a sale;

     o    the sale will occur pursuant to a bona fide offer;

     o the shareholder first complies with certain rights of first refusal summarized in "-- Rights of First Refusal" beginning on page __ of this proxy statement/prospectus;

     o under circumstances where our repurchase rights are applicable, we have elected not to exercise these rights, summarized in "-- Repurchase on Certain Events" beginning on page __ of this proxy statement/prospectus;

     o    the sale is of all the common shares held by that shareholder;

     o the sale complies with the conditions described in "-- Conditions" beginning on page __ of this proxy statement/prospectus; and

     o    the sale is consummated within 90 days.

Rights Of First Refusal

     Rights of first refusal apply in any instance in which a shareholder wishes to sell shares to a person not listed in "-- Specified Persons" beginning on page __ of this proxy statement/prospectus. As previously noted, the only type of transfer that is permitted to be made to any person not under the heading "Specified Persons" is a sale. The rights of first refusal require that a shareholder desiring to sell shares to a person not listed under the heading "Specified Persons" first:

     o provide us with a written description of the terms of the proposed sale together with any other information reasonably requested by us;

     o give us the right to purchase all but not less than all of the common shares; and

     o give our other shareholders and us the right to purchase all but not less than all of the common shares if we do not exercise our right of first refusal.

If neither we nor the nonselling shareholders exercise the rights of first refusal, then the shareholder may proceed with the sale to the third party.

Repurchase On Certain Events

     In specified instances in which we would have the right to purchase common shares from a shareholder pursuant to our rights of first refusal, we may instead exercise a right to purchase the common shares pursuant to specified repurchase rights. These instances are:

     o in the event that the representative of a deceased shareholder's estate desires to sell the common shares; or

     o in the event that the trustee of a trust desires to sell the common shares.

     In addition, we are entitled to exercise repurchase rights in two further circumstances without regard to whether these involve a sale where we would also have the option of instead exercising rights of first refusal. These are:

     o changes in the identity or number of beneficiaries of a trust if, as a result of any such change, the trust ceases to be the type of trust qualified to hold shares of an S corporation or the number of our shareholders is increased; or

     o if divorce proceedings or a separation agreement will result in a transfer of shares which would increase the number of shareholders, would result in an increase in the number of our shareholders even if no transfer is involved or would result in a transfer of shares to a person not qualified to hold the shares of an S corporation.

These repurchase rights are intended to enable us to ensure that we do not violate the 75 shareholder limit imposed on S corporations by the Internal Revenue Code.

     A significant distinction between purchases pursuant to rights of first refusal and purchases pursuant to our repurchase rights is the method of pricing. Purchases made pursuant to rights of first refusal will generally be on the same terms and conditions on which the third party has offered to purchase except that we may elect to pay the present value of any deferred compensation and the selling shareholder and we may in some instances elect to be paid or to pay, as applicable, in installments. In contrast, purchases made pursuant to repurchase rights will be priced based on the fair market value of the common shares where the fair market value of the shares is to be determined based upon our appraised value as determined by the appraisal firm that determines our fair market value on an annual basis. If either party disputes the price as so calculated, procedures for obtaining additional appraisals are provided. As is the case with purchases pursuant to the exercise of rights of first refusal, if we exercise our repurchase rights, the selling shareholder and we may in some instances elect to be paid or to pay, as applicable, in installments. In addition to differences in pricing, there are also differences in the timing of the closing of purchases pursuant to rights of first refusal and purchases pursuant to repurchase rights.

Representations And Warranties

     Each person who elects to become a majority shareholder in the restructuring must represent that such shareholder is an eligible shareholder of an S corporation. Persons who later acquire common shares must also represent that they are eligible S corporation shareholders and must, if requested by us, make specified representations designed to ensure compliance with the securities laws.

Enforcement And Indemnification

     Because of the importance of our S corporation election, the shareholders agreement contains a provision that provides that any shareholder who causes a termination of our status as an S corporation is responsible for bearing all expenses, including attorneys' fees and accountants' fees, associated with attempts by us to reinstate our S corporation status. In addition, there are several provisions designed to facilitate the strict enforcement of the shareholders agreement including provisions pursuant to which the shareholders:

     o irrevocably submit to the jurisdiction of state and federal courts sitting in the Commonwealth of Virginia, waive to the fullest extent possible rights to trial by jury, and waive to the fullest extent possible the defense of an inconvenient forum;

     o    agree to the remedies of injunctive relief and specific performance;
          and

     o agree that the remedies provided under the shareholders agreement are cumulative.

Dividend Policy

     The shareholders agreement sets forth our intention to make cash distributions at least quarterly to our shareholders. The shareholders agreement further provides that we will endeavor to distribute an amount at least sufficient to enable shareholders to pay federal and state income taxes attributable to ownership of common shares based on the highest applicable individual combined federal and state income tax rates. The shareholders agreement makes clear, however, that this dividend policy is only a statement of our intentions and that we may pay dividends only if, when and as declared by the board. The board is under no obligation to authorize the payment of dividends under circumstance where, in the view of the board, such authorization would be unlawful or inconsistent with their fiduciary duties.

     Our present intention is to distribute at least 80% of our taxable income during the first five years after the restructuring and thereafter to distribute at least 50% of our taxable income. The amount we distribute will be subject to change and will depend on a number of factors including earnings, general economic conditions and anticipated acquisitions.

S Corporation Consent

     We will file Form 2553 with the IRS, electing to be an S corporation for the taxable year commencing January 1, 2003. To become a majority shareholder, an otherwise eligible shareholder must consent to this election by completing and executing the S corporation consent statement enclosed with this proxy statement/prospectus. In addition to signing and dating the S corporation consent statement, you must include the following information:

     o    your name;

     o    your address;

     o your social security number, or employer identification number if you are an entity;

     o    the number of common shares you own;

     o    the date you acquired the common shares; and

     o the date your tax year ends, which is normally December 31 for an individual.

Shareholders that are trusts may also be required to provide upon request additional documentation of their eligibility to own S corporation common shares, including, if you are qualified subchapter S trust or an electing small business trust, a copy of your election to be treated as either a qualified subchapter S trust or an electing business trust, as applicable.

Federal Income Tax Consequences

     The following discussion describes the material U.S. federal income tax considerations to a majority shareholder of the election by Kentucky River Coal Corporation to be an S corporation and, except as noted below in "State, Local, and Other Tax Considerations", expresses the opinion of McKee Nelson LLP, our special tax counsel, insofar as it relates to legal conclusions with respect to United States federal income tax matters. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to you. This discussion does not consider the effect of any foreign, state, local or other tax laws.

     This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations, and current administrative rulings and court decisions, all of which may be changed. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section are the opinion of our counsel, unless otherwise noted, and are based on the accuracy of representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter regarding the S election. Instead, we will rely on opinions and advice of our counsel. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, a court may not sustain the opinions and statements made here if contested by the IRS. Any contest of this sort with the IRS may materially and adversely affect the value of your common shares. In addition, the costs of any contest with the IRS will be borne directly or indirectly by our shareholders. Furthermore, our tax treatment as an S corporation may be significantly modified by future legislative or administrative changes in the law or court decisions. Any modifications could be applied retroactively.

     Because individual circumstances may differ, we urge you to consult, and rely upon, your own tax advisor to determine the tax consequences to you of continuing to own stock following the S election, including the application and effect of foreign, state, local or other tax laws.

Tax Impact of S Election

     We are currently classified as a "C corporation" for federal income tax purposes. As a result, we currently are subject to federal income tax at the corporate level at rates of up to 35%. In addition, most of our shareholders are subject to federal income tax on all of the dividends they receive from us at rates of up to 38.6%.

         Upon completion of the restructuring, we intend to file an election to be an S corporation. This election will be effective January 1, 2003 and we will continue to be a calendar year taxpayer. The S election will have two significant consequences for our shareholders and us. First, as an S corporation, we will no longer be subject to federal income tax at the corporate level, subject to certain exceptions that are described below. Therefore, beginning with our 2003 tax year, we will not pay any federal income tax. Second, our shareholders will include their pro rata share of our income, gain, loss and deduction in computing their federal income tax liability. However, we expect that most of our income will be taxed to our shareholders at long-term capital gains rates of 20%, and our shareholders generally would not be taxed on the receipt of dividends from us.

Pass-through Treatment

         Because we will be treated as an S corporation, beginning January 1, 2003 all of our income, gain, loss and deduction, including our proportionate share of the income, gain, loss and deductions of Kentucky River Properties LLC, will be passed through to our shareholders in proportion to their stock ownership in their taxable years that include the end of our calendar taxable year. The character of these items is generally determined at the corporate level. Because our principal asset will be our investment in Kentucky River Properties LLC, the character of these items will depend on the tax treatment of Kentucky River Properties LLC as a partnership. For more information, we urge you to carefully read "Kentucky River Properties LLC - Tax Considerations" beginning on page __ of this proxy statement/prospectus. You will be taxable on your proportionate share of our income regardless of the amount of dividend distributions that you receive. The income that is passed through to you will also increase your basis in your common shares.

         Because we will contribute appreciated property to the Kentucky River Properties LLC, we will receive an allocation of taxable income from the Kentucky River Properties LLC that will exceed the amount of cash distributions that we receive from the Kentucky River Properties LLC. Therefore, the amount of taxable income that will be allocated to you following the S election will exceed the amount of dividends that you receive. However, a substantial portion of the income that will be allocated to you is expected to be characterized for tax purposes as long-term capital gain, which for individuals is subject to a maximum federal income tax rate of 20%, which is significantly lower than the maximum tax rate on ordinary income, which under current law will be 38.6% for 2003, 37.6% for both 2004 and 2005, and 35% for 2006 and later.

Tax Treatment of Dividend Distributions

         Beginning in 2003, dividends that we pay to you will be tax-free to the extent they do not exceed the net amount of taxable income that has been passed through to you under the S corporation rules and to the extent they do not exceed your stock basis. If dividends of previously taxed income exceed your stock basis, this amount will be a capital gain to you. Dividends in excess of the net amount of income that has been passed through to you under the S corporation rules will be treated as ordinary income to the extent of the earnings and profits that we have accumulated as a C corporation.

Potential General Loss Limitation

         Although you will be entitled to take into account any losses passed through to you, you will only be able to deduct such losses to the extent of your tax basis in your common shares. In determining your basis in the common shares, income items will increase your basis and tax-free distributions will reduce your basis prior to the limitation on loss. Losses disallowed to you as a result of this limitation will carry forward indefinitely and will be treated as incurred in the succeeding year with respect to you.

Other Potential Loss Limitation

           After the determination of your general loss limitation, your losses may be further limited by the passive loss rules. Unless you "materially participate" in our activities, you generally will be able to deduct any taxable losses that are passed through to you only to the extent of your passive income from us and other passive activities. Consequently, any passive losses that we generate and that are allocated to you will not be available to offset salary, active business income, or dividends, interest and similar forms of "portfolio" income, which include your share of our portfolio income. Again, losses are only suspended until you have passive income.

Limitations on Interest Deductions

         The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." A shareholder's investment interest expense will include his share of any interest expense that we incur that is attributed to our portfolio income, such as dividends and interest, and the portion of interest expense incurred by the shareholder to purchase or carry common shares to the extent attributable to our portfolio income.

         The computation of a shareholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry the common shares.

         A shareholder's share of our income arising from coal, timber and oil and gas royalties will be treated as passive income, which is excluded from the definition of investment income. Similarly, a shareholder's share of any interest expense attributable to our coal, timber and oil and gas income will not be treated as investment interest expense, although it may be limited under the passive loss rules.

Possible Application of Built-in Gains Tax

         Corporations that change their federal income tax status from that of a C corporation to that of an S corporation, as we propose to do, may be subject to a special corporate-level tax on their "built-in gains." If the built-in gains tax applies to us, we could owe a corporate level tax on sales of assets during the first 10 years that we are an S corporation. This tax would be based on the amount by which the fair market value of an asset on January 1, 2003, exceeds its tax basis on that date.

         Most of our coal, timber and oil properties have substantial built-in gains. If we or Kentucky River Properties LLC were to sell any of these assets before December 31, 2012, or if we were to sell any of our membership interests in Kentucky River Properties LLC before that date, we could owe a corporate-level tax on the built-in gain at the rate of 35%. This tax would be in addition to the taxes owed by our shareholders on the pass-through of income, including built-in gains, to them under the S corporation rules. The IRS has ruled, however, that the built-in gains tax does not apply to most coal and timber royalties. Therefore, we do not believe that the built-in gains tax will have a significant effect on us.

Possible Tax on Passive Income

         Following our S election, we could become subject to corporate-level tax on our "passive income" in any year in which our passive income exceeds 25% of our gross receipts. In addition, if our passive income were to exceed 25% of our gross receipts for three consecutive years, we would lose our S corporation status and become taxable as a C corporation. However, for purposes of this rule, our timber, coal and oil and gas royalties generally will not be treated as passive income. Therefore, we expect that our passive income, for purposes of this rule, will be less than 25% of our gross receipts, in which case this rule will not apply.

Potential Loss of S Corporation Status

         Our ability to maintain our status as an S corporation will depend on our compliance with a number of criteria. An S corporation may not have more than 75 shareholders, with a husband and wife being treated as a single shareholder. A "qualified subchapter S trust," which will generally count as one shareholder, and an "electing small business trust," where each potential current beneficiary will count as a separate shareholder, may own shares in an S corporation provided they properly make an election. Corporations, partnerships, nonresident aliens may not own shares in an S corporation.

         In order to ensure compliance with these requirements, a majority shareholder that wishes to continue as a shareholder following the restructuring will be required to execute a shareholders agreement that places restrictions on the transfer of stock by a shareholder. The material provisions of the shareholders agreement are summarized in "-- Shareholders Agreement" beginning on page __ of this proxy statement/prospectus, and a copy of the shareholders agreement is attached to this proxy statement/prospectus as Appendix C.

         If we were to have more than 75 shareholders in the future, or if any of our common shares were to be acquired by an ineligible shareholder, such as a corporation, partnership or nonresident alien or a trust that fails to qualify as an S corporation shareholder, we could lose our S election. We would nevertheless be able to maintain our status as an S corporation by receiving an IRS ruling that the termination of our S election was "inadvertent." If the IRS were to determine that the termination of our S status was not inadvertent, we would become subject to corporate-level tax as a C corporation and would not be eligible to make another S election for five years.

Shareholder Unrelated Business Income Tax

         Some tax-exempt organizations, such as charities and some pension plans, may own stock in an S corporation; however, the stock in an S corporation is an interest in an unrelated trade or business. As a result, in the case of a tax-exempt organization that is a majority shareholder, the items of income, loss, and deduction that pass through to it following an S election will be taken into account in computing its unrelated business taxable income.

Administrative Matters

Information Returns

         We intend to furnish to each shareholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each shareholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the shareholder's share of income, gain, loss and deduction. It is possible that these accounting and reporting conventions will yield a result that fails to conform to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS.

Consistency Requirement

         We will file a Form 1120S for the relevant taxable year. You must treat your share of our income, gain, loss and deduction on your individual federal income tax return consistently with their treatment on our return. In all events, this consistency rule does not apply if you notify the IRS of the inconsistency.

         In the event that we do not supply you with a copy of our Form 1120S, you will satisfy the consistency requirement if you file consistently with the information supplied by us on the Schedule K-1 sent to you, even if the Form 1120S differs in some way, provided that you file a special election.

Assessments and Statute of Limitations

         As an S corporation, we can be liable only for certain taxes, described above, such as the corporate-level passive income tax and the built-in gain tax. The IRS will audit these taxes at the corporate level. Our filing of the Form 1120S will start the statute of limitations running in regard to these corporate-level taxes.

         In regard to the tax treatment of your share of our income, gain, loss and deduction, these items are determined in a separate proceeding individually with each shareholder, rather than at the corporate level. The statute of limitations will run separately for each shareholder.

Penalties

         A penalty may apply at the corporate level in the event that we have a deficiency in regard to the built-in gain tax or the passive income tax because of negligence or disregard of rules. We are also liable for a penalty if we fail to file our Form 1120S on time or if we fail to make a payment of tax.

         Similarly, shareholders may be subject to penalties if they fail to file a tax return and/or fail to pay tax. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion. A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

         o  for which there is, or was, "substantial authority"; or

         o as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

State, Local and Other Tax Considerations

         In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, we urge you to consider their potential impact on your investment in us on your state and local taxes. We will initially own property or do business in Kentucky, Maryland and Florida. Kentucky and Maryland currently impose a personal income tax. A shareholder will likely be required to file state income tax returns and to pay state income taxes in these states on the shareholder's share of any income earned by us and allocated to the shareholder, and may be subject to penalties for failure to comply with those requirements.

         In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a shareholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular shareholder's income tax liability to the state, generally does not relieve a nonresident shareholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to shareholders for purposes of determining the amounts distributed by us. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

         Counsel has not rendered an opinion on the state or local tax consequences of an investment in us. We urge you to investigate the legal and tax consequences, under the laws of pertinent states and localities, of your investment in us. Accordingly, we urge you to consult, and depend upon, your own tax counsel or other advisor with regard to those matters. Further, it is your responsibility to file all state and local, as well as United States federal tax returns that may be required of you.

                          KENTUCKY RIVER PROPERTIES LLC

Formation and Contribution of Assets

         Kentucky River Properties LLC is a Delaware limited liability company and our wholly owned subsidiary. We formed this company on February 14, 2002 in connection with the restructuring and it currently has no business operations or assets. It is operated in accordance with an operating agreement. We urge you to carefully read "-- Description of Operating Agreement and Membership Units" beginning on page __ of this proxy statement prospectus for a summary of the material provisions of the operating agreement. We have attached a copy of the operating agreement to this proxy statement/prospectus as Appendix D.

         After completion of the merger, but no later than November 30, 2002, we will contribute all of our assets to Kentucky River Properties LLC, and Kentucky River Properties LLC will assume all of our obligations. As a result, it will become the operating company for our current business.

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

         As part of the restructuring, Kentucky River Properties LLC will issue to us membership units in an amount so that we hold the number of membership units equal to the number of common shares held by the majority shareholders immediately before the merger. In addition, each minority shareholder will receive a subscription right to acquire a number of membership units up to the number of common shares held before the merger for a purchase price of $4,000 per unit. Therefore, if you are a minority shareholder, you will have the opportunity to acquire an ownership interest in Kentucky River Properties LLC proportionate to your ownership interest in Kentucky River Coal Corporation before the merger.

Description of Subscription Rights

         We believe that this summary describes all material provisions of the subscription right that you will receive in the restructuring if you are a minority shareholder. We recommend, however, that you carefully read the form of subscription right, which is included in this proxy statement/prospectus as Appendix B.

Exercise Price and Terms

         The subscription rights will become exercisable, at an exercise price of $4,000 per unit beginning on the exercise date, which will be the later of the following:

         o        120 days after the completion of the merger; or
         o        December 1, 2002.

Each minority shareholder may exercise the subscription rights for a 30-day period beginning on the exercise date and may acquire a number of membership units up to the number of common shares held before the merger. You may exercise the subscription rights at any time during normal business hours on any business day during the exercise period by surrendering the subscription right certificate to Kentucky River Properties LLC, with the notice of exercise properly completed and signed, together with payment of the exercise price. Each minority shareholder may exercise the subscription rights in whole or in part beginning on the exercise date until they expire 30 days later. No fractional membership units will be issued upon exercise of the subscription rights.

         By exercising the subscription rights, you agree to be bound by the terms of, and will be deemed to have executed, the operating agreement governing Kentucky River Properties LLC. For a description of this agreement, we urge you to carefully read "-- Description of Operating Agreement and Membership Units" beginning on page __ of this proxy statement/prospectus.

         Before the date the subscription rights become exercisable, we will send each holder of a subscription right a supplement to this proxy statement/prospectus which will update information contained in this document.

Subscription Right Holders Are Not Unit Holders

         The subscription rights do not provide you with any interest in the income or losses of Kentucky River Properties LLC for any period before the exercise date. In addition, the subscription rights do not provide you any voting, preemptive or other rights as a holder of membership units.

Transfer

         You may not transfer the subscription rights under any circumstances. A subscription right is only exercisable by the shareholder to whom it is originally issued or that shareholder's heirs or successors.

         You may transfer the membership units issued upon the exercise of any subscription right only in accordance with federal and state securities laws and the terms of the operating agreement. For more information on the transfer restrictions in the operating agreement, we urge you to carefully read "-- Description of Operating Agreement and Membership Units" beginning on page __ of this proxy statement/prospectus.

Adjustments

         The exercise price and the number of membership units issuable upon exercise of the subscription rights is subject to adjustment if any of the following extraordinary events occur:

         o any recapitalization or reorganization of Kentucky River Properties LLC;

         o any reclassification or change in the membership units issuable under the subscription rights;

         o any consolidation or merger of Kentucky River Properties LLC into another company; or

         o any sale or transfer to another company of Kentucky River Properties LLC's property as an entirety or substantially as an entirety.

         We do not anticipate that any of these extraordinary events will occur before expiration of the subscription rights. However, if any of these extraordinary events do occur before expiration of the subscription rights, the successor or acquiring corporation is required to issue new subscription rights with identical terms to the existing subscription rights, except that the new subscription rights will entitle the holder to receive the kind and amount of consideration that the holder would have been entitled to in connection with the extraordinary event, if the existing subscription rights had been exercised immediately before the extraordinary event and the new subscription right will provide for adjustments as nearly equivalent as practicable on the occurrence of any of the events listed above.

Description of Operating Agreement and Membership Units

         The rights, privileges, obligations and restrictions associated with membership in Kentucky River Properties LLC are found in its operating agreement. The operating agreement also governs the operations of Kentucky River Properties LLC and establishes the powers and responsibilities of the management committee of Kentucky River Properties LLC. We believe that this summary describes all material terms of the operating agreement. We recommend, however, that you carefully read the operating agreement, which is attached to this proxy statement/prospectus as Appendix D.

Purpose

         Kentucky River Properties LLC may engage in:

         o the business of leasing, operating, managing, licensing, franchising, purchasing, selling and/or developing natural resources;

         o any other commercial activity approved by the management committee;

         o such additional activities and making such additional investments as the members may approve; and

         o any and all activities related or incidental to these purposes.

         The management committee of Kentucky River Properties LLC is authorized in general to perform all acts deemed necessary to conduct the business of Kentucky River Properties LLC and to accomplish its purposes.

Issuance of Membership Units

         If the reorganization is approved, Kentucky River Properties LLC will issue the following:

         o membership units to us in an amount so that we will hold the number of membership units equal to the number of common shares held by the majority shareholders immediately before the merger, and

         o subscription rights for a number of membership units equal to the number of common shares held by minority shareholders.

         The interests of the members in Kentucky River Properties LLC will be divided into membership units. If you exercise your subscription rights, you will be eligible to receive newly issued membership units in Kentucky River Properties LLC. When issued, all membership units will be fully paid and nonassessable. Although the interests of the members in Kentucky River Properties LLC will be divided into and denominated in membership units, the membership units will not be represented by certificates. Instead, ownership of membership units will be established by appropriate amendment of Exhibit A of the operating agreement to include specified information with respect to each owner of membership units, including the owner's name and the number of membership units owned.

         The management committee has the power to require that you provide evidence that you have the authority to become a member and to be bound by the operating agreement. This power is most likely to be exercised if you are a business entity or trust rather than if you are individual. If you are a business entity or trust, the evidence required would most likely consist of the documents pertaining to your organization, existence and governance. For example, if you are a corporation, the evidence required would likely consist of a certificate of good standing from the state in which you are incorporated, your certificate of incorporation, bylaws and any resolutions of your directors or stockholders relevant to your acquisition of the membership units. Trusts and other forms of business entities would produce corresponding evidence. In the future, Kentucky River Properties LLC may issue membership units to new members. In this instance, the evidence required with respect to authority to become a member and to be bound by the operating agreement is anticipated to be the same as that described above.

         The management committee also has the power to require that you execute documents that the management committee believes appropriate to effect your admission as a member. It is not anticipated that the management committee will exercise this authority with respect to membership units acquired through the exercise of subscription rights beyond the requirement that you execute the notice of exercise attached to the subscription right. The notice of exercise contains a provision that will cause your execution of that document to also constitute execution of the operating agreement. In the future, Kentucky River Properties LLC may issue membership units to new members. In this instance, it is anticipated that the management committee will require that the acquiror execute the operating agreement. It is not presently anticipated that the management committee will require that the acquiror execute documents in addition to the operating agreement. Nevertheless, the management committee has the power to require that additional documents be executed if the management committee believes this appropriate in light of the circumstances.

         If any person becomes the beneficial owner of membership units but does not become a member, whether through the failure to sign the operating agreement or for any other reason, that person will be entitled to receive distributions and other economic rights related to ownership of the membership units but will not be entitled to voting rights, to access to information concerning Kentucky River Properties LLC or to any other rights associated with membership.

Representations and Warranties of Members

         By exercising your subscription rights, you will be making a number of representations and warranties to Kentucky River Properties LLC and every other member. Among these representations and warranties are the following:

         o you have the full power and authority to enter into and perform the operating agreement and the operating agreement constitutes a legal, valid, and binding obligation for you;

         o neither your execution, delivery, and performance of the operating agreement nor the consummation by you of the transactions contemplated by the operating agreement conflict with, violate or result in a breach of any law, any agreement or arrangement to which you are a party or by which you are bound or will result in the imposition of any lien on your material properties or assets; and

         o there are no actions, suits, proceedings, or investigations pending or threatened against or affecting you or any of your property which, if decided against you, could reasonably be expected to materially impair your ability to perform your obligations under the operating agreement or materially and adversely effect your financial condition.

Capital Accounts

         Kentucky River Properties LLC will establish a capital account for each member. The initial capital account balance will be equal to the member's capital contribution. The capital account will be increased by the member's share of income and decreased by distributions and the member's share of net losses and deductions. The capital accounts will be used to determine relative distributions upon liquidation, as set forth in the following paragraph. You will not be entitled to the return of any part of your contribution or to be paid interest on either your capital account or your capital contributions. If you transfer your membership units, your capital account balance with respect to the transferred membership units will be credited to the new owner of the membership units at its then current balance, regardless of the price paid in the transfer.

Distributions

         The operating agreement requires that Kentucky River Properties LLC distribute its net cash flow, if any, not later than 30 days after the end of each fiscal quarter, to the members in proportion to the number of membership units owned. The term "net cash flow" is defined in the operating agreement as the gross cash proceeds of Kentucky River Properties LLC minus the portion thereof used to pay or establish reserves for expenses, debt payments, capital improvements, replacements, and contingencies, as determined by the management committee. The definition further provides that net cash flow will not be reduced by depreciation, amortization, cost recovery deductions or similar allocations, but will be increased by any reduction in reserves previously established. The term "gross cash proceeds" is not defined in the operating agreement but is intended to include all cash received by Kentucky River Properties LLC from any source for any reason. Thus, gross cash proceeds include all cash received by Kentucky River LLC in the ordinary course of business as the result of operating, investing or financing activities as well as all cash received from dispositions or other extraordinary events.

         While the operating agreement requires that Kentucky River Properties LLC distribute 100% of its net cash flow, whether there is any net cash flow to distribute will depend upon both the level of gross cash proceeds and upon the portion of gross cash proceeds used to pay or establish reserves for expenses, debt payments, capital improvements, replacements, and contingencies. To the maximum extent consistent with its fiduciary duties, the management committee of Kentucky River Properties LLC, will endeavor to limit discretionary payments so as to distribute net cash flow on a quarterly basis to each member in proportion to such member's percentage interest in Kentucky River Properties LLC in an amount at least sufficient to enable members to pay federal and state income taxes attributable to ownership of membership units based on the highest applicable individual combined federal and state income tax rates. The management committee anticipates limiting discretionary payments so as to distribute a greater amount: at least 90% of Kentucky River Properties LLC's taxable income during the first five years after the restructuring and thereafter at least 50% of Kentucky River Properties LLC's taxable income.

         Members may not receive a distribution from Kentucky River Properties LLC to the extent that, after giving effect to the distribution, all liabilities of Kentucky River Properties LLC, other than liability to members on account of their capital contributions, would exceed the fair value of its assets.

Allocations

         The operating agreement requires that Kentucky River Properties LLC allocate its economic profits and losses to the members in proportion to the number of membership units owned. The management committee will make any elections or other decisions relating to the allocations in any manner that reasonably reflects the purpose and intention of the operating agreement. For tax purposes, profits and losses will be allocated as required by existing rules and regulations of the IRS.

Disposition of Membership Units; Restrictions on Transfer

         You will not be permitted to freely transfer or sell your membership units unless the transfer is permitted under the operating agreement. Attempts to transfer membership units in ways that are not permitted are generally null and void. Permitted transfers of membership interests include transfers to the following persons:

         o    your spouse, child, parent, grandparent or sibling;

         o a revocable trust established for the benefit of your spouse, child, parent, grandparent or sibling;

         o any person whose tax basis in the membership units is determined by reference to your tax basis in the membership units;

         o your administrator or trustee if the membership units are transferred involuntarily by operation of law; or

         o any transferee not described above, but only if the transfer would not cause Kentucky River Properties LLC to be classified as a "publicly traded partnership" within the meaning of the United States tax code.

         You may not conduct a transfer unless certain conditions are met, including the following:

         o the transferee has provided evidence that he or she has the authority to become a member and to be bound by the operating agreement;

         o you and the transferee have provided Kentucky River Properties LLC with information reasonably requested by Kentucky River Properties LLC, including the transferee's taxpayer identification number or social security number;

         o you and the transferee have executed and delivered to Kentucky River Properties LLC documents and instruments of conveyance as may be necessary or appropriate to effect the transfer and admission of the transferee as a member (including a copy of this operating agreement) and to indicate that the transferee has assumed all of your obligations with respect to the membership units; and

         o the management committee determines that all of these requirements have been met.

Role of Members

Voting. Each member has one vote per membership unit. As a member, you have the right to vote only on those matters specifically reserved for a member vote in the operating agreement or as required by the Delaware Limited Liability Company Act. Except for the right to vote on those specific matters, members do not have any right to take part in the management of Kentucky River Properties LLC. Among the matters reserved for a member vote are the election of managers to the management committee and the taking of action in connection with any of the following matters:

         o    any act in contravention of the operating agreement;

         o any transaction between Kentucky River Properties LLC and any member or manager which the management committee does not determine is on an arm's-length basis;

         o any transaction to dissolve, wind up and liquidate Kentucky River Properties LLC; or

         o any transaction by Kentucky River Properties LLC to merge or consolidate with another entity.

         All matters coming to a vote of members will be determined by the affirmative vote or written consent of the members holding a majority of the then-outstanding membership units.

         Kentucky River Coal Corporation will own a majority of the outstanding membership units and will be able to control the election of the management committee and other matters that come to a vote of members.

Meetings. Kentucky River Properties LLC will have an annual meeting of members on a date determined by the management committee and may have a special meeting of members at any time at the request of the President, the Chairman of the management committee or at least 10% of the members. Notices will be sent to members of the time and place of any meeting of members. Members may vote by proxy. Any action that could be taken at a meeting of members may be taken by a written consent of the members.

Liability of Members. You will not be personally liable for a debt, obligation or liability of Kentucky River Properties LLC solely by reason of being a member.

Right to Information; Confidentiality. Kentucky River Properties LLC is required to keep books, records and other information concerning its business at its principal office. Financial records will be maintained on an accrual basis for both tax and financial reporting purposes.

         Kentucky River Properties LLC will distribute to each member the following:

         o an annual appraisal of its fair market value, which shall be undertaken by an independent appraisal firm;

         o necessary tax information, no later than five months after the end of each fiscal year;

         o a copy of its year-end financial statements, no later than 120 days after the end of each fiscal year; and

         o a copy of its balance sheet and the related statements of operations and cash flow, no later than 90 days after the end of each of the first three fiscal quarters of each fiscal year.

         As a member, you may, at your own cost and expense, upon reasonable written notice, during reasonable business hours, for a proper purpose, and subject to other reasonable standards and limitations, inspect the contents of specified books and records of Kentucky River Properties LLC. In return for providing this information to you, Kentucky River Properties LLC requires that you agree to hold in strict confidence any information, other than the financial information distributed to each member as described in the last paragraph, that is not publicly available regarding the business, affairs, properties and financial condition of Kentucky River Properties LLC that you may receive from it.

Management

         The property, business and affairs of Kentucky River Properties LLC shall be managed by or under the direction of a management committee. The management committee will also elect the officers of Kentucky River Properties LLC and will establish the policies and guidelines for the hiring of employees.

Management Committee. Initially, the management committee of Kentucky River Properties LLC will consist of five managers: Catesby W. Clay, Gary I. Conley, James G. Kenan III, Chiswell D. Langhorne, Jr. and Fred N. Parker, each of whom is a director of Kentucky River Coal Corporation. At the 2003 annual meeting the members will elect an additional five managers to the management committee. Managers will serve staggered three-year terms. You should be aware that the provision for a staggered management committee may delay, defer or prevent a change in control and make removal of management more difficult.

         The number of members of the management committee may be changed at the discretion of the management committee. Managers may be removed for any reason by the affirmative vote of the members holding a majority of the then-outstanding membership units. In the event of a vacancy or a newly-created position resulting from an increase in the size of the management committee, the management committee may appoint a new manager to fill the position until the next meeting of members held for the purposes of electing managers.

         Each manager has one vote. The management committee's decisions generally must be approved by the affirmative vote of a majority of the total number of managers then in office or by the written consent of all the managers.

         The management committee has a fiduciary duty to conduct the affairs of Kentucky River Properties LLC in the best interests of the Kentucky River Properties LLC and its members. The management committee is permitted to enter into transactions with any member or manager or any affiliate of a member or manager, as long as the transaction is made on terms and conditions that are no less favorable to Kentucky River Properties LLC than if the transaction had been made with an independent third party. Each manager who performs his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of Kentucky River Properties LLC, and with the care that an ordinarily prudent person would use will not have any liability by reason of being a manager of

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Kentucky River Properties LLC. A manager will not be liable in any manner for a debt, obligation or liability of Kentucky River Properties LLC.

         The management committee has the power to delegate its authority to the officers of Kentucky River Properties LLC, to committees of managers, and to employees, agents and representatives of Kentucky River Properties LLC, as the management committee deems appropriate.

Officers. The officers of Kentucky River Properties LLC will be responsible for conducting the day-to-day business and affairs of Kentucky River Properties LLC, subject to the supervision and direction of the management committee.

         The management committee will elect the officers of Kentucky River Properties LLC. The officers of Kentucky River Properties LLC will include a President, Secretary and Treasurer. The management committee may also elect a Chairman of the management committee, a Vice-Chairman, one or more Vice-Presidents, and any other appropriate officers. The officers of Kentucky River Properties LLC are required to perform their respective duties in accordance with the operating agreement and at the direction of the management committee. Officers of Kentucky River Properties LLC need not be members of the management committee or members of Kentucky River Properties LLC. The management committee will fix the salary of the officers.

         The officers of Kentucky River Coal Corporation currently hold the same position with Kentucky River Properties LLC.

Indemnification

         Kentucky River Properties LLC will provide full indemnification against all liabilities, including judgments, settlements, penalties and fines, and expenses, including counsel fees, expert witness fees and costs of investigation, litigation and appeal, that are actually and reasonably incurred by any person who is or was a manager or officer of Kentucky River Properties LLC or who is or was serving any other entity in any capacity at the request of Kentucky River Properties LLC and who was, is or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or appeal, including an action by or in the right of Kentucky River Properties LLC. Kentucky River Properties LLC may provide the same indemnification for, among others, any person who is or was an employee or agent of Kentucky River Properties LLC. Kentucky River Properties LLC may make advances and reimburse expenses before the final disposition of a proceeding if the person requesting the advance or reimbursement undertakes to repay Kentucky River Properties LLC if it is later determined that the person was not entitled to indemnification. Kentucky River Properties LLC will not provide indemnification for willful misconduct or a knowing violation of the law that was material to the cause of action.

Dissolution and Winding Up

         Kentucky River Properties LLC will continue as a limited liability company until terminated under the operating agreement. Kentucky River Properties LLC must dissolve and commence winding up and liquidating upon the first to occur of any of the following:

         o the vote of the members holding a majority of the then-outstanding membership units to dissolve, wind up, and liquidate Kentucky River Properties LLC;

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

         o the sale or other disposition of all or substantially all of the assets of Kentucky River Properties LLC;

         o the bankruptcy of Kentucky River Properties LLC other than a bankruptcy which contemplates and results in a reorganization; or

         o the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

         In the event of a dissolution and liquidation, the assets of Kentucky River Properties LLC will be applied and distributed as follows:

         o first, to creditors, including members and managers who are creditors, in satisfaction of all of the debts and other liabilities of Kentucky River Properties LLC;

         o second, except as provided in the operating agreement, to members and former members in satisfaction of liabilities for distributions under the Delaware Limited Liability Company Act; and

         o the balance, if any, to the members in accordance with the positive balance in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Amendments

         The operating agreement may be amended as follows:

         o the management committee may amend the exhibits to the operating agreement, which list information about the members and managers, without a vote of the members;

         o other amendments to the operating agreement may be proposed by any manager, which proposal must be approved as to its form by legal counsel for Kentucky River Properties LLC and will be adopted if it receives the affirmative vote of the members holding a majority of the then-outstanding membership units; and

         o amendments that would modify the limited liability of a member or alter the interest of a member in profits, losses, distributions or other items will be authorized only with the consent of each member who would be adversely affected by the amendment.

Power of Attorney

         When you exercise your subscription right, you are appointing each manager as your attorney-in-fact to, among other things, execute and file documents required for the qualification, continuance or dissolution of Kentucky River Properties LLC. The power of attorney also grants the authority for some types of amendments of, and consents and waivers under, the operating agreement.

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Governing Law and Consent to Jurisdiction

     The laws of the State of Delaware will govern the validity of the operating agreement, the construction of its terms, and the interpretation of the rights and duties arising under the operating agreement.

     When you exercise your subscription right, you are agreeing:

     o to submit to the non-exclusive jurisdiction of any state or federal court in Delaware in any action arising out of the operating agreement;

     o that all claims in such an action may be decided in the state or federal court in Delaware;

     o    to waive the defense of an inconvenient forum; and

     o    to the service of process by mail.

Federal Income Tax Considerations

     The following discussion describes the material U.S. federal income tax considerations of an investment in membership units that may be relevant to you and, except as noted below in "State, Local, and Other Tax Considerations," expresses the opinion of McKee Nelson LLP, our special tax counsel, insofar as it relates to legal conclusions with respect to United States federal income tax matters. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to you. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations, and current administrative rulings and court decisions, all of which may be changed. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

     The following discussion does not comment on all federal income tax matters affecting Kentucky River Properties LLC or the members. It focuses on members who are individual citizens or residents of the United States and therefore has only limited application to domestic corporations, estates, and trusts. It does not address the tax consequences of an investment to foreign corporations, foreign partnerships, foreign estates or trusts, or non-resident aliens. In addition, this discussion does not apply to you if you are a shareholder (such as a financial institution, insurance company, tax-exempt organization, individual retirement account, or broker-dealer) who may be subject to special tax rules. This discussion does not consider the effect of any foreign, state, local or other tax laws.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section are the opinion of our counsel, unless otherwise noted, and are based on the accuracy of representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter affecting Kentucky River Properties LLC or its members. Instead, Kentucky River Properties LLC will rely on opinions and advice of its counsel. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, a court may not sustain the opinions and statements made here if contested by the IRS. Any contest of this sort with the IRS may materially and adversely affect the value of the membership units. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the members. Furthermore, the treatment of Kentucky River Properties LLC, or an investment in Kentucky River Properties LLC, may be significantly modified by future legislative or administrative changes in the law or court decisions. Any modifications could be applied retroactively.

     Because individual circumstances may differ, we urge you to consult and rely upon your own tax advisor to determine the tax consequences to you of the ownership or disposition of membership units, including the application and effect of foreign, state, local or other tax laws.

Partnership Status

     A limited liability company organized in the United States generally will be classified as a partnership for federal income tax purposes, unless it affirmatively elects to be taxed as a corporation. Kentucky River Properties LLC will not elect to be taxed as a corporation.

     As a partnership for federal income tax purposes, Kentucky River Properties LLC will not be a taxable entity and will not incur federal income tax liability. Instead, each member of Kentucky River Properties LLC will be required to take into account his share of items of income, gain, loss and deduction of Kentucky River Properties LLC in computing his federal income tax liability, even if no cash distributions are made to him. Distributions by Kentucky River Properties LLC to a member generally are not taxable unless the amount of cash distributed exceeds the member's adjusted basis in his interest.

     Under a special rule of the Internal Revenue Code, publicly traded partnerships are, as a general rule, be taxed as corporations. However, a publicly traded partnership will not be taxed as a corporation if 90% or more of its gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from sales of coal and timber, interest (from other than a financial business), dividends, gains from the sale or lease of real property and gains from the sale or other disposition of capital assets held for the production of income that would constitute qualifying income. Based on our historical operating results, we estimate that at least 90% of the income of Kentucky River Properties LLC will be qualifying income; however, this estimate could change from time to time. Based on this estimate, the factual representations made by Kentucky River Properties LLC and us and a review of the applicable legal authorities, counsel is of the opinion that more than 90% of Kentucky River Properties LLC's gross income constitutes qualifying income.

     If Kentucky River Properties LLC's qualifying income in any taxable year is less than 90% of its gross income, it is possible that Kentucky River Properties LLC could be treated as a publicly traded partnership, and thus taxed as a corporation, if its membership units were held to be readily tradable on a "secondary market" or the "substantial equivalent" of a secondary market. In order to reduce this risk, the operating agreement requires that transfers of membership units (other than gifts, sales to family members, transfers at death and certain nontaxable exchanges) be approved by the management committee, which may disapprove the transfer unless it determines that the transfer would not cause Kentucky River Properties LLC to be a publicly traded partnership. In general, the regulations provide that a partnership will not be a publicly traded partnership if the total number of membership units transferred in a taxable year, other than gifts, sales to family members, transfers at death and certain other nontaxable exchanges, does not exceed 2% of the total number of units outstanding during the year.

     The discussion below is based on the conclusion that Kentucky River Properties LLC will be classified as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. Members, including members whose membership units are held in street name or by nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their membership units, will be treated as partners of Kentucky River Properties LLC for federal income tax purposes. As a partner, a member will be required to report on his income tax return his share of Kentucky River Properties LLC's income, gains, losses and deductions for the taxable year of Kentucky River Properties LLC that ends with or within his taxable year regardless of whether he has received corresponding cash distributions. Although Kentucky River Properties LLC intends to make cash distributions of not less than 90% of taxable income for calendar years 2002 through 2006 and not less than 50% for calendar years after 2006, this is only a statement of Kentucky River Properties LLC's intentions and these distributions may not occur. Consequently, it is possible that a member could be allocated income from Kentucky River Properties LLC even if he has not received a cash distribution.

Treatment of Distributions. A member generally will not owe federal income tax on distributions received from Kentucky River Properties LLC to the extent of his tax basis in his membership units immediately before the distribution. Cash distributions in excess of a member's tax basis generally will be considered to be gain from the sale or exchange of the membership units, taxable in accordance with the rules described in "-- Disposition of Units" beginning on page __ of this proxy statement/prospectus. To the extent Kentucky River Properties LLC's distributions cause a member's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. For more information, we urge you to carefully read "-- Limitations on Deductibility of Losses" beginning on page __ of this proxy statement/prospectus.

     Any reduction in a member's share of Kentucky River Properties LLC's liabilities for which no member bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that member. A decrease in a member's percentage interest in Kentucky River Properties LLC because of its issuance of additional membership units would decrease his share of its nonrecourse liabilities, and thus would result in a corresponding deemed distribution of cash.

     A non-pro rata distribution of money or property, such as a distribution in redemption of a membership unit, could result in ordinary income to a member, regardless of his tax basis in his membership units, if the distribution reduces his share of Kentucky River Properties LLC's "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," as these terms are referred to as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, the member will be treated as having received his proportionate share of Kentucky River Properties LLC's Section 751 assets and having exchanged those assets with Kentucky River Properties LLC in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the member's realization of ordinary income. That income will equal the excess, if any, of:

     o    the non-pro rata portion of that distribution, over

     o the member's tax basis for the share of Section 751 assets deemed relinquished in the exchange.

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

Basis of Units. A member's initial tax basis for his membership units generally will be the amounts paid for the units, plus his share of Kentucky River Properties LLC's liabilities. A member that acquires membership units through the exercise of subscription rights received in the restructuring will include the amount realized on the receipt of the subscription rights in the calculation of his original basis in his units. For more information, we urge you to carefully read "The Restructuring -- U.S. Federal Tax Consequences of the Restructuring" beginning on page __ of this proxy statement/prospectus.

     A member's basis in membership units generally will be increased by his share of Kentucky River Properties LLC's income and by any increases in his share of Kentucky River Properties LLC's liabilities. That basis will be decreased, but not below zero, by distributions received from Kentucky River Properties LLC, by his share of Kentucky River Properties LLC's losses, by any decreases in his share of Kentucky River Properties LLC's liabilities and by his share of Kentucky River Properties LLC's expenditures that are not deductible in computing taxable income and are not required to be capitalized. A member generally will have no share of Kentucky River Properties LLC's debt that is recourse to any other member, but will have a share of Kentucky River Properties LLC's nonrecourse liabilities, generally based on his share of Kentucky River Properties LLC's profits. For more information, we urge you to carefully read "-- Disposition of Units -- Recognition of Gain or Loss" beginning on page __ of this proxy statement/prospectus.

Limitations on Deductibility of Losses. The deduction by a member of his share of Kentucky River Properties LLC's losses will be limited to his tax basis in his membership units. In the case of an individual member (or a corporate member, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations) the deductibility of losses will be limited to the amount for which the member is considered to be "at risk" with respect to Kentucky River Properties LLC's activities, if that at-risk amount is less than his tax basis. A member must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a member or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is increased in a subsequent year. Upon the taxable disposition of a unit, any gain recognized by a member may be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

     In general, a member will be at risk to the extent of the tax basis of his membership units, excluding any portion of that basis attributable to his share of Kentucky River Properties LLC's liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in Kentucky River Properties LLC, is related to the member or can look only to the units for repayment. A member's at-risk amount will increase or decrease as the tax basis of the member's membership units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Kentucky River Properties LLC's liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations may deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. Thus, any passive losses that Kentucky River Properties LLC generates may be available only as an offset against passive income from other sources (or passive income generated by Kentucky River Properties LLC in future years), but not against salary or active business income or portfolio income (such as dividends and interest). Passive losses that are not deductible because they exceed a member's passive income may be deducted in full when he disposes of his entire investment in Kentucky River Properties LLC in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." A member's investment interest expense will include his share of any interest expense that Kentucky River Properties LLC incurs that is attributed to Kentucky River Properties LLC's portfolio income (such as dividends and interest), and the portion of interest expense incurred by the member to purchase or carry a unit to the extent attributable to Kentucky River Properties LLC's portfolio income.

     The computation of a member's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

     A member's share of Kentucky River Properties LLC's income arising from coal, timber and oil and gas royalties will be treated as passive income, which is excluded from the definition of investment income. Similarly, a member's share of any interest expense attributable to Kentucky River Properties LLC's coal, timber and oil and gas income will not be treated as investment interest expense, although it may be limited under the passive loss rules.

Entity-Level Collections. If Kentucky River Properties LLC is required or elects under applicable law to pay any federal, state or local income tax on behalf of any member, Kentucky River Properties LLC is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the member on whose behalf the payment was made. Any such payment could give rise to an overpayment of tax on behalf of a member, in which event the member would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if Kentucky River Properties LLC has a net profit, its items of income, gain, loss and deduction will be allocated among all members in accordance with their percentage interests in Kentucky River Properties LLC.

     Specified items of Kentucky River Properties LLC's income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to Kentucky River Properties LLC by us, which we refer to in this discussion as "contributed property". The effect of these allocations to a member will be essentially the same as if the tax basis of the contributed property were equal to its fair market value at the time of contribution. Because the fair market value of the contributed property will substantially exceed its tax basis, this means that the taxable income allocated to us will be higher than our pro rata share of the economic or "book" income of Kentucky River Properties LLC, while the taxable income allocated to members who have paid cash for their membership units will be somewhat lower than their pro rata share of the "book" income of Kentucky River Properties LLC.

     In addition, recapture income will be allocated to the extent possible to the member who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other members. Finally, although Kentucky River Properties LLC does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of its income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Alternative Minimum Tax. Although it is not expected that Kentucky River Properties LLC will generate significant tax preference items or adjustments, each member will be required to take into account his share of any items of Kentucky River Properties LLC's income, gain, loss or deduction for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective members are urged to consult with their tax advisors as to the impact of an investment in membership units on their liability for the alternative minimum tax.

Tax Rates. In general, the highest effective United States federal income tax rate for individuals is 38.6% for 2003, 37.6% for both 2004 and 2005, and 35% for 2006 and later, and the maximum United States federal income tax rate for net capital gains of an individual is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election. Section 754 of the Internal Revenue Code permits a partnership to make an election to adjust the tax basis in its assets ("inside basis") to reflect the purchase price paid by someone who purchases an interest from another partner. Such an election does not apply to a person who purchases an interest directly from the partnership. The basis adjustment that results from a Section 754 election belongs to the purchaser and not to other partners.

     A Section 754 election would be advantageous if the transferee's tax basis in his membership units is higher than the units' proportionate share of the aggregate tax basis of Kentucky River Properties LLC's assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of Kentucky River Properties LLC's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of Kentucky River Properties LLC's assets. As the tax matters member, we will have the right to decide whether, and under what circumstances, to make a Section 754 election. The rules governing Section 754 elections are complex, and it is possible that we will decide not to make any section 754 election.

Tax Treatment of Operations

Accounting Method and Taxable Year. Kentucky River Properties LLC will use the year ending December 31 as its taxable year and it will adopt the accrual method of accounting for federal income tax purposes. Each member will be required to include in income his share of Kentucky River Properties LLC's income, gain, loss and deduction for Kentucky River Properties LLC's taxable year ending within or with his taxable year. In addition, a member who has a taxable year ending on a date other than December 31 and who disposes of all of his membership units following the close of Kentucky River Properties LLC's taxable year but before the close of his taxable year must include his allocable share of Kentucky River Properties LLC's income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of Kentucky River Properties LLC's income, gain, loss and deduction. For more information, we urge you to carefully read "-- Disposition of Units -- Allocations Between Transferors and Transferees" beginning on page __ of this proxy statement/prospectus.

Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Kentucky River Properties LLC does not expect to have any substantial basis in the properties contributed to it by us. The federal income tax burden associated with the difference between the fair market value of property contributed to Kentucky River Properties LLC and the tax basis established for that property will be borne by us. For more information, we urge you to carefully read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" beginning on page __ of this proxy statement/prospectus.

     Property subsequently acquired or constructed by Kentucky River Properties LLC may be depreciated using accelerated methods permitted by the Internal Revenue Code. If Kentucky River Properties LLC disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a member who has taken cost recovery or depreciation deductions with respect to property owned by Kentucky River Properties LLC may be required to recapture those deductions as ordinary income upon a sale of his membership units. For more information, we urge you to carefully read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" beginning on page __ of this proxy statement/prospectus and "--Disposition of Units--Recognition of Gain or Loss."

     Costs incurred in organizing Kentucky River Properties LLC may be amortized over any period selected by it, but not shorter than 60 months. The costs incurred in promoting the issuance of membership units, known as syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon termination of Kentucky River Properties LLC. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

Coal Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under
Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business.
Section 1231 gains and losses may be treated as capital gains and losses. For more information we urge you to carefully read "-- Sales of Coal Reserves or Timberland" beginning on page __ of this proxy statement/prospectus. In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in "--Coal Depletion." For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined.

     Kentucky River Properties LLC's royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to Kentucky River Properties LLC by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. For more information, we urge you to carefully read "-- Sales of Coal Reserves or Timberland" beginning on page __ of this proxy statement/prospectus. Kentucky River Properties LLC's coal-related income that does not qualify under Section 631(c) generally will be taxable as ordinary income.

Coal Depletion. In general, Kentucky River Properties LLC will be entitled to depletion deductions with respect to coal mined from the underlying mineral property. Kentucky River Properties LLC generally will be entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, Kentucky River Properties LLC will not be eligible for percentage depletion. For more information, we urge you to carefully read " -- Coal Income" above. Because Section 631(c) will apply to most of Kentucky River Properties LLC's coal income, it is unlikely that Kentucky River Properties LLC will generate substantial depletion deductions for coal.

     Any depletion deductions Kentucky River Properties LLC claims generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of Kentucky River Properties LLC's percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. For more information, we urge you to carefully read "-- Tax Consequences of Unit Ownership -- Alternative Minimum Tax" beginning on page __ of this proxy statement/prospectus. In addition, a corporate member's allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner's allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Timber Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(b) provides that, if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of that timber under any contract by virtue of which the owner retains an economic interest in the timber, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business.
Section 1231 gains and losses may be treated as capital gains and losses. For more information, we urge you to carefully read "-- Sales of Coal Reserves or Timberland" below. In computing such gain or loss, the amount realized is reduced by the adjusted basis in the timber, determined as described in "--Timber Depletion." For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut, which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined.

     Proceeds Kentucky River Properties LLC receives from standing timber sales generally will be treated as sales of timber to which Section 631 applies. Accordingly, the difference between those proceeds and the adjusted basis in the timber sold generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. For more information, we urge you to carefully read "-- Sales of Coal Reserves and Timberland" below. Gains from sale of timber by the partnership that do not qualify under Section 631 generally will be taxable as ordinary income in the year of sale.

Timber Depletion. Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber "block") and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes of determining gain or loss on disposition. The tax basis of timber in each timber account is reduced by the depletion allowance for such account.

Sales of Coal Reserves or Timberland. If any coal reserves or timberland are sold or otherwise disposed of in a taxable transaction, Kentucky River Properties LLC will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. In the case of a sale of contributed property, taxable gain will be allocated to us to the extent it does not exceed the difference between the fair market value of the property sold as the date of our contribution to Kentucky River Properties LLC and our adjusted tax basis to Kentucky River Properties LLC immediately after the contribution. For more information, we urge you to carefully review "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" beginning on page __ of this proxy statement/prospectus.

     Generally, the character of any gain or loss recognized upon that disposition will depend upon whether Kentucky River Properties LLC's coal reserves or the particular tract of timberland sold are held by it:

     o for sale to customers in the ordinary course of business, i.e., Kentucky River Properties LLC is a "dealer" with respect to that property,

     o for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code, or

     o as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

     Kentucky River Properties LLC intends to hold its coal reserves and timberland for the purposes of generating cash flow from coal royalties and periodic harvesting and sale of timber and achieving long-term capital appreciation. Although Kentucky River Properties LLC considers strategic sales of coal reserves and timberland consistent with achieving long-term capital appreciation, it does not anticipate frequent sales, or significant marketing, improvement or subdivision activity in connection with any strategic sales. Based on the factors that have been identified by the courts in distinguishing between a particular property held for sale in the ordinary course of business and one held for investment, Kentucky River Properties LLC does not believe that it will be a "dealer" with respect to its coal reserves and timberland. In light of the factual nature of this question, however, it is possible that, if Kentucky River Properties LLC's purposes for holding its properties change, or if its activities with respect to its properties change, Kentucky River Properties LLC could be treated for income tax purposes as a "dealer" in coal reserves or timberland.

     If Kentucky River Properties LLC is not a dealer with respect to its coal reserves or its timberland and it has held the property for more than one year period primarily for use in its trade or business, the character of any gain or loss realized from a disposition of the property will be determined under
Section 1231 of the Internal Revenue Code. If Kentucky River Properties LLC has not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

     A member's distributive share of any Section 1231 gain or loss generated by Kentucky River Properties LLC will be aggregated with any other Section 1231 gains and losses realized by that member from other sources and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

     If Kentucky River Properties LLC is not a dealer with respect to its coal reserves or a particular tract of timberland, and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of
Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon Kentucky River Properties LLC's holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year. Upon a disposition of coal reserves or timberland, a portion of the gain, if any, equal to the lesser of

     o the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or

     o the amount of gain recognized on the disposition, will be treated as ordinary income to Kentucky River Properties LLC.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of membership units will depend in part on Kentucky River Properties LLC's estimates of the relative fair market values, and determinations of the initial tax bases, of its assets, including contributed property. For more information, we urge you to carefully read "-- Tax Consequences of Unit Ownership - Allocation of Income, Gain, Loss and Deduction" beginning on page __ of this proxy statement/prospectus. Although Kentucky River Properties LLC will consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts.

     If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by members might change, and members might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of membership units equal to the difference between the amount realized and the member's tax basis for the units sold. A member's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Kentucky River Properties LLC's liabilities. Because the amount realized includes a member's share of Kentucky River Properties LLC's liabilities, the gain recognized on the sale of membership units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from Kentucky River Properties LLC in excess of cumulative net taxable income for a membership unit that decreased a member's tax basis in that unit will, in effect, become taxable income if the membership unit is sold at a price greater than his tax basis in that unit, even if the price is less than his original cost. Except as noted below, gain or loss recognized by a member, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of membership units held more than 12 months generally will be taxed a maximum rate of 20%. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by Kentucky River Properties LLC. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the membership unit. Thus, it is possible that a member may recognize both ordinary income and a capital loss upon a disposition of membership units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

Allocations Between Transferors and Transferees. In general, Kentucky River Properties LLC's taxable income and losses will be determined annually and will be prorated among the members in proportion to the number of membership units owned by each of them from time to time throughout the year. However, if Kentucky River Properties LLC sells or disposes of any assets outside the ordinary course of business, the resulting gain will be allocated among the members on the date that gain or loss is recognized.

     A member who owns membership units at any time during a quarter and who disposes of those units prior to the record date set for a cash distribution for that quarter will be allocated items of Kentucky River Properties LLC's income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. Kentucky River Properties LLC is required to notify the IRS of any sale or exchange of a membership unit and to furnish specified information to the transferor and transferee. These reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a membership unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the membership unit that is allocated to Kentucky River Properties LLC's goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive Termination. Kentucky River Properties LLC could be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12-month period. A termination would result in the closing of Kentucky River Properties LLC's taxable year for all members and the creation of a "new" partnership for federal income tax purposes. The operating agreement contains provisions designed to limit the portion of interest that may be sold or exchanged within a 12-month period, and therefore Kentucky River Properties LLC believes that it is highly unlikely that Kentucky River Properties LLC will be treated as having been constructively terminated.

Administrative Matters

Information Returns and Audit Procedures. Kentucky River Properties LLC intends to furnish to each member, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each member's share of Kentucky River Properties LLC's income, gain, loss and deduction for its preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, Kentucky River Properties LLC will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the member's share of income, gain, loss and deduction. It is possible that these accounting and reporting conventions will yield a result that fails to conform to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. It is also possible that the IRS will successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the membership units.

     The IRS may audit Kentucky River Properties LLC's federal income tax information returns. Adjustments resulting from any audit of this kind may require each member to adjust a prior year's tax liability, and possibly may result in an audit of that member's own return. Any audit of a member's return could result in adjustments not related to Kentucky River Properties LLC's returns as well as those related to Kentucky River Properties LLC's returns. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters member" for these purposes. The operating agreement appoints us as the tax matters member of Kentucky River Properties LLC.

     The tax matters member will make some elections on Kentucky River Properties LLC's behalf and on behalf of members. In addition, the tax matters member can extend the statute of limitations for assessment of tax deficiencies against members for items in Kentucky River Properties LLC's returns. The tax matters member may bind a member with less than a 1% profits interest in Kentucky River Properties LLC to a settlement with the IRS unless that member elects, by filing a statement with the IRS, not to give that authority to the tax matters member. The tax matters member may seek judicial review, by which all the members are bound, of a final partnership administrative adjustment and, if the tax matters member fails to seek judicial review, judicial review may be sought by any member having at least a 1% interest in profits or by any group of members having in the aggregate at least a 5% interest in profits. Only one action for judicial review will go forward, and each member with an interest in the outcome may participate. However, if Kentucky River Properties LLC has over 100 members and elects to be treated as a large partnership, a member will not have the right to participate in settlement conferences with the IRS or to seek a refund.

     A member must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Kentucky River Properties LLC's return. Intentional or negligent disregard of the consistency requirement may subject a member to substantial penalties.

Nominee Reporting. Persons who hold an interest in Kentucky River Properties LLC as a nominee for another person are required to furnish to it:

     o the name, address and taxpayer identification number of the beneficial owner and the nominee;

     o whether the beneficial owner is a person that is not a United States person, a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or a tax-exempt entity;

     o the amount and description of membership units held, acquired or transferred for the beneficial owner; and

     o specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on membership units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to Kentucky River Properties LLC. The nominee is required to supply the beneficial owner of the membership units with the information furnished to Kentucky River Properties LLC.

Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

     o    for which there is, or was, "substantial authority"; or

     o as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     If any item of income, gain, loss or deduction included in the distributive shares of members might result in that kind of an "understatement" of income for which no "substantial authority" exists, Kentucky River Properties LLC must disclose the pertinent facts on its return. In addition, Kentucky

River Properties LLC will make a reasonable effort to furnish sufficient information for members to make adequate disclosure on their returns to avoid liability for this penalty.

State, Local and Other Tax Considerations

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Kentucky River Properties LLC does business or owns property. Although an analysis of those various taxes is not presented here, each prospective member is urged to carefully consider their potential impact on his investment in Kentucky River Properties LLC. Kentucky River Properties LLC will initially own property or do business in Kentucky, Maryland and Florida. Two of these states currently impose a personal income tax. A member will likely be required to file state income tax returns and to pay state income taxes in these states on the member's share of any income earned by Kentucky River Properties LLC and allocated to the member and may be subject to penalties for failure to comply with those requirements.

     In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require Kentucky River Properties LLC, or Kentucky River Properties LLC may elect, to withhold a percentage of income from amounts to be distributed to a member who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular member's income tax liability to the state, generally does not relieve a nonresident member from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to members for purposes of determining the amounts distributed by Kentucky River Properties LLC. For more information, we urge you to carefully read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections" beginning on page __ of this proxy statement/prospectus. Based on current law and Kentucky River Properties LLC's estimate of its future operations, Kentucky River Properties LLC anticipates that any amounts required to be withheld will not be material. Kentucky River Properties LLC may also own property or do business in other states in the future.

     Counsel has not rendered an opinion on the state or local tax consequences of an investment in Kentucky River Properties LLC. It is the responsibility of each member to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in Kentucky River Properties LLC. Accordingly, you are urged to consult, and to depend upon, your own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each member to file all state and local, as well as United States federal tax returns that may be required of him.

                     COMPARISON OF SECURITY HOLDERS' RIGHTS

     Your rights as a Kentucky River Coal Corporation shareholder are currently governed by the Virginia Stock Corporation Act and by our articles of incorporation and bylaws. After the restructuring, the rights of the majority shareholders will remain the same, except to the extent that they are limited by the shareholders agreement or our election to be treated as an S corporation for federal income tax purposes. Minority shareholders that exercise their subscription rights will become members of Kentucky River Properties LLC, and as such their rights will be governed by the Delaware Limited Liability Company Act and by the certificate of formation and operating agreement.

     There are significant differences between the Virginia Stock Corporation Act and the Delaware Limited Liability Company Act and between our articles of incorporation and bylaws and Kentucky River Properties LLC's certificate of formation and operating agreement. We believe that this summary describes all material differences between your rights as a shareholder and the rights you would have as a Kentucky River Properties LLC member. However, this summary may not discuss everything that is important to you.

     Further, this summary does not discuss the changes in the rights of the majority shareholders as a consequence of the shareholders agreement or as a result of our election to be treated as an S corporation for federal income tax purposes. We urge you to carefully read "Election to Remain a Kentucky River Shareholder -- Shareholders Agreement" beginning on page __ of this proxy statement/prospectus for information on the changes in the rights of the majority shareholders as a consequence of the shareholders agreement. We urge you to also carefully read "Election to Remain a Kentucky River Shareholder -- Tax Consequences" beginning on page __ of this proxy statement/prospectus for information on the tax consequences to majority shareholders as a result of our S corporation election.

Voting Rights

Kentucky River Coal Corporation

     Under Virginia law, each shareholder has one vote per common share on all matters to be voted by our shareholders, including:

     o    the election or removal of directors;

     o    specified amendments to the articles of incorporation;

     o    specified affiliated transactions;

     o    transactions to dissolve, wind up and liquidate the company; and

     o    specified extraordinary corporation transactions.

     Except for the election of directors, which requires a plurality of the votes entitled to be cast, any of the matters listed above must be approved by each voting group entitled to vote on the matter separately by more than two-thirds of all the votes entitled to be cast on the matter by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the matter by each voting group entitled to vote on the matter. Our articles of incorporation do not provide for a greater or lesser vote.

Kentucky River Properties LLC

         Each member has one vote per membership unit. As a member, you would have the right to vote only on those matters specifically reserved for a member vote in the operating agreement or as required by the Delaware Limited Liability Company Act. Except for the right to vote on those specific matters, members do not have any right to take part in the management of Kentucky River Properties LLC. Among the matters reserved for a member vote are the election of managers to the management committee and the taking of action in connection with any of the following matters:

         o        any act in contravention of the operating agreement;

         o any transaction between Kentucky River Properties LLC and any member or manager which the management committee does not determine is on an arm's-length basis;

         o any transaction to dissolve, wind up and liquidate Kentucky River Properties LLC; or

         o any transaction by Kentucky River Properties LLC to merge or consolidate with another entity.

         All matters coming to a vote of members will be determined by the affirmative vote or written consent of the members holding a majority of the then-outstanding membership units. Kentucky River Coal Corporation will own a majority of the outstanding membership units and will be able to control the election of the management committee and other matters that come to a vote of members.

Appraisal Rights

Kentucky River Coal Corporation

         You are generally entitled to dissent from and obtain payment of the fair value of your shares in the event of a merger or share exchange or sale or exchange of all or substantially all of our property or assets. For more information on your appraisal rights in connection with the restructuring, we urge you to carefully read "Appraisal Rights" beginning on page __ of this proxy statement/prospectus.

Kentucky River Properties LLC

         You would not have appraisal rights as a member of Kentucky River Properties LLC.

Distribution Rights

Kentucky River Coal Corporation

         Under Virginia law and our bylaws, you are entitled to such distributions as determined and authorized by the board. We may not make distributions if, after giving it effect:

         o we would be unable to pay our debts as they become due in the usual course of business; or

         o our total assets would be less than the sum of our total liabilities.

Kentucky River Properties LLC

         The operating agreement requires that Kentucky River Properties LLC distribute its net cash flow, if any, not later than 30 days after the end of each fiscal quarter, to the members in proportion to the number of membership units owned. The term "net cash flow" is defined in the operating agreement as the gross cash proceeds of Kentucky River Properties LLC minus the portion thereof used to pay or establish reserves for expenses, debt payments, capital improvements, replacements, and contingencies, as determined by the management committee. The definition further provides that net cash flow will not be reduced by depreciation, amortization, cost recovery deductions or similar allocations, but will be increased by any reduction in reserves previously established. The term "gross cash proceeds" is not defined in the operating agreement but is intended to include all cash received by Kentucky River Properties LLC from any source for any reason. Thus, gross cash proceeds include all cash received by Kentucky River LLC in the ordinary course of business as the result of operating, investing or financing activities as well as all cash received from dispositions or other extraordinary events.

         While the operating agreement requires that Kentucky River Properties LLC distribute 100% of its net cash flow, whether there is any net cash flow to distribute will depend upon both the level of gross cash proceeds and upon the portion of gross cash proceeds used to pay or establish reserves for expenses, debt payments, capital improvements, replacements, and contingencies. To the maximum extent consistent with its fiduciary duties, the management committee of Kentucky River Properties LLC, will endeavor to limit discretionary payments so as to distribute net cash flow on a quarterly basis to each member in proportion to such member's percentage interest in Kentucky River Properties LLC in an amount at least sufficient to enable members to pay federal and state income taxes attributable to ownership of membership units based on the highest applicable individual combined federal and state income tax rates. The management committee anticipates limiting discretionary payments so as to distribute a greater amount: at least 90% of Kentucky River Properties LLC's taxable income during the first five years after the restructuring and thereafter at least 50% of Kentucky River Properties LLC's taxable income.

         Members may not receive a distribution from Kentucky River Properties LLC to the extent that, after giving effect to the distribution, all liabilities of Kentucky River Properties LLC, other than liability to members on account of their capital contributions, would exceed the fair value of its assets.

Management

Kentucky River Coal Corporation

         Under Virginia law, all corporate powers are exercised by or under the authority of, and our business and affairs are managed under the direction of, the board of directors. The board also elects our officers and establishes policies and guidelines for the hiring of employees.

Board of Directors. Our articles of incorporation provide that the number of directors will not be less than three nor more than fifteen and, if the number is more than eight or less than seven, will be determined from time to time by the affirmative vote of more than two-thirds of the directors. Our board currently consists of nine directors and is divided into three classes. Each director serves a staggered three-year term, with one class of directors coming up for re-election each year.

         Our shareholders may remove a director with cause by a majority of the votes entitled to be cast at an election of directors. Our shareholders may remove a director without cause by more than two-thirds of the votes entitled to be cast at an election of directors. The removal of a director must occur at a meeting expressly called for the purpose of removing such director.

         Our articles of incorporation provide that if a vacancy occurs on the board because of death, resignation, removal or an increase in the number of directors, it will be filled by a vote of the majority of the directors then in office. Each director chosen to fill a vacancy will be elected for and hold office until the next election of the class for which such director will have been chose or until his successor is elected and qualified.

         Each director has one vote. The board's decisions generally must be approved by the affirmative vote of a majority of the total number of directors then in office or by the written consent of all directors.

         The board has the power to delegate its authority to our officers, to committees of directors, and to our employees, agents and representatives the board deems appropriate.

Officers. Our officers have such powers as designated by our bylaws and the board. They are responsible for conducting our day-to-day business and affairs, subject to the supervision and direction of the board. The officers of Kentucky River Coal Corporation may include a Chairman, a Vice-Chairman, and one or more Vice Presidents, one of whom may be an Executive Vice President. The officers will include a President, Secretary, Treasurer, General Counsel and Chief Engineer.

Kentucky River Properties LLC

         The property, business and affairs of Kentucky River Properties LLC will be managed by or under the direction of a management committee. The management committee will also elect the officers of Kentucky River Properties LLC and will establish the policies and guidelines for the hiring of employees.

Management Committee. Initially, the management committee of Kentucky River Properties LLC consists of five managers. At the 2003 annual meeting the members will elect an additional five managers to the management committee. Managers will serve staggered three-year terms.

         The number of members of the management committee may be changed at the discretion of the management committee. Managers may be removed for any reason by the affirmative vote of the members holding a majority of the then-outstanding membership units. In the event of a vacancy or a newly-created position resulting from an increase in the size of the management committee, the management committee may appoint a new manager to fill the position until the next meeting of members held for the purposes of electing managers.

         Each manager has one vote. The management committee's decisions generally must be approved by the affirmative vote of a majority of the total number of managers then in office or by the written consent of all the managers.

         The management committee has the power to delegate its authority to the officers of Kentucky River Properties LLC, to committees of managers, and to employees, agents and representatives of Kentucky River Properties LLC as the management committee deems appropriate.

Officers. The officers of Kentucky River Properties LLC will be responsible for conducting the day-to-day business and affairs of Kentucky River Properties LLC, subject to the supervision and direction of the management committee.

          The management committee will elect the officers of Kentucky River Properties LLC. The officers of Kentucky River Properties LLC will include a President, Secretary and Treasurer. The management committee may also elect a Chairman of the management committee, a Vice-Chairman, one or more Vice-Presidents and any other appropriate officers. The officers of Kentucky River Properties LLC are required to perform their respective duties in accordance with the operating agreement and at the direction of the management committee. Officers of Kentucky River Properties LLC need not be members of the management committee or members of Kentucky River Properties LLC. The management committee will fix the salary of the officers.

Transfer Restrictions

Kentucky River Coal Corporation

         The shareholders agreement, to be executed by the majority shareholders, contains contractual restrictions on the transfer of common shares after the merger. For more information on these restrictions, we urge you to carefully read "Election to Remain a Kentucky River Shareholder -- Shareholders Agreement" beginning on page __ of this proxy statement/prospectus.

Kentucky River Properties LLC

         Kentucky River Properties LLC will register the membership units to be issued upon exercise of the subscription rights under the Securities Act. They will be freely tradeable under the Securities Act, except for membership units held by our "affiliates". Affiliates of Kentucky River Coal Corporation or Kentucky River Properties LLC who receive membership units may resell them only in compliance with Rule 145 under the Securities Act. Shareholders that become affiliates of Kentucky River Coal Corporation or Kentucky River Properties LLC after the restructuring may resell membership units they receive only under the provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

         In addition, the operating agreement contains contractual restrictions on the transfer of membership units. For more information on these restrictions, we urge you to carefully read "Kentucky River Properties LLC -- Description of Operating Agreement and Membership Units" beginning on page __ of this proxy statement/prospectus.

Amendments to the Organizational Documents

Kentucky River Coal Corporation

Articles of Incorporation. Under Virginia law, our board, without shareholder action, may make minor administrative amendments to the articles of incorporation as specified in the Virginia Stock Corporation Act. All other amendments must be proposed by the board and approved by the vote of shareholders holding more than two-thirds of all of the votes entitled to be cast on the matter.

Bylaws. Our articles of incorporation provide that the board may adopt, alter, amend or repeal any bylaw by the affirmative vote of a majority of the entire board. In addition, any provision adopted by the board may be altered, amended or repealed by an affirmative vote of more than two-thirds of all votes entitled to be cast on the matter.

Kentucky River Properties LLC

Certificate of Formation. The management committee is authorized to file such amendments to the certificate of formation as may be required by law to maintain Kentucky River Properties LLC's status as a limited liability company.

Operating Agreement. The management committee may amend the exhibits to the operating agreement, which list information about the members and managers, without a vote of the members. Other amendments to the operating agreement must be proposed by a manager and submitted to the members for their approval. No amendment is effective until it has received the affirmative vote of the members holding a majority of the then-outstanding membership units. The operating agreement may not be amended, however, without the consent of each member adversely affected if such amendment would modify the limited liability of a member or alter the interest of a member in profits, losses, or other items or any distributions.

Ability to Call Meetings

Kentucky River Coal Corporation

         Our articles of incorporation provide that special meetings of our shareholders may be called by the President, the Chairman, the board or shareholders holding, in the aggregate, at least 51% of the issued and outstanding common shares at the time stated in the call and notice.

Kentucky River Properties LLC

         The operating agreement provides that special meetings of the member may be called upon the request of the President, the Chairman of the management committee or at least 10% of the members.

State Anti-takeover Statutes

Kentucky River Coal Corporation

         The Virginia Stock Corporation Act contains provisions governing "affiliated transactions" and "control share acquisitions." These provisions only apply to corporations with 300 or more shareholders. These provisions, with several exceptions discussed below, required approval of material acquisition transactions between a Virginia corporation and an interested shareholder, which is any holder of more than 10% of any class of its outstanding voting shares, by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include:

         o        mergers;

         o        share exchanges;

          o material dispositions of corporate assets not in the ordinary course of business;

          o any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

          o     any reclassification, including:

                  -        reverse stock split;

                  -        recapitalization; or

                  - merger of the corporation with its subsidiaries that increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

         For three years following the time that an interested shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an affiliated transaction with such interested shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder, and a majority approval of the "disinterested directors." A disinterested director means, with respect to a particular interested shareholder, a member of the corporation's board of directors who was:

          o a member on the date on which an interested shareholder became an interested shareholder; and

          o recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board.

After the expiration of the three-year period, the statute requires approval of the affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the interested shareholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the interested shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of these limitations and special voting requirements applies to a transaction with an interested shareholder whose acquisition of shares making such person an interested shareholder was approved by a majority of the Virginia corporation's disinterested directors.

         These provisions were designed to deter various takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions will not apply to the corporation. We have not opted out of the affiliated transaction provisions.

         Virginia law also provides that shares acquired in the transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

Kentucky River Properties LLC

         The Delaware Limited Liability Company Act does not contain provisions governing "affiliated transactions" or "control share acquisitions". The operating agreement, however, contains specified restrictions on the transfer of membership units. For more information on these restrictions, we urge you to carefully read "Kentucky River Properties LLC -- Description of Operating Agreement and Membership Units" beginning on page __ of this proxy statement/prospectus.

Relevant Business Combination Provisions

Kentucky River Coal Corporation

         Our articles of incorporation provide that the board must be authorized by the vote of at least two-thirds of our outstanding common shares, at a special meeting called for that purpose, to sell, assign, transfer, convey or otherwise dispose of and to deliver all the property, assets, property rights and franchises of Kentucky River Coal Corporation, as an entirety, upon such terms and conditions, and for such consideration, as, in their discretion, the board may deem advisable. In addition, any plan of merger, other than a merger in Kentucky River Coal Corporation of a company 80% or more of the stock of which is owned by us, a dissolution or a sale of substantially all of our assets, must be approved by the affirmative vote of more than two-thirds of the common shares entitled to be voted on the matter.

Kentucky River Properties LLC

         The operating agreement requires the written consent of the members holding a majority of the then-outstanding membership units in order for Kentucky River Properties LLC to take any action related to any transaction to merge or consolidate with another entity.

Limitations on Liability

Kentucky River Coal Corporation

         Our articles of incorporation limit the liability of our directors and officers to the maximum extent permitted by Virginia law. The Virginia Stock Corporation Act permits the elimination of the liability of our directors and officers to us and our shareholders for monetary damages for negligent acts or omissions in their capacity as directors and officers. The act does not permit the elimination or limitation of liability for our directors and officers resulting from such person's willful misconduct or knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Kentucky River Properties LLC

         The operating agreement does not permit the elimination or limitation of liability for a manager or officer resulting from such person's willful misconduct or knowing violation of the law, but otherwise limits the liability of a manager or officer of Kentucky River Properties LLC to the maximum extent permitted by law.

Indemnification

Kentucky River Coal Corporation

         Virginia law permits, and our articles of incorporation provide for, indemnification against all liabilities and reasonable expenses for officers, directors, employees or agents of the corporation (or any such person serving in such capacities for another entity at the request of the corporation) who are parties or are threatened to be made parties to any threatened, pending, or completed action, suit, proceeding or appeal, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation), against expenses (including counsel fees, expenditures, fees and costs of investigation, litigation and appeal) and liabilities (including judgments, fines, penalties and amounts paid in settlement) that are actually and reasonably incurred. Indemnification is permitted in all instances, except indemnity against willful misconduct or knowing violation of the criminal law. Our articles of incorporation provide for the indemnification of liabilities of each person incurred by reason of serving as a director, officer, employee or agent or by reason of serving as a director, officer, trustee or in some similar capacity of another corporation in all instances. Virginia law does not permit indemnification in the following circumstances:

         o proceedings by and in the right of the corporation, in which the director is determined to be liable to the corporation; and

         o transactions from which a director received an improper personal benefit.

Kentucky River Properties LLC

Kentucky River Properties LLC will provide full indemnification against all liabilities (including judgments, settlements, penalties and fines) and expenses (including counsel fees, expert witness fees and costs of investigation, litigation and appeal) that are actually and reasonably incurred by any person who is or was a manager or officer of Kentucky River Properties LLC (or who is or was serving any other entity in any capacity at the request of Kentucky River Properties LLC) and who was, is or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or appeal (including an action by or in the right of Kentucky River Properties LLC). Kentucky River Properties LLC may provide the same indemnification for, among others, any person who is or was an employee or agent of Kentucky River Properties LLC. Kentucky River Properties LLC may make advances and reimburse expenses before the final disposition of a proceeding if the person requesting the advance or reimbursement undertakes to repay Kentucky River Properties LLC if it is later determined that the person was not entitled to indemnification. Kentucky River Properties

LLC will not provide indemnification for willful misconduct or a knowing violation of the law that was material to the cause of action.

                          THE REORGANIZATION AGREEMENT

         We, our newly created merger subsidiary and Kentucky River Properties LLC, our limited liability company subsidiary, are parties to the reorganization agreement which provides for the restructuring. We believe that this summary describes all material terms of the reorganization agreement. We recommend, however, that you carefully read the reorganization agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated by reference into this proxy statement/prospectus.

Completion of the Restructuring

General

         The reorganization agreement provides for the restructuring as described in "The Restructuring" beginning on page __ of this proxy statement/prospectus. The reorganization agreement also provides the vote requirement for approval of the restructuring and the reorganization agreement at the special meeting. We provide this information in "The Special Meeting -- Required Vote" beginning on page __ of this proxy statement/prospectus. For more information on these matters, we urge you to carefully review these sections.

Closing

         Unless the parties agree otherwise, the closing of the merger will take place the later of the next business day after:

         o the special meeting, if all of the closing conditions have been fulfilled or waived, or

         o the last of the closing conditions have been fulfilled or waived.

Effective Time of the Merger

         The merger will be effective on the date and at the time that the State Corporation Commission of the Commonwealth of Virginia issues a certificate of merger.

Representations and Warranties

         Each of the parties, make various representations and warranties in the reorganization agreement relating to:

         o proper organization and good standing (and the proper organization and good standing of specified subsidiaries);

         o corporate power and authority to own its assets and to carry on its business as it is currently being conducted;

         o corporate authorization and enforceability of the reorganization agreement;

         o        capitalization;

         o compliance with its obligations under its organizational documents, agreements and other instruments, as well as applicable laws, judgments, orders and decrees;

         o        required consents and approvals; and

         o the accuracy of the information in the registration statement, of which this proxy statement/prospectus is a part.

         In addition, we make additional representations and warranties relating to employee benefit plans.

Additional Agreement

         The reorganization agreement contains various additional agreements relating to:

         o conduct and maintenance of our business until the effective time of the merger;

         o        holding the special meeting of shareholders;

         o the preparation, filing, effectiveness, and accuracy and completeness of the registration statement, of which this proxy statement/prospectus is a part;

         o the availability of the cash consideration to be paid in the merger; and

         o        the parties' obligations to consummate the merger.


Contribution of assets to Kentucky River Properties LLC

         The reorganization agreement requires us to contribute our assets and liabilities to Kentucky River Properties LLC after we complete the merger and no later than November 30, 2002.

Issuance of the Subscription Rights

         The reorganization agreement requires Kentucky River Properties LLC, as part of the merger, to:

         o issue to each minority shareholder a right to subscribe for a number of Kentucky River Properties LLC membership units up to the number of common shares held by that shareholder immediately prior to the effective time; and

     o issue to the surviving corporation that number of Kentucky River Properties LLC membership units so that the number of membership units we hold equals the number of common shares held by the majority shareholders immediately before the merger.

Kentucky River Coal Corporation Stock Options

          The reorganization agreement requires us to terminate our Restricted Stock Plan and rescind all outstanding options under the plan as part of the merger. We currently have no outstanding options.

Conditions to Closing

     We are not required to complete the merger unless:

     o Elections. Shareholders holding at least 65% of the issued and outstanding common shares elected, and are eligible, to become majority shareholders, and have returned all necessary documents, properly executed, to become majority shareholders, before the election deadline.

     o Tax Opinion. McKee Nelson LLP has provided us with an opinion, dated the closing date, to the effect that, if the merger occurs in accordance with the reorganization agreement, the majority shareholders will not recognize gain or loss for federal income tax purposes, as a result of the merger.

     o Representations and Warranties. Except as contemplated by the reorganization agreement, each of the representations in the reorganization agreement is true and correct in all material respects as of the date of the reorganization agreement and as of the closing.

     o Performance of Obligations. Each party has performed, in all material respects, all of its obligations under the reorganization agreement.

     o Corporate Authorizations. Each party has taken all corporate or other action it is required to take in connection with the merger, including receiving shareholder approval.

     o Consents and Approvals. Each party has obtained all the consents and approvals required in order for the merger and all waiting periods specified by law with respect to the merger will have passed.

     o Injunction, Litigation, etc. No court or governmental agency order is in effect that restrains or prohibits the closing of the transactions contemplated by the reorganization agreement, and there is no threatened or pending action in any court or before any governmental agency seeking to prohibit or delay, or challenging the validity of the restructuring.

     o Legislation. No statute, rule or regulation has been enacted that does, would or might prohibit, restrict or delay the restructuring.

Termination, Amendment and Waiver

Termination

     The reorganization agreement may be terminated at any time prior to the completion of the merger, whether before or after approval by the shareholders and without further shareholder action:

     o    in the manner determined by our board;

     o if there is a material breach of a representation, warranty or agreement contained in the reorganization agreement or if a party is unable to satisfy any of its required conditions;

     o if any of the conditions to which all parties are subject are not satisfied; and

     o    if the merger is not complete by 11:59 p.m. on September 30, 2002.

Amendment

     The reorganization agreement may be amended at any time prior to the completion of the merger. Following the approval of the merger and the reorganization agreement by the shareholders, no amendment may alter or change:

     o the amount or kind of securities, cash, property or rights that shareholders are entitled to receive in the merger; or

     o any of the terms or conditions of the reorganization agreement if such alteration or change would adversely affect the common shares.

Waiver

     At any time prior to the completion of the merger, any party to the reorganization agreement may:

     o    extend the time another party has to perform any of its obligations;

     o    waive a breach of a representation or warranty by another party; or

     o waive compliance by another party with any of the agreements or conditions contained in the reorganization agreement.


                                APPRAISAL RIGHTS

     We are a Virginia corporation. Under Virginia law, you have the right to dissent from the restructuring and receive payment in cash for your common shares. As a shareholder of a Virginia corporation, you are entitled to an appraisal by a circuit court of the "fair value" of your common shares because:

     o    we will be a party to the merger;

     o after we complete the merger, we will transfer substantially all our assets to Kentucky River Properties LLC; and

     o    approval by the shareholders is required for the restructuring.

     If you wish to exercise your right to dissent, you must follow the specific procedural requirements under Virginia law in order to maintain this right and obtain payment.

     Article 15 of the Virginia Stock Corporation Act addresses shareholders' rights to dissent and is reprinted in its entirety in Appendix H to this proxy statement/prospectus. The following discussion is a summary of the material terms of the law relating to rights to dissent. We urge you to review this discussion and Appendix H carefully and consult with your attorney if you wish to exercise your statutory right to dissent, or preserve your right to dissent, because failure to comply with the procedures described in this discussion and in the statute will result in the loss of your right to dissent to the restructuring.

     A shareholder that wishes to exercise rights to dissent generally must dissent with respect to all of the common shares he or she owns or over which he or she has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record shareholder may dissent with respect to all the shares beneficially owned by any one person by notifying us in writing of the name and address of each person on whose behalf the record shareholder asserts such rights to dissent. A beneficial shareholder may assert his or her rights directly by submitting to us the record shareholder's written consent to the dissent and by dissenting with respect to all the common shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

     If you wish to exercise your right to dissent, you must deliver a written payment demand to us before the taking of the vote on the restructuring at the special meeting. If you wish to assert dissenters' rights, you must:

     o state your intent to demand payment for your shares if the proposed action is effectuated; and

     o    not vote your shares in favor of the proposed action.

     The written demand should be sent to the following address:

                       Kentucky River Coal Corporation
                       200 West Vine Street
                       Suite 8-K
                       Lexington, Kentucky 40507

     If we complete the merger, the surviving corporation in the merger will, within 10 days after the effective time of the merger, deliver a written notice to all shareholders that properly exercised their dissent and appraisal rights. The notice delivered by the surviving corporation in the merger will:

     o state where payment demand is to be sent and where and when certificates for the shares subject to the shareholders' dissent are to be deposited;

     o supply a form for demanding payment that includes the date (February 14, 2002) of the first announcement to the news media of the restructuring, and requires that the person asserting dissenters' rights certify whether or not that person acquired beneficial ownership of that person's shares subject to the shareholders' dissent before or after that date;

     o set a date by which the surviving corporation must receive the payment demand, which date may not be less than 30 nor more than 60 days after the date of delivery of the dissenters' notice; and

     o    include a copy of Article 15 of the Virginia Stock Corporation Act.

     The shareholder's dissenters' notice will demand payment, certify that the holder acquired beneficial ownership of the holder's common shares before, on or after February 14, 2002, and deposit the certificates representing the holder's common shares in accordance with the dissenters' notice. A shareholder who deposits common shares as described in the dissenters' notice retains all other rights as a holder of common shares except to the extent those rights are canceled or modified by the completion of the merger. A shareholder who deposits shares as described in the dissenters' notice, however, will not be treated like a shareholder of the surviving corporation and will only be entitled to payment by the surviving corporation of the fair value of the holder's shares plus accrued interest, to the extent required under the Virginia code. A shareholder who does not demand payment and deposit his or her share certificates where required, each by the date stated in the dissenters' notice, is not entitled to payment for his or her shares under Article 15 of the Virginia Stock Corporation Act.

     Except as provided below with respect to after-acquired shares, within 30 days after receipt of a payment demand, the surviving corporation will pay the dissenter the amount that the surviving corporation estimates as the fair value of the dissenter's shares, plus accrued interest. The obligations of the surviving corporation to make such payment may be enforced:

     o    by the circuit court for the County of Henrico, Virginia; or

     o at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has such office.

     The following items will accompany the payment by the surviving corporation:

     o Our balance sheet as of the end of a fiscal year ended not more than 16 months before the effective time of the merger, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

     o an explanation of how the surviving corporation estimated the fair value of the shares and of how the interest was calculated;

     o statement of the dissenter's right to demand payment as described below; and

     o    a copy of Article 15 of the Virginia Stock Corporation Act.

     The surviving corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares subject to the right to dissent on February 14, 2002, in which case the surviving corporation will estimate the fair value of the after-acquired shares, plus accrued interest, and will offer to pay that amount to each dissenter who agrees to accept it in full satisfaction of that dissenter's demand. The surviving corporation will send with this offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment as described below.

     Within 30 days after the surviving corporation makes or offers payment as described above, a dissenter may notify the surviving corporation in writing of the dissenter's own estimate of the fair value of the shares and the amount of interest due, and demand payment of that estimate (less any payment by the surviving corporation) or reject the surviving corporation's offer and demand payment of that estimate.

     If any demand for payment remains unsettled, within 60 days after receiving the payment demand, the surviving corporation will petition the circuit court for the County of Henrico, Virginia to determine the fair value of the shares and the accrued interest and make all dissenters whose demands remain unsettled parties to this proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to this proceeding is entitled to a judgment for:

     o the amount, if any, by which the court finds that the fair value of the shares, plus interest, exceeds the amount paid by the surviving corporation; or

     o the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the surviving corporation elected to withhold payment.

     The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and assess the costs against the surviving corporation, or against all or some of the dissenters to the extent the court finds the dissenters did not act in good faith in demanding payment.

     Your failure to follow precisely the procedures summarized above, and stated in Appendix H, may result in the loss of your dissenters' rights. We will not furnish any further notice of the events giving rise to dissenters' rights or any associated steps to shareholders, except as indicated above or otherwise required by law.

     In general, any dissenting shareholder that perfects his or her right to be paid the fair value of common shares in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         We are providing the following financial information to help you in your analysis of the financial aspects of the restructuring. The annual selected historical consolidated financial data presented below has been derived from our audited consolidated financial statements. As this information is only a summary, it should be read in conjunction with our historical consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                         KENTUCKY RIVER COAL CORPORATION
                        (in thousands, except share data)

                                                                     Year Ended December 31,
                                                    -------------------------------------------------------------
                                                      1997         1998         1999         2000         2001
                                                      ----         ----         ----         ----         ----
INCOME STATEMENT DATA:
Revenues:
  Coal royalties ...............................    $22,392      $23,655      $23,887      $25,324       $28,233
  Rents and haulage ............................      3,478        2,625        2,286        2,021         1,816
  Oil and gas ..................................      3,520        2,365        2,665        2,735         3,051
  Gain on the sale of revenue-producing
    properties .................................                                                           4,458
                                                    -------      -------      -------      -------       -------

  Total revenues ...............................    $29,390      $28,645      $28,838      $30,080       $37,558

Expenses:
  Operating, general, and administrative
    expense ....................................    $ 6,462      $ 5,867      $ 5,344      $ 5,315       $ 5,809
  Oil and gas expenses .........................      1,318        1,141        1,330          943           686
                                                    -------      -------      -------      -------       -------

  Total expenses ...............................    $ 7,780      $ 7,008      $ 6,674      $ 6,258       $ 6,495

Income from operations .........................    $21,610      $21,637      $22,164      $23,822       $31,063
Other income:
  Interest and dividend income .................      1,433        3,084        3,337        2,287         1,801
  Gain on sale of securities ...................     10,453       14,414          718        7,772         3,441
  Unrealized gain (loss) on trading
    securities .................................      5,596        1,429        6,406       (2,743)       (4,983)
  Gain on sale of assets .......................        946           87        1,042        1,640         2,270
  Other income .................................        479          841          424          587           408
                                                    -------      -------      -------      -------       -------

Income before taxes ............................    $40,517      $41,492      $34,091      $33,365       $34,000
Income tax expense .............................     12,318       14,482       12,020       11,634        11,931
                                                    -------       ------      -------      -------       -------

Net income .....................................    $28,199      $27,010      $22,071      $21,731       $22,069
                                                    =======      =======      =======      =======       =======

Basic earnings per share .......................    $372.02      $357.00      $293.43      $324.65       $357.16
                                                    =======      =======      =======      =======       =======

Diluted earnings per share .....................    $371.95      $356.73      $293.43      $324.43       $356.71
                                                    =======      =======      =======      =======       =======

Basic shares ...................................     75,801       75,657       75,216       66,937        61,790
                                                    =======      =======      =======      =======       =======

Diluted shares .................................     75,816       75,714       75,216       66,982        61,867
                                                    =======      =======      =======      =======       =======

Dividends declared per common share ............    $183.00      $170.00      $180.00      $190.00       $235.00
                                                    =======      =======      =======      =======       =======

BALANCE SHEET DATA (at period end):

Total assets .................................     $125,664     $122,386     $130,381     $107,131      $105,243
Long-term liabilities ........................            0            0            0            0             0
Total liabilities ............................     $ 12,941     $  3,300     $  5,837     $  5,203      $  2,627
Stockholders' equity .........................     $112,723     $119,086     $124,544     $101,928      $102,616

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Introduction

         We are a Virginia corporation formed in 1915. Our primary assets are coal-bearing properties in Southeastern Kentucky. Our business consists of leasing those properties to coal mine operators in exchange for royalty payments. As of December 31, 2001, our properties contained an estimated 580 million tons of proven and probable coal reserves. We currently lease coal under various leases to 19 lessees who mine coal at 48 mines. For the years ended December 31, 2001, 2000 and 1999, in excess of 90% of our total revenue, excluding the sale of substantially all of our oil and gas properties, was derived from coal-bearing properties. We also generate coal-related revenues through fees charged for use of coal preparation and loading facilities situated on our property.

         In addition to coal, we receive revenues from oil and gas sales and royalties and own undeveloped non-coal real estate and a portfolio of equity and fixed income securities. Oil and gas sales accounted for less than 10% of total revenue, excluding the sale of substantially all of our oil and gas properties, for the years ended December 31, 2001, 2000 and 1999. After application of the quantitative thresholds for aggregation of reportable business segments, which in our situation was determined based primarily upon the nature of the products and services provided, the financial reporting throughout this document has been made on a fully aggregated basis as is appropriate for a company operating in a single, dominant industry segment.

         We do not operate any mines. Instead, we enter into long-term leases with experienced, third-party coal mine operators for the right to mine coal reserves on our properties in exchange for royalty payments. Our leases pay royalties based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold, with pre-established minimum annual tonnage requirements. Because we do not mine the coal, we have relatively small operating expenses and capital expenditure requirements as compared to mining companies. Therefore, our coal royalty business has relatively high margins. We also contractually limit our exposure to liabilities associated with the operation of coal mines, including site or environmental remediation costs.

         One of our largest lessees, AEI Resources Group, which accounted for 23 percent of our 2001 royalty revenues, has announced a proposed debt restructuring to be completed through a pre-packaged reorganization under Chapter 11 of the U.S. Bankruptcy Code, if it receives the necessary approvals from its senior lenders and noteholders. AEI Resources Group has advised us that, as part of its reorganization, it expects to pay all amounts due under our leases and continue those leases in effect. However, if AEI Resources Group does not receive necessary approvals for its debt restructuring or if it were to reject some or all of our leases in its reorganization, we could experience a material adverse effect on our business, financial condition or results of operations. Revenues from AEI Resources Group totaled $5.4 million, $6.4 million and $6.4 million in 1999, 2000 and 2001 respectively. There are no past due receivables due from AEI Resources Group.

         Our coal reserves are located on numerous individual tracts in the Kentucky counties of Perry, Letcher, Knott, Leslie, Breathitt, and Harlan. We own a total of 214,591 acres, of which 94,054 acres are both mineral and surface properties, 119,244 acres are mineral only and 1,293 acres are surface only.

         Our revenues and profitability are largely dependent on the production of coal from our reserves by our lessees. Our coal royalty revenues vary depending on the coal prices realized by our lessees, subject to specified minimum fixed rates per ton. We estimate that our lessees sell more than 80% of the coal they produce to customers pursuant to contracts with negotiated prices and terms of a year or more. They sell the remaining portion of the coal they produce on the spot market. Therefore, our coal royalty revenues are affected by changes in coal prices and our lessees' long-term supply contracts and, to a lesser extent, by fluctuations in the spot market prices for coal. A number of factors affect the prevailing price for coal, including demand, the price and availability of alternative fuels, overall economic conditions and governmental regulations.

         Following a spike in demand and prices for coal in the second half of 2000 and the first half of 2001, market conditions for coal have weakened as a result of recent developments, including a mild autumn, declining natural gas prices, and rising coal inventory levels. Quoted and spot market prices for coal produced in Central Appalachia rose for more than a year before peaking in August 2001. Our realization per ton was flat in 2000 and increased much less in percentage terms for 2001 relative to spot prices for Central Appalachian coal, because our lessees committed and priced most of their production for 2000 and 2001 prior to the spike in coal prices. Currently, Central Appalachian coal prices are still above prices two years ago, however, it is difficult to project coal prices in the short run. The Energy Information Administration forecasts the trend in coal prices to be downward over the next 20 years.

         In addition to coal royalty revenues, we also generate revenues from fees charged to lessees for the use of coal preparation and transportation facilities situated on our property. These fees are generally calculated based on a percentage of the sales price of the coal, however, some are fixed at a dollar amount per ton.

         We also receive revenues from oil and gas sales and royalties from production in Southeastern Kentucky. Sales are derived from oil and gas wells that we own in whole or in part. Royalties are revenues from oil and gas produced from our property. Most of the royalties relate to oil, as we sold most of our interests in the natural gas underlying our property in 1926.

         In November 2001, we sold most of our interests in oil and gas wells for $6.6 million, but retained all of our royalty interests. We traditionally participate in the drilling of a few wells each year, and despite having sold most of our wells in 2001, we expect to continue doing so.

         Our non-coal real estate consists of seven undeveloped parcels located near Lexington, Kentucky, Jacksonville, Florida, and Owings Mill, Maryland. Typically, we have bought undeveloped land a short distance from areas of more intense development, and profited when the tracts became suitable for a higher-value land use. In recent years, this approach has become less viable as a result of increasing carrying costs and less autonomy in determining land uses. We have not purchased any non-coal real estate for several years, and have never participated in real estate development.

         Our investment portfolio consists of equity securities, primarily in publicly held companies, and fixed income securities. Two professional management firms manage a portion of our equity portfolio, and the board of Tennis Capital, Inc., one of our wholly owned subsidiaries, manages the remainder. A portion of the fixed income portfolio is also managed by a professional management firm. Our fixed income portfolio consists of investment-grade government and corporate bonds with maturities no longer than five years.

         Our investment portfolio is categorized into three types:

         o        trading securities;
         o        available-for-sale securities; and
         o        held-to-maturity securities.

Trading securities and available-for-sale securities both consist mostly of equity securities, with the difference being the frequency of portfolio turnover. The unrealized gains and losses in trading securities are reported in earnings, whereas for available-for-sale securities, gains and losses are only reported in earnings when securities are sold. Held-to-maturity securities are fixed income securities, for which unrealized gains and losses are also reported in earnings.

         We anticipate liquidating the investment securities portfolio to finance the merger.

         Operating, general and administrative costs and expenses related to our coal properties consist primarily of:

         o        salaries, benefits and other personnel costs;
         o        reserve exploration expenses;
         o        property taxes;
         o        office expenses;
         o        insurance; and
         o        accounting and legal fees.

We also incur costs related to investment management, including investment management fees paid to third party management firms. We do not expect to use outside investment managers after the merger.

         As part of the restructuring, we will transfer our assets and liabilities to our limited liability subsidiary, Kentucky River Properties LLC. Consequently, after the restructuring our revenues will consist of distributions from Kentucky River Properties LLC, which will operate our traditional business after the restructuring.

Critical Accounting Policies

         Our critical accounting policies are as follows:

Investment Mix

         Investments comprised in excess of 80% of our total assets as of December 31, 2001, December 31, 2000 and December 31, 1999. Our investment portfolio consists of fixed income securities and equity securities, primarily in publicly held companies, which have readily determinable market values. Three professional management firms manage a portion of our investment portfolio, and the board of Tennis Capital, Inc. manages the remainder. Our investment portfolio is categorized into three types:

      o        trading securities;

      o        available-for-sale securities; and

      o        held-to-maturity securities.

As funds become available, we assess the current market and our objectives and invest funds in light of other cash flow requirements. We must utilize judgment in selecting third party service providers in order to formulate the most profitable investment mix.

Estimation of Mineral Reserves

         Upon an initial purchase of property, our engineers estimate mineral reserves on the property and continue to monitor the amounts mined by our lessees. We compare estimates made by our engineers and our on-site audits to the amounts reported by our lessees to ensure proper reporting of tonnage mined and payment of royalties. The mineral reserve estimates are utilized to compute cost depletion by the units of production method.

Results of Operations

Fiscal Year Ended December 31, 2001 Compared With Fiscal Year Ended December 31, 2000

         The following table sets forth our revenues, operating expenses and operating statistics for the fiscal year ended December 31, 2001 compared with the fiscal year ended December 31, 2000.

                                                         Year Ended December 31,
                                                         ----------------------

                                                              2000       2001
                                                              ----       ----
                                                          (in thousands, except
                                                               average gross
                                                               royalty data)
       Financial Highlights:
       Revenues:
         Coal royalties ................................     $25,324  $28,233
         Rents and haulage .............................       2,021    1,816
         Oil and gas sales and royalties ...............       2,735    3,051
         Gain on the sale of revenue-producing
         properties ....................................                4,458
                                                             -------  -------

       Total revenues ..................................     $30,080  $37,558

       Operating Costs and Expenses:
         Operating, general and administrative
         expense ... ...................................     $ 5,315  $ 5,809
         Oil and gas expenses ..........................         943      686
                                                                 ---      ---

       Total operating costs and expenses ..............     $ 6,258  $ 6,495
                                                             -------  -------
       Operating Income ................................     $23,822  $31,063

        Other Income:
          Unrealized loss on trading securities ..........    $(2,743)  $(4,983)
          Gain on sale of securities .....................      7,772     3,441
          Interest and dividend income ...................      2,287     1,801
          Gain on sale of assets .........................      1,640     2,270
          Other income ...................................        587       408
                                                                  ---       ---

        Total Other Income ...............................    $ 9,543   $ 2,937
                                                              -------   -------

        Income Before Income Taxes .......................    $33,365   $34,000
                                                              -------   -------

        Income Taxes .....................................    $11,634   $11,931
                                                              -------   -------

        Net Income .......................................    $21,731   $22,069
                                                              =======   =======

        Operating Statistics:
        Coal:
          Royalty coal tons produced by lessees ..........     12,690    12,665
          Average gross royalties ($ per ton) ............    $  1.93   $  2.23

Revenues. Combined revenues for the year ended December 31, 2001 were $33.1 million compared to $30.1 million for the year ended December 31, 2000, an increase of $3.0 million, or 10%. Coal royalty revenues for the year ended December 31, 2001 were $28.2 million compared to $25.3 million for year ended December 31, 2000, an increase of $2.9 million, or 11%. Over these same periods, production was flat at 12.7 million tons. Realization per ton increased to $2.21 per ton for the year ended December 31, 2001 compared to $1.93 for the year ended December 31, 2000. The higher realization reflects higher coal prices in 2001 compared to 2000. Realization per ton is expected to decrease in 2002, as coal prices on the spot market have fallen after peaking in August 2001.

        Rents and haulage decreased to $1.8 million for the year ended December 31, 2001 from $2.0 million for the year earlier period. The decline was primarily due to a drop in haulage tonnage to 3.8 million tons from 5.0 million tons, partially offset by an increase in realization to $.46 per ton from $.39 per ton.

        Oil and gas sales and royalties were $3.1 million for the year ended December 31, 2001 compared to $2.8 million for the year ended December 31, 2000. The increase is attributable to an increase in prices for natural gas and oil in 2001, partially offset by the sale of most of our working interests during the year. That sale closed on November 30, 2001, for $6.6 million, but included in the sale was all the related production from the wells after June 30, 2001. Our gain on the sale was $4.5 million ($2.7 million after-tax). We retained all of our royalty interests, but still expect our future oil and gas revenues to decline by more than 50% in 2002 as a result of the sale.

Operating Costs and Expenses. Aggregate operating costs and expenses for the year ended December 31, 2001 were $6.5 million compared with $6.3 million for the year ended December 31, 2000, an increase of $200,000, or 3%. The increase in operating expenses primarily relates to an increase in operating, general and administrative expenses.

         Operating general and administrative expenses increased to $5.8 million for the year ended December 31, 2001 compared to $5.3 million for the year ended December 31, 2000, an increase of $500,000 or 9%. The increase is partly attributable to increased personnel costs, and partly due to the expenses associated with the proposed restructuring transaction.

         Oil and gas expenses decreased to $686,000 for the year ended December 31, 2001 from $943,000 for the year ended December 31, 2000, a decrease of $257,000 or 37%. This decrease resulted from the sale of the majority of our working interest production effective as of June 30, 2001. We project that oil and gas operating expenses will fall by approximately 80% in 2002 as a result of this sale.

Other Income. Other income decreased to $2.9 million for the year ended December 31, 2001 compared to $9.5 million for the year ended December 31, 2000, a difference of $6.6 million, or 69%. The difference is mainly the result of a decrease in gains on sales of securities and unrealized gains on securities.

         Net unrealized loss on trading securities for the year ended December 31, 2001 was $5.0 million compared to a net unrealized loss for the previous year of $2.7 million, a difference of $2.3 million. The difference reflects the decline in overall portfolio performance for the nine months ended September 30, 2001 compared to the year earlier period.

         Gain on sale of securities decreased to $3.4 million for the year ended December 31, 2001 compared to $7.8 million for the year ended December 31, 2000, a decrease of $4.4 million.

         Interest and dividend income decreased to $1.8 million for the year ended December 31, 2001 compared to $2.3 million for the year ended December 31, 2000. The reduction was primarily due to a decline in interest rates.

         Gain on sale of assets increased to $2.3 million for the year ended December 31, 2001 compared to $1.6 million for the year ended December 31, 2000, an increase of $700,000. The increase reflects higher activity in the sales of non-coal real estate.

         Other income, consisting mostly of sales of standing timber, decreased to $408,000 for the for the year ended December 31, 2001, compared to $587,000 for the year ended December 31, 2000, a decrease of $179,000 or 30%. Timber revenues fluctuate significantly from year to year, depending on a number of factors, including, market conditions, weather, species mix and the level of harvesting in advance of surface mining operations.

Income Taxes. Income tax expense was $11.9 million (effective tax rate of 35%) for the year ended December 31, 2001 based on pretax income of $34.0 million as compared with $11.6 million (effective tax rate of 34%) for the year ended December 31, 2000 based on pretax income of $33.4 million for that earlier period. The $300,000 increase was primarily due to the tax due on the gain from the sale of oil and gas interests and operating income, partially offset by decreases in other income.

Net Income. Net income was $22.1 million, for the year ended December 31, 2001 as compared to $21.7 million for the year ended December 31, 2000, an increase of $400,000, or 2%.

Fiscal Year Ended December 31, 2000 Compared With Fiscal Year Ended December 31, 1999

         The following table sets forth its revenues, operating expenses and operating statistics for the year ended December 31, 2000 compared with the year ended December 31, 1999.

                                                                Year Ended
                                                               December 31,
                                                              ---------------
                                                               1999    2000
                                                              ------- -------
                                                              (in thousands,
                                                               except average
                                                            gross royalty data)

Financial Highlights:
Revenues:
Coal royalties ..........................................     $23,887 $25,324
Rents and haulage .......................................       2,286   2,021
Oil and gas sales and royalties .........................       2,665   2,735

                                                              ------- -------
Total revenues ..........................................     $28,838 $30,080

Operating Costs and Expenses:
Operating general and administrative expense ............     $ 5,344 $ 5,315
Oil and gas expenses ....................................       1,330     943

                                                              ------- -------
Total operating costs and expenses ......................     $ 6,674 $ 6,258
                                                              ------- -------
Operating Income ........................................     $22,164 $23,822

Other Income:
Unrealized gain (loss) on trading securities ............     $ 6,406 $(2,743)
Gain on sale of securities ..............................         718   7,772
Interest and dividend income ............................       3,337   2,287
Gain on sale of assets ..................................       1,042   1,640
Other Income ............................................         424     587
                                                              ------- -------
Total Other Income ......................................     $11,927 $ 9,543
                                                              ------- -------

Income Before Income Taxes ..............................     $34,091 $33,365
                                                              ------- -------
Income Taxes ............................................     $12,020 $11,634

                                                              ------- -------
Net Income ..............................................     $22,071 $21,731
                                                              ======= =======
Operating Statistics:
Coal:
Royalty coal tons produced by lessees ...................      12,953  12,690
Average gross royalties ($ per ton) .....................     $  1.93 $  1.93

Revenues. Combined revenues for the year ended December 31, 2000 were $30.0 million compared to $28.8 million for the year ended December 31, 1999, an increase of $1.2 million, or 4%. Coal royalty revenues for the year ended December 31, 2000 were $25.3 million compared to $23.9 million for the year ended December 31, 1999, an increase of $1.4 million, or 6%. Average gross production royalties per ton were constant at $1.93. Over these same periods, production decreased by 0.3 million tons, or 2%, from 13.0 million tons to 12.7 millions tons. Annual minimum royalties, net of recoupments were $202,000 in 2000 compared to $(495,000) in 1999.

         Rents and haulage decreased to $2.0 million in 2000 from $2.3 million in 1999. The decline is primarily due to a drop in haulage tonnage from 6.0 million tons to 5.0 million tons, and a drop in realization from $.39 per ton to $.37 per ton.

         Oil and gas sales and royalties were flat at $2.7 million in 2000 and 1999.

Operating Costs and Expenses. Our aggregate operating costs and expenses for the year ended December 31, 2000 were $6.3 million compared with $6.7 million for the year ended December 31, 1999, a decrease of 6%. This decrease resulted largely from a decrease in depletion, as described below.

         Operating general and administrative expenses were flat at $5.3 million for both years.

         Oil and gas expenses declined from $1.3 million in 1999 to $943,000 in 2000, a decrease of 387,000 or 29%. This decrease resulted from a decline in oil and gas depletion from $527,000 to $206,000, or $321,000.

Other Income. Total other income declined to $9.5 million for the year ended December 31, 2000 compared to $11.9 million for the year ended December 31, 1999, a decrease of $2.4 million, which reflects lower aggregate gains on securities.

         The net unrealized loss on trading securities was $2.7 million for the year ended December 31, 2000 compared to a net unrealized gain for the previous year of $6.4 million, a difference of $9.1 million.

         Gain on sale of securities was $7.8 million in 2000 compared to $718,000 in 1999. The increase is mostly due to increased turnover in both our trading securities and available-for-sale securities portfolios. Sales proceeds for trading securities were $21.8 million for the year ended December 31, 2000 compared to $4.2 million for the year ended December 31, 1999. Sales proceeds for available-for-sale securities were $20.2 million for the year ended December 31, 2000 compared to $13.4 million for the year ended December 31, 1999. In addition, the gain for the year ended December 31, 2000 included $2.5 million from a private partnership.

         Interest and dividend income was $2.3 million for the year ended December 31, 2000 compared with $3.3 million for the year ended December 31, 1999, a decrease of $1.0 million, or 31%. The decrease was due to a decrease in the amount of held-to-maturity securities during the year. At December 31, 2000 held-to-maturity securities were $16.0 million compared to $29.9 million at December 31, 1999.

         Gain on sale of assets were $1.6 million in 2000 compared to $1.0 million in 1999, an increase of 57%. The gains for both years primarily consist of gains from sales of non-coal real estate, for which the frequency and timing vary greatly.

         Other income increased 38% to $587,000 in 2000 from $424,000 in 1999, mainly reflecting an increase in timber revenues. Timber revenues fluctuate significantly from year to year, depending on a number of factors including market conditions, weather, species mix and the level of harvesting in advance of surface mining operations.

Income Taxes. Income tax expense was $11.6 million for the year ended December 31, 2000 based on pretax income of $33.4 million as compared with $12.0 million for the year ended December 31, 1999 based on pretax income of $34.1 million for that earlier period. The $400,000 decrease was primarily due to lower pretax income, as the effective tax rate remained a constant 35% for both years.

Net Income. Net income was $21.7 million for the year ended December 31, 2000 as compared to $22.1 million for the year ended December 31, 1999, a decrease of $400,000 or 2%. This increase primarily resulted from decreased other income, partially offset by an increase in income from operations.

Fiscal Year Ended December 31, 1999 Compared With Fiscal Year Ended December 31, 1998

         The following table sets forth its revenues, operating expenses and operating statistics for the year ended December 31, 1999 compared with the year ended December 31, 1998.

                                                                   Year Ended
                                                                  December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
                                                                 (in thousands,
                                                                 except average
                                                             gross royalty data)

Financial Highlights:
Revenues:
Coal royalties ............................................    $23,655 $23,887
Rents and haulage .........................................      2,625   2,286
Oil and gas sales and royalties ...........................      2,365   2,665
                                                               ------- -------
Total revenues ............................................    $28,645 $28,838

Operating Costs and Expenses: .............................
Operating general and administrative ......................    $ 5,867 $ 5,344
Oil and gas expenses ......................................      1,141   1,330
                                                               ------- -------
Total operating costs and expenses ........................    $ 7,008 $ 6,674
                                                               ------- -------
Operating Income ..........................................    $21,637 $22,164

Other Income:

Unrealized gain on trading securities ....................       $ 1,429 $ 6,406
Gain on sale of securities ...............................        14,414     718
Interest and dividend income .............................         3,084   3,337
Gain on sale of assets ...................................            87   1,042
Other Income .............................................           841     424
                                                                 ------- -------
Total Other Income .......................................       $19,855 $11,927
                                                                 ------- -------

Income Before Income Taxes ...............................       $41,492 $34,091
                                                                ------- -------
Income Taxes .............................................       $14,482 $12,020
                                                                 ------- -------
Net Income ...............................................       $27,010 $22,071
                                                                 ======= =======
Operating Statistics:
Coal:
Royalty coal tons produced by lessees ....................        12,515  12,953
Average gross royalties ($ per ton) ......................       $  1.96 $  1.93

Revenues. Combined revenues for the year ended December 31, 1999 were $28.8 million compared to $28.6 million for the year ended December 31, 1998, an increase of $200,000, or 1%. Coal royalty revenues for the year ended December 31, 1999 were $23.9 million compared to $23.7 million for the year ended December 31, 1998, an increase of $200,000, or 1%. Our average gross production royalties per ton were down 2% to $1.93 from $1.96 a year earlier. Over these same periods, production increased by 400,000 tons, or 3%, to 13.0 million tons from 12.5 millions tons. Net recoupments of minimum royalties were $495,000 in 1999 compared to $926,000 in 1998.

         Rents and haulage decreased to $2.3 million in 1999 from $2.6 million in 1998. The $300,000 decrease is primarily due to a drop in haulage tonnage from 7.3 million tons to 6.0 million tons, partially offsetting an increase in realization to $.37 per ton from $.35 per ton.

         Oil and gas sales and royalties were $2.7 million in 1999, an increase of $300,000 or 13% from 1998.

Operating Costs and Expenses. Aggregate operating costs and expenses for the year ended December 31, 1999 were $6.7 million compared with $7.0 million for the year ended December 31, 1998, a decrease of $300,000, or 5%. This decrease resulted largely from a decrease in general and administrative expense.

         Operating general and administrative expenses were $4.9 million for 1999, compared with $5.4 million for 1998, a decrease of $500,000 or 9%. The two factors that caused the decline were a decline of $300,000 in executive expense and $200,000 in investment management fees.

         Oil and gas expenses for the year ended December 31, 1999 were $1.3 million compared with $1.1 million for the year ended December 31, 1998, an increase of $200,000, or 17%. This increase is mainly attributable to an increase in oil and gas depletion from $351,000 to $527,000, or $176,000.

Other Income. Total other income decreased to $11.9 million for the year ended December 31, 1999 compared to $19.9 million for the year earlier, a decrease of $8.0 million. The decline was due to a decrease in aggregate gains on securities.

         Unrealized gain on trading securities was $6.4 million for the year ended December 31, 1999 compared to a net unrealized gain for the previous year of $1.4 million, an increase of $5.0 million. Unrealized gains and losses depend on the portfolio performance each year, and the degree of portfolio turnover, which affects the total level of securities held and the amount of gains and losses realized compared to unrealized. Combined gains from investments, realized and unrealized, decreased to $7.1 million for the year ended December 31, 1999 from $15.8 million for the year ended December 31, 1998, the difference mainly being the result of the sale in 1998 of available-for-sale securities for which most of the reported gains were actually earned but unrealized in previous years.

         At December 31, 1999, we had $23.4 million under management by an investment management firm that focused on small cap and technology stocks. For 1999, the aggregate return on accounts under this manager was 31.2 percent, net of fees. We also had $32.9 million in managed portfolios that focused on large cap stocks, a portion of which was managed internally. The aggregate return on these accounts was 2.7 percent, net of fees.

         At December 31, 1998, we had $39.1 million under management by an investment management firm that focused on small cap and technology stocks. For 1998, the aggregate return on accounts under this manager was 0.8 percent, net of fees. We also had $24.4 million in managed portfolios that focused on large cap stocks, a portion of which was managed internally. The aggregate return on these accounts was 14.8 percent, net of fees.

         Gains on sale of securities were $718,000 in 1999 compared to $14.4 million in 1998. The decrease is attributable to our sale in 1998 of a major portion of our equity securities, including the available-for-sale portfolio, for which gains and losses are included in earnings only when realized.

         Interest and dividend income was $3.3 million for the year ended December 31, 1999 compared with $3.1 million for the year ended December 31, 1998, a decrease of $200,000, or 8%. The increase was due to an increase in the level of held-to-maturity securities early in 1999 as a result of sales of equity securities in the latter part of 1998.

         The gain on asset sales was $1.0 million in 2000 compared to $87,000 in 1998. The gain for both years primarily results from sales of non-coal real estate, for which the frequency and timing vary greatly.

         Other income decreased to $424,000 in 1999 from $841,000 in 1998, mainly reflecting an decrease in timber revenues. Timber revenues fluctuate significantly from year to year, depending on a number of factors including market conditions, weather, species mix and the level of harvesting in advance of surface mining operations.

Income Taxes. Income tax expense was $12.0 million for the year ended December 31, 1999 based on pretax income of $34.1 million as compared with $14.5 million for the year ended December 31, 1998 based on pretax income of $41.5 million. The $2.5 million decrease was due to lower pretax income, as the effective tax rate was 35% for both years.

Net Income. Net income was $22.1 million for the year ended December 31, 1999 as compared to $27.0 million for the year ended December 31, 1998, a decrease of $4.9 million or 18%. The decrease resulted primarily from decreased other income.

Liquidity and Capital Resources

         Historically, we have generally satisfied our working capital requirements and funded our capital expenditures with cash generated from operations. We believe that cash generated from operations for at least the next several years will be sufficient to meet our working capital requirements, anticipated capital expenditures and debt payments resulting from debt, if any, incurred to finance the restructuring. Our ability to satisfy our debt service obligations, to fund planned capital expenditures, to make acquisitions and to pay distributions to our investors will depend upon our future operating performance, which will be affected by prevailing economic conditions in the coal industry, and financial, business and other factors, some of which are beyond our control.

Cash Flows

         Net cash provided by operating activities was $16.2 million in 2001, $27.0 million in 2000 and $9.9 million in 1999. The changes in cash provided by operating activities was largely due to changes in purchases and sales of securities. Excluding securities transactions net cash provided by operating activities was $10.3 million in 2001, $21.4 million in 2000 and $23.1 million in 1999.Other notable factors in the decline in cash provided by operating activities in 2001 included the gain on the sale of assets related to the sale of working interests in oil and gas wells of $4.5 million and a reduction in income tax receivable of $3.0 million.

         Net cash provided by (used in) investing activities was $19.6 million in 2001, $19.0 million in 2000 and ($19.6) million in 1999. The variation in cash provided or used in investing activities is mainly due to the variation in securities transactions. Excluding purchases and sales of securities, the net cash provided by investing activities was $8.8 million in 2001, $3.6 million in 2000 and $1.4 million in 1999. The increase in cash provided by investing activities in 2001 also included $6.6 million from the sale of working interests in oil and gas wells.

         Net cash used in financing activities was $20.2 million in 2001, $46.6 million in 2000 and $16.8 million in 1999. Financing activities primarily represent dividends and common stock repurchases. Dividends paid were $14.6 million in 2001, $12.8 million in 2000 and $13.5 million in 1999. Common stock repurchases were $5.7 million in 2001, $33.9 million in 2000 and $3.3 million in 1999. We repurchased common shares because we considered these repurchases a use of cash superior to holding short term, fixed rate equivalents and the repurchase provided additional liquidity for shareholders, especially for shareholders with larger blocks that otherwise might have been difficult to sell.

Capital Expenditures

         Capital expenditures were $581,000 in 2001, $572,000 in 2000 and $186,000 in 1999. For each of these periods, we used cash generated from operations to fund capital expenditures. Our capital expenditures in each year were primarily made to acquire land and support equipment and facilities.

         We anticipate that our average annual maintenance capital expenditures will be less than $1.0 million. Total capital expenditures, though, may increase, as we seek acquisitions of coal reserves and other strategic assets. We currently expect capital expenditures to be funded by cash generated by operations.

Quantitative and Qualitative Disclosures about Market Risk

         Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risks to which we are exposed are interest rate risk and coal price risk. The following is a discussion of the Company's primary market risk exposures and how those exposures are currently managed.

         Our market risk sensitive instruments are primarily corporate equity securities, corporate bonds, and U.S. Treasury securities. The carrying value of our investment portfolio as of December 31, 2001 and 2000 was $62.8 million and $81.4 million, respectively, of which 43% and 33% was invested in fixed maturity securities, respectively, and 57% and 67% was invested in corporate equity securities. At December 31, 2001 and 2000 the market risks to the investment portfolio were primarily interest rate risk associated with investments in fixed maturity securities and price risks associated with corporate equity securities. We manage interest rate risk by investing in fixed maturity securities with a short duration, usually less than one year. We began an orderly liquidation of our corporate equity securities portfolio in March 2002 and have sold all of that portfolio except for trading securities valued at $2,591,000 and available-for-sale securities valued at $992,000 on December 31, 2001. Consequently, our exposure to equity price risk is currently limited to that value.

         Debt we incur to finance the restructuring will bear variable interest. Unless interest rates increase significantly in the future, our exposure to interest rate market risk should be minimal.

         For a discussion of coal price exposure risk we urge you to carefully read "Coal Industry Overview -- Coal Prices" beginning on page __ of this proxy statement/prospectus.

                         Kentucky River Coal Corporation
              Unaudited Pro Forma Consolidated Financial Statements

The unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2001 and the unaudited Pro Forma Consolidated Statements of Income for the years ended December 31, 2001 and 2000 have been prepared from the historical financial statements beginning on page F-1 of this proxy statement/prospectus.

The accompanying unaudited Pro Forma Consolidated Financial Statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 give effect to the restructuring, and assume a 50% participation rate in the exercise of subscription rights for Kentucky River Properties LLC membership units. For purposes of the unaudited Pro Forma Consolidated Statements of Income, these transactions are assumed to have occurred on the first day of each period presented. For purposes of the Pro Forma Consolidated Balance Sheet, these transactions are assumed to have occurred on December 31, 2001.

Management believes that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the proposed restructuring. The unaudited Pro Forma Consolidated Financial Statements do not necessarily reflect what results of operations or financial position would have been had such transactions been completed as of the dates indicated nor does it give effect to any events other than those discussed in the notes to the unaudited Pro Forma Consolidated Financial Statements or to project the results of operations or financial position for any future period or date. You are urged to carefully read these unaudited Pro Forma Consolidated Financial Statements in conjunction with the Selected Consolidated Financial Information beginning on page __ of this proxy statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page __ of this proxy statement/prospectus.

                         KENTUCKY RIVER COAL CORPORATION

                 Unaudited Pro Forma Consolidated Balance Sheet
                             As of December 31, 2001

                                 (in thousands)

                                                                              December 31, 2001
                                             --------------------------------------------------------------------------------------
                                                                                                  Pro Forma
                                                                               ----------------------------------------------------
                                                               Transaction       Kentucky River   Consolidating       KRCC
                Assets                          Historical     Adjustments       Properties LLC     Entries        S Corporation
                                              -------------  --------------    ----------------  -------------   ------------------
Investments:
    Trading securities                          $  22,896        (22,896)(a)                0
    Available for sale securities                  19,354        (19,354)(a)                0
    Held to maturity securities                    20,552        (20,552)(a)                0
    Land and improvements                           8,466                               8,466                             8,466
                                                ---------     ----------            ---------      ----------        ----------

            Total investments                      71,268        (62,802)               8,466               0             8,466

Cash and cash equivalents                          20,109        (19,109)(a)           43,896                            43,896
                                                                  42,896 (d)

Other assets:
    Accounts receivable - trade                     4,334                               4,334                             4,334
    Accrued interest receivable                        98            (98)(a)                0
    Income taxes receivable                         3,388                               3,388                             3,388
    Other receivables and prepaid expenses             10                                  10                                10
                                                ---------     ----------            ---------      ----------        ----------
            Total other assets                      7,830            (98)               7,732               0             7,732
Properties and equipment, net                       6,036                               6,036                             6,036
                                                ---------     ----------            ---------      ----------        ----------
                                                $ 105,243        (39,113)              66,130               0            66,130
                                                =========     ==========            =========      ==========        ==========

  Liabilities and Stockholders' Equity

Accounts payable and accrued expenses           $     713                                 713                               713
Current portion of note payable                                    3,779 (b)            3,779                             3,779
Income taxes payable                                    1                                   1                                 1
Deferred income taxes                               1,913         (1,913)(e)                0                                 0
                                                ---------     ----------            ---------      ----------        ----------
            Total liabilities                       2,627          1,866                4,493               0             4,493

Minority Interest                                                                           0          17,963 (g)        17,963
Stockholders' equity:
    Common stock                                    1,532           (536)(c)                0             966 (h)           966
                                                                    (996)(f)
    Additional paid-in capital                      1,782         (1,782)(f)                0           1,782 (h)         1,782
    Accumulated other comprehensive income          1,386         (1,386)(a)                0
    Retained earnings                              97,916          1,386 (a)                0          40,926 (h)        40,926
                                                                 (85,252)(c)
                                                                   1,913 (e)
                                                                 (15,963)(f)
LLC Unitholders' Equity                                           42,896 (d)           61,637         (17,963)(g)             0
                                                                  15,963 (f)                             (966)(h)
                                                                     996 (f)                           (1,782)(h)
                                                                   1,782 (f)                          (40,926)(h)
                                                ---------     ----------            ---------      ----------        ----------
            Total stockholders' equity            102,616        (40,979)              61,637         (17,963)           43,674
                                                ---------     ----------            ---------      ----------        ----------
                                                $ 105,243        (39,113)              66,130               0            66,130
                                                =========     ==========            =========      ==========        ==========

See accompanying notes to unaudited pro forma financial statements.

                         KENTUCKY RIVER COAL CORPORATION

             Unaudited Pro Forma Consolidated Statements Of Income
                      For the Year Ended December 31, 2001

               (in thousands, except share and per share amounts)

                                                                                  Year Ended December 31, 2001
                                                       -----------------------------------------------------------------------------
                                                                                                        Pro Forma
                                                                                     -----------------------------------------------
Operating income:                                                    Transaction      Kentucky River   Consolidating       KRCC
  Income from revenue-producing properties:          Historical      Adjustments      Properties LLC     Entries       S Corporation
                                                    -------------  ----------------  ----------------  ------------   --------------
         Coal:
              Royalties                              $  28,233                          $     28,233                     $  28,233
              Rents and haulage                          1,816                                 1,816                         1,816
         Oil and gas:
              Sales                                      1,801         (1,524)(f)                277                           277
              Royalties                                  1,250                                 1,250                         1,250
                                                     ---------      ---------           ------------                     ----------
            Total income from revenue-
              producing properties                      33,100         (1,524)                31,576                        31,576

  Gain on sale of revenue-producing properties           4,458         (4,458)(f)                  0                             0
                                                     ---------      ---------           ------------                     ----------
            Total operating income                      37,558         (5,982)                31,576                        31,576

  Expenses:
         Operating, general and administrative           5,809           (387)(a)              5,422                         5,422
         Oil and gas expenes:
              Operating                                    611           (475)(f)                136                           136
              Exploration and development                   75                                    75                            75
                                                     ---------      ---------           ------------                     ----------
            Total Deductions                             6,495           (862)                 5,633                         5,633

                                                     ---------      ---------           ------------                     ----------
  Income from operations                                31,063         (5,120)                25,943                        25,943

  Other income (expense):
         Interest and dividend income                    1,801         (1,801)(a)                734                           734
                                                                          734 (b)

         Interest expense                                                (155)(c)               (155)                         (155)
         Gain on sale of land                            2,270                                 2,270                         2,270
         Other                                             408                                   408                           408
         Realized Gain on Sale of Securities             3,441         (3,441)(a)                  0
         Unrealized (Loss) Gain-Trading Securities      (4,983)         4,983 (a)                  0
                                                     ---------      ---------           ------------    ----------       ----------
            Total Other Income                           2,937            320                  3,257            0            3,257

                                                     ---------      ---------           ------------    ----------       ----------
  Income before income taxes                            34,000         (4,800)                29,200            0           29,200

  Minority interest                                                                                        (6,132)(g)       (6,132)

  Income taxes                                          11,931        (11,931)(d) (e)              0            0                0
                                                     ---------      ---------           ------------    ----------       ----------

  Net income                                         $  22,069       $  7,131           $     29,200     $ (6,132)       $  23,068
                                                     =========      =========           ============    ==========       ==========

  Basic and diluted earnings per share / unit
         Historical                                  $  357.16
                                                     =========
         Pro forma                                                                      $     571.80                     $  571.80
                                                                                        ============                     ==========

  Average shares / units outstanding                    61,790                                51,067                        40,343
                                                     =========                          ============                     ==========

See accompanying notes to unaudited pro forma financial statements.

                         KENTUCKY RIVER COAL CORPORATION

              Unaudited Pro Forma Consolidated Statements Of Income
                      For the Year Ended December 31, 2000

               (in thousands, except share and per share amounts)

                                                                             Year Ended December 31, 2000
                                                  -------------------------------------------------------------------------------
                                                                                                          Pro Forma
                                                                                  -----------------------------------------------
                                                               Transaction        Kentucky River   Consolidating      KRCC
Income from revenue-producing properties:         Historical   Adjustments        Properties LLC     Entries      S Corporation
                                                 ------------ ---------------     --------------  -------------   ---------------
       Coal:
            Royalties                              $ 25,324                         $     25,324                    $  25,324
            Rents and haulage                         2,021                                2,021                        2,021
       Oil and gas:
            Sales                                     1,771      (1,647)(f)                  124                          124
            Royalties                                   964                                  964                          964
                                                  ----------   ---------            -------------                   ----------
          Total Operating Revenues                   30,080      (1,647)                  28,433                       28,433

Expenses:
       Operating, general and administrative          5,315        (473)(a)                4,842                        4,842
       Oil and gas expenes:                                                                    0                            0
            Operating                                   922        (835)(f)                   87                           87
            Exploration and development                  21                                   21                           21
                                                  ----------   ---------            -------------                   ----------
          Total Deductions                            6,258      (1,308)                   4,950                        4,950

Income from operations                               23,822        (339)                  23,483                       23,483

Other income (expense):
       Income from consolidated subsidiary
       Interest and dividend income                   2,287      (2,287)(a)                  734                          734
                                                                    734 (b)
       Interest expense                                            (155)(c)                 (155)                        (155)
       Gain on sale of land                           1,640                                1,640                        1,640
       Other                                            587                                  587                          587
       Realized Gain on Sale of Securities            7,772      (7,772)(a)                    0                            0
       Unrealized (Loss) Gain-Trading Securities     (2,743)      2,743 (a)                    0                            0
                                                  ----------   ---------            -------------   ----------      ----------
          Total Other Income                          9,543      (6,737)                   2,806                        2,806

                                                  ----------   ---------            -------------   ----------      ----------
Income before income taxes                           33,365      (7,076)                  26,289                       26,289

Minority interest                                                                                      (5,015)(g)      (5,015)

Income taxes                                         11,634     (11,634)(d) (e)                0
                                                  ----------   ---------            -------------   ----------      ----------

Net income                                         $ 21,731     $ 4,558             $     26,289     $ (5,015)      $  21,274
                                                  ==========   =========            =============   ==========      ==========

Basic and diluted earnings per share / unit
       Historical                                  $ 324.65
                                                  ==========
       Pro forma                                                                    $     467.66                    $  467.66
                                                                                    =============                   ==========

Average shares / units outstanding                   66,937                               56,214                       45,490
                                                  ==========                        =============                   ==========

See accompanying notes to unaudited pro forma financial statements.

                         Kentucky River Coal Corporation
Notes to Unaudited Pro Forma Consolidated Financial Statements

1)   Pro Forma Adjustments for the Consolidated Statements of Income
     a) Reflects the estimated reduction of investment income and expenses to zero as a result of the investments liquidated to provide cash for purchase of shares to complete proposed transaction. We began an orderly liquidation of our portfolio of corporate equity securities in March 2002. As of April 11, 2002 we have liquidated all of this portfolio, except for securities valued at $3,583,000 on December 31, 2001 and reinvested the proceeds in short term U.S. Treasury securities. We will liquidate our fixed income portfolio prior to the closing of the merger. Cash, cash equivalents, and the remaining equity securities at December 31, 2001, as adjusted, provide funding to purchase 20,502 of the maximum required 21,447 shares (which represents a required minimum participation rate of 65% by the majority). Consequently, we would borrow $3,779,000 to purchase the remaining 945 shares.
     b) Reflects interest income earned on cash invested in Kentucky River Properties LLC for one year, estimated at 1.71% -- the three month Treasury bill yield as of April 11, 2002. We typically invest excess cash in Treasury bills with a three month maturity.
     c) Reflects interest expense computed on loan needed to pay for common shares estimated at 4.11% for one year in accordance with a $20,000,000 loan commitment. Interest on the loan is to be paid monthly computed at one month LIBOR (1.86% on April 11, 2002) plus 2.25%.

         Principal prepayment is allowed, however, amortization over a 24 month period must begin April 1, 2003 on any outstanding balance.

      d) Reflects no income taxes due to classification as a pass-through entity by both the S corporation and the Limited Liability Company. Assumption is that most taxes will be owed by our shareholders and unitholders.

      e) Once we change to S corporation status, remaining deferred tax assets and liabilities will be eliminated through a charge to income tax for the current period. Since this charge would be a one-time event, the charge is not reflected in the unaudited Pro Forma Consolidated Statements of Income.

      f) Reduces income, expense, and gain on sale attributable to working interest in oil and gas properties that were sold in November 2001.

      g) Reflects the elimination of S corporation's share of Kentucky River Properties LLC income. The income from consolidated subsidiary is calculated based upon estimated average shares outstanding owned by S corporation in relation to the total average shares outstanding of Kentucky River Properties LLC's. If a 25% participation or purchase of 5,362 shares assumption was used, earnings per share would be $630.85. If a 75% participation or purchase of 16,085 shares assumption was used, earnings per share would be $523.95.

   2) Pro Forma Adjustments for the Consolidated Balance Sheet

      a) Reflects the sales of investment securities needed to fund the repurchase of common shares and the resulting decrease in accumulated other comprehensive income and the related deferred income tax liability. We began an orderly liquidation of our portfolio of corporate equity securities in March 2002. As of April 11, 2002 we have liquidated all of this portfolio, except for securities valued at $3,583,000 on December 31, 2001 and reinvested the proceeds in short term U.S. Treasury securities. We will liquidate our fixed income portfolio prior to the closing of the merger. The following table summarizes the cash that would be needed to purchase common stock at various levels of participation in the S corporation, beginning with the minimum required 65% participation.

                  Participation             Shares to Purchase
                  Percentage                at $4,000 per share          Amounts
                  ----------                -------------------          -------

                       65%                  21,447                   $85,788,000
                       70%                  18,383                   $73,532,000
                       75%                  16,819                   $67,276,000
                       80%                  12,255                   $49,020,000

      b) Reflects borrowing on a loan commitment for $20,000,000 secured for share repurchases. Interest on the loan is to be paid monthly computed at one month LIBOR (1.86% as of April 11, 2002) plus 2.25%. Principal prepayment is allowed, however, amortization over a 24 month period must begin April 1, 2003 on any outstanding balance.

      c) The exercise price per membership unit will be $4,000. The estimated number of common shares to be repurchased is 21,447 shares at $25 par value totaling $85,788,000 required to pay for common shares.

      d) This adjustment reflects the receipt of $42,896,000 assuming 50% participation or a purchase of 10,724 units at $4,000 per unit in conjunction with the offering. The following table summarizes the cash received by Kentucky River Properties LLC at a 65% participation rate by the majority shareholders and various levels of participation by the minority shareholders.

                  Minority
                  Participation             Units Purchased
                  Percentage                 at $4,000 each           Amounts
                  ----------                 --------------           -------

                          0%                       -0-              $    -0-
                         20%                      4,289             $ 17,156,000
                         40%                      8,579             $ 34,316,000
                         50%                     10,724             $ 42,896,000
                         60%                     12,868             $ 51,472,000
                         80%                     17,158             $ 68,632,000
                        100%                     21,447             $ 85,788,000

    e) Reflects reversal of deferred income taxes recorded as a result of obtaining S Corporation status.

    f) Reflects transfer of assets and liabilities to Kentucky River Properties LLC by Kentucky River Coal Corporation.

    g) Eliminates the minority interest reflected in transaction adjustment
       (d) noted above and records the Kentucky River
       Properties LLC's unitholders equity, reflected at historical book value of $1,675 per share.

    h) Reflects reclassification of owners' equity to conform to financial statements presented on a consolidated basis.

 3) Computation of Pro Forma Dividend Distributions

    Kentucky River Properties LLC intends to distribute at least 90% of its taxable income per share, which should closely correlate to earnings per share, to its unitholders on an annual basis for at least five years. Kentucky River Coal Corporation (the S corporation) intends to distribute at least 80% of its taxable income per share, which should closely correlate to earnings per share, to its shareholders on an annual basis for at least five years. Had the proposed restructuring been in effect for the years ended December 31, 2001 and 2000 earnings available for dividend distributions would be as follows:

                                                         2001                               2000
                                           --------------------------------    --------------------------------
                                            Kentucky River   Kentucky River    Kentucky River   Kentucky River
                                           Coal Corporation  Properties LLC     Coal Corporation Properties LLC
                                           (S corporation)                     (S corporation)

     Pro forma earnings per share/unit            $572.59          $572.59          $468.39        $468.39
                                                  =======          =======          =======        =======

     Pro forma dividend to Kentucky
       River Properties LLC unitholders
       at 90% of pro forma earnings
       per unit                                                    $515.33                         $421.55

     Pro forma dividend to Kentucky
       River Coal Corporation share-
       holders at 80% of pro forma
       earnings per share                         $458.07                           $374.71
                                                  -------          -------          -------        -------

     Totals                                       $458.07          $515.33          $374.71        $421.55
                                                  =======          =======          =======        =======

                             COAL INDUSTRY OVERVIEW

         We obtained the information provided in this Coal Industry Overview regarding future coal consumption and future coal market prices from the Energy Information Administration, the independent statistical and analytical agency within the U.S. Department of Energy, which we refer to in this proxy statement/prospectus as EIA. The EIA bases its forecasts on assumptions about, among other things, trends in various economic sectors (residential, transportation, industrial, etc.), economic growth rates, technological improvements and demand for other energy sources. The EIA's Annual Energy Outlook 2001 and International Energy Outlook 2000 more fully describe these assumptions.

Introduction

         Coal is an abundant, efficient and affordable natural resource, used primarily to provide fuel for the generation of electric power. World-wide recoverable reserves are estimated to be approximately 1.1 trillion tons. The U.S. has approximately 25% of global coal reserves, representing approximately 250 years of supply based on current usage rates. U.S. coal reserves are more plentiful than U.S. oil or natural gas reserves, with coal representing more than 95% of the nation's total fossil fuel reserves.

         Coal-fired power plants generated approximately 52% of the total domestic electric power generated in 2000. Over the past quarter century, total coal consumption in the U.S. has nearly doubled from approximately 563 million tons in 1975 to approximately 1.1 billion tons in 2000. The growth in the demand for coal has coincided with an increased demand for coal from electric power generators, which consumed an estimated 90% of the coal produced in the U.S. in 2000.

         In recent years, the U.S. coal industry has experienced significant gains in mining productivity, changes in air quality laws, growth in coal consumption and industry consolidation. According to the EIA, the number of operating mines in the U.S. declined 50% over the past ten years, while overall coal mine productivity has increased at a rate of 6.7% per year over that period. During the same period, average coal mine productivity nearly doubled due to changes in work practices and new technologies. The overall productivity gains contributed to stability in coal prices during the 1990s. Recent volatility in the price of natural gas and other energy commodities, however, has resulted in the price of coal fluctuating in most coal producing regions in the U.S. A notable industry trend has been the shift to low sulfur coal production driven by the significant regulatory restrictions on sulfur dioxide emissions from coal-fired power plants.

Coal Markets

         The EIA estimates that approximately 1.1 billion tons of coal was consumed in the U.S. in 2000 and that domestic consumption will grow at a rate of 1.1% per year from 2000 through 2020. Demand from domestic power generators is projected to increase from 983 million tons in 2000 to more than 1.1 billion tons by 2020.

                         Projected U.S. Coal Consumption

                                                 2000(2) 2005  2010  2015  2020
                                                 ------- ----- ----- ----- -----
                                                       (tons in millions)
Sector:
Electric power generators(1) ...................    965  1,065 1,141 1,183 1,254
Industrial .....................................     82     80    81    83    86
Coke plants ....................................     29     26    24    22    20
Residential and commercial .....................      5      5     5     6     6
                                                  -----  ----- ----- ----- -----
  Total domestic ...............................  1,081  1,176 1,251 1,294 1,366
Export .........................................     58     56    54    53    55
                                                  -----  ----- ----- ----- -----
  Total ........................................  1,139  1,232 1,305 1,347 1,421
                                                  =====  ===== ===== ===== =====


(1) Includes all power generators except cogenerators.
(2) Figures for 2000 are actual results. Source: EIA Annual Energy Outlook 2002.

         The U.S. coal industry continues to fuel more electric power generation than all other energy sources combined. In 2000, coal-fired power plants generated approximately 52% of the electricity in the United States, compared to nuclear power plants (20%), gas-fired power plants (16%) and hydroelectric power plants (7%). Coal is predominantly used for base load electricity generation, resulting in stable and consistently increasing demand. We believe that deregulation in the electric power industry and the resulting competition for cost efficient energy will further strengthen the demand for coal. We also believe that coal consumption will continue to increase as coal-fired power plants utilize their existing excess capacity and as new coal-fired power plants are constructed.

           Domestic Electric Power Generators' Fuel Sources Comparison

                                          1995 1996 1997 1998 1999 2000  2001(2)
                                          ---- ---- ---- ---- ---- ----  ----
Fuel Source:
Coal ....................................   51%  52%  53%  52%  51%  52%   51%
Nuclear .................................   20%  20%  18%  19%  20%  20%   20%
Conventional hydroelectric ..............    9%  10%  10%   9%   9%   7%    6%
Natural gas(1) ..........................   15%  13%  14%  15%  15%E 16%E  17%E
Other   5% ..............................    5%   5%   5%   5%   5%   5%    6%
                                          ---- ---- ---- ---- ---- ----  ----
Total ...................................  100% 100% 100% 100% 100% 100%  100%
                                          ==== ==== ==== ==== ==== ====  ====


(1)      Includes supplemental gaseous fuels

(2) Through August 2001
E --Estimate
Source: EIA Monthly Energy Review, November 2001

         Over the past several years, largely as a result of sulfur dioxide emissions limitations mandated by the Clean Air Act Amendments, demand has shifted to lower sulfur coal. In 1995, Phase I of the Clean Air Act Amendments required high sulfur coal plants to reduce their emissions of sulfur dioxide to
2.5 pounds or less per million Btu. In 2000, Phase II of the Clean Air Act Amendments tightened their sulfur dioxide restrictions further to 1.2 pounds of sulfur dioxide per million Btu. Currently, electric power generators operating coal-fired plants can purchase credits that allow them to exceed the sulfur dioxide emission compliance requirements. Eventually, however, owners of these plants will have to retrofit their operations or switch to burning Phase II compliance coal.

         We believe that the Clean Air Act Amendments will increase the demand for the varieties of coal that our lessees produce and sell. Demand for low sulfur coal has grown substantially in recent years and may continue to increase as many coal-fired power plants increase the amount of lower sulfur coal they burn in order to comply with the more stringent Phase II emission requirements. However, we believe demand for medium and high sulfur coal will also remain strong in certain markets as many coal-fired power plants continue to burn medium and high sulfur coal, either exclusively or mixed with lower sulfur coal, for the following principal reasons:

         . the geographic proximity of some coal-fired power plants to medium and high sulfur coal reserves makes the associated transportation costs lower than the costs associated with shipping lower sulfur coal over greater distances; and

         . the current use and additional installation of scrubbing equipment by some power plant operators to reduce emissions, which will allow them to burn medium and high sulfur coal in compliance with the Clean Air Act.

         The EIA projects that 11 gigawatts of coal-fired power generation capacity, the equivalent of 37 300-megawatt power plants, will be retrofitted with scrubbers to meet the requirements of Phase II of the Clean Air Act Amendments. Additionally, the EIA estimates that slow growth in other power generation capacity, the huge investment in existing coal-fired power plants and increasing utilization of coal-fired power plants will keep coal in its dominant position as the key source of fuel for electric power generation through 2020.

         The amount of nitrogen oxide a power plant produces depends on the composition and energy content of the fuel burned and the nature of the combustion equipment employed. As a result of Clean Air Act programs designed to achieve air quality standards for ozone, the Environmental Protection Agency and state environmental agencies require substantial reductions in nitrogen oxide emissions from existing coal-fired power plants over the next several years. These requirements are likely to make it more expensive for these power plants to continue to burn coal.

Production

         Production of coal in the U.S. increased from less than 655 million tons in 1975 to nearly 1.1 billion tons in 2000. U.S. coal producers have significantly improved the efficiency of their operations over the last decade. Production in the U.S. increased 4.3% from 1990 to 2000 according to the EIA, while the number of operating mines declined approximately 50%. This decline reflects the shift from smaller, high cost operations to larger, technologically advanced, lower cost operations. According to the EIA, improvements in labor productivity have been, and are expected to remain, the key to lower coal mining costs. The EIA estimates that with expected improvements in labor productivity through 2020, the number of miners will decline 1.2% per year over this period.

         The coal industry has also experienced significant industry consolidation that, according to the EIA and industry experts, is a trend that is expected to continue. In most cases, coal operations were sold by oil, steel and utility companies that viewed these businesses as non-core assets. According to the National Mining Association, the ten largest producers in 1999 accounted for approximately 66% of total domestic coal production.

The following table shows principal U.S. coal production statistics for the period from 1994 to 2000.

                       U.S. Coal Production Statistics (1)

          Category             1994   1995   1996   1997   1998   1999   2000
          --------            ------ ------ ------ ------ ------ ------ ------
Total Production (tons in

 Millions) ..................  1,034  1,033  1,064  1,090  1,118  1,100  1,076
Percentage of Production by
 Mine Type:
Underground .................     39%    38%    39%    39%    37%    36%    35%
Surface .....................     61%    62%    61%    61%    63%    64%    65%
Number of Mines:
Underground .................  1,143    977    885    874    827    749    600
Surface .....................  1,211  1,127  1,018    954    899    842    750
                              ------ ------ ------ ------ ------ ------ ------
Total .......................  2,354  2,104  1,903  1,828  1,726  1,591  1,350
                              ====== ====== ====== ====== ====== ====== ======
Average Number of Mine Em-
 ployees:
Underground ................. 61,562 57,879 53,796 52,487 49,391 46,571 41,000
Surface ..................... 35,938 32,373 29,666 29,029 31,866 32,152 29,000
                              ------ ------ ------ ------ ------ ------ ------
Total ....................... 97,500 90,252 83,462 81,516 81,257 78,723 70,000
                              ====== ====== ====== ====== ====== ====== ======


(1) 1999 and 2000 figures are preliminary estimates.
Source: EIA, Mine Safety & Health Administration and National Mining
Association.

Imports and Exports

         Coal imports into the U.S. represent a small percentage of the total U.S. market for coal. In 2000, total consumption of coal in the U.S. was approximately 1.1 billion tons while imports of coal were approximately 12.5 million tons, or less than 1.2%. The largest exporter of coal to the U.S. was

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

Colombia, exporting approximately 7.6 million tons in 2000. Imported coal typically competes only in coastal markets in the eastern U.S.

         The EIA estimates that the U.S. exported approximately 58.5 million tons of coal in 2000, or approximately 5.4% of 2000 total domestic production. Metallurgical coal historically has been the principal type of coal exported from the U.S. Exports increased slightly in 2000 compared to 1999 and are projected to increase in each of 2001 and 2002 according to the EIA. However, U.S. coal exports have generally trended downward since 1981 as the metallurgical coal market has softened due to competition from lower cost foreign producers. The remainder of the coal exported from the U.S. was used for the generation of electricity, cement making and other industrial processes. Approximately 43.5% of U.S. coal exports in 2000 went to Europe, while the individual nations buying the most U.S. coal were Canada, Japan, Brazil, Italy, the United Kingdom and the Netherlands according to the EIA.

Coal Characteristics

Types of Coal

         There are four types of coal: lignite, subbituminous, bituminous and anthracite. Each has characteristics that make it more or less suitable for different end uses. In general, coal of all geological composition is characterized by end use as either steam coal or metallurgical coal. Steam coal is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal is super-heated in the absence of oxygen to form a hard, dry, caking coal called coke. Steel production uses coke as a fuel and reducing agent to smelt iron ore in a blast furnace. Heat content and sulfur content are the most important coal characteristics and determine the best end use of particular types of coal.

Lignite. Lignite is a type of coal with a heat content that generally ranges from 4,500 to 8,500 Btu per pound. Major lignite operations are located in Louisiana, Montana, North Dakota and Texas. Lignite is used almost exclusively in power plants located adjacent to or near these mines because any transportation costs, coupled with mining costs, would otherwise render its use uneconomical.

Subbituminous coal. Subbituminious coal has a heat content that ranges from 8,500 to 12,000 Btu per pound. Most subbituminous coal reserves are located in Alaska, Colorado, Montana, New Mexico, Washington and Wyoming. Subbituminous coal is used almost exclusively by electric power generators and some industrial consumers.

Bituminous coal. Bituminous coal is a soft coal with a heat content that ranges from 10,500 to 15,000 Btu per pound. This coal is located primarily in Appalachia, Arizona, the Midwest, New Mexico, Colorado and Utah, and is the type most commonly used for electric power generation in the United States. Bituminous coal is also used for industrial steam purposes and is used in steel production. Our reserves are bituminous coal.

Anthracite. Anthracite is a hard coal with a heat content that ranges from 11,000 to 14,000 Btu per pound. A limited amount of anthracite deposits are located primarily in the Appalachian region of Pennsylvania. Anthracite is used primarily for industrial and home heating purposes.

Heat Content. The heat content of coal is commonly measured in Btu. One Btu is the amount of heat needed to raise the temperature of one pound of water one degree Fahrenheit. Coal found in the

Eastern and Midwestern regions of the U.S. tends to have a heat content ranging from 10,000 to 14,000 Btu per pound. Most coal found in the Western U.S. ranges from 8,000 to 10,000 Btu per pound.

Sulfur Content

         Sulfur content can vary from seam to seam and sometimes within each seam. Subbituminous coal typically has a lower sulfur content than bituminous coal, but some bituminous coal in Colorado, eastern Kentucky, southern West Virginia and Utah also has a low sulfur content. Coal combustion produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coal has a variety of definitions, but we use it in this proxy statement/prospectus to refer to coal with a sulfur content of 1.0% or less by weight. Compliance coal refers to coal that, when burned, emits less than 1.2 pounds of sulfur dioxide per million Btu. The strict emissions standards of the Clean Air Act have increased demand for low sulfur coal. We expect continued high demand for low sulfur coal as electric power generators meet the current Phase II requirements of the Clean Air Act Amendments. Emissions of sulfur dioxide from domestic power plants have decreased 25% from 1989 levels, while U.S. coal consumption has increased 17% during the same period.

Other

         Ash is the inorganic noncombustible substance in coal that has no heating value and is the portion of the coal remaining after complete combustion. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because power plants must handle and dispose of ash following combustion. Electric utilities typically require coal with an ash content ranging from 4% to 17%, depending on individual power plant specifications. While the ash content of raw coal typically exceeds these specifications, the ash content can be reduced by processing the coal at a coal preparation plant. Moisture content of coal varies by the type of coal, the region where it is mined and the location of coal within a seam. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport. Moisture can be removed through thermal drying or mechanical processes.

Coal Preparation

         Depending on coal quality and customer requirements, raw coal may be shipped directly from the mine to the customer or processed in a coal preparation plant. Most raw coal is processed in preparation plants to meet customer specifications. Preparation plants size coal, wash it in a water solution, remove waste materials and separate it into grades. Processing improves the quality and heat content of the coal, and therefore its value, by reducing sulfur, ash and moisture content. Processing does result, however, in additional expense and the loss of some coal. In order to meet specific customer requirements, coals of various quality can also be mixed or blended at a preparation plant or loading facility. Coal blending can increase profit margins by reducing the cost of meeting quality specifications for individual customer contracts.

Coal Mining Techniques

         Coal mining operations commonly use six common techniques to extract coal from the ground. The most appropriate technique is determined by coal seam characteristics such as location and recoverable reserve base. Data from core samples is used initially to define the size, depth and quality of the coal reserve area before committing to a specific mining technique. Because coal mining techniques rely heavily on technology, technological improvements have generally resulted in increased productivity. The six most common mining techniques are continuous mining, longwall mining, truck-and-shovel/loader mining, dragline mining, highwall mining and auger mining.

Continuous Mining

         Continuous mining is an underground mining method in which main airways and transportation entries are developed and remote-controlled continuous miners extract coal from rooms, leaving pillars to support the roof. Shuttle cars transport coal to a conveyor belt for transportation to the surface. Seam recovery for this method is typically up to 60% and productivity for continuous mining averages 25 to 50 tons per miner shift.

Longwall Mining

         Longwall mining is an underground mining method that uses hydraulic jacks or shields, varying from four feet to twelve feet in height, to support the roof of the mine while a mobile cutting shearer advances through the coal. Chain belts then move the coal to a standard underground mine conveyor system for delivery to the surface. Continuous mining is used to develop access to long rectangular panels of coal that are mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive, but it is effective only for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand a large, contiguous reserve base. Seam recovery using longwall mining is typically 70%, and productivity averages 48 to 80 tons per miner shift.

Truck-and-Shovel/Loader Mining

         Truck-and-shovel/loader mining is a surface mining method that uses large shovels or loaders to remove overburden, which is used to backfill pits after coal removal. Shovels or loaders load coal into haul trucks for transportation to the preparation plant or unit train loadout facility. Seam recovery using the truck-and-shovel/loader mining method is typically 90%. Productivity depends on equipment, geological composition and the ratio of overburden to coal. Productivity varies between 250 to 400 tons per miner shift in the Powder River Basin of Wyoming and Montana to 30 to 80 tons per miner shift in eastern U.S. regions.

Dragline Mining

         Dragline mining is a surface mining method that uses large capacity draglines to remove overburden to expose the coal seams. Shovels load coal in haul trucks for transportation to the preparation plant and then to the unit train loadout facility. Truck capacity can range from 80 to 400 tons per load. Seam recovery using the dragline method is typically 90% or more and productivity levels are similar to those for truck-and-shovel/loader mining.

Highwall Mining

         Highwall mining is a surface mining method generally utilized in conjunction with truck-and-shovel/loader surface mining. At the highwall exposed by the truck-and-shovel/loader operation a modified continuous miner with an attached conveying system cuts horizontal passages from the surface into a seam. These passages can penetrate to a depth of up to 1,000 feet. This method typically recovers 30% to 40% of the reserves penetrated.

Auger Mining

         Auger mining is a surface mining method generally utilized in conjunction with truck-and-shovel/loader operations. At the highwall exposed by a truck-and-shovel/loader operation, a spiral steel auger bit is used to bore a horizontal hole into the coal seam up to a depth of 250 feet. The auger also conveys the coal to the surface. Seam recovery using auger mining is typically 30%.

         Coal mining technology is continually evolving and has led to improvements in, among other things, underground mining systems and earth-moving equipment for surface mines. For example, longwall mining technology has increased the average recovery of coal from large blocks of underground coal from 50% to 70%. At larger surface mines, haul trucks have capacities of 240 to 400 tons, which is nearly double the maximum capacity of the largest haul trucks used a decade ago. This increase in capacity, along with larger shovels and draglines, has increased overall mine productivity. According to National Mining Association data, overall coal mine productivity, measured in tons produced per miner shift, increased 101% from 1986 to 1997.

Coal Regions

         Coal is mined from coal fields throughout the United States, with the major production centers located in Appalachia, the Illinois Basin and in the Western regions of the country. Our properties are located exclusively in the Central Appalachian region.

Appalachia Region

Northern Appalachia. Northern Appalachia includes Maryland, Ohio, Pennsylvania and northern West Virginia. Coal from this region generally has a high heat content of between 12,000 and 13,000 Btu per pound. Its typical sulfur content ranges from 1.5% to 2.5%, which generally does not meet the Phase II requirements.

Central Appalachia. All of our coal properties are located in Central Appalachia, which includes eastern Kentucky, Virginia and southern West Virginia. Coal from this region generally has a low sulfur content of 0.7% to 1.5% and a high heat content of between 12,000 and 13,500 Btu per pound.

Southern Appalachia. Southern Appalachia includes Alabama and Tennessee. Coal from this region also typically has a low sulfur content of 0.7% to 1.5% and a high heat content of between 12,000 and 13,000 Btu per pound.

Illinois Basin

         The Illinois Basin includes Illinois, Indiana and western Kentucky. There has been significant consolidation among coal producers in the Illinois Basin over the past several years. Coal from this region varies in heat content from 10,000 to 12,500 Btu per pound and has a high sulfur content of 2.5% to 3.5%. Generally, Illinois Basin coal does not satisfy the Phase II standards.

Western Region

Rocky Mountains. The Rocky Mountain region consists primarily of Colorado and Utah. The coal from this region typically has a low sulfur content of 0.4% to 0.6% and varies in heat content from 10,500 to 12,800 Btu per pound. Most of this coal complies with Phase II standards.

Powder River Basin. The Powder River Basin consists mainly of southeastern Montana and northeastern Wyoming. This coal has a very low sulfur content of 0.25% to 0.65%, a low heat content of between 8,000 and 9,200 Btu per pound and is very high in moisture content, typically 20% to 35%. Most of this coal complies with the Phase II standards, but many utilities cannot burn it without reducing the capacity of their plants, unless it is blended with higher Btu coal.

         The following table presents U.S. coal production data by region for the eight-year period 1993 through 2000.

                            Domestic Coal Production


                       1995    1996    1997     1998    1999     2000    2001(1)
                      ------  ------  ------   ------  ------   ------  -------
                                          (tons in millions)
Appalachia........     434.9   451.9   467.8    460.4   425.6    419.4    424.0
Illinois Basin....     168.5   172.8   170.9    168.4   162.5    143.5    151.8
Western...........     429.6   439.2   451.2    488.7   512.3    510.7    542.5
                     ------- ------- -------  ------- -------  -------  -------
  Total...........   1,033.0 1,063.9 1,089.9  1,117.5 1,100.4  1,073.6  1,118.3
                     ======= ======= =======  ======= =======  =======  =======



(1) Year 2001 figures are estimates.
Source: EIA's Short-Term Energy Outlook, February, 2002.

Coal Prices

         Coal prices are influenced by a number of factors and vary dramatically by region. The two principal components of the delivered price of coal are the price of coal at the mine, which is influenced by mine operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. Electricity generators purchase coal on the basis of its delivered cost per million Btu.

         In their December 2001 "Short Term Outlook" report, EIA noted that, "In the first half of this year, an unusual phenomenon occurred: for the first time in years, the monthly average price of coal to electric utilities increased notably. Due to pressures for coal substitution for expensive gas and also because of the very tight storage situation for coal at power generating stations, the price of coal jumped. However, by mid-summer the price began receding as coal stocks rebounded and as gas prices withered. Next year, coal prices should continue to recede as coal stocks gain and natural gas prices remain relatively low."

         In January 2002, prices for Central Appalachian coal futures for March 2002 delivery on the New York Mercantile Exchange ranged from $27.00 to $28.45 per ton, after peaking at $43.00 in August 2001. These coal futures contracts are representative of 12,500 Btu Central Appalachian coal.

Price at the Mine

         The price of coal at the mine is influenced by geological characteristics such as seam thickness, overburden ratios and depth of underground reserves. It is generally cheaper to mine coal seams that are thick and located close to the surface than to mine thin underground seams. Typically, coal mining operations will begin at the part of the coal seam that is easiest and most economical to mine. In the coal industry, this surface mining characteristic is referred to as low ratio. As the seam is mined, it becomes more difficult and expensive to mine because the seam either becomes thinner or extends more deeply into the earth, requiring removal of more overburden. Underground mining is generally more expensive than surface mining as a result of high capital costs including costs for modern mining equipment and construction of extensive ventilation systems and higher labor costs, including costs for labor benefits and health care.

         In addition to the cost of mine operations, the price of coal at the mine is also a function of quality characteristics such as heat value and sulfur, ash and moisture content. Metallurgical coal has higher carbon and lower ash content and is usually priced $4 to $10 per ton higher than steam coal produced in the same regions.

Transportation Costs

         Coal used for domestic consumption is generally sold free on board at a loading point, and the purchaser normally pays the transportation costs. Export coal is usually sold at an export terminal, and the seller is responsible for shipment to the export coal loading facility while the purchaser pays the ocean freight.

         Most electric power generators arrange long-term shipping contracts with rail or barge companies to assure stable delivery costs. Transportation cost can be a large component of the purchaser's cost. Although the customer pays the freight, transportation cost is still important to coal mining companies because the customer may choose a supplier largely based on the cost of transportation. Trucks and overland conveyors haul coal over shorter distances, while lake carriers and ocean vessels move coal to export markets. Some domestic coal is shipped over the Great Lakes. Railroads move more coal than any other product, and in 1999, coal accounted for 22% of total U.S. rail freight revenue and more than 44% of total freight tonnage. Railroads typically handle approximately 60% of U.S. coal production, with CSX and Norfolk Southern the dominant carriers in the eastern United States and Burlington Northern Santa Fe and Union Pacific the dominant carriers in the western United States.

Deregulation of the Electricity Generation Industry

         In October 1992, Congress enacted the Energy Policy Act of 1992. To stimulate competition in the electricity market, that legislation gave wholesale suppliers access to the transmission lines of U.S. electric utilities. In April 1996, the Federal Energy Regulatory Commission issued the first of a series of orders establishing rules providing for open access to electricity transmission systems. The federal government is currently exploring a number of options concerning electric utility deregulation. Individual states are also proceeding with their own deregulation initiatives.

         The pace of deregulation differs significantly from state to state. To date, half of the states and Washington, D.C. have enacted programs leading to the deregulation of the electricity market and the majority of the other states are considering similar programs. Due to the uncertainty around the timing and implementation of deregulation, it is difficult to predict the impact on individual electric power generators. This uncertainty has increased due to the recent energy crisis in California, where market inefficiencies and supply and demand imbalances created electricity supply shortages. The crisis has slowed deregulation activity in other states and at the federal level.

         If ultimately implemented, full-scale deregulation of the electric power industry is expected to enable both industrial and residential customers to shop for the lowest cost supply of electric power and the best service available. This fundamental change in the electric power industry is expected to compel electric utilities to be more aggressive in developing and defending market share, to be more focused on their pricing and cost structures and to be more flexible in reacting to changes in the market. Because of coal's cost advantage and because some coal-fired power plants are underutilized in the current regulated electricity market, we believe that the demand for coal will increase as electricity markets are deregulated. However, a possible consequence of deregulation is downward pressure on fuel prices, including coal. For more information, we urge you to carefully read "Risk Factors -- Regulatory and Legal Risks --Deregulation of the electric utility industry could lead to reduced coal prices" beginning on page __ of this proxy statement/prospectus.

                         KENTUCKY RIVER COAL CORPORATION

         Kentucky River Coal Corporation is principally engaged in the business of managing coal bearing properties in Southeastern Kentucky. We enter into long-term leases with experienced, third-party mine operators for the right to mine our coal reserves in exchange for royalty payments. We currently lease our reserves to 19 different operators who mine coal at 48 mines. Our lessees are generally required to make payments to us based on the amount of coal they produce from our properties and the price at which they sell the coal, subject to fixed minimum base royalty rates per ton. We do not operate any mines now, nor have we ever in the past. In managing our properties, we monitor the operations of our lessees to ensure they are obtaining acceptable recovery of reserves from our properties under the given mining conditions, and that they are reporting the tonnage and royalty computations accurately. Some of our lessees use preparation and transportation facilities situated on our property, for which we receive a utilization fee based on the tonnage and sales price of the coal processed.

         As of December 31, 2001, our coal properties contained an estimated 580 million tons of proven and probable recoverable reserves located on approximately 214,000 acres in Southeastern Kentucky. Our coal reserves consist of bituminous coal and are predominantly high in energy content and low to medium sulfur content. As of December 31, 2001, approximately 18% of our reserve base was compliance coal and 31% of our reserve base exhibits an average clean sulfur content of less than 1.00%, including compliance coal. Compliance coal refers to coal that, when burned, emits less than 1.2 pounds of sulfur dioxide per million Btu.

         In addition to our coal business, we also generate revenues from royalties and sales of oil and gas and from the sale of timber harvested from our properties. In November 2001 we sold our portion of most of the oil and gas wells in which we owned an interest, but we retained all the underlying property we owned, thereby preserving future oil and gas royalties on the existing wells.

         Our timber generates only a modest amount of revenue. Recent studies of our timber by forestry consultants have concluded that there is little potential for materially increasing timber revenues in the short run because our stands are of poor quality. This is mainly the result of the most valuable species having been repeatedly harvested leaving only inferior species to dominate the stands. We are taking steps to improve the quality of our timber as prescribed by the consultants, but due to the slow growing nature of timber, the results will not be evident for decades.

         Besides our natural resource operations, we also invest in fixed and equity securities, and we own undeveloped real estate in Kentucky, Florida and Maryland. As of December 31, 2001 our portfolio of securities was valued at $80 million. Our strategy has been to hold liquid assets to buffer the risks associated with the cyclical nature of our natural resource operations, and to provide a means of stabilizing and growing the intrinsic value of our company to offset the gradual depletion of our natural resources. We estimate that we have replaced only about half the coal mined from our property over the past 20 years. In order to finance the restructuring, we expect that we will liquidate almost all of these securities. Following the restructuring, we anticipate that we will no longer engage in investing activities except as a means of enhancing returns from liquid assets on a near term basis.

         Our undeveloped real estate has an estimated market value of about $22 million, based on pending sales and option contracts and internal valuation estimates. The real estate was acquired more than ten years ago during a period when we were buying undeveloped parcels a short distance from more intense land uses, with the intent of selling when they became suitable for higher-value land uses. This strategy has become less viable in recent years as holding costs increased and owners have declining autonomy in determining uses for their land as result of stricter zoning regulations. We have not purchased any non-coal real estate for several years, and have never participated in real estate development. We expect we will sell approximately one-third of our real estate during 2002.

         As part of the restructuring, we will transfer all of our assets and liabilities to Kentucky River Properties LLC, which will become the operating company for our business. Consequently, after the restructuring, Kentucky River Properties LLC will own the properties and conduct the business described in this section.

Business Strategy

         Our principal business strategies are to:

        o Maintain stable coal production from our properties. Despite the peaks and valleys inherent to the coal industry, our lessees as a group have provided a remarkably steady level of coal production over the years. We support our lessees by providing large boundaries of reserves under common control and significant reserve data relating to the areas they are mining and propose to mine. We own substantial unleased reserves with which we may provide our lessees additional reserves as their areas of current mining become exhausted.

       o Expand our reserve base. We have pursued reserve acquisitions throughout our history, but have added only two significant boundaries over the past 20 years, one comprising 13,000 acres and the other 9,000 acres. We believe that by restructuring we will become more competitive with respect to reserve acquisitions, as our strongest competitors in the past have typically had a tax advantage that allowed them to pay more for reserves. Following the restructuring, we will be on equal footing with those competitors with respect to our tax structure. We expect to continue to focus on acquisitions in Southeastern Kentucky where we now operate, but we will consider the acquisition of reserves in other areas if the reserves satisfy our acquisition criteria, including the expectation of a satisfactory return on investment. Without an investment portfolio to complement our natural resource assets, it will become more important for us to be able to replace our reserves in order to remain a going concern.

       o Diversify our lessee base. We currently lease our coal reserves to 19 different operators who are mining at 48 mines. We depend on a limited number of primary operators, however, for a significant portion of our coal royalty revenues. The James River Group (27% in 2000, 28% in 2001), AEI Resources Group (25% and 23%, respectively), and Diamond May Coal Co. (14% and 12%, respectively), each with multiple leases, account for more than 60% of our coal royalty revenues. We intend to diversify our lessee base to enhance the stability of our cash flow. Diversification of our lessee base is critical because the trend in the industry and among our own lessees has been toward consolidation, resulting in our royalties coming from fewer lessees. With consolidation, the risks associated with our royalty income are spread over fewer lessees, such that if a single lessee falters the adverse impact on our earnings could be magnified.

       o Utilize our properties productively. Though most of our revenue comes from coal, we will work to develop other sources of income including oil and gas as well as timber. On a modest scale, we will participate in the drilling of oil and gas wells with operators on our property to the extent that financial returns justify doing so. By participating in the drilling, we encourage the drilling to take place, as it allows the drilling operators to spread their capital over a larger number of wells, thereby reducing their risk. For us, we have the added benefit of having more production from our property, such that in addition to the sale of oil and gas we also earn royalties.

Competitive Strengths

         We have several competitive strengths that we believe will allow us to successfully execute our business strategies:

       o Our royalty structure generates relatively stable and predictable cash flows and limits our exposure to low commodity prices, compared to mining companies. Our leases provide for royalty rates generally equal to the higher of a fixed minimum rate or a percentage of the gross sales price received by our lessees for the coal they produce from our reserves. This structure causes our earnings and cash flow to be stable and predictable in periods of low commodity prices, while enabling us to benefit during periods of high commodity prices. Also, since we do not operate any mines, we do not directly bear any operational risks or production costs.

       o We lease to experienced lessees that have long-term relationships with major customers. We lease our reserves principally to lessees that have substantial experience as coal mine operators, established reputations in the industry and strong relationships with major electric utilities, independent power producers and other commercial and industrial customers. Our lessees' major customers include AEP, Duke Energy and Southern Company. Many of our lessees' customers have purchased coal regularly from our lessees for more than ten years. We believe that our lessees sold approximately 80% of the coal they mined from our reserves in 2001 under supply contracts with terms of more than one year.

       o We will be well-positioned to pursue reserve acquisitions. While we have not made many acquisitions in recent years, our restructuring will position us to make more acquisitions in the future. Our knowledge of engineering and geology provide us with the ability to evaluate opportunities that are presented to us. In addition, we have conducted an extensive study of our own reserves, through which we also learned much about nearby reserves owned by others. This information could help us identify reserves that would be suitable for acquisition.

       o Much of our reserves are low sulfur coal. With Phase II of the Clean Air Act Amendments in effect, compliance and low sulfur coal have captured a growing share of U.S. coal demand, commanding higher prices than higher sulfur coal in the market place. As of December 31, 2001, approximately 18% of our reserve base was compliance coal and approximately 31% of our reserve base exhibits an average clean sulfur content of less than 1.00%, including compliance coal. We believe we are well-positioned to capitalize on the continuing growth in demand for low sulfur coal to produce electricity.

       o Our reserves are well positioned geographically. Our reserves are located on or near some of the major coal hauling railroads that serve Central Appalachia. We believe that the geographic location of our reserves gives our lessees a transportation cost advantage, particularly with respect to coal produced in the western states, which improves their competitive position and our corresponding coal royalty revenues.

       o We have a strong management team with a successful record of managing and leasing coal properties. We have a highly capable and experienced management team that is familiar with the areas in which our lessees mine coal, the mining environment and trends in the industry. Our active land management style is a fundamental basis for our business. Our management team also reviews numerous acquisition opportunities on an ongoing basis.

Properties

         Our properties are primarily located in the six counties of Breathitt, Harlan, Knott, Leslie, Letcher and Perry in southeastern Kentucky and contain approximately 214,000 acres. Approximately 94,000 acres of the acreage is fee acreage, where we own the surface rights overlying mineral we own. Mineral acreage refers to the property where we own the mineral rights but do not own the overlying surface rights. Surface acreage refers to property where we own the surface rights only but do not own the mineral rights. We have not had a title company confirm title to our properties, however, our attorneys have abstracted title for almost all of our properties and we have maintained control over, and paid property tax on, our properties since we acquired them.

         The following table shows the acreage owned in each county.

                         Kentucky River Coal Corporation
                             Acreage Owned By County
                             -----------------------

                            Fee            Mineral       Surface       County
         County             Acreage        Acreage       Acreage       Total
         ------             -------        -------       -------       -----
         Breathitt              -0-            225           -0-          225
         Harlan              10,425          1,336           -0-       11,761
         Knott               11,974         24,927            20       36,921
         Leslie              18,486         17,204           205       35,895
         Letcher             20,422         30,112         1,018       51,552
         Perry               32,747         45,440            50       78,237
                             ------       --------        ------     --------

         Total               94,054        119,244         1,293      214,591

         The following map shows the general location of these properties.

         [MAP]

         The following map shows the general location of road and rail access to these properties.

         [MAP]

         The six county area is serviced by the Daniel Boone Parkway and Highway 80 running east/west and Highway 15 running north/south. Highway 80 connects with U.S. Route 23 and extends north to the Ohio River which offers barge loading facilities that many lessees use. No rivers in this area are navigable. The Daniel Boone Parkway connects with Interstate 75, which is a major north/south US artery. Highway 15 connects with Interstate 64, which is a major east/west US artery. Also, the properties are serviced by CSX Rail System, which services many of the lessees and offers rail delivery to most major utilities in the southeastern part of the United States.

         The following map shows which of these properties are leased.

         [MAP]

Production

         There were approximately 12.6 million tons mined from our properties in the calendar year 2001. Approximately 57% of the production was from underground mines and 43% was from surface mines. The following table shows our production and income for the last three years.

                                     Minimum      Minimum       Total         Total        Total
         Production   Production     Royalty      Royalty       Royalty       Haulage      Haulage &
Year     Tonnage      Royalty        Received     Recouped      Received      Received     Royalty
----     -------      -------        --------     --------      --------      --------     -------
1999     12,925,894   $24,998,299    $289,841     ($784,394)    $24,503,746   $2,220,556   $26,724,302
2000     12,689,951   $24,494,745    $454,550     ($253,007)    $24,696,288   $1,961,612   $26,657,900
2001     12,664,708   $28,048,704    $603,000     ($427,720)    $28,223,984   $1,759,052   $29,983,036


         The following table sets forth our production royalty income by county for the last three years.

                       Production Royalty Income by County
                       -----------------------------------

         County                1999                 2000                2001
         ------                ----                 ----                ----
         Harlan            $ 1,242,227         $   895,100          $ 1,352,744
         Knott               6,584,068           4,963,248            6,528,389
         Leslie              5,301,642           4,297,199            4,424,372
         Letcher             3,647,524           4,498,576            4,868,079
         Perry               8,222,838           9,840,623           10,875,120
                           -----------         -----------          -----------
            Total          $24,998,299         $24,494,746          $28,048,704

         We project that the percentage of our total production from underground mining will increase from 65% to 79% in the next five years.

         We project that approximately 62.6 million tons will be mined from our properties from 2002 through 2006.

Coal Reserves

         As of December 31, 2001, we had 580 million recoverable tons of proven and probable coal reserves located on approximately 215,000 acres in five adjoining counties in southeastern Kentucky. These counties are: Breathitt, Harlan, Knott, Leslie, Letcher, and Perry counties. All of our reserves are considered steam coal.

         A reserve is defined as that part of a mineral (coal) deposit which could be economically and legally extracted or produced at the time of the reserve determination. All estimates of our reserves presented are recoverable, proven and probable reserves. Proven and probable reserves are defined as follows:

         o Proven Reserves. Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

    o Probable Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

     The following table sets forth our estimates of proven and probable recoverable coal reserves, and average quality, by county as of December 31, 2001.

                               Recoverable Coal Reserves
            --------------------------------------------------------------------- -----------              Average Quality
                 Total          Proven          Probable       Underground         Surface                  (As Received)
            --------------  -------------  ---------------- ----------------- ---------------  ------------------------------------
Property    Tons (000)  %  Tons (000)  %   Tons (000)    %  Tons (000)     %  Tons (000)   %   Ash   Sulfur  Btu/Lb. So\\2\\/mmBtu
--------    ----------  -  ----------  -   ----------    -  ----------     -  ----------   -   ---   ------  ------- --------------
                                                                                               (%)    (%)
                                                                                               ---    ---
Breathitt       187    100        0     0       187     100       124      66        63    34  10.21   1.06    11793   1.79
Harlan       49,473    100   18,554    38    30,918      62    47,939      97     1,534     3   6.40   1.32    12656   2.08
Knott       111,512    100   44,610    40    66,902      60   106,004      95     5,508     5   5.85   1.17    13195   1.78
Leslie      106,514    100   40,472    38    66,043      62    90,856      85    15,658    15   6.52   1.15    12943   1.78
Letcher     114,519    100   50,395    44    64,124      56   111,128      97     3,391     3   4.75   1.32    13422   1.96
Perry       197,395    100  100,051    51    97,344      49   164,063      83    33,332    17   6.52   1.22    12935   1.88
            -------   ----  -------   ---   -------     ---   -------     ---   -------  ----  -----  -----   ------  -----
   Total:   579,601    100  254,082    44   325,518      56   520,114      90    59,487    10   5.41   1.16    12031   1.87

Leased      344,417     59  169,302    67   175,115      54   285,678      55    58,739    99
Unleased    235,184     41   84,781    33   150,403      46   234,436      45       748     1
            -------   ----  -------   ---   -------     ---   -------     ---   -------   ---
   Total:   579,601    100  254,082    44   325,518      56   520,114      90    59,487    10

     Our reserve estimates are prepared from geological data assembled and analyzed by staff geologists and engineers. These estimates are compiled using geological data taken from approximately 3,600 drill holes, adjacent mine workings, outcrop prospect openings and other sources. These estimates take into account legal, technical and economic limitations that may keep coal from being mined. Reserve estimates will change from time to time due to mining activities, acquisition of new geological and/or engineering data, acquisitions or divestment of reserve holdings, modification of mining plans or mining methods and other factors. Weir International Mining Consultants, an independent consulting and engineering services company, audited our estimates of our coal reserves as of December 31, 2001. The audit included a review and examination of exploration data that supports the reserve estimates as well as assessing the methodology and practices applied by KRCC in formulating the reserve estimates.

     As of December 31, 2001, approximately 90% of our total reserves are recoverable through underground mining methods. The remaining 10% is recoverable through surface mining methods.

     We classify our coal reserves with respect to sulfur content as coal containing less than 1.00% sulfur by weight, coal containing a sulfur content greater than 1.00% by weight, and as undefined coal reserves. That portion of low sulfur coal, less than 1.00%, that meets the compliance standards for Phase II of the Clean Air Act Amendments of 1.2 pounds of sulfur dioxide per million Btus (1.2 lbs. SO\\/2\\/mmBtu) is considered compliance coal. As of December 31, 2001, approximately 18% of our total estimated reserves met compliance standards for Phase II of the Clean Air Act Amendments.

     The following table sets forth our estimate of the sulfur content and other information with respect to our recoverable coal reserves as of December 31, 2001.

                                                 Recoverable Reserves By Sulfur Content (As Received)
                            --------------------------------------------------------------------------------------
                                       *1%                            **1%                        Undefined
                            -----------------------         ----------------------          ----------------------
     Property               Tons (000)            %         Tons (000)           %          Tons (000)           %
     --------               ----------            -         ----------           -                               -
     Breathitt                     158           84              29              16               0            0.0
     Harlan                     18,361           37          30,050              61           1,062            2.1
     Knott                      15,444           14          95,773              86             295            0.3
     Leslie                     50,214           47          56,214              53              86            0.1
     Letcher                     9,220            8         105,122              92             177            0.2
     Perry                      59,832           30         137,008              69             555            0.3
                               -------      -------         -------         -------         -------         ------
        Total:                 153,229           26         424,196              73           2,175            0.4

     Leased                    140,308           92         204,109              48           2,033           93.5
     Unleased                   12,921            8         220,087              52             142            6.5
                               -------      -------         -------         -------         -------         ------
        Total:                 153,229           26         424,196              73           2,175            0.4

                                                    Recoverable Reserves By S\\02\\ Category
                            --------------------------------------------------------------------------------------
                                        *1.2%                           **1.2%                    Undefined
                            --------------------------      --------------------------     -----------------------
     Property               Tons (000)               %      Tons (000)            %        Tons (000)            %
     --------               ----------               -      ----------            -        ----------            -
     Breathitt                        0              0             187          100               0            0.0
     Harlan                       4,897             10          43,513           88           1,062            2.1
     Knott                        3,582              3         107,635           97             295            0.3
     Leslie                      30,677             29          75,751           71              86            0.1
     Letcher                      5,437              5         108,905           95             177            0.2
     Perry                       18,928             10         177,912           90             555            0.3
                                -------         ------         -------      -------         -------         ------
        Total:                   63,522             11         513,903           89           2,175            0.4

     Leased                      62,158             98         282,259           55           2,033           93.5
     Unleased                     1,364              2         231,644           45             142            6.5
                                -------         ------         -------      -------         -------         ------
        Total:                   63,522             11         513,903           89           2,175            0.4

*   denotes less than
**  denotes greater than

Exploration Program

     In 1995 we initiated a drilling and coring program of our reserve holdings, which we refer to as The Exploration Program, to evaluate our coal reserves and to more actively lease our coal properties.

     In addition to assisting in the leasing of coal properties, we are using data from The Exploration Program to revise our reserve estimates. We have established a computer database using Coal Master (C-Master) for the geology data, and Coal Geology Bank (CGB) for the quality data. There are approximately 3,600 drill holes in the database. We use Surfer to generate grids and isopach or isopleth lines are imported into AutoCAD to plot on the maps. We are evaluating the coal reserves on a seam-by-seam basis for each of the USGS topographic quadrangle maps covering our coal holdings. Each seam quadrangle map shows the data points available for the seam, seam thickness, elevation, mined out areas and our tract boundaries.

Coal Leases

     We earn our coal royalty revenues under long-term leases that generally require our lessees to make payments to us based on the higher of a percentage of the gross sales price or a fixed price per ton of coal they sell, with pre-established minimum annual tonnage requirements. Currently, we lease approximately 336 million tons of reserves to 19 different lessees that operate 48 mines. A typical lease has a 5 to 10 year base term, or until all the mineable and merchantable coal has been removed, whichever last occurs.

     Substantially all of our leases require the lessee to pay minimum royalties in monthly or annual installments, even if no mining activities take place. These minimum royalties are recoupable, usually over a period of five years from the time of payment, against the production royalties owed to us once coal production exceeds minimum production requirements. Substantially all our leases impose on the lessee the following obligations:

     . to diligently mine the greatest amount of coal using current mining techniques from the leased property;

     . to employ a competent registered professional mining engineer to plan mining development and to plot the development on maps for our review;

     . to indemnify us for any damages we incur in connection with the lessee's mining operations;

     . to conduct mining operations in compliance with all applicable federal, state and local laws and regulations and to post a reclamation bond;

     .    to obtain our written consent prior to assigning the lease; and

     . to maintain general liability and property damage insurance in amounts we deem reasonable.

     Substantially all of the leases grant us the following rights:

     . to terminate the lease and take possession of the leased premises in the event of a default by the lessee;

     .    to review all lessee mining plans and maps;

     . to enter the leased premises to examine mining operations and to conduct both engineering and financial audits to confirm the amount of coal mined from our properties and the sale price received for the coal by our lessees; and

     . to retain all rights to the leased premises other than the right to mine the leased coal, including the right to use the surface of the leased property and to retain all rights to oil, gas, timber and other minerals existing on the leased premises.

     In addition, each lease provides that we expressly deny any warranty as to the quality or quantity of coal on our property.

Lessees

     We have leases with 19 different coal companies. In 2001, we had 23 active underground mines, eight inactive underground mines and 25 active surface mines on our properties. Our three major leaseholders are AEI Coal Holding, Inc., James River Coal Corporation and Diamond May Coal Company. Some of our lessees engage contractors to operate their mines which, under the terms of our leases, requires our consent. Approximately one-half of the coal mined from our property is shipped by rail through the CSX Transportation, Inc. The remainder is either trucked directly to ultimate consumer or trucked to barge loading facilities located on the Ohio River near Ashland, Kentucky. The following is a summary of our primary lessees' operations on our properties.

     Except for one facility located on property leased to Diamond May Coal Company, we do not own any coal processing or handling facilities. Many of our lessees have built or refurbished existing coal handling facilities which are located on our properties. We receive a haulage fee for coal that is brought from other property onto our property and processed for shipment.

AEI Coal Holding, Inc.

     AEI Coal Holding, Inc. is the owner of four operating divisions which hold 11 leases covering surface and underground mining rights in Perry, Leslie, Knott and Harlan Counties. AEI operates eight surface mines and one underground mine. AEI ships most of its coal through its unit train loadout facility; however, some coal is shipped directly to local power plants or to barge loading facilities by truck. AEI has four train loadout facilities, two of which are presently idle, and four coal preparation plants, two of which are presently idle. The two active preparation plants are located near our property and are capable of processing approximately 850 tons of coal per hour. AEI's primary customers for coal from our property include Georgia Power Company, the Tennessee Valley Authority and Kentucky Utilities. AEI began operation in 1972 as Addington Brothers Mining, and through expansion and acquisition, has become one of the country's largest mining companies with operations in several states.

James River Coal Company

     James River Coal Company is the owner of four operating divisions which hold 13 leases covering surface and underground mining rights in Perry, Leslie, Knott, Letcher and Harlan Counties. James River operates two surface mines and 11 underground mines. The majority of the underground mines use continuous haulage systems, with the exception of some of James River's contract mines and longwall operating in one mine. James River ships primarily through its unit train loadout facilities. Some coal is shipped by truck directly to local utilities. James River operates four preparation plants, which are capable of processing 650 tons, 1,250 tons, 800 tons and 1,500 tons of coal per hour, respectively. Two of these plants are located on our property and the other two are located near our property. James River's primary customers for coal from our property include Georgia Power Company, the Santee Cooper Plant of South Carolina Public Services, City of Lakeland Florida, Jacksonville Electric and Dayton Power & Light. James River is a major mining company and one of its divisions has had leases with us since our founding in 1915.

Diamond May Coal Company

     Diamond May has two leases, one covering surface and underground mining rights in Knott and Letcher Counties and another covering underground mining rights along the Knott and Letcher County line. Diamond May operates three surface mines and three underground mines with a new underground mine scheduled to start in 2002. Diamond May processes most of its coal through a preparation plant which we own and which is capable of processing approximately 500 tons of coal per hour. Diamond May ships most of its coal from a unit train loadout which we own. Diamond May ships some coal by truck to barge loading facilities on the Ohio River or to an affiliated unit train loadout facility located near our property. Diamond May's primary customers for coal from our property include Florida Power's Crystal River Plant, Co-Gentrix, American Electric Power and Weyerhaeuser. Diamond May Coal Company is a subsidiary of Progress Fuels, which is owned by Progressive Energy, a diversified holding company whose portfolio includes Florida Power and CP&L. Progress Fuel's mining subsidiaries own or control property in the Central Appalachian region.

TECO Coal Corporation

     TECO Coal Corporation is the owner of two operating divisions which hold four leases covering surface and underground mining rights in Perry and Knott Counties. TECO operates one surface mine and two underground mines. One of TECO's divisions, Bear Branch Coal Company, has one lease covering surface and underground mining rights in Perry and Knott Counties. This division has permitted and begun construction of two new underground mines which are expected to start production in 2003. The other division, Perry County Coal Corporation, has three leases covering surface and underground mining rights in Perry and Leslie counties and operates two underground mines. Coal mined from our property is trucked to and processed at a preparation plant and unit train loadout facility located near our property. The preparation plant is capable of processing approximately 1,000 tons per hour. The primary customers for coal from our property are Duke Power Company, Detroit Edison and South Carolina Gas & Electric Company. TECO, an affiliate of Tampa Electric Company of Florida, mines and ships coal from several mining operations in southeastern Kentucky and southwest Virginia.

Coastal Coal Company, LLC

     Coastal Coal Company, LLC has three leases covering surface and underground mining rights in Perry and Letcher Counties. Coastal operates seven underground mines. Coastal is re-permitting an eighth underground mine and plans to start production in mid 2004. Coastal operates a preparation facility that is capable of processing approximately 500 tons of coal per hour. Coastal ships nearly all of its coal from a train loadout facility located near our property. Coastal's primary customers for coal from our property include Co-Gentrix, Ontario Power and Georgia Power. Coastal has had leases with us since 1989 and is the successor to Enterprise Coal Company, which owns several mineral properties adjacent to our properties.

Cheyenne Resources, Inc.

     Cheyenne Resources, Inc. has one lease covering surface mining rights in Knott County. Cheyenne started operations on our property using a highwall mine in August 2001. Cheyenne ships most of its coal to Virginia Electric Company by rail from a unit train loadout facility located near our property. Cheyenne ships some coal on specialty orders by truck. Cheyenne has been mining and processing coal since the mid 1980's in southeastern Kentucky, southwest Virginia and West Virginia.

Ernest Cook & Sons Mining, Inc.

     Ernest Cook & Sons Mining, Inc. acquired operations of Golden Oak Mining Company, LLC in late 2000 and has three leases covering surface and underground mining rights in Letcher County. Cook & Sons operates three underground mines, one of which began operation in late 2001, and one surface mine. Most of Cook & Sons coal is processed and loaded at a preparation plant located on our property, which is capable of processing 1,000 tons of coal per hour. Cook & Sons ship the coal from a unit train loadout facility located on our property. Cook & Sons' primary customers for coal from our property include Detroit Edison, Virginia Power and South Carolina Power.

Miller Leasing, Inc.

     Miller Leasing, Inc. has one lease covering surface mining rights in Knott County. Miller Leasing started surface mining on this property in November 2001. Miller Leasing ships all coal from this mine by truck to various customers. Miller Leasing has been mining coal in eastern Kentucky since the 1980's, and has held leases from us in the past.

Nally & Hamilton Enterprises, Inc.

     Nally & Hamilton Enterprises, Inc. has four leases covering surface mining rights in Perry, Leslie, Letcher and Harlan Counties. Nally & Hamilton also works as a contract miner for Blue Diamond Coal Company on its leasehold. Nally & Hamilton ships all of its coal by truck to either the ultimate consumer or other coal companies which in turn ship through their unit train loadout facilities. Nally & Hamilton began its surface mining business in the late 1960's.

Phoenix Mining, Inc.

     Phoenix Mining, Inc. has one lease covering surface and underground mining rights in Letcher and Knott counties. Phoenix subleases its surface mining rights to Nally & Hamilton and its underground mining rights to Cook & Sons. Currently one surface mine and one underground mine are operating on this property. Phoenix ships all of its coal by truck. Phoenix's owners have over 50 years experience in the mining industry.

Pine Branch Coal Sales, Inc.

     Pine Branch Coal Sales, Inc. has one lease covering surface and underground mining rights in Perry County and operates two surface mines. Pine Branch ships most of its coal by rail through its unit train facility located near our property. Pine Branch ships coal directly to Georgia Power Company and Kentucky Utilities, the primary customers for coal from our property. Pine Branch also ships some coal to East Kentucky Power by truck. Pine Branch is owned by a family that has been mining in Perry and surrounding counties for nearly 40 years.

Other Businesses

     In addition to our coal business, we generate revenue from royalties in sale of oil and gas and from the sale of timber harvested from our properties. We also own non-coal real estate.

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     In November 2001, we sold our portion of the oil and gas wells in which we owned an interest, but retained all of the underlying property we owned, thereby preserving oil and gas royalties on the existing wells. These royalties relate to oil and gas located on the fee acreage and mineral acreage listed under "Properties" on page ___ of this proxy statement/prospectus.

     We also sell timber harvested from our fee acreage and surface acreage listed under "Properties" on page ____ of this proxy statement/prospectus.

     We also own non-coal real estate consisting of seven undeveloped parcels near Lexington, Kentucky (1,288 acres), Jacksonville, Florida (364 acres), and Owings Mill, Maryland (79 acres). We have not purchased any non-coal real estate for several years and have never participated in real estate development.

Regulation

     The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

    o    blasting;

         the discharge of materials into the environment;

    o    fly ash disposal;

         employee health and safety;

    o    taxes;

         mine permits and other licensing requirements;

    o reclamation and restoration of mining properties after mining is completed;

    o re-mining to restore pre-law sites which were not subject to the Surface Mining Control and Reclamation Act;

         management of materials generated by mining operations;
    o
         surface subsidence from underground mining;

         water pollution;
    o
         legislatively mandated benefits for current and retired coal miners;

         air quality standards;
    o
         protection of wetlands;

    o    endangered species protection;

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     o  protection of historic, archeological and culturally important sites;

        plant and wildlife protection;

     o  limitations on land use;

        storage of petroleum products and substances which are regarded as hazardous under applicable laws; and
     o
        management of electrical equipment containing polychlorinated biphenyls, or PCBs.

     In addition, the utility industry, which is the most significant end-user of coal, is subject to extensive regulation regarding the environmental impact of its power generation activities. This could affect demand for our lessees' coal. Further, new legislation or regulations may be adopted which may have a significant impact on the mining operations of our lessees or their customers' ability to use coal, and may require us, our lessees or their customers to change operations significantly or incur substantial costs.

     Our lessees are obligated to conduct mining operations in compliance with all applicable federal, state and local laws and regulations. In the event that we provide notice to any of our lessees that they have failed to comply with all applicable federal, state and local laws and regulations and such failure continues beyond a specified period, typically 10 to 30 days, an event of default is deemed to occur under the lease giving us the right to terminate the lease and to seek other legal and equitable remedies against the lessee. In addition, each of our lessees is contractually obligated under our leases to post a reclamation bond. However, because of extensive and comprehensive regulatory requirements, violations during mining operations are not unusual in the industry and, notwithstanding compliance efforts, we do not believe violations by our lessees can be eliminated completely. Most of the violations to date have been minor or technical violations that have or can be remedied. As a result, none of the violations to date, or the monetary penalties assessed, have been material to us or, to our knowledge, our lessees. We do not currently expect that future compliance will have a material adverse effect on us.

     While it is not possible to quantify the costs of compliance by our lessees with all applicable federal and state laws, those costs have been and are expected to continue to be significant. Capital expenditures for environmental matters have not been material to us or our lessees in recent years. Our lessees post performance bonds for the estimated costs of reclamation and mine closing, including the cost of treating mine water discharge when necessary. Although we do not accrue for such costs because our lessees are contractually liable for all costs relating to their mining operations, including the costs of reclamation and mine closure, we have, with respect to some of our smaller lessees, required a letter of credit from a banking institution as security that the lessee perform its obligations under its lease. Although our lessees typically accrue adequate amounts for these costs, their future operating results would be adversely affected if they later determined these accruals to be insufficient. Compliance with these laws has substantially increased the cost of coal mining for all domestic coal producers.

     As part of the restructuring, four of our operating subsidiaries have been or will be merged or converted into new limited liability companies. As a matter of law, the new limited liability companies have assumed or will assume the liabilities of our operating subsidiaries. These liabilities include liabilities for any past or present environmental regulatory infractions and for environmental cleanup costs. The regulatory infractions giving rise to these liabilities could relate

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to property or mining operations that have been owned or operated by other corporations which have been previously acquired by or merged into the predecessor or converting corporation.

Clean Air Act. The Federal Clean Air Act and similar state and local laws, that regulate emissions into the air, affect coal mining and processing operations primarily through permitting and/or emissions control requirements. The Clean Air Act also indirectly affects coal mining operations by extensively regulating the emissions from coal-fired industrial boilers and power plants, which are the largest end-users of our coal. These regulations can take a variety of forms, as explained below.

     The Clean Air Act imposes obligations on the Environmental Protection Agency (EPA) and the states to implement regulatory programs that will lead to the attainment and maintenance of EPA-promulgated ambient air quality standards, including standards for sulfur dioxide, particulate matter and nitrogen oxides. Coal-fired power plants and industrial boilers have been required to expend considerable resources in an effort to comply with these ambient air standards. Significant additional emissions control expenditures, including expenditures to reduce current emissions of nitrogen oxides from power plants, will be needed in order to meet the current national ambient air standard for ozone. Emissions control requirements for new and expanded coal mines or coal-fired power plants and industrial boilers are expected to become more demanding in the years ahead.

     For example, in July 1997 the EPA adopted more stringent ambient air quality standards for particulate matter and ozone. In a February 2001 decision, the U.S. Supreme Court largely upheld the EPA's position, although it remanded the EPA's ozone implementation policy for further consideration. Further, details regarding the new particulate standard itself are still subject to judicial challenge. These ozone restrictions could require electric utilities to reduce the amount of nitrogen oxide emitted from their power plants. Increasing controls on the amount of particulate matter electric utilities may emit during the combustion process could also result. These ozone and particulate matter regulations and future regulations regarding these and other ambient air standards could restrict the market for coal, the development of new mines and lessees of our coal reserves. This in turn may have a material adverse effect on our royalty revenues.

     Further, the EPA recently announced a proposal that would require 19 states in the eastern U.S. that have ambient air quality problems to make substantial reductions in nitrogen oxide emissions by the year 2004. To achieve such reductions, many power plants would be required to install additional control measures. The installation of these measures would make it more costly to operate coal-fired power plants and, depending on the requirements of individual state implementation plans, could make coal a less attractive fuel. Any reduction in coal's share of the capacity for power generation could have a material adverse effect on our business, financial condition and results of operations and the business, financial condition and results of operations of our lessees.

     Additionally, the U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned electric utility for alleged violations of the Clean Air Act. The EPA claims that these utilities' power plants have failed to obtain permits required under the Clean Air Act for alleged facility modifications. Our lessees supply coal to some of the currently affected utilities, and it is possible that other of our lessees' customers will be sued. These lawsuits could require the utilities to pay penalties and install pollution control equipment, which could adversely impact their demand for high sulfur coal, and coal in general. Any outcome that adversely affects our

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lessees' customers and their demand for coal could adversely impact our financial condition or results of operations.

     Other Clean Air Act programs are also applicable to power plants that use our coal. For example, Title IV of the Clean Air Act requires reduction of sulfur dioxide emissions from power plants in two phases. Because sulfur is a natural component of coal, required sulfur dioxide reductions can affect coal mining operations. Phase I, which became effective in 1995, regulated the sulfur dioxide emissions levels from 261 generating units at 110 power plants and targeted the highest sulfur dioxide emitters. Phase II, implemented January 1, 2000, made the regulations more stringent and extended them to additional power plants, including all power plants of greater than 25 megawatt capacity. Affected electric utilities can comply with these requirements by:

   o burning lower sulfur coal, either exclusively or mixed with higher sulfur coal;

         installing pollution control devices such as scrubbers, which reduce
   o     the emissions from high sulfur coal;

   o     reducing electricity generating levels; or

   o     purchasing or trading pollution credits.

        Specific emissions sources receive pollution credits, which electric utilities and industrial concerns can trade or sell to allow other units to emit higher levels of sulfur dioxide. Each credit allows its holder to emit one ton of sulfur dioxide.

     In addition to emissions control requirements designed to control acid rain and to attain the national ambient air quality standards, the Clean Air Act also imposes standards on sources of hazardous air pollutants. Although these standards have not yet been extended to coal mining operations or the by-products of coal combustion, consideration is now being given to regulating certain hazardous air pollutant components that are found in coal combustion exhaust. The most prominently targeted pollutant is mercury, although other by-products of coal combustion could also be covered by future hazardous air pollutant standards for coal combustion sources. Some states are now proposing mercury control regulations and the EPA expects to have a regulation concerning mercury implemented by 2007.

     In summary, the effect that a variety of Clean Air Act regulations could have on the coal industry and thus our business cannot be predicted with certainty. Future regulatory provisions may materially adversely affect our business, financial condition or results of operations. Additionally, we have no ability to control, or specific knowledge regarding, the environmental and other regulatory compliance of purchasers of coal mined from our properties.

     Mountaintop Mining/Valley Fill Litigation. In a recent ruling, the U.S. Court of Appeals for the Fourth Circuit vacated a permanent injunction entered by a federal district court in Charleston, West Virginia that could have prevented mining companies from commencing new mining operations or expanding existing operations in West Virginia to the extent those mining operations rely on valley fills. The injunction entered by a federal district court in Charleston, West Virginia enjoined the West Virginia Department of Environmental Protection from issuing further permits for valley fills as part of mining operations. The decision vacating the injunction

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did not determine that the district court had incorrectly interpreted state mining laws. Instead, the appellate court held that the Eleventh Amendment to the U.S. Constitution prevented a federal court from forcing a state agency to comply with a state mining law. In January 2002, the U.S. Supreme Court decided not to hear an appeal of the decision vacating the injunction. However, the plaintiffs may refile this litigation in state court.

     This litigation also included the Clean Water Act and the National Environmental Policy Act claims against the United States Army Corps of Engineers which were resolved through a settlement agreement reached on December 23, 1998. Under the agreement, the Corps of Engineers, in cooperation with other agencies, is required to prepare a programmatic environmental impact statement regarding the effects of valley fills on the environment. This environmental impact statement was to have been completed by January 2001. At this time, however, the environmental impact statement has not been completed, and it is uncertain when it will be completed. Until the environmental impact statement is completed, an individual Clean Water Act Section 404 dredge and fill permit is required prior to the construction of any valley fills greater than 250 acres in size.

     The Kentuckians for the Commonwealth filed a similar lawsuit on August 21, 2001 in a federal district court in Charleston, West Virginia, related to valley fills in streams of Martin County, Kentucky. Plaintiffs alleged that the Corps of Engineers violated the Clean Water Act and the National Environmental Policy Act. Specifically, the lawsuit claims that the Corps of Engineers has no authority under the Clean Water Act to issue permits allowing valley fills in streams. In the alternative, plaintiffs claim that:

      o the Corps of Engineers violated the Clean Water Act by issuing nationwide Clean Water Act Section 404 dredge and fill permits for valley fills rather than site specific permits;

      o the Corps of Engineers violated the National Environmental Policy Act by approving these permits without preparing an environmental impact statement;

      o the Corps of Engineers may not issue these permits without analyzing measures required by the Clean Water Act to avoid and minimize impact on streams; and

      o the Corps of Engineers cannot authorize disposal without waiting for the U.S. EPA to complete proceedings under the Clean Water Act to veto the proposed permit.

The plaintiffs are seeking an injunction prohibiting the Corps of Engineers from issuing any new permits allowing valley fills in streams or, in the alternative, requiring revocation of the specific permits subject to this litigation. The parties to this litigation have filed briefs relating to pending motions for summary judgment, but no hearing has been scheduled.

     Because virtually all mining operations utilize valley fills, all or a portion of most mining operations by our lessees could be materially affected by an adverse judgment in this litigation. If this happened, mining companies might not be able to continue mining those reserves that are only accessible through mining techniques that use valley fills, unless such a decision were overturned or a legislative or other solution were achieved. An adverse judgment in this case or a similar case could have a material adverse effect on our lessees and on our acquisition and use of future reserves that require valley fills.

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Mine Health and Safety Laws. Stringent safety and health standards have been imposed by federal legislation since the adoption of the Mine Health and Safety Act of 1969. The Mine Health and Safety Act of 1969 resulted in increased operating costs and reduced productivity. The Mine Safety and Health Act of 1977, which significantly expanded the enforcement of health and safety standards of the Mine Health and Safety Act of 1969, imposes comprehensive safety and health standards on all mining operations. In addition, as part of the Mine Health and Safety Acts of 1969 and 1977, the Black Lung Acts require payments of benefits by all businesses conducting current mining operations to coal miners with black lung and to some survivors of a miner who dies from this disease. To our knowledge, our lessees have made all the payments required under the Black Lung Act, and are in compliance with all applicable mine health and safety laws.

Surface Mining Control And Reclamation Act. SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and upon completion of mining activities. In conjunction with mining the property, our lessees are contractually obligated under the terms of their leases to comply with all laws, including SMCRA and equivalent state and local laws, which obligations include reclaiming and restoring the mined areas by grading, shaping and preparing the soil for seeding. Upon completion of the mining, reclamation generally is completed by seeding with grasses or planting trees for use as pasture or timberland, as specified in the approved reclamation plan. To our knowledge, all of our lessees are in compliance in all material respects with applicable regulations relating to reclamation.

     SMCRA also requires our lessees to submit a bond or otherwise secure the performance of their reclamation obligations. The earliest a reclamation bond can be completely released is five years after reclamation has been achieved. Federal law and some state laws impose on mine operators the responsibility for repairing the property or compensating the property owners for damage occurring on the surface of the property as a result of mine subsidence, a consequence of longwall mining and possibly other mining operations. In addition, the Abandoned Mine Lands Act, which is part of SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore mines closed before 1977. The maximum tax is $0.35 per ton of coal produced from surface mines and $0.15 per ton of coal produced from underground mines. Since our lessees are responsible for these obligations and any related liabilities, we do not accrue for the estimated costs of reclamation and mine closing.

     Under SMCRA, responsibility for unabated violations, unpaid civil penalties and unpaid reclamation fees of independent contract mine lessees and other third parties could potentially be imputed to other companies that are deemed, according to the regulations, to have owned or controlled the contract mine operator. A recent decision by the Interior Board of Land Appeals held that a lease giving the lessor the right to approve or disapprove a mining plan constitutes the authority to "control" the conduct of a mining operation. Our leases contain that provision, however, they allow the lessee to override any objection we may have to the mine plan. This language is generally the type used by a lessor to insure that the lessee mines all the mineable and merchantable coal rather than controlling day-to-day operations. However, sanctions against the owner or controller are quite severe and can include civil penalties, reclamation fees and reclamation costs. We are not aware of any currently pending or asserted claims against us asserting that we own or control our lessees, and believe our lessees are in substantial compliance

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with all reclamation requirements under their SMCRA permits. Nevertheless, as many factors affect the financial stability of our lessees, especially downswings in the market, situations could arise in which a government agency would seek to hold us responsible for reclamation deficiencies.

Framework Convention on Global Climate Change. The U.S. and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change, commonly known as the Kyoto Protocol, that is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. The U.S. Senate has neither ratified the treaty commitments, which would mandate a reduction in U.S. greenhouse gas emissions, nor enacted any law specifically controlling greenhouse gas emissions, and the Bush administration has indicated a withdrawal of support for this treaty. Nonetheless, future regulation of greenhouse gases could occur. Efforts to control greenhouse gas emissions could result in reduced demand for coal if electric power generators are required to switch to lower carbon sources of fuel. These restrictions could have a material adverse effect on our business.

Clean Water Act. The Clean Water Act affects coal mining operations by imposing restrictions on effluent discharge into waters. Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of permits governing the discharge of pollutants into water. Our lessees are also subject to Section 404 of the Clean Water Act, which imposes permitting and mitigation requirements associated with the dredging and filling of wetlands. Our lessees are contractually obligated under the terms of our leases to obtain all necessary wetlands permits required under Section 404 of the Clean Water Act. However, mitigation requirements under those existing, and possible future, wetlands permits may vary considerably. To our knowledge, our lessees have obtained all permits required under the Clean Water Act and equivalent state laws.

     As a result of the mountain top mining/valley fill litigation in West Virginia, the U.S. Army Corp. of Engineers is re-evaluating its role in issuing nationwide permits authorizing discharges and fills into waters of the United States.

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). CERCLA and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances that may endanger public health or welfare or the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on waste generators, site owners and lessees and others regardless of fault or the legality of the original disposal activity. While the EPA deems waste substances generated by coal mining and processing operations to constitute high volume, but low risk wastes, it generally does not deem those wastes to constitute hazardous substances for the purposes of CERCLA. However, the statute governs some products used by coal companies in operations, such as chemicals. Thus, coal mines on our property that our lessees currently operate or have previously operated, and sites to which our lessees sent waste materials, may be subject to liability under CERCLA and similar state laws. Our lessees may become involved in future proceedings, litigation or investigations and these liabilities may be material. In addition an agency may attempt to impute such liability to us as a site owner.

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Mining Permits and Approvals. Numerous governmental permits or approvals are required for mining operations. In connection with obtaining these permits and approvals, our lessees may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed production of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. To our knowledge, our lessees hold all required mining permits and approvals.

     In order to obtain mining permits and approvals from state regulatory authorities, mine operators, including our lessees, must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically our lessees submit the necessary permit applications between 12 and 18 months before they plan to begin mining a new area. In our experience, permits generally are approved within 12 months after a completed application is submitted. In the past, our lessees have generally obtained their mining permits without significant delay. However, they may experience difficulty in obtaining mining permits in the future.

     Future legislation and administrative regulations may emphasize more protection of the environment and, as a consequence, the activities of mine operators, including our lessees, may be more closely regulated. Legislation and regulations, as well as future interpretations of existing laws, may also require substantial increases in equipment expenditures and operating costs, as well as delays, interruptions or the termination of operations. The possible effect of such regulatory changes cannot be predicted.

     Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws. Regulations also provide that a mining permit can be refused or revoked if an officer, director or a shareholder with a 10% or greater interest in the entity is affiliated with another entity which has outstanding permit violations.

Endangered Species. The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species may have the effect of prohibiting or delaying our lessees from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or forestry activities in areas containing the affected species. A number of species indigenous to Central Appalachia are protected under the Endangered Species Act, and some of these species have been identified on our property in the vicinity of Pine Mountain in the counties of Harlan, Leslie, Letcher and Perry. However, based on the species which have been identified to date and the current application of applicable laws and regulations, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our lessees' ability to mine coal from our properties in accordance with current mining plans or our ability to sell timber growing on our properties for harvest. Additional species on our properties may receive protected status under the Endangered Species Act and additional currently protected species may be discovered within our properties.

Lands Unsuitable for Mining. Kentucky law allows interested parties to file a petition to declare specified lands unsuitable for mining or LUP, based on a perceived need to protect important historical, cultural and aesthetic values of historic lands. An order granting a LUP does not affect existing permits, whether for surface or underground mining, but affects proposed amendments. A LUP order also prevents portals and air shafts for underground mining within the boundary

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     found unsuitable for mining. Recently, the Pine Mountain Settlement School filed a LUP to declare more than 5000 acres of land in Harlan County, Kentucky, unsuitable for mining. The Secretary of Cabinet for Natural Resources entered an order prohibiting surface mining and the surface effects of underground mining on 2,264 acres within the boundary described in the LUP, including 700 acres of our fee property. We filed an appeal of the Secretary's decision with the Franklin Circuit Court, alternatively seeking compensation for the "taking". We have reached a preliminary settlement with the state in which we will be compensated.

     Executive Order by the Governor of Kentucky. By Executive Order dated September 21, 2001, Kentucky's Governor established a moratorium on permits for non-coal mining operations (limestone) and the review of permits and laws regarding oil and gas wells in the Pine Mountain area. The stated purpose of the order is to protect the environment and scenic landscape along the Pine Mountain Trail. The governor has proposed a state park along the trail. The park would extend from Elkhorn City, Pike County Kentucky to Cumberland Gap at Middlesboro, Kentucky, approximately 120 miles. Viewscape or viewshed is now being recognized as a factor to be considered in Lands Unsuitable Petitions. However, legislation adopted in March 2002 establishing the Pine Mountain Trail as a park includes specific findings that the park boundaries are adequate to protect the trail and that use of lands outside the boundary of the park will not be restricted because those lands may be viewed from the park. If this legislation was challenged and a LUP seeking denial of mining permits where mining would be within the view from the park were successful, it could have a material impact on our business, financial condition or results of operations, as the view from the top of Pine Mountain extends through the counties of Harlan, Leslie, Letcher and Perry.

     Unmined Mineral Taxes. In addition to regular property taxes, Kentucky's Revenue Cabinet assesses our coal property each year. We are often in disagreement as to the value they place on our reserves. If informal discussions do not settle the disagreement, we must file a formal protest, which is a more formal process seeking a compromise. Failure to compromise results in an appeal to the Kentucky Board of Tax Appeals. The decision of the board can be appealed to the Franklin Circuit Court and on through the appellate process. Complying with existing regulations for filing unmined coal returns is very expensive and time consuming. The coal owner is required to map and list all mineable coal on his tax return. If the owner believes a boundary of coal is not mineable, but the Revenue Cabinet believes it is, the Revenue Cabinet will take the position that the coal was "omitted", and assess a penalty along with interest. The Revenue Cabinet may also consider a boundary as "omitted" if the owner lists it but at nominal value. We have ongoing negotiations and litigation with the Revenue Cabinet over our assessments and returns. However, our coal leases require that the lessee reimburse us for all unmined mineral taxes paid on coal they have leased.

     Other Environmental Laws Affecting Our Lessees. Our lessees are required to comply with numerous other federal, state and local environmental laws in addition to those previously discussed. These additional laws include, for example, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substance Control Act, and the Emergency Planning and Community Right-to-Know Act. We believe that our lessees are in substantial compliance with all applicable environmental laws.

          The federal government and several states have developed or are developing proposals to bundle emission standards for utilities. These proposals could significantly reduce coal's use for generation of electricity. The EPA has also implemented a regional haze rule, the purpose of which is to improve visibility in national parks. If the EPA focuses application of this rule on the

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     utility industry, it could have a negative impact on the use of coal in electricity generation. Litigation is pending that challenges the application of this rule because it focuses on stationary sources and is not based upon reasonable attribution. The lawsuit also alleges that the EPA has relied upon faulty cost/benefit analysis.

     Employees and Labor Relations

          We have approximately 25 employees, none of whom is subject to a collective bargaining agreement.

     Legal Proceedings

          Although we are, from time to time, involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any legal proceedings against us under the various environmental protection statutes to which we are subject.

     Office Properties

          We own our office building in Hazard, Kentucky consisting of approximately 14,000 square feet and lease our corporate offices in Lexington, Kentucky consisting of 4,400 square feet.

     Directors and Executive Officers

          Our director and executive officers as of [LATEST PRACTICAL DATE] are listed below. Our board is classified into three classes with terms expiring in 2002, 2003 and 2004, respectively. Our executive officers are elected annually.

                 NAME                            AGE                POSITION
--------------------------------------------    ----         ------------------------
Rutheford B. Campbell, Jr ..................     58          Director
Catesby W. Clay ............................     78          Director
Gary I. Conley .............................     54          Executive Vice President
                                                               General Counsel & Director
Carroll R. Crouch ..........................     47          Secretary & Treasurer
Robert L. Frantz ...........................     76          Director
James G. Kenan III .........................     57          Chairman
Peter Kirill, Jr ...........................     56          Director
Chiswell D. Langhorne, Jr. .................     61          Vice-Chairman
Danny S. Maggard ...........................     48          Chief Engineer
Fred N. Parker .............................     48          Chief Executive Officer,
                                                               President & Director
William T. Young, Jr .......................     53          Director

     RUTHEFORD B. CAMPBELL, JR. has been a member of our board since 1990 and his current term expires in 2002. He is the Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Campbell has been a professor at the University of Kentucky

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     College of Law for more than five years and served as Dean from 1988 until
     1993. He is also Of Counsel at Stoll, Keenon & Park LLP, one of the law firms that serve as our outside counsel.

     CATESBY W. CLAY has been a member of our board since 1949 and his current term expires in 2004. He is our Chairman Emeritus and a member of our Executive Committee. Mr. Clay served as our President and Chief Executive Officer until May 1989 and has since been retired. He is a Director Emeritus of Churchill Downs, Inc. Mr. Clay is the uncle of James G. Kenan III.

     GARY I. CONLEY has been a member of our board since February 1996 and his current term expires in 2002. He has served as Executive Vice President and General Counsel since May 1999. From May 1989 until May 1999 he served as Vice President and General Counsel. From January 1987 until May 1989 he was General Counsel. Prior to joining Kentucky River in 1980, Mr. Conley worked as an attorney in private practice.

     CARROLL R. CROUCH has served as Treasurer since May 1999 and as Secretary since May 1996. Prior to joining Kentucky River in 1985, Mr. Crouch worked as a certified public accountant from 1977 to 1985.

     ROBERT L. FRANTZ has been a member of our board since 1992 and his current term expires in 2002. He is a member of both our Audit and Compensation Committees. Mr. Frantz was professor of mining engineering at Pennsylvania State University from 1974 until 1993, serving as head of the Department of Mineral Engineering from 1974 until 1986 and Associate Dean for Continuing Education and Industry Programs from 1986 to 1993. Mr. Frantz was with John
     T. Boyd Company, a mining engineering consulting firm, from 1964 until 1974 serving as President from 1973 to 1974.

     JAMES G. KENAN III has been a member of our board since May 1984 and his current term expires in 2003. He has served as Chairman of our board since May 1999. From May 1989 until May 1999, Mr. Kenan served as Chief Executive Officer and President. He also served as Vice President from May 1980 until May 1989. Mr. Kenan worked at J.P. Morgan for six years prior to joining Kentucky River in 1975. Mr. Kenan is the nephew of Catesby W. Clay.

     PETER KIRILL, JR. has been a member of our board since 2000 and his current term expires in 2003. He is a member of our Audit Committee. Mr. Kirill has served as president of four automobile dealerships for more than five years.

     CHISWELL D. LANGHORNE, JR. has been a member of our board since 1965 and his current term expires in 2004. He has served as Vice Chairman of our board since 1983. He is Chairman of our Compensation Committee and a member of our Executive Committee. Mr. Langhorne has served as President of C.D. Langhorne, Jr., Inc., an exploration entity, since 1982 and is a partner in Blackstone Minerals Company L.P.

     DANNY S. MAGGARD has served as Chief Engineer since January 1991. Prior to joining Kentucky River in 1979, Mr. Maggard held various engineering positions for coal mining companies.

     FRED N. PARKER has been a member of our board since February 1996 and his current term expires in 2004. He has served as Chief Executive Officer and President since May 1999. He also served as Vice President and Treasurer from May 1989 until May 1999, and Secretary and Treasurer from January 1986 until May 1989. Prior to joining Kentucky River in 1981, Mr. Parker worked as a certified public accountant for five years.

     WILLIAM T. YOUNG, JR. has been a member of our board since 2000 and his current term expires in 2003. Mr. Young has served as President of W.T. Young LLC, a warehousing and thoroughbred horse business, since 1985.

     Director Compensation

          Members of the board who are not also employees are paid an annual retainer of $4,000 for services as director paid in quarterly installments and prorated when a director does not serve for a full year. In addition, all directors receive a fee of $1,000 for each director meeting attended and non-employee directors receive a fee of $500 for each committee meeting attended. The Board held a total of four meetings during 2001. Directors are reimbursed for travel costs incurred for attendance at board and committee meetings.

                           Summary Compensation Table

          The following table sets forth the compensation we paid during each of the years 2001, 2000 and 1999 for services rendered by our five most highly compensated executive officers.

                                                                          Securities            All Other
         Name and                        Salary        Bonus(3)       Underlying Options      Compensation(4)
      Principal Position       Year       ($)            ($)                 (#)                   (#)
      ------------------       ----       ---            ---                 ---                   ---
James G. Kenan III (2)         2001    $ 89,784       $ 26,935                24               $ 12,397
Chairman of the                2000      92,408         27,722                33                 14,870
Board of Directors             1999     128,893         38,668                44                 16,818

Fred N. Parker (2)             2001     179,976         53,993                44                 16,090
President and Chief            2000     172,512         51,754                40                 14,870
Executive Officer              1999     154,772         46,432                33                 17,818

Gary I. Conley (2)             2001     171,024         51,307                42                 16,090
Executive Vice President       2000     162,876         48,863                38                 14,870
and General Counsel            1999     148,144         44,443                32                 17,818

Danny S. Maggard               2001     101,640         30,492                25                 12,380
Chief Engineer                 2000      97,424         29,227                23                  8,767
                               1999      90,904         27,271                21                  9,973

Carroll R. Crouch (2)          2001      86,616         25,985                21                 11,390
Secretary & Treasurer          2000      81,952         24,586                19                 10,259
                               1999      75,264         22,579                17                 10,977

__________________

     1. No named executive officer received perquisites or other personal benefits, securities or other property that, in the aggregate, exceeded ten percent of such executive's total annual salary and bonus.

     2.   On May 19, 1999, the following changes became effective:

         Mr. Kenan was appointed Chairman of the board, having served as President and Chief Executive officer;
         Mr. Parker was appointed President and Chief Executive Officer, having served as Vice President and Treasurer;
         Mr. Conley in addition to being General Counsel, was promoted to Executive Vice President from Vice President; and
         Mr. Crouch was promoted to Secretary and Treasurer from Secretary and Assistant Treasurer.

     3. We traditionally pay a semi-annual bonus equivalent to 30% of base salary.

     4. Consists of our contributions to the profit sharing plan and director fees.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock options granted during 2001 to the executive officers named in the Summary Compensation Table.

                                                                                 Individual Grants
                         Number of       % of Total                                         Potential Realizable Value
                         Securities      Options                                            at Assumed Annual Rates
                         Underlying      Granted to      Exercise or                        of Stock Price Appreciation
                         Options         Employees       Base Price                         for Option Term
                         Granted         in Fiscal       ($/Share)        Expiration
Name                     (#) (1)         Year (2)        (3)                 Date           5% (4)         10% (4)
-----------------------  -----------     ------------    -------------    ---------------   ----------     ---------
James G. Kenan III          24             7.43%            $2,850         May 15, 2003      $  7,011      $14,364

Fred N. Parker              44            13.62%            $2,850         May 15, 2003      $ 12,854      $26,334

Gary I. Conley              42            13.00%            $2,850         May 15, 2003      $ 12,269      $25,137

Danny S. Maggard            25             7.74%            $2,850         May 15, 2003      $  7,303      $14,963

Carroll R. Crouch           21             6.50%            $2,850         May 15, 2003      $  6,135      $12,569

---------

(1) All options were granted on May 15, 2001 and were exercisable immediately thereafter.
(2) Represents the individual's percentage of the total options granted to all employees in 2001.
(3) The exercise price may be paid in cash, or a combination of cash and/or a loan from us. Loan amounts are limited to $10,000 per option year. Principal and interest are amortized over five years. There were no loans due from employees to purchase common shares at any time during 2001.
(4) There is no assurance provided to any executive officer or any other holder of these securities that the actual stock price appreciation over the two-year option term will be at the 5% or 10% assumed annual rates of compounded stock price appreciation or at any other defined level.

Aggregated Option Exercises and Fiscal Year-End Values

The following table sets forth certain information with respect to our executive officers named in the Summary Compensation Table concerning the exercise of options during 2001 and unexercised options held by those individuals as of the end of 2001.

                          Shares            Aggregate       Number of Securities            Value of Unexercised
                          Acquired on       Value           Underlying Unexercised          in-the-Money Options at
                          Exercise          Realized        Options at FY-End (#)           FY-End ($)(2)
                                                            --------------------------      --------------------------
Name                      (#)               ($)(1)          Exercisable  Unexercisable      Exercisable  Unexercisable
-------------------       -----------       ----------      -----------  -------------      -----------  -------------
James G. Kenan III           --                --               57             --             $29,070         $--

Fred N. Parker               --                --               84             --             $42,840         $--

Gary I. Conley               --                --               80             --             $40,800         $--

Danny S. Maggard             --                --               48             --             $24,480         $--

Carroll R. Crouch            17              $4,590             40             --             $20,400         $--

--------

(1) Based on the market value of the common shares on the date of exercise less the exercise price paid for those shares.
(2) Based on the market value of the option shares at fiscal year-end ($3,360 per share) determined on the basis of the latest closing selling price per share available on the last day of 2001 less the exercise price.

                  SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of our common shares owned by each of our directors, certain executive officers, owners of more than five percent of our common shares, and all directors and officers as a group, on [LATEST PRACTICAL DATE].

                                                          SHARES BENEFICIALLY OWNED
                                                          ON [LATEST PRACTICAL DATE]
                                                          --------------------------
                                                                           PERCENT OF
                                                          SHARES             SHARES
                                                       BENEFICIALLY       BENEFICIALLY
NAME (k)                                                 OWNED (l)           OWNED
----                                                     -----               -----
Chiswell D. Langhorne, Jr. (a)                           8,466               13.7
Catesby W. Clay (b)                                      7,633               12.3
James G. Kenan III (c)                                   7,048               11.4
William T. Young, Jr. (d)                                1,400                2.3
Peter Kirill, Jr. (e)                                      521                 (f)
Fred N. Parker (g)                                         160                 (f)
Gary I. Conley (h)                                         117                 (f)
Danny S. Maggard (i)                                        88                 (f)
Carroll R. Crouch (j)                                       82                 (f)
Rutheford B. Campbell, Jr.                                  --                 --
Robert L. Frantz                                            --                 --
All directors and executive officers as a               21,277               34.4
group (11 persons)

     (a) Includes 100 shares held by Mr. Langhorne's wife, and 400 shares held as trustee in trust for the benefit of Mr. Langhorne's children, for which he holds shared voting and dispositive power.

     (b) Includes 4,238 shares held as trustee in various trusts for Mr. Clay's benefit, and for the benefit of his children, nieces and nephews, for which Mr. Clay shares voting and dispositive power with Mr. Kenan; 2,295 shares held as trustee in various trusts for the benefit of Mr. Clay's daughter, nieces and brother-in-law, for which Mr. Clay holds shared voting and dispositive power; and 577 shares held as trustee in various trusts for the benefit of Mr. Clay's children for which he holds sole voting and dispositive power.

     (c) Includes 4,238 shares held as trustee in various trusts for Mr. Clay's benefit, and for the benefit of Mr. Clay's children, nieces and nephews, for which Mr. Kenan shares voting and dispositive power with Mr. Clay; 800 shares held as trustee in a trust for the benefit of Mr. Kenan and his siblings, for which he holds shared voting and dispositive power; and 463 shares held in a family foundation for which Mr. Kenan is a director and may be deemed to hold shared voting and dispositive power.

     (d) Includes 400 shares held in a family owned limited liability company, for which Mr. Young is a director and may be deemed to hold shared voting and dispositive power.

     (e)  Includes 10 shares held by Mr. Kirill's wife.

     (f)  Represents less than one percent of the shares outstanding.

     (g) Includes 160 shares held jointly with Mr. Parker's wife, for which he holds shared voting and dispositive power.

     (h) Includes 117 shares held jointly with Mr. Conley's wife, for which he holds shared voting and dispositive power.

     (i) Includes 40 shares held jointly with Mr. Maggard's wife, for which he holds shared voting and dispositive power.

     (j) Includes 82 shares held jointly with Mr. Crouch's wife, for which he holds shared voting and dispositive power.

     (k) The business address of each of the individuals listed in this table is the address of Kentucky River Coal Corporation, 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507.

     (l) As of [LATEST PRACTICE DATE] there were no outstanding stock options exercisable for Kentucky River Coal Corporation common shares.


                              LEGAL AND TAX MATTERS

     The validity of the Kentucky River Properties LLC subscription rights and the membership units issuable upon exercise of the subscription rights will be passed upon by McKee Nelson LLP, our tax counsel. McKee Nelson LLP will also deliver an opinion to the board concerning federal income tax consequences of the transaction.


                                     EXPERTS

     The consolidated financial statements of Kentucky River Coal Corporation as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, included in this proxy statement/prospectus and in the registration statement, have been included in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

     The reserve report and estimates of our proven and probable coal reserves included in this proxy statement/prospectus have, to the extent described in this proxy statement/prospectus, been prepared by us and audited by Weir International Mining Consultants. A summary of these estimates contained in the coal reserve audit summary report of Weir International Mining Consultants has been included in this prospectus as Appendix G in reliance upon that firm as an expert with respect to the measurement of coal reserves.

                       WHERE YOU CAN FIND MORE INFORMATION

     Kentucky River Properties LLC has filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended with respect to the offer and sale of the subscription rights and the membership units issuable upon exercise of the subscription rights. This proxy statement/prospectus does not contain all of the information contained in the registration statement that may interest you. We have described all material information relating to each contract, agreement or other document filed with the registration statement, however, these descriptions are summaries and are not necessarily complete. As a result, for further information with respect to the restructuring, the parties to the restructuring, the subscription rights, and the membership units issuable upon exercise of the subscription rights, we urge you to review the complete registration statement and the exhibits and schedules filed with the registration statement.

     We are not currently subject to the reporting requirements of the Securities Exchange Act or 1934, as amended. After we complete the merger, Kentucky River Properties LLC will be required to file annual, quarterly and special reports and other information with the SEC as may be required pursuant to Section 13 of the Exchange Act, in accordance with Section 15(d) of the Exchange Act.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information that Kentucky River Properties LLC files with the Securities and Exchange Commission (SEC), at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549, and any of the SEC's regional offices. Please call the SEC at 1-800-SEC-0330 for further information on the location and operation of the public reference rooms. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC -- "http://www.sec.gov."

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                                Table of Contents


                                                                                                                    Page
Independent Auditors' Report                                                                                          F-1

Consolidated Balance Sheets - December 31, 2001 and 2000                                                              F-2

Consolidated Statements of Income -Years ended December 31, 2001, 2000 and 1999                                       F-3

Consolidated Statements of Stockholders' Equity and Comprehensive Income - Years ended
   December 31, 2001, 2000 and 1999                                                                                   F-4

Consolidated Statements of Cash Flows - Years ended December 31, 2001, 2000 and 1999                                  F-5

Notes to Consolidated Financial Statements                                                                            F-6

                          Independent Auditors' Report

The Board of Directors and Stockholders
Kentucky River Coal Corporation:


We have audited the accompanying consolidated balance sheets of Kentucky River Coal Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky River Coal Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Louisville, Kentucky
March 7, 2002, except as to
note 9 which is as of
March 27, 2002

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 2001 and 2000

                 (In thousands, except share and per share data)

                                    Assets                                              2001                  2000
                                                                                  ------------------    ------------------
Investments:
     Trading securities                                                          $           22,896                31,452
     Available-for-sale securities                                                           19,354                33,916
     Held-to-maturity securities                                                             20,552                16,022
     Land and improvements                                                                    8,466                 8,943
                                                                                  ------------------    ------------------
                 Total investments                                                           71,268                90,333
                                                                                  ------------------    ------------------
Cash and cash equivalents                                                                    20,109                 4,483
                                                                                  ------------------    ------------------
Other assets:
     Accounts receivable - trade                                                              4,334                 3,190
     Accrued interest receivable                                                                 98                   510
     Income tax receivable                                                                    3,388                   370
     Other receivables and prepaid expenses                                                      10                    12
                                                                                  ------------------    ------------------
                 Total other assets                                                           7,830                 4,082
                                                                                  ------------------    ------------------
Properties and equipment:
     Land and revenue-producing properties                                                   11,932                11,902
     Oil and gas properties                                                                   2,731                11,965
     Buildings and equipment                                                                  2,616                 2,526
     Less accumulated depletion and depreciation                                            (11,243)              (18,160)
                                                                                  ------------------    ------------------
                 Properties and equipment, net                                                6,036                 8,233
                                                                                  ------------------    ------------------
                                                                                 $          105,243               107,131
                                                                                  ==================    ==================
                      Liabilities and Stockholders' Equity

Accounts payable and accrued expenses                                            $              713                   281
Income taxes payable                                                                              1                   240
Deferred income taxes                                                                         1,913                 4,682
                                                                                  ------------------    ------------------
                 Total liabilities                                                            2,627                 5,203
                                                                                  ------------------    ------------------
Stockholders' equity:
     Common stock, par value of $25 a share. Authorized 100,000 shares; issued and outstanding 61,276 and 63,031 shares
        in 2001 and 2000, respectively                                                        1,532                 1,577
     Additional paid-in capital                                                               1,782                 1,687
     Accumulated other comprehensive income                                                   1,386                 2,582
     Retained earnings                                                                       97,916                96,082
                                                                                  ------------------    ------------------
                 Total stockholders' equity                                                 102,616               101,928
Commitments and contingencies                                                                                          --
                                                                                  ------------------    ------------------
                                                                                 $          105,243               107,131
                                                                                  ==================    ==================

See accompanying notes to consolidated financial statements.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2001, 2000 and 1999

                        (In thousands, except share data)

                                                                  2001                  2000                   1999
                                                           -------------------   -------------------    -------------------
Operating income:
     Income from revenue-producing properties:
        Coal:
           Royalties                                      $            28,233                25,324                 23,887
           Rents and haulage                                            1,816                 2,021                  2,286
        Oil and gas:
           Sales                                                        1,801                 1,771                  1,822
           Royalties                                                    1,250                   964                    843
                                                           -------------------   -------------------    -------------------
                 Total income from
                     revenue-producing properties                      33,100                30,080                 28,838
     Gain on the sale of revenue - producing
        properties                                                      4,458                    --                     --
                                                           -------------------   -------------------    -------------------
                 Total operating income                                37,558                30,080                 28,838
Expenses:
     Operating, general, and administrative                             5,809                 5,315                  5,344
     Oil and gas expenses:
        Operating                                                         611                   922                  1,324
        Exploration and development                                        75                    21                      6
                                                           -------------------   -------------------    -------------------
                 Total expenses                                         6,495                 6,258                  6,674
                                                           -------------------   -------------------    -------------------
                 Income from operations                                31,063                23,822                 22,164
                                                           -------------------   -------------------    -------------------
Other income:
     Interest and dividend income                                       1,801                 2,287                  3,337
     Gain on sale of securities                                         3,441                 7,772                    718
     Gain on sale of assets                                             2,270                 1,640                  1,042
     Unrealized gains (losses) on trading securities                   (4,983)               (2,743)                 6,406
     Other                                                                408                   587                    424
                                                           -------------------   -------------------    -------------------
                 Total other income                                     2,937                 9,543                 11,927
                                                           -------------------   -------------------    -------------------
                 Income before income taxes                            34,000                33,365                 34,091
Income taxes                                                           11,931                11,634                 12,020
                                                           -------------------   -------------------    -------------------
                 Net income                               $            22,069                21,731                 22,071
                                                           -------------------   -------------------    -------------------
Earnings per share:
     Basic                                                $            357.16                324.65                 293.43
                                                           ===================   ===================    ===================
     Diluted                                              $            356.71                324.43                 293.43
                                                           ===================   ===================    ===================
Weighted average number of common
     shares outstanding                                                61,790                66,937                 75,216
Effect of dilutive securities (stock options)                              77                    45                     --
                                                           -------------------   -------------------    -------------------
Adjusted weighted average shares                                       61,867                66,982                 75,216
                                                           ===================   ===================    ===================

See accompanying notes to consolidated financial statements.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 2001, 2000 and 1999

                        (In thousands, except share data)

                                                               Amount
                                                             (par value     Additional    Accumulated
                                                               of $25         paid-in    comprehensive    Retained
                                              Shares         per share)       capital        income       earnings       Total
                                           ------------- ---------------- ------------- --------------- ------------ -------------
Balance, December 31, 1998                    75,667     $     1,892           1,602           114        115,478      119,086
Comprehensive Income:
     Net income                                   --              --              --            --         22,071       22,071
Unrealized gains on securities:
     Net unrealized change in investment
        securities, net of tax of $110            --              --              --           205             --          205
                                                                                                                     -------------
     Total Comprehensive Income                   --              --              --            --             --       22,276
                                                                                                                     -------------
     Dividends                                    --              --              --            --        (13,542)     (13,542)
     Common stock acquired                    (1,136)            (28)             --            --         (3,289)      (3,317)
     Stock options exercised                      14               1              40            --             --           41
                                           ------------- ---------------- ------------- --------------- ------------ -------------

Balance, December 31, 1999                    74,545           1,865           1,642           319        120,718      124,544
Comprehensive Income:
     Net income                                   --              --              --            --         21,731       21,731
Unrealized gains on securities:
     Net unrealized change in investment
        securities, net of tax of $1,219          --              --              --         2,263             --        2,263
                                                                                                                     -------------
     Total Comprehensive Income                   --              --              --            --             --       23,994
                                                                                                                     -------------
     Dividends                                    --              --              --            --        (12,794)     (12,794)
     Common stock acquired                   (11,530)           (289)             --            --        (33,573)     (33,862)
     Stock options exercised                      16               1              45            --             --           46
                                           ------------- ---------------- ------------- --------------- ------------ -------------
Balance, December 31, 2000                    63,031           1,577           1,687         2,582         96,082      101,928
Comprehensive Income:
     Net income                                   --              --              --            --         22,069       22,069
Unrealized loss on securities:
     Net unrealized change in investment
        securities, net of tax of $(626)          --              --              --        (1,196)            --       (1,196)
                                                                                                                     -------------
     Total Comprehensive Income                                                                                         20,873
                                                                                                                     -------------

     Dividends                                    --              --              --            --        (14,608)     (14,608)
                                                                                                                     -------------
     Common stock acquired                    (1,788)            (46)                                      (5,627)      (5,673)
     Stock options exercised                      33               1              95            --             --           96
                                           ------------- ---------------- ------------- --------------- ------------ -------------
Balance, December 31, 2001                    61,276     $     1,532           1,782         1,386         97,916      102,616
                                           ============= ================ ============= =============== ============ =============

See accompanying notes to consolidated financial statements.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)

                                                                                      2001             2000               1999
                                                                                ---------------   ---------------   ---------------
Cash flows from operating activities:
     Net income                                                                $        22,069            21,731            22,071
     Adjustments to reconcile net income to net cash provided by operating activities:
           Unrealized losses (gains) on trading securities                               4,983             2,743            (6,406)
           Depreciation, depletion, and amortization                                       645               662               883
           Gain on sales of securities, net                                             (3,441)           (7,772)             (718)
           Gain on sale of land and improvements                                        (2,203)           (1,604)           (1,041)
           Gain on sale of equipment                                                    (4,525)              (36)               (1)
           Deferred income taxes                                                        (2,143)           (1,438)            2,064
           Purchase of trading securities                                               (6,082)          (11,189)          (10,257)
           Proceeds from sale of trading securities                                     10,427            21,843             4,184
           Changes in assets and liabilities:
              (Increase) decrease in accounts receivable - trade                        (1,144)              419                42
              Decrease (increase) in accrued interest receivable                           412               (87)               70
              (Increase) decrease in income tax receivable                              (3,018)            2,190            (1,388)
              Decrease (increase) in other receivables and prepaid expenses                  2                (2)               (1)
              Increase (decrease) in accounts payable and accrued expenses                 432              (650)              359
              (Decrease) increase in income taxes payable                                 (239)              236                 4
                                                                                ---------------   ---------------   ---------------
                     Net cash provided by operating activities                          16,175            27,046             9,865
                                                                                ---------------   ---------------   ---------------
Cash flows from investing activities:

     Proceeds from sale of available for sale securities                                20,966            20,192            13,392
     Proceeds from maturities of held-to-maturity securities                            41,828            39,700            55,875
     Purchases of securities:
        Available-for-sale                                                              (5,119)          (18,595)          (26,296)
        Held-to-maturity                                                               (46,821)          (25,878)          (64,008)
     Purchases of properties and equipment                                                (452)             (301)             (149)
     Proceeds from sale of properties and equipment                                      6,552                39                 1
     Proceeds from sale of land and improvements                                         2,811             4,099             1,596
     Purchases of land and improvements                                                   (129)             (271)              (37)
     Other                                                                                  --                --                 1
                                                                                ---------------   ---------------   ---------------
                     Net cash provided by (used in) investing activities                19,636            18,985           (19,625)
                                                                                ---------------   ---------------   ---------------
Cash flows from financing activities:

     Dividends paid                                                                    (14,608)          (12,794)          (13,542)
     Repurchase of common stock                                                         (5,673)          (33,862)           (3,317)
     Proceeds from sale of common stock under stock plan                                    96                46                41
                                                                                ---------------   ---------------   ---------------
                     Net cash used in financing activities                             (20,185)          (46,610)          (16,818)
                                                                                ---------------   ---------------   ---------------
                     Net decrease (increase) in cash and cash equivalents               15,626              (579)          (26,578)
Cash and cash equivalents, beginning of year                                             4,483             5,062            31,640
                                                                                ---------------   ---------------   ---------------
Cash and cash equivalents, end of year                                         $        20,109             4,483             5,062
                                                                                ===============   ===============   ===============
Cash paid during the year for income taxes                                     $        17,561            10,819            11,595
                                                                                ===============   ===============   ===============

See accompanying notes to consolidated financial statements.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

(1) Description of the Business and Summary of Significant Accounting Policies

     (a) Business

          Kentucky River Coal Corporation (the Company) and its subsidiaries are primarily engaged in leasing mineral reserves and, to a lesser degree, participating in partnerships and joint ventures which explore for and develop oil and gas properties. The majority of the Company's revenue-producing properties are located in Eastern Kentucky.

     (b) Consolidation Practice

          The accompanying consolidated financial statements include the accounts of Kentucky River Coal Corporation, KRCC Oil and Gas Company, Inc. (KRCC Oil and Gas), Florida Kentucky Timberlands, Inc., The Kent-Mar Corporation, Timberlands, Inc., and Tennis Capital, Inc. All significant intercompany accounts and transactions have been eliminated.

     (c) Investment Securities

          Investment securities consist of U.S. Treasury, mortgage backed, corporate debt, and equity securities. The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

          Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are reported as a separate component of comprehensive income. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

          A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value.
          The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

     (d) Investment in Land and Improvements

          Land and improvements are stated at cost.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     (e) Land and Revenue-Producing Properties, Buildings, and Equipment

          The investment in land and revenue-producing properties is stated at the lower of cost or estimated realizable value. Buildings and equipment are stated at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of depreciable assets. Cost depletion is computed on the units-of-production method based on mineral reserves as determined by the Company's engineers.

     (f) Oil and Gas Operations

          KRCC Oil and Gas participates in partnerships and joint ventures which explore for and develop oil and gas properties. The successful efforts method of accounting is followed for costs incurred in oil and gas exploration and development operations. Capitalized costs are amortized by the units-of-production method based on estimated proven reserves.

     (g) Royalties

          Royalties, rents and haulage and oil and gas sales are recorded in the month coal is mined or oil and gas is produced. Certain of the Company's leases may require lessees to pay a minimum royalty if minimum tonnage is not mined during the year. These royalties are based upon a specified minimum tonnage and the greater of a fixed dollar per ton or a percentage of the sales price and can generally be recouped by the lessee over the succeeding five years against future royalties that exceed the minimum. Minimum royalties are recognized when received and are offset by recoupments as such recoupments occur. For the years ended December 31, 2001, 2000 and 1999, minimum royalties included in income were $603, $455 and $290, respectively. Minimum royalties potentially recoupable amount to $1,548. Such amount will expire within the next five years in the amounts of $573, $66, $3, $303 and $603, respectively.

     (h) Common Stock

          The excess of the purchase price over the par value of the Company's common stock which has been purchased for constructive retirement is charged to retained earnings.

     (i) Cash Equivalents

          Cash equivalents consist of overnight repurchase agreements and certificates of deposit with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has cash accounts insured by the Federal Deposit Insurance Corporation up to $100. At December 31, 2001 and 2000 the Company's uninsured cash balances total approximately $2,500 and $3,100, respectively.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     (j) Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (k) Net Income Per Share

          Basic net income per share is based on the weighted average number of common shares outstanding during the year, 61,790, 66,937 and 75,216 shares for 2001, 2000 and 1999, respectively. Dilutive earnings per share takes into account the dilutive effect of common stock equivalents, such as stock options.

     (l) Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (m) Reclassification

          Certain prior period amounts have been reclassified to conform to the current year presentation.

     (n) Stock Option Plan

          Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board
          (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     (o) Comprehensive Income

          Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

(2) Concentration of Credit Risk

     The Company received approximately 51%, 52% and 67% of its coal royalties from two lessees in 2001, 2000 and 1999, respectively.

                     2001                   2000                   1999
               --------------------   --------------------   -------------------
     Lessee A        28%                    27%                    45%
     Lessee B        23%                    25%                    22%
               --------------------   --------------------   -------------------
          Total      51%                    52%                    67%
               ====================   ====================   ===================

     Lessee A filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code on February 28, 2002. In the opinion of management, the coal royalties under this lease may decrease.

(3) Securities

     The change in net unrealized holding losses (gains) on trading securities that has been included in net income is $4,983, $2,743 and ($6,406) in 2001, 2000 and 1999, respectively.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     The amortized cost and approximate fair value of securities and the gross unrealized gains and losses at December 31, 2001 and 2000 follow:


                                                                            2001

                                    ----------------------------------------------------------------------------------------
                                                                          Unrealized

                                                           ------------------------------------------
                                      Amortized cost             Gains                 Losses               Fair value
                                    -------------------    -------------------   --------------------   --------------------
     Available-for-sale
       securities -
       Corporate equity
         securities                $       10,947                  2,223                   199                 12,971
       Corporate bonds                      5,503                    130                     4                  5,629
       U.S. Treasury
         securities                           754                     --                    --                    754
                                    -------------------    -------------------   --------------------   --------------------
                                   $       17,204                  2,353                   203                 19,354
                                    ===================    ===================   ====================   ====================
     Held-to-maturity
       securities - U.S.
       Treasury
       securities                  $       20,552                    163                     3                 20,712
                                    ===================    ===================   ====================   ====================

                                                                             2000

                                    ----------------------------------------------------------------------------------------
                                                                          Unrealized

                                                           ------------------------------------------
                                      Amortized cost             Gains                 Losses               Fair value
                                    -------------------    -------------------   --------------------   --------------------
     Available-for-sale
       securities -
       Corporate equity
         securities                $       18,944                  4,342                   423                 22,863
       Corporate bonds                     11,000                     64                    11                 11,053
                                    -------------------    -------------------   --------------------   --------------------
                                   $       29,944                  4,406                   434                 33,916
                                    ===================    ===================   ====================   ====================
     Held-to-maturity securities
       - U.S. Treasury             $       16,022                     90                     1                 16,111
                                    ===================    ===================   ====================   ====================

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     A summary of debt securities as of December 31, 2001 based on contractual maturities follows. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Amortized cost           Fair value
                                                      --------------------   --------------------
     Due within one year
       U.S. Treasury securities                      $       20,552                 20,712
       Corporate bonds                                          754                    767
                                                      --------------------   --------------------
                                                             21,306                 21,479
     Due after one year through five years
       U.S. Treasury securities                                 754                    754
       Corporate bonds                                        4,749                  4,862
                                                      --------------------   --------------------
                                                              5,503                  5,616
                                                      --------------------   --------------------
                                                     $       26,809                 27,095
                                                      ====================   ====================

     In anticipation of the transaction disclosed in note 9, the Company transferred $754 of held-to-maturity securities to available-for-sale securities as of December 31, 2001. As of December 31, 2001, the fair value of the transferred securities approximated its carrying cost.

     All held-to-maturity securities as of December 31, 2001 will mature on or before June 30, 2002.

     Proceeds from the sale of available-for-sale securities were $20,966, $20,192 and $13,392 in 2001, 2000 and 1999, respectively.

     Gross realized gains on sales of available-for-sale securities were $2,629, $0 and $593 in 2001, 2000 and 1999, respectively. Gross realized losses on sales of available-for-sale securities were $25, $235 and $0 in 2001, 2000 and 1999, respectively.

(4) Income Taxes

     Total income taxes for the years ended December 31, 2001, 2000 and 1999 were allocated as follows:


                                                                              2001             2000              1999
                                                                         ---------------   --------------    --------------
     Income from continuing operations                                  $       11,931            11,634            12,020
     Stockholders' equity, for unrealized holding gain (loss)
       on debt and equity securities recognized for financial
       reporting purposes                                                         (626)            1,219               110
                                                                         ---------------   --------------    --------------
                                                                        $       11,305            12,853            12,130
                                                                         ===============   ==============    ==============

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     Income tax expense (benefit) attributable to pretax income consists of:


                                                            Current               Deferred                 Total
                                                      -------------------   --------------------   --------------------
     Year ended December 31, 2001:
       U.S. Federal                                  $       12,353                (2,085)                10,268
       State and local                                        1,721                   (58)                 1,663
                                                      -------------------   --------------------   --------------------
                                                     $       14,074                (2,143)                11,931
                                                      ===================   ====================   ====================
     Year ended December 31, 2000:

       U.S. Federal                                  $       11,895                (1,442)                10,453
       State and local                                        1,177                     4                  1,181
                                                      -------------------   --------------------   --------------------
                                                     $       13,072                (1,438)                11,634
                                                      ===================   ====================   ====================
     Year ended December 31, 1999:

       U.S. Federal                                  $        8,710                 2,102                 10,812
       State and local                                        1,246                   (38)                 1,208
                                                      -------------------   --------------------   --------------------
                                                     $        9,956                 2,064                 12,020
                                                      ===================   ====================   ====================

     Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% in 2001, 2000 and 1999 to pretax income as a result of the following:


                                                            2001                   2000                   1999
                                                      --------------------   --------------------   --------------------
     Computed "expected" tax expense                 $            11,900                 11,678                 11,932
     Increase (reduction) in income taxes
       resulting from:
         Excess percentage depletion over
           cost depletion                                           (905)                  (827)                  (744)
         Equity in earnings of affiliates not
           subject to taxation because of
           dividends received deduction for
           tax purposes                                              (97)                   (61)                  (380)
         State and local income taxes, net of
           Federal income tax benefit                              1,119                    765                    810
     Other, net                                                      (86)                    79                    402
                                                          --------------------   --------------------   --------------------
                                                     $            11,931                 11,634                 12,020
                                                          ====================   ====================   ====================

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:


                                                                                        2001                  2000
                                                                                 -------------------   --------------------
     Deferred tax assets:
       Geological and geophysical, net of amortization                          $         3                   400
       Proven properties, net of depletion                                               18                    --
                                                                                 -------------------   --------------------
               Total gross deferred tax assets                                            21                   400
                                                                                 -------------------   --------------------
     Deferred tax liabilities:
       Intangible drilling costs, net of impairment reserves, and
         depletion                                                                   (199)                 (716)
       Tangible drilling costs, net of impairment reserves, and
         depreciation                                                                  (5)                 (244)
       Proved properties, net of depletion                                             --                   (17)
       Trading securities market value                                               (966)               (2,715)
       Available-for-sale securities market value                                    (764)               (1,390)
                                                                                 -------------------   --------------------
               Total gross deferred tax liabilities                                (1,934)               (5,082)
                                                                                 -------------------   --------------------
               Net deferred tax liability                                       $  (1,913)               (4,682)
                                                                                 ===================   ====================

     The realization of deferred tax assets is dependent upon the Company generating future taxable income when temporary differences become deductible. Based upon historical and projected levels of taxable income and reversal of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.

(5) Benefit Plans

     The Company has a defined benefit pension plan (the Plan) which covers substantially all employees who have met certain requirements as to age and length of service. The Plan's benefit formula generally bases payments to retired employees upon 2% of the final average compensation multiplied by the number of years of service. The Company makes annual contributions to the Plan equal to the maximum amount that can be deducted for income tax purposes.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     The following table sets forth the Plan's fair value of plan assets, benefit obligations and funded status at December 31, 2001, 2000 and 1999:


                                                              2001                   2000                   1999
                                                       --------------------   --------------------   --------------------
     Fair value of plan assets at December 31         $        7,909                  7,645                  7,245
     Benefit obligation at December 31                        (3,752)                (3,669)                (3,133)
                                                       --------------------   --------------------   --------------------
     Funded status                                    $        4,157                  3,976                  4,112
                                                       ====================   ====================   ====================
     Prepaid benefit cost                             $        1,087                    798                    595

     Weighted average assumptions as of December 31:

         Discount rate                                           7.5%                   7.5%                   7.5%
         Expected return on plan assets                          7.5                    7.5                    7.5
         Rate of compensation increase                           6.0                    6.0                    6.0

     Benefit cost                                     $         (289)                  (203)                  (412)
     Employer contribution                                        --                     --                     --
     Plan participants' contribution                              --                     --                     --
     Benefits paid                                               237                    475                    111

     The following table sets forth the Plan's change in benefit obligations and plan assets for the years ended December 31, 2001, 2000 and 1999:


                                                              2001                  2000                   1999
                                                       -------------------   --------------------   --------------------
     Change in benefit obligation
       Benefit obligation at beginning of year        $        3,669                 3,133                  2,607
         Service cost                                            171                   291                    155
         Interest cost                                           271                   232                    192
         Benefits paid                                          (237)                 (475)                  (111)
         Actuarial loss (gain)                                  (122)                  488                    290
                                                       -------------------   --------------------   --------------------
     Benefit obligation at end of year                         3,752                 3,669                  3,133
                                                       -------------------   --------------------   --------------------
     Change in plan assets
       Fair value of plan assets at beginning of
         year                                                  7,645                 7,245                  7,043
         Actual return on plan assets                            501                   875                    313
         Benefits paid                                          (237)                 (475)                  (111)
                                                       -------------------   --------------------   --------------------
     Fair value of plan assets at end of year         $        7,909                 7,645                  7,245
                                                       ===================   ====================   ====================

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     In addition, the Company sponsors a deferred profit sharing plan. Contributions by the Company to this plan were $129, $125 and $128 in 2001, 2000 and 1999, respectively.

     In 1980, the Company adopted a stock option plan (the Plan) for eligible employees. The Plan provides for granting of stock options to purchase shares of common stock at an exercise price equal to the fair value of the stock on the day the option is granted. Options may be exercised for a two-year period beginning on the date of grant.

     The fair value of each option is estimated on the date of grant using the minimum value method (excluding a volatility assumption) with the following weighted average assumptions: 2001 - expected dividend yield 7.31%, risk-free interest rate of 3.21%, and an expected life of 2 years; 2000 - expected dividend yield 6.6%, risk-free interest rate of 5.12%, and an expected life of 2 years; and 1999 - expected dividend yield 6.2%, risk-free interest rate of 5.26%, and an expected life of 2 years.

     The Company applies APB Opinion No. 25 in accounting for the Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                          2001                  2000                   1999
                                   -------------------   --------------------   --------------------

     Net income:
       As reported                $       22,069                21,731                 22,071
       Pro forma                  $       21,875                21,146                 22,071

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     Stock option activity during the periods indicated is as follows:


                                                                                 Weighted average
                                                            Number shares         exercise price
                                                         --------------------   --------------------
     Balance at December 31, 1998                                628           $          2,875
       Granted                                                   340                      2,930
       Expired                                                  (308)                     2,850
       Exercised                                                 (14)                     3,930
                                                         --------------------   ====================
     Balance at December 31, 1999                                646           $          2,915
       Granted                                                   352                      2,850
       Expired                                                  (320)                     2,900
       Exercised                                                 (16)                     2,850
                                                         --------------------   ====================
     Balance at December 31, 2000                                662           $          2,890
       Granted                                                   339                      2,850
       Expired                                                  (336)                     2,925
       Exercised                                                 (33)                     2,890
                                                         --------------------   ====================
     Balance at December 31, 2001                                632           $          2,850
                                                         ====================   ====================

     At December 31, 2001, the range of exercise prices and weighted average remaining contractual life of outstanding options was $2,850 - $2,925 and 1 year, respectively.

     At December 31, 2001, 2000 and 1999, the number of options exercisable was 632, 662 and 646, respectively, and the weighted average exercise price of these options was $2,850, $2,890 and $2,915, respectively.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

(6) Fair Value of Financial Instruments

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.


                                                      2001                                          2000
                                    ------------------------------------------   -------------------------------------------
                                     Carrying amount           Fair value          Carrying amount          Fair value
                                    -------------------    -------------------   --------------------   --------------------
     Financial assets:
       Investment
         securities                $       62,802                 62,962                81,390                 81,479
       Cash and cash
         equivalents                       20,109                 20,109                 4,483                  4,483
       Other assets                         7,830                  7,830                 4,082                  4,082
                                    ===================    ===================   ====================   ====================
     Financial liabilities -
       accounts payable,
       accrued expenses,
       and income taxes
       payable                     $          714                    714                   521                    521
                                    ===================    ===================   ====================   ====================

     The carrying amounts shown in the table are included in the balance sheets under the indicated captions.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          Cash and Cash Equivalents, Other Assets, and Accounts Payable, Accrued Expenses, and Income Taxes Payable - The carrying amounts approximate fair value due to the short maturity of those instruments.

          Investment Securities - The fair values of debt securities (trading, available-for-sale and held-to-maturity securities) and equity investments are based on quoted market prices at the reporting date for those or similar investments.

(7) Sale of Revenue - Producing Properties

     In 2001, the Company sold oil wells, with a cost basis of $2,953, resulting in a gain of $4,458.

(8) Commitments and Contingencies

     In 1996, the Company committed to fund $3,000 in capital contributions to a limited partnership formed for the purpose of investing in various companies. The commitment period has a term of five years and, as of December 31, 2001, $2,911 had been advanced to the limited partnership and is included in investments - trading securities in the consolidated financial statements.

                KENTUCKY RIVER COAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

                       (In thousands, except share data)

     In 2001, the Company committed to fund $2,000 in capital contributions to another limited partnership formed for the purpose of investing in various companies. The commitment period has a term of five years and, as of December 31, 2001, $20 had been advanced to the limited partnership and is included in investments - trading securities in the consolidated financial statements.

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(9) Subsequent Event

     On March 1, 2002, the Company filed a proxy statement/prospectus with the Securities and Exchange Commission describing the proposed corporate restructuring of the Company to convert to S Corporation status. The Company anticipates calling a special meeting of the shareholders to consider the restructuring mid-year 2002. If the shareholders approve the restructuring, the Company plans to elect to be treated as an S Corporation for federal income tax purposes beginning in January 2003.

     On February 27, 2002, the Board of Directors authorized management to proceed with an orderly liquidation of the Company's equity securities to finance the proposed corporate restructuring discussed above.

     On March 27, 2002, the Company entered into a financing agreement with Fifth Third Bank that permits the Company to borrow up to $20,000,000 at one month libor plus 2.25%. The Company must retain $1,000,000 in a Fifth Third Bank account to comply with the compensating balance requirements under this financing agreement.

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                         KENTUCKY RIVER COAL CORPORATION

                          KENTUCKY RIVER PROPERTIES LLC

                                       AND

                           KRCC MERGER SUBSIDIARY INC.

                          Dated as of February 14, 2002

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS ...................................................    A-1
 1.1 Definitions .........................................................   A-1
ARTICLE II THE MERGER ...................................................    A-5
 2.1 The Merger ..........................................................   A-5
 2.2 General Effects of the Merger .......................................   A-5
 2.3 Effect of the Merger on the Capital Stock of the Companies ..........   A-6
 2.4 Shareholder Mailing .................................................   A-7
 2.5 Approval of Merger ..................................................   A-8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF KRCC ......................    A-8
 3.1 Organization; Qualification .........................................   A-8
 3.2 Authority Relative to this Agreement ................................   A-9
 3.3 Capitalization ......................................................   A-9
 3.4 Subsidiaries ........................................................   A-9
 3.5 No Violation ........................................................   A-9
 3.6 Consents and Approvals ..............................................  A-10
 3.7 Certain Employee Benefit Plans ......................................  A-10
 3.8 Registration Statement ..............................................  A-10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KRMS .......................   A-11
 4.1 Organization; Qualification .........................................  A-11
 4.2 Authority Relative to this Agreement ................................  A-11
 4.3 Capitalization ......................................................  A-12
 4.4 No Violation ........................................................  A-12
 4.5 Consents and Approvals ..............................................  A-12
 4.6 Registration Statement ..............................................  A-13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF KRLLC .......................   A-13
 5.1 Organization; Qualification .........................................  A-13
 5.2 Authority Relative to this Agreement ................................  A-13
 5.3 Capitalization ......................................................  A-14
 5.4 No Violation ........................................................  A-14
 5.5 Consents and Approvals ..............................................  A-14
 5.6 Registration Statement ..............................................  A-15
ARTICLE VI ADDITIONAL AGREEMENTS ........................................   A-15
 6.1 Conduct of Business of KRCC .........................................  A-15
 6.2 KRCC Shareholder Approvals ..........................................  A-15
 6.3 Registration and Proxy Statements ...................................  A-16
 6.4 Contribution of Assets to KRLLC .....................................  A-16
 6.5 KRLLC Issuance of Subscription Rights ...............................  A-16
 6.6 KRCC Stock Options ..................................................  A-17
 6.7 Cash Consideration ..................................................  A-18
 6.8 Efforts to Consummate ...............................................  A-18
ARTICLE VII CONDITIONS TO CLOSING .......................................   A-19
 7.1 Conditions Applicable to KRMS .......................................  A-19
 7.2 Conditions Applicable to KRCC .......................................  A-20
 7.3 Conditions Applicable to All Parties ................................  A-21
ARTICLE VIII CLOSING ....................................................   A-21

 8.1 Time and Place of Closing ...........................................  A-21
 8.2 Action to be Taken ..................................................  A-22
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER ............................   A-22
 9.1 Termination .........................................................  A-22
 9.2 Effect of Termination ...............................................  A-23
 9.3 Amendment ...........................................................  A-23
 9.4 Extension, Waiver ...................................................  A-23
ARTICLE X GENERAL PROVISIONS ............................................   A-24
 10.1 Notices ............................................................  A-24
 10.2 Non-Survival of Representations and Warranties .....................  A-24
 10.3 Headings ...........................................................  A-24
 10.4 Counterparts .......................................................  A-25
 10.5 Miscellaneous ......................................................  A-25


Exhibits:
                  A    Articles of Merger
                  B    Plan of Merger
                  C    Form of Shareholders Agreement
                  D    KRLLC Operating Agreement
                  E    Form of Subscription Right

Schedules:

         Schedule 3.4  -        Subsidiaries

         Schedule 3.7  -        Qualified Retirement Plans

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of February 14, 2002, is made among KENTUCKY RIVER COAL CORPORATION, a Virginia corporation ("KRCC"), KENTUCKY RIVER PROPERTIES LLC, a Delaware limited liability company ("KRLLC"), operated in accordance with the KRLLC operating agreement attached hereto as Exhibit D (the "KRLLC Operating Agreement"), in which KRCC is the sole member ("KRLLC"), and KRCC MERGER SUBSIDIARY INC., a Virginia corporation and a wholly owned subsidiary of KRCC ("KRMS").

                                  INTRODUCTION

         The Boards of Directors of KRCC and KRMS deem a merger of KRMS into KRCC (the "Merger"), advisable and in the best interests of their respective shareholders, and have authorized the merger in accordance with the laws of the Commonwealth of Virginia and a Plan of Merger in substantially the form of Exhibit B attached hereto.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. The following terms, as used herein, have the following meanings:

         "Agreement" has the meaning set forth in the initial paragraph.

         "Articles of Merger" means the Articles of Merger attached to this Agreement as Exhibit A.

         "Closing" has the meaning set forth in Section 8.1.

         "Closing Date" has the meaning set forth in Section 8.1.

         "Dissenting Shares" has the meaning set forth in Section 2.3.

         "Effective Date" has the meaning set forth in Section 1 of the Plan of Merger.

         "Effective Time" has the meaning set forth in Section 1 of the Plan of Merger.

         "Election Deadline" means 5:00 p.m. Eastern Time on the date seven days prior to the KRCC Special Meeting, before which all KRCC shareholders must return all materials required of KRCC Majority Shareholders.

         "Encumbrances" means liens, mortgages, charges, security interests or other defects in title generally considered to be encumbrances.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means such bank, trust or Person as may be selected by KRCC, or, if no such Person is selected by KRCC, KRCC itself.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended. "KRCC" has the meaning set forth in the initial paragraph.

         "KRCC Common Shares" means the common shares, par value $25.00 per share, of KRCC.

         "KRCC Majority Shareholders" means the 70 KRCC shareholders who (i) hold of record the highest percentage of the issued and outstanding KRCC Common Shares as of the close of business on the date seven days prior to the KRCC Special Meeting;
(ii) elect to remain shareholders of the surviving corporation prior to the Election Deadline; (iii) are eligible to be a shareholder in an S corporation under applicable federal income tax laws; (iv) return a properly executed S-Corp Consent and a properly executed Shareholders Agreement prior to the Election Deadline; and (v) deliver the certificates representing their KRCC Common Shares to KRCC prior to the Election Deadline. For purposes of determining the KRCC Majority Shareholders, a married couple shall be treated as a single shareholder and shares owned by a trust that is eligible to be an S corporation shareholder shall be treated as owned by the person or persons identified in Internal Revenue Code Section 1361(b)(2).

     "KRCC Minority Shareholder" means any KRCC shareholder other than the KRCC Majority Shareholders.

     "KRCC Option" means a right to purchase KRCC Common Shares for a fixed price per share pursuant to an award granted under the Restricted Stock Plan of Kentucky River Coal Company.

     "KRCC Optionholder" means any Person who holds, immediately prior to the Effective Time, one or more KRCC Options.

     "KRCC Shareholder Election Form" has the meaning set forth in Section 2.4.

     "KRCC Special Meeting" has the meaning set forth in Section 6.2.

     "KRCC Stock Certificate" has the meaning set forth in Section 4 of the Plan of Merger.

     "KRCC's Subsidiaries" means any Subsidiary of KRCC other than KRMS or KRLLC.

     "KRLLC" has the meaning set forth in the initial paragraph.

     "KRLLC Operating Agreement" has the meaning set forth in the initial paragraph.

     "KRLLC Units" means units of membership interest in KRLLC.

     "KRMS" has the meaning set forth in the initial paragraph.

     "KRMS Common Shares" means the common shares, no par value, of KRMS.

     "Material Adverse Effect" means a material adverse effect on the assets, earnings, financial condition, operations or prospects of the named corporation, or the named corporation and its Subsidiary or Subsidiaries, considered as one entity.

     "Merger" has the meaning set forth in the Introduction.

     "Merger Consideration" has the meaning set forth in Section 2.3.

     "Pension Plans" has the meaning set forth in Section 3.7.

     "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency of instrumentality thereof.

     "Plan of Merger" means the plan of merger that is attached to this Agreement as Exhibit B.

     "Registration Statement" has the meaning set forth in Section 3.8.

     "S-Corp Consent" means a consent to be distributed to all KRCC shareholders with the KRCC Shareholder Election Form authorizing the surviving corporation to file an election to be taxed as an S corporation for its taxable year beginning January 1, 2003.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholders Agreement" means a shareholders agreement, substantially in the form attached hereto as Exhibit C, for the surviving corporation.

     "Subscription Right" has the meaning set forth in Section 6.5.

     "Subsidiary" with respect to any party to this Agreement means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity is held, directly or indirectly, by such party.

                                   ARTICLE II
                                   THE MERGER

     2.1 The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, on the Effective Date, KRMS will be merged into KRCC. KRCC shall be the surviving corporation in the Merger, and shall continue its existence under the laws of the Commonwealth of Virginia. The name of the surviving corporation shall continue to be "Kentucky River Coal Corporation."

     2.2 General Effects of the Merger. (a) At the Effective Time, (i) the separate existence of KRMS will cease, and the KRMS Articles of Incorporation will be deemed canceled, (ii) the Articles of Incorporation of KRCC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation until duly amended in accordance with applicable law, (iii) the bylaws of KRCC as in effect immediately prior to the Effective Time shall be the bylaws of the surviving corporation until duly amended in accordance with applicable law and (iv) the directors and officers of KRCC shall be the directors and officers of the surviving corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

     (b) At the Effective Time, the Merger shall have all the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act and, in connection therewith, all assets of KRMS as they exist at the Effective Time shall pass to and vest in the surviving corporation without any conveyance or other transfer. The surviving corporation shall be responsible for all liabilities and obligations of every kind and description of each of KRCC and KRMS existing as of the Effective Time, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of KRCC or KRMS.

     2.3 Effect of the Merger on the Capital Stock of the Companies. (a) At the Effective Time, by virtue of the Merger and without any action on the part of KRCC, KRMS, KRLLC or the holders of any shares of capital stock of KRCC:

         (i) Each KRCC Common Share issued and outstanding immediately prior to the Effective Time and held by a KRCC Majority Shareholder shall remain issued and outstanding after consummation of the Merger.

         (ii) Each KRCC Common Share issued and outstanding immediately prior to the Effective Time and held by a KRCC Minority Shareholder shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (A) $4,000 in cash and (B) the right to subscribe for KRLLC Units issued pursuant to Section 6.5 of this Agreement (collectively the "Merger Consideration").

         (iii) Each KRMS Common Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be paid with respect thereto.

     (b) Notwithstanding any provision contained in this Agreement to the contrary, KRCC Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Article 15 of the Virginia Stock Corporation Act ("Dissenting Shares") shall not be converted into the Merger Consideration and shall not remain outstanding as shares of the surviving corporation. The holder of such Dissenting Shares shall only be entitled to payment by the surviving corporation of the fair value of such shares plus accrued interest to the extent permitted by Article 15 of the Virginia Stock Corporation Act. If such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal prior to the Effective Time, such shares shall be converted into the right to receive the Merger Consideration as of the Effective Time. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such shares pursuant to this Section 2.3.

     2.4 Shareholder Mailing. Before the KRCC Special Meeting, KRCC or the Exchange Agent shall mail to each holder of record of KRCC Common Shares on the record date for the KRCC Special Meeting (i) an election form to elect to remain a shareholder of the surviving corporation after the Merger (the "KRCC Shareholder Election Form"); (ii) the S-Corp Consent; (iii) the Shareholders Agreement; (iv) a form of proxy and the proxy statement/prospectus relating to the KRCC Special Meeting; and (v) instructions for use in completing and returning the documents listed above.

         2.5 Approval of Merger. The KRCC shareholders shall approve the Plan of Merger, and this Agreement and the transactions contemplated hereby, by the following votes:

               (i) more than two-thirds of all the votes entitled to be cast on the matter; and

               (ii) the vote of a majority of the KRCC Common Shares that are held by KRCC shareholders who, as of the KRCC Special Meeting, are KRCC Minority Shareholders and are present and voting at the KRCC Special Meeting.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF KRCC

KRCC represents and warrants to KRLLC and KRMS the following:

         3.1 Organization; Qualification. KRCC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of KRCC's Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. KRCC and each of KRCC's Subsidiaries have corporate power and authority to own, lease and operate their assets and to carry on their businesses as they are presently being conducted. KRCC and each of KRCC's Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the property owned or leased by them, or the nature of the businesses conducted by them, makes such qualification necessary, except in those jurisdictions where failure to qualify does not and cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on KRCC.

         3.2 Authority Relative to this Agreement. KRCC has corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by KRCC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of KRCC and, except for obtaining the approvals required by Section 2.5 of this Agreement, no other corporate proceedings on the part of KRCC are necessary with respect thereto. This Agreement has been duly executed and delivered by KRCC and constitutes a valid and binding obligation of KRCC.

         3.3 Capitalization. The authorized capital of KRCC consists of 100,000 KRCC Common Shares. As of the date hereof, 61,276 KRCC Common Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. KRCC has reserved 1,000 authorized but unissued KRCC Common Shares for issuance pursuant to options granted under its stock option plan. Otherwise, neither KRCC nor any of KRCC's Subsidiaries have any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock and no such securities or obligations are issued or outstanding. KRCC owns all of the outstanding capital stock of each of KRCC's Subsidiaries, free of Encumbrances, and all of such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable.

         3.4 Subsidiaries. Schedule 3.4 sets forth the name and jurisdiction of incorporation of each Subsidiary of KRCC.

         3.5 No Violation. The execution and delivery by KRCC of this Agreement does not, and, subject to the requisite approvals of the shareholders of KRCC the consummation of the transactions contemplated hereby will not (i) violate or result in a violation of the Articles of Incorporation or bylaws of KRCC or any of KRCC's Subsidiaries, (ii) result in a default or give rise to any right of termination, modification or acceleration, or the imposition of an Encumbrance on any of the assets of KRCC or any of KRCC's Subsidiaries, under the provisions of any agreement or other instrument or obligation to which KRCC or any of KRCC's Subsidiaries are parties, or by which KRCC or any of KRCC's Subsidiaries may be bound, (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to KRCC or any of KRCC's Subsidiaries, excluding from the foregoing clauses (ii) and (iii) such violations and defaults as do not and cannot reasonably be expected to have a Material Adverse Effect on KRCC.

         3.6 Consents and Approvals. Except for the filing of Articles of Merger in the Office of the Clerk of the State Corporation Commission of Virginia, there is no requirement applicable to KRCC to make any filing with, or to obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated hereby.

         3.7 Certain Employee Benefit Plans. Schedule 3.7 lists all qualified retirement plans ("Pension Plans") that are maintained by KRCC or any of its Subsidiaries or to which KRCC or any of its Subsidiaries have contributed or are now contributing.

         3.8 Registration Statement. At the time the registration statement that KRLLC is required to file with the SEC to register the securities to be issued in the Merger (the "Registration Statement") becomes effective, the Registration Statement, insofar as it relates to KRCC and KRCC's Subsidiaries or is based on information furnished by KRCC (i) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF KRMS

KRMS, represents and warrants to KRCC and KRLLC the following:

         4.1 Organization; Qualification. KRMS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. KRMS has the corporate power and authority to own, lease and operate its assets and to carry on its business as it is presently being conducted. KRMS is duly qualified and in good standing to do business in each jurisdiction in which the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary. KRMS has engaged in no business except in connection with the transactions contemplated hereby.

         4.2 Authority Relative to this Agreement. KRMS has the corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by KRMS of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of KRMS and no other corporate proceedings on the part of KRMS are necessary with respect thereto. This Agreement has been duly executed and delivered by KRMS and constitutes a valid and binding obligation of KRMS.

         4.3 Capitalization. The authorized capital of KRMS consists of 1,000 KRMS Common Shares. As of the date hereof, 1,000 KRMS Common Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and are owned of record by KRCC. KRMS has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person the right to acquire from it, any shares of its capital stock and no such securities or obligations are issued or outstanding.

         4.4 No Violation. The execution and delivery by KRMS of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate or result in a violation of any provision of the Articles of Incorporation or bylaws of KRMS, (ii) result in a default or give rise to any right of termination, modification or acceleration, or the imposition of any Encumbrance on any of the assets of KRMS, under the provisions of any agreement or other instrument or obligation to which KRMS is a party, or by which KRMS may be bound, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to KRMS, excluding from the foregoing clauses (ii) and (iii) such violations and defaults as do not and cannot reasonably be expected to have a Material Adverse Effect on KRMS.

         4.5 Consents and Approvals. Except for the filing of Articles of Merger in the Office of the Clerk of the State Corporation Commission of Virginia, there is no requirement applicable to KRMS to make any filing with, or to obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated hereby.

         4.6 Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement, insofar as it relates to KRMS or is based on information furnished by KRMS, (i) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact, or omit to state a material fact, necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF KRLLC

KRLLC, represents and warrants to KRCC and KRMS the following:

         5.1 Organization; Qualification. KRLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. KRLLC has the power and authority to own, lease and operate its assets and to carry on its business as it is presently being conducted. KRLLC is duly qualified and in good standing to do business in each jurisdiction in which the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary. KRLLC has engaged in no business except in connection with the transactions contemplated hereby.

         5.2 Authority Relative to this Agreement. KRLLC has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by KRLLC of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by KRLLC and no other proceedings on the part of KRLLC are necessary with respect thereto. This Agreement has been duly executed and delivered by KRLLC and constitutes a valid and binding obligation of KRLLC.

         5.3 Capitalization. The authorized capital of KRLLC consists of 100,000 KRLLC Units. As of the date hereof, one KRLLC Unit is duly authorized, validly issued and outstanding, fully paid and nonassessable, and is held of record by KRCC. Except as contemplated by this Agreement, KRLLC has no commitments to issue or sell any KRLLC Units or any securities or obligations convertible into or exchangeable for, or giving any Person the right to acquire from it, any KRLLC Units and no such securities or obligations are issued or outstanding.

         5.4 No Violation. The execution and delivery by KRLLC of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate or result in a violation of any provision of the Certificate of Formation or of the KRLLC Operating Agreement, (ii) result in a default or give rise to any right of termination, modification or acceleration, or the imposition of any Encumbrance on any of the assets of KRLLC, under the provisions of any agreement or other instrument or obligation to which KRLLC is a party, or by which KRLLC may be bound, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to KRLLC, excluding from the foregoing clauses
(ii) and (iii) such violations and defaults as do not and cannot reasonably be expected to have a Material Adverse Effect on KRLLC.

         5.5 Consents and Approvals. Except with respect to the Registration Statement, there is no requirement applicable to KRLLC to make any filing with, or to obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated hereby.

     5.6 Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement, insofar as it relates to KRLLC or is based on information furnished by KRLLC, (i) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and (ii) will not contain any untrue statement of a material fact, or omit to state a material fact, necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.1 Conduct of Business of KRCC. From the date hereof until the Effective Time, KRCC will, and will cause KRCC's Subsidiaries to, (i) conduct their businesses only in the ordinary and usual course, and in a manner consistent with past practices; and (ii) use their best efforts to maintain their present business organizations and operations, keep available the services of their officers and employees and preserve their relationships with licensors, suppliers, dealers, customers and others having business relationships with them.

     6.2 KRCC Shareholder Approvals. KRCC will call a meeting of shareholders to approve the Merger (the "KRCC Special Meeting") on a date, not later than 90 days following the date upon which the Registration Statement becomes effective.

     6.3 Registration and Proxy Statements.

         (a) As soon as is reasonably practicable KRCC, KRMS and KRLLC will prepare, and KRLLC will file with the SEC, the Registration Statement, including a proxy statement/prospectus with respect to the KRCC Special Meeting, and will use their respective best efforts to have the Registration Statement declared effective. KRCC, KRMS and KRLLC will also take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the securities.

         (b) KRCC, KRMS and KRLLC agree to cooperate with each other to maintain the accuracy and completeness of the information contained in the Registration Statement and in the related proxy statement/prospectus, including through the filing of any necessary amendments, post-effective amendments or supplements, and each agrees to inform the other promptly of any material change, occurring before the expiration of the Subscription Rights, whether adverse or favorable, in its condition or the condition of any of KRCC's Subsidiaries, financial or otherwise, which may affect the accuracy or completeness of the information contained in the Registration Statement or in the related proxy statement/prospectus.

     6.4 Contribution of Assets to KRLLC. After the Effective Date, but no later than November 30, 2002, KRCC shall transfer all of its assets and liabilities to KRLLC, KRLLC shall assume all of KRCC's liabilities and KRLLC shall become the operating entity for the current KRCC business.

     6.5 KRLLC Issuance of Subscription Rights.

         (a) At the Effective Time, KRLLC shall issue to each KRCC Minority Shareholder a right to subscribe for that number of KRLLC Units equal to the number of KRCC Common Shares held by such shareholder immediately prior to the Effective Time of the Merger, on substantially the same terms as the Form of Subscription Right attached hereto as Exhibit E (a "Subscription Right").

         (b) At the Effective Time, KRLLC shall issue to each KRCC Optionholder a Subscription Right for a number of KRLLC Units equal to the aggregate number of KRCC Common Shares subject to all KRCC Options held by such optionholder immediately prior to the Effective Time.

         (c) Each Subscription Right shall be exercisable on the later of 120 days after the Effective Date of the Merger or December 1, 2002, and shall be exercisable for a 30 day period.

         (d) The exercise price for a Subscription Right shall equal $4,000 per KRLLC Unit.

         (e) Upon consummation of the Merger, KRLLC will issue to the surviving corporation that number of KRLLC Units equal to the total number of KRCC Common Shares held by all of the KRCC Majority Shareholders immediately prior to the Effective Time less the number of KRLLC Units held by KRCC immediately prior to the Effective Time.

     6.6 KRCC Stock Options. KRCC shall, as of the Effective Date, terminate the Restricted Stock Plan of KRCC and rescind all then outstanding KRCC Options.

Each KRCC Optionholder shall receive in exchange for each KRCC Option (A) an amount in cash equal to the product of (i) the number of KRCC Common Shares subject to the option and (ii) the difference between $4,000 and the per share exercise price set forth in the option, and (B) the right to subscribe for KRLLC Units issued pursuant to Section 6.5 of this Agreement.

     6.7 Cash Consideration. KRCC agrees that, as soon as practicable after the State Corporation Commission of Virginia issues a Certificate of Merger, it will make available to the Exchange Agent, if it is not acting in that capacity, sufficient cash to make such cash payments as are required by the Plan of Merger.

     6.8 Efforts to Consummate. Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things required by law, or necessary or advisable, to consummate the Merger as promptly as practicable, including, but not limited to, obtaining all of the necessary consents, waivers, authorizations, orders and approvals, whether private or governmental, required of it. Each party agrees to cooperate fully with the other parties in assisting them to comply with the provisions of this Section, and in the event any action is taken by any Person which questions the validity or legality of the Merger, or seeks damages in connection therewith, the parties agree to cooperate with each other and use their best efforts to contest such action. If an injunction or other order is issued as a result of any such action, the parties agree to use their best efforts to have such injunction or other order lifted. Notwithstanding the foregoing, no party hereto shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except to comply with an obligation otherwise required of it, to obtain any consent, waiver, authorization order or approval, and if, despite its efforts, any party is unable to obtain any consent, waiver, authorization, order or approval, any may terminate this Agreement and shall have no liability therefor.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

     The obligations of the parties to consummate the Merger shall be subject, to the extent not waived, to the following conditions.

     7.1 Conditions Applicable to KRMS.

         (a) Representations and Warranties. Except for changes contemplated by
             ------------------------------
this Agreement, each of the representations and warranties of KRCC contained in this Agreement (the representations and warranties include the information in the schedules corresponding thereto) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing.

         (b) Performance of this Agreement. KRCC shall have performed in all
             -----------------------------
material respects all of its obligations under this Agreement.

         (c) Corporate Authorization. All corporate action required to be taken
             -----------------------
by KRCC (including receiving approval of its shareholders as provided in Section 2.5) in connection with the Merger shall have been taken.

         (d) Consents and Approvals. The consents and approvals of all Persons
             ----------------------
which KRCC is required to obtain in order to be able to consummate the Merger shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

     7.2 Conditions Applicable to KRCC.

         (a) Representations and Warranties. Except for changes expressly
             ------------------------------
contemplated by this Agreement, each of the representations and warranties of KRMS and KRLLC contained in this Agreement (the representations and warranties include the information in the schedules corresponding thereto) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing.

         (b) Performance of this Agreement. KRMS and KRLLC shall have performed
             -----------------------------
in all material respects all of their obligations under this Agreement.

         (c) Corporate Authorization. All corporate action required to be taken
             -----------------------
by KRMS and KRLLC in connection with the Merger shall have been taken.

         (d) Consents and Approvals. The consents and approvals of all Persons
             ----------------------
which KRMS and KRLLC are required to obtain in order to enable each of them to consummate the Merger shall have been obtained and all waiting periods specified by law with respect thereto shall have passed. The shareholders of KRCC shall have approved the Plan of Merger, this Agreement and the transactions contemplated hereby as provided in Section 2.5.

         (e) Election. The holders of at least 65% of the issued and outstanding
             --------
KRCC Common Shares shall have elected, and be eligible, to become KRCC Majority Shareholders and shall have returned all necessary documents, properly executed, to become KRCC Majority Shareholders before the Election Deadline.

         (f) Tax Opinion. KRCC shall have received an opinion of McKee Nelson
             -----------
LLP, dated the Closing Date, to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement and the Plan of Merger, the KRCC Majority Shareholders, as a result of the Merger, will not recognize gain or loss for federal income tax purposes.

     7.3 Conditions Applicable to All Parties.

         (a) Injunction, Litigation, etc. No order of any court or governmental
             ----------------------------
agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding in any court or before any governmental agency seeking to prohibit or delay, or challenging the validity of, the Merger.

         (b) Legislation. No statute, rule or regulation shall have been enacted
             -----------
which does, would or might prohibit, restrict or delay the consummation of the transactions contemplated hereby.

         (c) S corporation Eligibility. Nothing has occurred that would prevent
             -------------------------
KRCC from being eligible to be taxed as an S corporation after the Effective
Time.

                                  ARTICLE VIII
                                     CLOSING

     8.1 Time and Place of Closing. The closing (the "Closing") shall take place at the offices of McGuireWoods LLP in Richmond, Virginia, at 10:00 a.m. local time on (i) the next business day after the KRCC Special Meeting, if all of the closing conditions have been fulfilled or waived, (ii) the next business day after which the last of the closing conditions has been fulfilled or waived or (iii) such other date as may be agreed upon by the parties (any of which dates is referred to as the "Closing Date").

         8.2 Action to be Taken. KRCC shall execute and immediately file with the State Corporation Commission of Virginia Articles of Merger in the form attached hereto as Exhibit A.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of KRCC and without further shareholder action:

                      (i) in the manner determined by the Boards of Directors of KRCC and KRMS;

                      (ii) by KRCC if there has been a material breach by KRMS of a representation, warranty or agreement contained herein or if KRMS is unable to satisfy any of the conditions required of it in Section 7.2;

                      (iii) by KRMS if there has been a material breach by KRCC of a representation, warranty or agreement contained herein or if KRCC is unable to satisfy any of the conditions required of it in Section 7.1;

                      (iv) by either KRCC or KRMS if any of the conditions set forth in Section 7.3 have not been met; or

                      (v) by KRCC or KRMS if the Closing has not occurred by 11:59 p.m. September 30, 2002.

         9.2 Effect of Termination. If this Agreement is terminated, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it.

         9.3 Amendment. This Agreement and the Exhibits and Schedules hereto may be amended at any time prior to the Closing provided that the amendment is approved in writing by all of the parties. All representations and warranties, which are true and correct as, modified and approved, shall be deemed true and correct for the purposes of Sections 7.1(a) and 7.2(a). An amendment made subsequent to the approval of the Merger by the shareholders of KRCC shall not
(i) alter or change the amount or kind of securities, cash, property or rights which the shareholders of KRCC will receive in the Merger or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the common shares of KRCC.

         9.4 Extension, Waiver. At any time prior to the Closing any party to this Agreement may (i) extend the time for the performance of any of the obligations of another party, (ii) waive a breach of a representation or warranty by another party, or (iii) waive compliance by another party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 Notices. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, by prepaid telegram, telefax or other facsimile means, or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

                    If to KRCC, KRMS and KRLLC to:

                            200 West Vine Street - Suite 8-K
                            Lexington, KY  40507
                            Attention:  Fred N. Parker
                            Fax No.: (859) 255-9362

                            with a copy to:

                            McGuireWoods LLP
                            One James Center
                            Richmond,  VA  23219
                            Attention:  David W. Robertson
                            Fax No.: (804) 698-2152

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

         10.2 Non-Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall be deemed conditions to the Merger and shall not survive the Merger.

         10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.5 Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes any prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (ii) is not intended to and shall not confer upon any Person, other than the parties hereto and the shareholders of KRCC, any rights or remedies, and (iii) shall not be assigned by operation of law or otherwise.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                    Kentucky River Properties LLC


                                    /s/ Fred N. Parker
                                    _________________________________________
                                    By: Fred N. Parker
                                    Title: President


                                    Kentucky River Coal Corporation


                                    /s/ Fred N. Parker
                                    __________________________________________
                                    By: Fred N. Parker
                                    Title: President & Chief Executive Officer


                                    KRCC Merger Subsidiary Inc.


                                    /s/ Fred N. Parker
                                    __________________________________________
                                    By:  Fred N. Parker
                                    Title: President

                                                                       Exhibit A

                               ARTICLES OF MERGER

                                for the merger of

              KRCC Merger Subsidiary Inc., a Virginia Corporation

                                      into

             Kentucky River Coal Corporation, a Virginia Corporation

       1. The Plan of Merger is attached to and made a part of these Articles of Merger.

       2.     (a)   KRCC Merger Subsidiary Inc. has 1,000 common shares, no par value, issued and outstanding, all of which are owned by Kentucky River Coal Corporation.

              (b) The authorized capital stock of Kentucky River Coal Corporation is 100,000 common shares, $25.00 par value per share, of which _______ shares are issued and outstanding. At a meeting of the shareholders of Kentucky River Coal Corporation, duly noticed and held on the _____ day of ____________, 2002, the Plan of Merger was submitted to the shareholders by the Board of Directors, and _________ undisputed votes were cast for the Plan of Merger, which number of votes was sufficient for approval of the Plan of Merger.

       Dated ______________________

                                   KENTUCKY RIVER COAL CORPORATION



                                   By: ______________________________________
                                          Fred N. Parker
                                          President & Chief Executive Officer

                                                                       Exhibit B

                                 PLAN OF MERGER

                                     Merging

               KRCC Merger Subsidiary Inc., a Virginia Corporation

                                      Into

             Kentucky River Coal Corporation, a Virginia Corporation


     1. Parties to the Merger; Effective Date. Pursuant to the provisions of the Virginia Stock Corporation Act, KRCC Merger Subsidiary Inc. ("KRMS"), a Virginia corporation and a wholly owned subsidiary of Kentucky River Coal Corporation ("KRCC"), a Virginia corporation, shall be merged into KRCC. KRCC will be the surviving corporation. The merger (the "Merger") shall become effective at such time (the "Effective Time") on the date (the "Effective Date") that the State Corporation Commission of Virginia issues a certificate of merger (the "Certificate of Merger").

     2. Effect of the Merger. From and after the Effective Time (i) KRCC shall continue its corporate existence as a Virginia corporation and the separate existence of KRMS shall cease; (ii) the Articles of Incorporation and Bylaws of KRCC in effect immediately prior to the Effective Time shall continue to be its Articles of Incorporation and Bylaws until amended or repealed in a manner provided by law; (iii) each of the officers and directors of KRCC in office immediately prior to the Effective Time shall remain its officers and directors, if they have not resigned as of the Effective Time, until their respective successors are duly elected or appointed; and (iv) the former holders of KRCC common shares, $25.00 par value per share ("KRCC Common Shares") and KRMS common shares, no par value ("KRMS Common Shares") shall only be entitled to the rights provided in this Plan of Merger or to their dissenters' rights provided by the Virginia Stock Corporation Act.

     3. Conversion of Securities. (a) Each KRCC Common Share issued and outstanding immediately prior to the Effective Time and held of record by KRCC Majority Shareholders (as defined below) shall remain issued and outstanding after the Effective Time of the Merger.

         (b) Each KRCC Common Share issued and outstanding immediately prior to the Effective Time and held of record by a KRCC Minority Shareholder (as defined below), other than shares as to which the holders have asserted and not effectively withdrawn or otherwise lost their dissenters rights provided in the Virginia Stock Corporation Act, as a result of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive (A) $4,000 in cash and (B) the right to subscribe for membership units in Kentucky River Properties LLC, a Delaware limited liability company ("Kentucky LLC') and a wholly owned subsidiary of KRCC, as provided in the Agreement and Plan of Reorganization Among KRCC, Kentucky LLC and KRMS, dated as of February14, 2002 (the "Reorganization Agreement") (such cash and right to subscribe for membership units are hereinafter referred to collectively as the "Merger Consideration").

         (c) Each KRMS Common Share issued and outstanding immediately prior to the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and no consideration shall be delivered with respect thereto.

         (d)  "KRCC Majority Shareholders" means the 70 KRCC shareholders who
(i) hold of record the highest percentage of the issued and outstanding KRCC common shares as of the close of business on the date seven days prior to the KRCC special meeting of shareholders to approve the Merger and the Reorganization Agreement (the "KRCC Special Meeting"); (ii) elect to remain shareholders of the surviving corporation prior to 5:00 p.m. Eastern Time on the date seven days before the KRCC Special Meeting (the "Election Deadline"); (iii) are eligible to be a shareholder in an S corporation under applicable federal income tax laws; (iv) return a properly executed consent authorizing the surviving corporation to file an election to be taxed as an S corporation for its taxable year beginning January 1, 2003 and a properly executed Shareholders Agreement for the surviving corporation, as provided for in the Reorganization Agreement, prior to the Election Deadline; and (v) deliver the certificates representing their KRCC common shares to KRCC prior to the Election Deadline. For purposes of determining the KRCC Majority Shareholders, a married couple shall be treated as a single shareholder and shares owned by a trust that is eligible to be an S corporation shareholder shall be treated as owned by the person or persons identified in the Internal Revenue Code Section 1361(b)(2).

         (e) "KRCC Minority Shareholder" means any KRCC shareholder other than the KRCC Majority Shareholders.

         (f) Each outstanding option for KRCC Common Shares shall be canceled and each holder of options shall receive in exchange for each option (A) an amount in cash equal to the product of (i) the number of KRCC Common Shares subject to the option and (ii) the difference between $4,000 and the per share exercise price set forth in the option, and (B) the right to subscribe for membership units in Kentucky LLC as provided in the Reorganization Agreement.

     4. Exchange of Shares. (a) As soon as practicable after the Effective Time, KRCC will make available to the Exchange Agent, for exchange pursuant to this Plan of Merger, from time to time, sufficient cash to make the cash payments required by Sections 4(b) and 4(f) of this Plan of Merger. The "Exchange Agent" shall be such bank, trust or other person as may be designated by KRCC, or if no such person is designated by KRCC, the Exchange Agent shall be KRCC.

         (b) As soon as practicable after the Effective Time, KRCC shall mail to each KRCC Minority Shareholder a letter of transmittal which shall contain instructions for exchanging KRCC Common Shares for the Merger Consideration. The letter of transmittal shall specify that title to any certificate that formerly represented KRCC Common Share(s) (a "KRCC Stock Certificate") being submitted for exchange shall pass only upon delivery of such certificate to, and receipt of such certificate by, the Exchange Agent. Upon receipt by the Exchange Agent of a KRCC Stock Certificate, together with a duly executed letter of transmittal, the KRCC Stock Certificate shall be cancelled and the Exchange Agent shall deliver to the former holder of such KRCC Stock Certificate the Merger Consideration to which such shareholder is entitled as a result of the Merger. No interest shall be paid or shall accrue on the cash payable upon surrender of a KRCC Stock Certificate.

         (c) KRCC is empowered to adopt further rules and regulations, not inconsistent with the provisions of this Plan of Merger, regarding the surrender and exchange of the KRCC Common Shares outstanding and held by KRCC Minority Shareholders immediately prior to the Effective Time.

     5. Transfer of Shares. After the Effective Time there shall be no transfers on the stock transfer books of KRCC of the KRCC Common Shares that were issued and outstanding and held by KRCC Minority Shareholders immediately prior to the Effective Time.

     6. Dissenting Shareholders. KRCC Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Article 15 of the Virginia Stock Corporation Act ("Dissenting Shares") shall not be converted into the Merger Consideration and shall not remain outstanding as shares of the surviving corporation. The holder of such Dissenting Shares shall only be entitled to payment by the surviving corporation of the fair value of such shares plus accrued interest, to the extent permitted by Article 15 of the Virginia Stock Corporation Act. If such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal prior to the Effective Time, such shares will be converted into the right to receive the Merger Consideration, as of the Effective Time. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such shares.

     7. Termination of Merger and Amendment. The Boards of Directors of KRMS and KRCC may terminate and abandon the Merger at any time prior to the issuance of the Certificate of Merger, subject to any contractual rights, without further shareholder action, in such manner as shall be agreed upon by such Boards of Directors. This Plan of Merger may be amended prior to the Effective Time by the Boards of Directors of KRCC and KRMS, subject to the provisions of the Reorganization Agreement and the Virginia Stock Corporation Act.

                                                                      Appendix B

-------------------------------------------------------------------------------
 THIS SUBSCRIPTION RIGHT WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                      [____________, ____________, 2002].
-------------------------------------------------------------------------------

         Under the terms of the Reorganization Agreement, defined below, this Subscription Right may not be transferred and may only be exercised by the person to whom issued or by such persons' heirs or successors

                               SUBSCRIPTION RIGHT

                                                            __________ ___, 2002
                                                             Lexington, Kentucky

         Kentucky River Properties LLC, a Delaware limited liability company (the "Company"), for value received, hereby certifies that _________________ (the "Holder"), is entitled to purchase from the Company, at any time from [December 1, 2002] until 5:00 p.m., Eastern standard time on __________, 2002 (the "Exercise Period"), up to ___________ membership units in the Company (the "Units").

         The purchase price to be paid by the Holder shall be $4,000 per Unit (the "Unit Price").

         This Subscription Right is one of the duly authorized subscription rights of the Company issued pursuant to the Agreement and Plan of Reorganization among Kentucky River Coal Corporation, the Company and KRCC Merger Subsidiary Inc. dated as of February ____, 2002 (the "Reorganization Agreement").

1.       Exercise of Subscription Right.
         ------------------------------

         1.1. Manner of Exercise. This Subscription Right may be exercised in
              ------------------
whole or in part (and if exercised in part, may be exercised on one or more occasions) by the Holder during normal business hours on any business day during the Exercise Period, by surrender of this Subscription Right to the Company at its principal office, accompanied by a notice of exercise in substantially the form attached to this Subscription Right, duly executed by the Holder and accompanied by payment, in cash, by certified check or by wire transfer, in the amount obtained by multiplying (a) the number of Units to be acquired (the "Membership Interest") by (b) the Unit Price, and the Holder shall thereupon be entitled to receive the Membership Interest, determined as provided in Section 2.

         1.2. When Exercise Effective. The exercise of this Subscription Right
              -----------------------
shall be deemed to have been effected immediately prior to the close of business on the business day on which this Subscription Right is surrendered to the Company as provided in Section 1.1, and at such time as the Holder (or Holders in the case of joint Holders) shall be deemed to have become the holder of record of the Membership Interest.

         1.3. Execution of Operating Agreement. By signing the Notice of
              --------------------------------
Exercise (attached hereto as Exhibit A) of this Subscription Right, the Holder will be deemed to have signed and agreed to be bound by the terms and conditions of the Operating Agreement for the Company, attached as Appendix [ ] to the proxy statement/prospectus dated __________, 2002, and a copy of which is on file with the Company at the Company's offices, relating to this Subscription Right being exercised and the related Units.

2.   Adjustment of Number of Units Issuable upon Exercise and Subscription Right
     ---------------------------------------------------------------------------
Price. The Units issuable upon exercise of this Subscription Right and the Unit
-----
Price are subject to adjustment from time to time if any of the following events occur:

     2.1. Recapitalization, Reorganization, Reclassification, Consolidation,
          ------------------------------------------------------------------
Merger or Sale. In case of any recapitalization or reorganization of the Company
--------------
or any reclassification or change of securities issuable upon exercise of this Subscription Right, or in case of any consolidation or merger of the Company with or into another corporation, or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, issue a new subscription right having identical terms to this Subscription Right except that such subscription right shall provide that upon exercise of such subscription right the Holder shall receive the kind and amount of shares of stock, other securities, money and property to which the Holder would have been entitled in connection with such recapitalization, reorganization, reclassification, change, consolidation, merger, sale or transfer if this Subscription Right had been exercised immediately prior thereto. Such new subscription right shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
2. The provisions of this Section 2.1 shall similarly apply to successive recapitalizations, reorganizations, reclassifications, changes, consolidations, mergers, sales or transfers.

3.   Notices of Corporate Action. In the event of (a) any taking by the Company
     ---------------------------
of a record of the holders of any units in the Company for the purpose of determining the holders thereof who are entitled to receive any distribution, or any right to subscribe for, purchase or otherwise acquire any additional units or property, or to receive any other right, (b) any capital reorganization of the Company, any reclassification or recapitalization of the Company or any consolidation or merger involving the Company and any other person or any transfer of all or substantially all the assets of the Company to any other person, (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company or (d) any issuance of any units by the Company, or the issuance by the Company of any security exercisable for, exchangeable for or convertible into units, the Company will mail to each holder of a Subscription Right a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such distribution or right, and the amount and character of such distribution or right, (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, (iii) the time, if any such time is to be fixed, as of which the holders of any Membership Interests shall be entitled to exchange their Membership Interests for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up and a description in reasonable detail of the transaction and (iv) the date of such issuance, together with a description of the units or other security so issued and the consideration received by the Company therefor. Such notice shall be mailed at least ten business days prior to the date therein specified.

4.   Restrictions on Transfer.
     ------------------------

     4.1. Units. Each Unit issued upon the exercise of any Subscription Right
          -----
shall be transferable only in accordance with applicable federal and state securities laws and the terms of the Company's Operating Agreement, a copy of which is on file with the Company at the Company's offices, and any such Unit issued shall be stamped or otherwise imprinted with an appropriate legend to this effect.

     4.2. Subscription Rights. This Subscription Right may not be transferred
          -------------------
under any circumstances and may only be exercised by the Holder or by the Holder's heirs or successors.

5.   Ownership And Substitution Of Subscription Rights.
     -------------------------------------------------

     5.1. Record Ownership of Subscription Right and Effect Thereof. The Company
          ---------------------------------------------------------
shall cause to be kept at its office at 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507, a register of the Subscription Rights and the names and addresses of holders of Subscription Rights shall be registered in such register. The person in whose name any Subscription Right shall be so registered shall be deemed and treated as the owner and holder thereof for all purposes of this Subscription Right, and the Company shall not be affected by any notice or knowledge to the contrary.

     5.2. Replacement of Subscription Rights. Upon receipt of evidence
          ----------------------------------
reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Subscription Right and, in the case of any such loss, theft or destruction of any Subscription Right, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Subscription Right for cancellation at the office of the Company maintained pursuant to Section 5.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new Subscription Right of like tenor and dated the date hereof.

6.   Miscellaneous. This Subscription Right shall be construed and enforced in
     -------------
accordance with and governed by the laws of the State of Delaware, including, without limitation, as to all matters of construction, validity and performance but without giving effect to the conflict of laws provisions thereof. The section headings in this Subscription Right are for purposes of convenience only and shall not constitute a part hereof.





[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Subscription Right to be issued as of the date first written above.

                                            Kentucky River Properties LLC





                                            By:_________________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT A

--------------------------------------------------------------------------------
     THIS NOTICE OF EXERCISE MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON
                       [__________, ____________, 2002].
--------------------------------------------------------------------------------

                               NOTICE OF EXERCISE

                                                   Date: _________________, 2002

Kentucky River Properties LLC
c/o Kentucky River Coal Corporation
200 West Vine Street
Suite 8-K
Lexington, KY 40507

Attn:  Fred N. Parker

Ladies and Gentlemen:

         The undersigned hereby elects to exercise the subscription right issued to it by Kentucky River Properties LLC (the "Company") and dated ________________, 2002 (the "Subscription Right") and to purchase thereunder
__________________________________ units of membership interest of the Company (the "Units") at a purchase price of Four-Thousand and 00/100 Dollars ($4,000) per Unit or an aggregate purchase price of __________________________________ Dollars ($__________) (the "Exercise Price"). Pursuant to the terms of the Subscription Right the undersigned has delivered the Exercise Price herewith in full in cash or by certified check or wire transfer.

         By signing below, the undersigned shall be deemed to have signed and agrees to be bound by the terms and conditions of the Operating Agreement for the Company attached as Appendix [ ] to the proxy statement/prospectus dated _______, 2002 relating to the Subscription Right being exercised hereby and the related Units.

         Please issue a certificate or certificates representing said Units in the name of the undersigned.

                               Please sign your name(s) exactly as they appear on the certificate(s) representing the Subscription Right. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

                                     ----------------------------------------
                                     Holder's Signature


                                     ----------------------------------------
                                     Joint Holder's Signature (if applicable)
                                     Date:______________________________________

                                                                      Appendix C
                                                  Form of Shareholders Agreement

















                         KENTUCKY RIVER COAL CORPORATION


                             SHAREHOLDERS AGREEMENT

                                TABLE OF CONTENTS
                                -----------------
ARTICLE I DEFINITIONS .....................................................  C-1

ARTICLE II REPRESENTATIONS ................................................  C-3
 2.1 S Corporation Representations. .......................................  C-3
 2.2 Securities Law Representations. ......................................  C-3

ARTICLE III RESTRICTIONS ON TRANSFER ......................................  C-4

ARTICLE IV PERMITTED TRANSFERS; CONDITIONS ................................  C-4
 4.1 Transfers Without Rights of First Refusal. ...........................  C-4
 4.2 Transfers Subject to Rights of First Refusal. ........................  C-5
 4.3 Conditions. ..........................................................  C-5

ARTICLE V RIGHTS OF FIRST REFUSAL .........................................  C-5
 5.1 Company's Right of First Refusal. ....................................  C-5
 5.2 Shareholders' Rights of First Refusal. ...............................  C-6
 5.3 Allocation. ..........................................................  C-6
 5.4 Closing. .............................................................  C-7
 5.5 Sale Pursuant to Outside Offer. ......................................  C-7

ARTICLE VI REPURCHASE ON CERTAIN EVENTS ...................................  C-7
 6.1 Repurchase in Lieu of Company's Right of First Refusal. ..............  C-7
 6.2 Repurchases on the Occurrence of Certain Events. .....................  C-8
 6.3 Notice. ..............................................................  C-9
 6 .4 Reasonableness. .....................................................  C-9
 6.5 Exercise. ............................................................  C-9
 6.6 Failure to Exercise. ................................................. C-10
 6.7 Closing. ............................................................. C-10

ARTICLE VII PURCHASE PRICE ................................................ C-10
 7.1 Calculation of Purchase Price. ....................................... C-10
 7.2 Resolution of Disputed Purchase Price. ............................... C-10
 7.3 Diligence. ........................................................... C-11
 7.4 Annual Appraisal. .................................................... C-11

ARTICLE VIII PAYMENT OF PURCHASE PRICE .................................... C-11
 8.1 Shareholder's Right to Installment Sale. ............................. C-11
 8.2 Company Right to Installment Purchase. ............................... C-11
 8.3 Interest Rate and Payment Dates. ..................................... C-12

ARTICLE IX DISTRIBUTIONS .................................................. C-12

ARTICLE X ENFORCEMENT ..................................................  C-12
  10.1  Prohibited Transfers............................................  C-12
  10.2  Inadvertent Termination; Indemnification........................  C-13
  10.3  Cumulative Remedies.............................................  C-13
  10.4  Termination of S Election.......................................  C-13

ARTICLE XI INSURANCE....................................................  C-13
  11.1  Purchase of Insurance Policies..................................  C-13
  11.2  Disclosure of Information.......................................  C-13
  11.3  Ownership of Insurance Policies.................................  C-13
  11.4  Liabilities of Insurance Companies..............................  C-13

ARTICLE XII GENERAL.....................................................  C-14
  12.1  Legend..........................................................  C-14
  12.2  Inspection Rights...............................................  C-14
  12.3  Amendments......................................................  C-14
  12.4  Notices.........................................................  C-14
  12.5  Governing Law...................................................  C-15
  12.6  Consent to Jurisdiction.........................................  C-15
  12.7  WAIVER OF JURY TRIAL............................................  C-15
  12.8  Specific Performance............................................  C-16
  12.9  Successors......................................................  C-16
  12.10 Severability....................................................  C-16
  12.11 Entire Agreement................................................  C-16
  12.12 Construction....................................................  C-16
  12.13 Headings........................................................  C-16
  12.14 Terms...........................................................  C-16
  12.15 Counterpart Execution...........................................  C-16
  12.16 Further Acts....................................................  C-17
  12.17 Attorneys' Fees.................................................  C-17
  12.18 No Third Party Beneficiaries....................................  C-17
  12.19 Waiver. ........................................................  C-17

                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "Agreement") dated [Insert Effective Date of Merger], 2002, by and among Kentucky River Coal Corporation, a Virginia corporation (the "Company"), and the undersigned persons (the "Shareholders") who, on the date of this Agreement, collectively own all of the issued and outstanding common shares, par value $25.00 per share, of the Company (the "Shares").

                                    RECITALS

         WHEREAS, the Company intends to elect to be treated as an S corporation for federal income tax purposes under section 1362 of the Code; and

         WHEREAS, the Shareholders and the Company believe it is in their best interests to place certain restrictions on the Transfer of the Shares in order to avoid an inadvertent termination of the S election, to provide for the orderly disposition of the Shares under certain circumstances and to provide for the payment of dividends under certain circumstances.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

"Agreement" has the meaning set forth in the initial paragraph of this Agreement.

"Business Day" means any day which is not a Saturday, Sunday, or a day on which commercial banks in either New York, New York or Lexington, Kentucky are authorized or obligated by law or executive order to be closed.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

"Company" has the meaning set forth in the initial paragraph of this Agreement.

"Company Notice" has the meaning set forth in Section 5.2 of this Agreement.

"Company Option Period" has the meaning set forth in Section 5.1 of this Agreement.

"Deceased Shareholder" has the meaning set forth in Section 4.1(d) of this Agreement.

"Determination Date" has the meaning set forth in Section 7.1 of this Agreement.

"Dividends" has the meaning set forth in Article IX of this Agreement.

"Domestic Transferee" has the meaning set forth in Section 6.2(b) of this Agreement.

"Family Member" means with respect to any Shareholder (i) a child, grandchild, parent, or sibling of such Shareholder, (ii) a descendant or spouse of any individual described in clause (i), and (iii) a trust for the benefit of any individual described in clause (i) or (ii), provided that such trust is described in section 1361(c)(2)(A)(i), section 1361(d) or section 1361(e) of the Code.

"Offer" has the meaning set forth in Section 4.2 of this Agreement.

"Offered Price" has the meaning set forth in Section 5.1 of this Agreement.

"Offered Shares" has the meaning set forth in Section 4.2 of this Agreement.

"Person" means any individual, corporation, partnership (whether general or limited), association, labor union, trust, limited liability company, estate, nominee, or other entity or organization, including a government, a governmental body, a political subdivision or an agency or instrumentality thereof.

"Prime Rate" means the rate published in The Wall Street Journal as the "prime
                                         -----------------------
rate."

"Remaining Offered Shares" has the meaning set forth in Section 5.3 of this Agreement.

"Representative" has the meaning set forth in Section 4.1(d) of this Agreement.

"Section 4.3 Transferee" has the meaning set forth in Section 2.2 of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Selling Shareholder" has the meaning set forth in Section 5.1 of this Agreement.

"Selling Shareholder Notice" has the meaning set forth in Section 5.1 of this Agreement.

"Shares" has the meaning set forth in the initial paragraph of this Agreement and includes any shares of Company common stock issued after the date of this Agreement and any beneficial interest in any trust that owns Shares.

"Shareholders" means the Persons specified in the initial paragraph of this Agreement and includes any beneficiary of any trust that owns shares, if and to the extent that such beneficiary is treated as a shareholder for the purposes of section 1361(b)(1) of the Code. The term Shareholders also includes persons to whom Shares are Transferred in accordance with the Terms of this Agreement.

"Shareholder Notice" has the meaning set forth in Section 5.2 of this Agreement.

"Shareholder Option Period" has the meaning set forth in Section 5.2 of this Agreement.

"Transfer" means, as a noun, any voluntary or involuntary (including pursuant to judicial order (including a qualified domestic relations order), legal process, execution, attachment or enforcement of any pledge, trust or other security interest) transfer, sale, exchange, assignment, pledge, hypothecation, other encumbrance, gift, bequest, grant of a security interest or any other alienation or disposition and, as a verb, voluntary or involuntarily (including pursuant to judicial order (including a qualified domestic relations order), legal process, execution, attachment or enforcement of any pledge, trust or other security interest) to transfer, sell, exchange, assign, pledge, hypothecate, encumber, give, bequeath, grant a security interest in or otherwise alienate or dispose of. The term includes any such action whether taken directly by transferor or indirectly by, for or on behalf of the transferor by any other Person including by an executor, personal representative, receiver, trustee, custodian, administrator or similar official.

                                   ARTICLE II
                                 REPRESENTATIONS

         2.1 S Corporation Representations. Each Shareholder severally represents for the benefit and reliance of each other Shareholder and the Company that it is an eligible S corporation shareholder by reason of being: (i) an individual who is a citizen or resident of the United States, (ii) an estate of a deceased individual, (iii) a trust all of which is treated for United States federal income tax purposes as owned by an individual who is a citizen or resident of the United States, (iv) a qualified subchapter S trust as defined in section 1361(d) of the Code with respect to which the beneficiary has properly made the election described in section 1361(d)(2) of the Code, (v) an electing small business trust as defined in section 1361(e) of the Code, or (vi) an organization that is described in section 401(a) or 501(c)(3) of the Code that is exempt from taxation under section 501(a) of the Code.

         2.2 Securities Law Representations. If requested by the Company pursuant to the requirements of Section 4.3, each person to whom Shares are to be Transferred (each such person a "Section 4.3 Transferee"), prior to or coincident with the consummation of such Transfer must severally represent for the benefit and reliance of each Shareholder and the Company that such Section
4.3 Transferee:

         (a) Understands that the Shares have not been registered under the Securities Act or under the securities law of any state; represents that the Shares are being acquired for such Section 4.3 Transferee's own account, for investment and not for resale or distribution; understands and agrees that the Shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act; and understands and agrees that the Shares may not be offered for sale, sold or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act and qualification of such offer, sale or transfer under all applicable state securities laws or (ii) where the availability of an exemption from such registration and qualification has first been established to the satisfaction of the Company;

         (b) Has had a full and complete opportunity to make inquiries of the Company and the transferor concerning the Company, this Agreement or any other matter bearing upon such Section 4.3 Transferee's decision to acquire the Shares and become a Shareholder and all such questions were answered to such Section
4.3 Transferee's full and complete satisfaction;

         (c) Is capable of evaluating the relative merits and risks presented by an investment in the Company, and, to the extent such Section 4.3 Transferee desired to do so, such Section 4.3 Transferee has consulted with its own independent legal, tax and investment advisers, and has determined that the investment in the Company represented by the Shares is suitable to such Section
4.3 Transferee, both in terms of such Section 4.3 Transferee's investment objectives and in terms of such Section 4.3 Transferee's financial situation; and

         (d) Understands that the investment in the Company represented by the Shares is a high risk, illiquid investment; that Transfer of the Shares is restricted pursuant to this Agreement; that there presently exists no market for Shares in the Company and that it is unlikely that one will develop.

                                   ARTICLE III
                            RESTRICTIONS ON TRANSFER

         No Shareholder may Transfer all or any portion of the Shares owned by such Shareholder except as permitted by and in full compliance with the terms and conditions of this Agreement. Any purported Transfer not made in full compliance with this Agreement shall be null and void ab initio, will not be recorded on the books and records of the Company, will not be recognized or given effect by the Company (which may refuse to recognize any purported transferee as a Shareholder and may continue to treat the transferor as a Shareholder for all purposes, including for purposes of dividend, liquidation and voting rights) and will have no effect whatsoever; provided that, at its sole option, the Company may elect to treat the purported Transfer of such Shares as a Selling Shareholder Notice pursuant to Section 5.1 with respect to such Shares.

                                   ARTICLE IV
                         PERMITTED TRANSFERS; CONDITIONS

         4.1 Transfers Without Rights of First Refusal. A Shareholder may Transfer Shares; provided that such Transfer is described in this Section 4.1 and provided further that, with respect to any Transfer described in clause (a),
(b), (c), (d) or (e) of this Section 4.1, such Transfer also complies with the conditions set forth in Section 4.3.

         (a) Transfers to Spouse. A Shareholder may Transfer any or all of such Shareholder's Shares to such Shareholder's spouse or to a trust for the benefit of such Shareholder's spouse, provided that such trust is described in section 1361(c)(2)(A)(i), section 1361(d) or section 1361(e) of the Code and that the spouse is treated as owning all of the Shares held by the trust for the purposes of section 1361.

         (b) Transfers to Family Members. A Shareholder may Transfer all of such Shareholder's Shares to a Family Member.

         (c)   Transfers incident to Divorce. Subject to the provisions of
Section 6.4, a Shareholder may Transfer Shares in connection with or as a result of a divorce proceeding or separation agreement.

         (d) Transfers at Death. Upon the death of a Shareholder (the "Deceased Shareholder"), the Deceased Shareholder's Shares may be Transferred to the personal representative, administrator, executor or trustee (collectively, "Representative") of the Deceased Shareholder's estate. Thereafter, the Representative may Transfer the Deceased Shareholder's Shares pursuant to this
Section 4.1 or, subject to the provisions of Section 6.1, pursuant to Section
4.2.

         (e) Transfers to other Shareholders. A Shareholder may Transfer any or all of such Shareholder's Shares to one or more Persons who are Shareholders immediately prior to such Transfer.

         (f) Transfers to the Company. A Shareholder may Transfer any or all of such Shareholder's Shares to the Company.

         4.2 Transfers Subject to Rights of First Refusal. A Shareholder may Transfer Shares to a Person not described in Section 4.1; provided that (a) the proposed Transfer will occur pursuant to a sale of the Shares, (b) such sale is pursuant to a bona fide offer (the "Offer") to purchase the Shares proposed to be sold (the "Offered Shares"), (c) such Shareholder first complies with the rights of first refusal provided in Article V and, in circumstances in which
Article VI is applicable, complies with Article VI, (d) the sale is of all of such Shareholder's Shares and (e) the sale complies with the conditions set forth in Section 4.3.

         4.3 Conditions. A Transfer is in compliance with this Section 4.3 only if all of the following conditions are met: (a) if there is a Subchapter S election in effect for the Company under the Code at the time of the Transfer,
(i) the transferee's holding of the Transferred Shares does not cause the Company's Subchapter S election to terminate, (ii) the Transfer does not result in an increase in the number of shareholders for purposes of section 1361(b)(1)(A) of the Code, and (iii) the transferee (and, in the case of a Transfer to a trust, the beneficiary who is considered to be the owner of the Shares for federal income tax purposes) agrees in writing to take such actions as necessary to assure the continuation of the Subchapter S election, and (b) the transferee (and, in the case of a Transfer to a trust, the beneficiary who is considered to be the owner of the Shares for federal income tax purposes) shall have, by written instrument in form and substance satisfactory to the Company, (i) accepted and adopted the terms and provisions of and agreed to be bound by this Agreement as if an original party hereto, (ii) made the representations set forth in Section 2.1 for the benefit and reliance of each Shareholder and the Company and (iii) if requested by the Company, made the representations set forth in Section 2.2 for the benefit and reliance of each Shareholder and the Company and (c) if requested by the Company, provided the Company with an opinion (in form and substance reasonably satisfactory to the Company) of counsel (reasonably satisfactory to the Company) to the effect that such Shares are being Transferred in compliance with then applicable state and federal securities law.

                                    ARTICLE V
                             RIGHTS OF FIRST REFUSAL

         5.1 Company's Right of First Refusal. If a Shareholder (the "Selling Shareholder") desires to sell Shares in a Transfer described in Section 4.2, the Shareholder shall first deliver to the Company a written notice (the "Selling Shareholder Notice") of the proposed sale. The Selling Shareholder Notice must specify the number of Offered Shares, describe in reasonable detail the terms and conditions of the Offer, including the price and terms of payment offered ("Offered Price"), and the identity of the proposed purchaser. In addition, the Selling Shareholder must furnish any additional information which the Company may reasonably request. The Selling Shareholder Notice constitutes an irrevocable offer to sell the Offered Shares at the Offered Price pursuant to the provisions of this
Article V. The Company shall have the right, but not the obligation, for a period (the "Company Option Period") of seven (7) days from the later of (a) the date the Selling Shareholder Notice is received by the Company, or (b) the date any additional information requested by the Company is received by the Company, to elect, by written notice, to agree to purchase all but not less than all of the Offered Shares at the Offered Price and on the same terms contained in the Offer; provided that, if the Offered Price includes any deferred consideration, the Company may at its option substitute an amount in cash equal to the economic equivalent present value of the offered non-cash consideration, as determined by an independent certified public accountant selected by the Company and provided further that the Selling Shareholder may require payment in installments pursuant to Section 8.1 and the Company may elect to pay in installments pursuant to Section 8.2 in circumstances in which the requirements of Section
8.2 are met.

         5.2 Shareholders' Rights of First Refusal. If the Company does not exercise its right of first refusal pursuant to Section 5.1, it must, no later than the last day of the Company Option Period, send notice (the "Company Notice") of the Company's decision not to exercise its right of first refusal to the Shareholders. Each Shareholder (other than the Selling Shareholder) shall then have the right, but not the obligation, for a period (the "Shareholder Option Period") of ten (10) days from the date of the Company Notice to deliver notice (each a "Shareholder Notice") to the Company of the number of Offered Shares that it is willing to purchase. A Shareholder Notice shall be deemed to constitute an irrevocable offer to purchase the number of shares specified in such Shareholder Notice or such lesser amount as is determined in accordance with Section 5.3.

         5.3 Allocation. Each Shareholder exercising such Shareholder's right of first refusal shall first be allocated the lesser of that number of Shares that it agreed to purchase or its pro-rata share of the Offered Shares. For the purposes of the preceding sentence, a Shareholder's pro-rata share shall be equal to the number of Offered Shares times a fraction, the numerator of which is the number of Shares held by such Shareholder and the denominator of which is the aggregate number of Shares held by all Shareholders seeking to purchase all or any portion of the Offered Shares. If following this allocation, there remains a portion of the Offered Shares that have not been allocated (the "Remaining Offered Shares"), the Remaining Offered Shares shall be allocated among those Shareholders who did not receive the full number of Shares as to which they exercised rights of first refusal such that each Shareholder is allocated the lesser of that number of Shares that such Shareholder agreed to purchase or such Shareholder's pro-rata share of the Remaining Offered Shares. For the purpose of the preceding sentence a Shareholder's pro-rata share of the Remaining Offered Shares shall be equal to the Remaining Offered Shares times a fraction, the numerator of which is the number of Shares held by that Shareholder, and the denominator of which is the aggregate number of Shares held by those Shareholders seeking to purchase all or any portion of the Remaining Offered Shares. This allocation process shall be repeated until there are either no unallocated Remaining Offered Shares or no Shareholder that has not received an allocation equal to the full number of Shares as to which such Shareholder exercised such Shareholder's rights of first refusal. In the event that each Shareholder that exercised rights of first refusal receives an allocation equal to the full number of Shares as to which such Shareholder exercised such Shareholder's rights of first refusal and this does not result in the allocation of all of the Offered Shares, the Company may at its option agree to purchase all of the unallocated Remaining Offered Shares; provided that in such event the Company shall have no right to require installment purchase pursuant to Section 8.2. In the event that the allocation process does not result in the allocation of all of the Offered Shares, then the Shareholders shall be deemed to have elected not to exercise their rights of first refusal.

         5.4 Closing. If either the Company or the Shareholders exercise their rights of first refusal, the closing shall take place at the principal offices of the Company on a date mutually agreeable to the Company and the Selling Shareholder but in no event more than fifteen (15) days after the date upon which the right of first refusal is exercised.

         5.5 Sale Pursuant to Outside Offer. If neither the Company nor the Shareholders exercise their right to purchase all of the Offered Shares, the Selling Shareholder shall be free to Transfer, pursuant to and strictly in accordance with the terms and conditions of the Offer, all of the Offered Shares, subject to the provisions of Section 4.3 hereof; provided that such Transfer is concluded within ninety (90) days from the date of receipt by the Company of the Selling Shareholder Notice. If such Transfer is not concluded within ninety (90) days from the date of receipt by the Company of the Selling Shareholder Notice, the Selling Shareholder may not Transfer the Offered Shares without again offering to sell them to the Company and the Shareholders in the manner provided in Section 5.1 and Section 5.2.

                                   ARTICLE VI
                          REPURCHASE ON CERTAIN EVENTS

         6.1 Repurchase in Lieu of Company's Right of First Refusal. If and only if the Company first receives a Selling Shareholder Notice pursuant to
Section 4.2, the Company, in lieu of exercising the Company's rights of first refusal set forth in Section 5.1 with respect to the Shares proposed to be Transferred, may instead purchase the Shares as follows:

         (a) Repurchase where Transfer Proposed by the Representative of a Deceased Shareholder. Upon receipt of a Selling Shareholder Notice pertaining to Shares held by the Representative of a Deceased Shareholder, the Company shall have the right but not the obligation to purchase and the Representative of the Deceased Shareholder shall be obligated to sell all, but not less than all, of the Deceased Shareholder's Shares held by the Representative on the terms specified in this Article VI. In furtherance of this obligation, each Shareholder shall execute a will (or a codicil to an existing will) or a trust (or an amendment to an existing trust), which trust must qualify as a trust described in section 1361(c)(2)(A)(i), 1361(d) or 1361(e) of the Code, requiring that, upon the death of such Shareholder, any Shares Transferred to the Representative of such Deceased Shareholder's estate be Transferred by such Representative only in accordance with and pursuant to the terms and conditions of this Agreement. Nothing in this provision shall prevent a Representative of a Deceased Shareholder from Transferring the

Deceased Shareholder's Shares held by such Representative pursuant to Section
4.1 without triggering either rights of first refusal pursuant to Article V or repurchase rights pursuant to this Article VI.

         (b) Repurchase where Transfer Proposed by a Trust. Upon receipt of a Selling Shareholder Notice pertaining to Shares held by a trust (including any Transfer pursuant to the terms of the instrument governing such trust) the Company shall have the right but not the obligation to purchase and the trustee shall be obligated to sell all, but not less than all, of the Shares held by the trust on the terms specified in this Article VI. Nothing in this provision shall prevent the trustee of a trust from Transferring Shares held by the trust pursuant to Section 4.1 without triggering either rights of first refusal pursuant to Article V or repurchase rights pursuant to this Article VI.

         6.2 Repurchases on the Occurrence of Certain Events. Without regard to whether or not the event would otherwise constitute a Transfer or whether or not the Company first receives a Selling Shareholder Notice pursuant to Section
4.2 with respect to such event or Transfer, the Company shall have the right but not the obligation to purchase Shares upon the occurrence of certain events as follows:

         (a) Changes in Trusts. Subject to the limitations set forth below, if by reason of any change in the identity or number of beneficiaries of a trust,
(i) the trust ceases to qualify as a trust described in section 1361(c)(2)(A)(i), 1361(d) or 1361(e) of the Code, (ii) the trust has any beneficiary who is not described in Section 2.1, or (iii) the number of shareholders of the Company for purposes of section 1361 is increased, the Company shall have the right but not the obligation to purchase and the trustee shall be obligated to sell all, but not less than all, of the Shares held by the trust on the terms specified in this Article VI. Notwithstanding the foregoing, upon the written request of the trustee (which request must be delivered to the Company together with the notice required by Section 6.3 and which must describe in detail the actions proposed by the trustee and the timetable upon which such actions will be initiated and completed), the Company will afford the trustee a reasonable opportunity to cause the trust to again qualify as a trust described in section 1361(c)(2)(A)(i), 1361(d) or 1361(e) of the Code, to ensure that all of the trust's beneficiaries are eligible to hold S corporation shares, or to cause the number of shareholders of the Company for the purposes section 1361 not to be increased, including but not limited to, by means of a Transfer by the trustee of Shares held by the trust pursuant to Section 4.1

         (b) Changes or Transfers in Connection with Separation or Divorce. Subject to the limitations set forth below, (i) if a divorce proceeding or separation agreement involves two spouses each of whom is a Shareholder and the separation agreement or divorce would result in an increase in the number of shareholders for purposes of section 1361 of the Code or would result in the Shares being held by a Person not described in Section 2.1 or (ii) if in connection with or as a result of a divorce proceeding or separation agreement any Shareholder shall attempt or be required to Transfer all or any part of such Shareholder's Shares to such Shareholder's spouse or another third party (each a "Domestic Transferee") and the Transfer would result in an increase in the number of shareholders for purposes of section 1361 of the Code or would result in the Transfer of Shares to a Person not described in Section 2.1, the Company shall have the right but not the obligation to purchase and each Shareholder in the case of clause (i) and the Shareholder and such Shareholder's Domestic Transferees in the case of clause (ii) shall have the obligation to sell all, but not less than all, of the Shares held by such Person; provided that, in case of both clause
(i) and clause (ii) the Company may exercise such right only to the extent necessary to keep the number of shareholders for the purposes of section 1361 from increasing or to prevent the Shares from being held by a Person not described in Section 2.1. Notwithstanding the foregoing, upon the written request of any Person whose Shares are subject to purchase (which request must be delivered to the Company together with the notice of the change or Transfer required below and which must describe in detail the actions proposed and the timetable upon which such actions will be initiated and completed), the Company will afford the Person proposing such actions a reasonable opportunity to cause the number of shareholders of the Company for the purposes of section 1361 not to be increased or to prevent the Shares from being held by a Person not described in Section 2.1, including but not limited to, by means of Transferring Shares pursuant to Section 4.1. The purpose of the rights granted to the Company in this Section 6.2 is to enable the Company to prevent the divorce of a Shareholder or Shareholders from resulting in an increase in the number of the Company's shareholders for purposes of section 1361 of the Code or from resulting in a Transfer of Shares to a Person not described in Section 2.1 and these rights shall be construed accordingly.

         6.3 Notice. In order to provide the Company the benefits of Section 6.2(a) the trustee of any trust holding Shares is obligated to notify the Company immediately upon any change in the identity or number of the beneficiaries of such trust, including a change occurring by reason of the death of a beneficiary, the termination of a beneficiary's interest in the trust (in whole or in part), an increase in the number of eligible beneficiaries, an amendment to the trust, or otherwise. In order to provide the Company the benefits of Section 6.2(b), Shareholders with respect to whom a divorce proceeding or separation agreement occurs have the obligation to notify the Company in writing upon the filing of any judicial proceeding or the execution of any agreement that could result in an event described in Section 6.2(b).

         6.4   Reasonableness. For the purposes of Section 6.2(a), Section 6.2
(b) and Section 6.5 reasonableness shall be determined in the good faith judgment of the Company which shall, among other factors the Company deems relevant, consider in exercising its judgment the likelihood that the Company's S corporation status may be terminated and the magnitude of the losses, costs and expenses (including additional income taxes, interest, fines and penalties) likely to result from termination of the Company's S election. The judgment of the Company shall be determinative, final and binding.

         6.5 Exercise. If the Company desires to exercise the rights to purchase granted to it in this Article VI it must deliver written notice to the party from whom the Shares will be purchased within seven (7) days of the Company's receipt of notice delivered to the Company pursuant to Section 5.1 or
Section 6.2, as applicable. If the trustee, one or more Shareholders or one or more Domestic Transferees, as the case may be, elect to use the opportunity afforded to such Persons to attempt to forestall the Company's exercise of its repurchase rights, and if the Company, in the exercise of its reasonable discretion, allows the attempt to proceed, the Company's written notice may specify a future exercise date and may condition the exercise on the solution proposed not having been effected to the reasonable satisfaction of the Company prior to such exercise date.

         6.6 Failure to Exercise. If the Company elects not to exercise the rights to purchase accruing to it pursuant to this Article VI, and this will result in a Transfer of Shares to a Person who is not prior to such Transfer a Shareholder, such transferee (and, in the case of a Transfer to a trust, the beneficiary who is considered to be the owner of the Shares for federal income tax purposes) must, by written instrument in form and substance satisfactory to the Company, (i) accept and adopt the terms and provisions of and agree to be bound by this Agreement as if an original party hereto, (ii) make the representations set forth in Section 2.1 for the benefit and reliance of each Shareholder and the Company, (iii) if requested by the Company, make the representations set forth in Section 2.2 for the benefit and reliance of each Shareholder and the Company and (iv) if requested by the Company, provide the Company with an opinion (in form and substance reasonably satisfactory to the Company) of counsel (reasonably satisfactory to the Company) to the effect that such Shares are being Transferred in compliance with then applicable state and federal securities law.

         6.7 Closing. The purchase and sale of Shares pursuant to this Article VI shall take place at the Company' s principal office at such time as the parties may agree, but in any event within fifteen (15) days after the date upon which the purchase price of the Shares is determined. The purchase price of the Shares shall be determined as set forth in Article VII of this Agreement.

                                   ARTICLE VII
                                 PURCHASE PRICE

         7.1 Calculation of Purchase Price. The purchase price of Shares purchased under Article VI of this Agreement shall be their fair market value. The fair market value of the Shares to be purchased shall be determined by dividing the fair market value of the Company as determined below by the number of issued and outstanding Shares of the Company, each as of the Determination Date. The resulting value shall constitute the fair market value of a single Share and the price of the Shares to be purchased shall be equal to the number of Shares to be purchased multiplied by this value. The fair market value of the Company shall be the value of the Company, as determined by the firm retained by the Company for purposes of providing the annual appraisal report pursuant to
Section 7.4, as of the last day of the Company's interim financial reporting period coinciding with or immediately preceding the date on which occurs the event that entitles the Company to purchase Shares under Article VI (the "Determination Date"). Except as provided in Section 7.2, the purchase price so determined shall be binding on all parties and their successors and assigns.

         7.2 Resolution of Disputed Purchase Price. In the event that either the Company or the transferring Shareholder believes that the appraised value of the Company calculated pursuant to Section 7.1 does not accurately reflect the fair market value of the Company, such party shall have the right to have the fair market value of the Company determined pursuant to this Section 7.2. Such election shall be exercised by delivery of written notice to the other party within thirty (30) days of the receipt of the purchase price calculation made pursuant to Section

7.1, and once made, cannot be revoked. In the event of an election under this
Section 7.2, the Company and the Shareholder shall each designate an appraiser regularly engaged in the business of appraising businesses such as that conducted by the Company. In the event that either party fails to designate an appraiser within thirty (30) days of the date of the notice invoking the appraisal process, the other party's appraiser shall be solely responsible for determining the fair market value. If the appraisers so appointed cannot reach an agreement, they shall jointly appoint as a third appraiser a person regularly engaged in the business of appraising businesses such as that conducted by the Company, whose determination as to the fair market value of the Company shall be binding on both parties. The value arrived at by the third appraiser shall be determined by the first two appraisers submitting their appraisals to the third appraiser which shall independently review these appraisals and shall select between the two appraisals submitted that which, in the opinion of the third appraiser, best represents the value of the Company. Each party shall bear the costs of its appraiser and, in the case of a third appraiser, such costs shall be borne equally unless the fair market value as so determined exceeds the value determined under Section 7.1 by more than ten percent (10%), in which case all of the costs shall be borne by the Company.

         7.3   Diligence. In any case in which the appraisal process provided by
Section 7.1 or Section 7.2 is invoked, the parties and the appraisers shall act promptly and diligently so as to determine the value of the Company in a commercially reasonable period.

         7.4 Annual Appraisal. The Company shall select and retain an appraisal firm to determine the fair market value of the Company on an annual basis. Such appraisal firm shall be independent of the Company and shall be a firm regularly engaged in the business of appraising businesses such as that conducted by the Company, and may be the independent public accountants for the Company or an entity affiliated with such accountants. The annual appraisal report shall be provided to the Shareholders.

                                  ARTICLE VIII
                            PAYMENT OF PURCHASE PRICE

         8.1 Shareholder's Right to Installment Sale. In any case in which the Company is to purchase Shares from a Shareholder, such Shareholder may require the Company to pay such purchase price as follows: (i) an amount equal to one-sixth (1/6) of the purchase price in immediately available federal funds on the date of closing of such purchase and (ii) the balance of such purchase price pursuant to a non-negotiable promissory note of the Company payable in five (5) equal annual installments of principal, together with interest thereon as calculated below, with the first annual payment coming due on the date which is one (1) year from the date of closing, with all subsequent payments coming due on the corresponding date each year thereafter, until fully paid.

         8.2 Company Right to Installment Purchase. Except as otherwise provided in Section 5.3 and in the concluding sentence of this Section 8.2, in any case in which the Company acquires Shares from a Shareholder and in which the purchase price of the Shares exceeds Two Million Dollars ($2,000,000), the Company shall have the right to pay such purchase price as follows: (i) the greater of Two Million Dollars ($2,000,000) or one-third (1/3) of the purchase price in immediately available federal funds on the date of closing of such purchase and (ii) the balance of such purchase price pursuant to a non-negotiable promissory note of the Company payable in two (2) equal annual installments of principal, together with interest thereon as calculated below, with the annual first payment coming due on the date which is one (1) year from the date of closing and the second payment coming due on the corresponding date in the subsequent year. Advance payments or additional payments may be made at any time without penalty; provided that any such payment shall be made on a Business Day. In any case in which the Company acquires Shares from a Representative of a Deceased Shareholder pursuant to either Section 5.1 or
Section 6.1, the figure Five Million Dollars ($5,000,000) shall be substituted for the figure Two Million Dollars ($2,000,000) in each place where such figure appears in the first sentence of this Section 8.2.

         8.3 Interest Rate and Payment Dates. The interest rate on any note issued pursuant to Section 8.1 or Section 8.2 shall be adjusted annually and shall be equal to the Prime Rate on the date upon which payment is due such that the interest rate for the first year shall be the Prime Rate on the date of closing and so forth. Interest will not be compounded and will be computed on the basis of a 360-day year of 30-day months. If any date upon which a payment of principal and interest is due is not a Business Day, then payment will be due on the next succeeding Business Day. Unless otherwise agreed by the maker and holder of the note, payment must be by wire transfer of immediately available federal funds to an account specified by the holder of the note.

                                   ARTICLE IX
                                  DISTRIBUTIONS

         Subject to the last two sentences of this Article IX, the Company shall make distributions in cash ("Dividends") at least quarterly to the Shareholders. Such Dividends shall be paid prior to the federal estimated income tax payment due date applicable to individuals for the quarter. The Company shall endeavor to pay such Dividends in an amount at least sufficient to enable Shareholders to pay federal and state income taxes attributable to ownership of Shares based on the highest applicable combined federal and state income tax rates. Notwithstanding the foregoing, the Company may pay Dividends only when, if and as the payment of Dividends is authorized by the Board of Directors and is under no obligation to pay any Dividend not so authorized. Further, the Company's Board of Directors is under no obligation to authorize Dividends under circumstances where, in the view of the members of the Board of Directors, such authorization would be unlawful, restricted (including, but not limited to pursuant to Section 13.1-653 of the Virginia Stock Corporation Act or the Company's Articles of Incorporation), inconsistent with their fiduciary duties or imprudent.

                                    ARTICLE X
                                   ENFORCEMENT

         10.1  Prohibited Transfers.  In addition to the Company's rights under
Article III, because the Transfer of any Shares or any interest therein may result in a termination or revocation of the Company's S election, the parties recognize and acknowledge that irreparable damage would result in the event that this Agreement is not specifically enforced. Accordingly, if any dispute arises regarding the Transfer of any Shares or any interest in Shares, the parties agree that any party shall be entitled, without showing actual damage, to a temporary or permanent injunction restraining such Transfer pending determination of such controversy and that no bond or other security shall be required in connection with such action.

         10.2 Inadvertent Termination; Indemnification. If any Shareholder causes a termination of the Company's S election, the Company may request the Internal Revenue Service to waive the terminating event under section 1362(f) of the Code, if the termination could be considered inadvertent, or request the Internal Revenue Service to permit the Company to file a new S election under section 1362(g) of the Code. In this connection, each Shareholder agrees to execute such documents as the Company may reasonably request. If the Company determines to make such a request of the Internal Revenue Service, the Shareholder responsible for termination of the Company's S election shall bear all expenses, including attorneys' and accountants' fees, associated with such procedure.

         10.3 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided at law or in equity.

         10.4 Termination of S Election. Nothing in this Agreement shall be construed to prevent the Company and the Shareholders from terminating the Company's S election in the manner permitted by section 1362(d) of the Code, provided that such termination shall require the written consent of the holders of more than sixty-six and two-thirds percent (66 2/3%) of all Shares then subject to this Agreement.

                                   ARTICLE XI
                                    INSURANCE

         11.1 Purchase of Insurance Policies. The Company may purchase life insurance on the life of any Shareholder or Shareholders in whatever amounts are determined by the Company to be desirable to allow the Company to exercise the Company's right to purchase Shares under Articles V and VI but the Company has no obligation to do so.

         11.2 Disclosure of Information. The Company hereby authorizes and directs the insurance company to give to each insured Shareholder, upon the written request of such Shareholder, any information with respect to the status of any policy on his or her life.

         11.3 Ownership of Insurance Policies. The Company shall be the sole owner of any insurance policies which are purchased pursuant to the terms of this Agreement. Such insurance policies, and any proceeds received thereunder, shall be held by the Company in trust for the purposes set forth in this Agreement. Any policy dividends declared and paid on such policies are the property of the Company and may be credited against any premium payments due on such policies. Notwithstanding the above, the Company may not borrow against the cash value of such policies, or in any other manner impair or encumber any such insurance policy.

         11.4 Liabilities of Insurance Companies. Notwithstanding the provisions of this Agreement, insurers issuing the policies of insurance purchased pursuant to this Agreement are hereby authorized to act in accordance with the terms of any such policies as if this Agreement did not exist. Payment or other performance of the obligations of such insurers, in accordance with the terms of such policies, shall completely discharge such insurers from all claims, suits, and demands of all persons whomsoever.

                                   ARTICLE XII
                                     GENERAL

         12.1 Legend. Certificates for all Shares shall bear the following legend:

                      Any transfer, sale, exchange, assignment, pledge, hypothecation, other encumbrance, gift, bequest, grant of a security interest in or any other alienation or disposition of the common stock represented by this Certificate and any beneficial interest in any trust that owns such common stock is subject to substantial restrictions pursuant to the terms of a Shareholders' Agreement dated as of [Insert Effective Date of Merger], 2002, a copy of which is on file with the Secretary of the Company.

         12.2 Inspection Rights. Copies of this Agreement and any amendments hereto shall be filed with the Secretary of the Company and shall be open to inspection by any Shareholder of the Company during normal business hours.

         12.3 Amendments. This Agreement may be amended at any time, and from time to time, upon the written approval of Shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the Shares; provided that, no such amendment shall adversely affect the vested purchase or sale rights of a party after notice of a proposed Transfer pursuant to Article IV or Article VI, without the consent of each such party and provided further that no amendment to
Section 10.2 shall adversely affect indemnification rights accruing under
Section 10.2 with respect to terminations occurring prior to the date of such amendment.

         12.4 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly delivered, given and received for all purposes (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) when actually received at the notice address, if (i) sent either by overnight courier, registered or certified mail, postage and charges prepaid, or (ii) by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by one of the other delivery methods permitted by this clause (b) addressed as follows:

         If to the Company, at the Company's principal business address;

         If to any Shareholder, at such Shareholder's last address as shown in the stock transfer books of the Company or as supplied to the Company by such Shareholder for tax reporting purposes.

         12.5 Governing Law. This Agreement is intended to be performed in the Commonwealth of Virginia and shall in all respects be governed by and construed in accordance with, the laws of the Commonwealth of Virginia, including as to all matters of construction, validity and performance but without giving effect to the conflict of law provisions thereof.

         12.6 Consent to Jurisdiction. Each Shareholder (i) irrevocably submits to the non-exclusive jurisdiction of any State court or Federal court sitting in the Commonwealth of Virginia in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent such Shareholder may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail in accordance with Section 12.4 hereof. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

         12.7 WAIVER OF JURY TRIAL. EACH OF THE SHAREHOLDERS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         12.8 Specific Performance. Each Shareholder agrees with the other Shareholders and with the Company that the other Shareholders and the Company would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Shareholders may be entitled, at law or in equity, the nonbreaching Shareholders and the Company shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

         12.9 Successors. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the respective parties, except to the extent of any contrary provision in this Agreement.

         12.10 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable in any situation in any jurisdiction this shall not affect the validity or enforceability of the remainder of the Agreement which shall remain in full force and effect and shall in no way be affected, impaired, or invalidated as shall the offending term, provision, covenant or condition in any other jurisdiction.

         12.11 Entire Agreement. This Agreement contains the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereto. This Agreement supersedes any and all other agreements, written or oral, among such parties with respect to the subject matter hereof and thereof.

         12.12 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Shareholder or the Company.

         12.13 Headings. Section and other headings, contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         12.14 Terms. Unless the context shall otherwise require: (a) words importing the singular number or plural number shall include the plural number and the singular number respectively; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) references to "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" and (d) references to "herein", "hereby," "hereof" or "hereunder" or any such similar formation shall be deemed to refer to this Agreement.

         12.15 Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same document.

         12.16 Further Acts. Each Shareholder agrees to perform any further acts and to execute, acknowledge and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement.

         12.17 Attorneys' Fees. If an action is instituted to enforce the provisions of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the losing party or parties its or their reasonable attorneys' fees and costs as set by the Court.

         12.18 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         12.19 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                             Signature pages follow.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Kentucky River Coal Corporation




By:   ____________________
Name: Fred N. Parker
Its:  President and Chief Executive Officer

Shareholder




__________________________
Print Name:






  This is a signature page to a Shareholders Agreement dated [Insert Effective
      Date of Merger], 2002, by and among Kentucky River Coal Corporation and its Shareholders.

                                                                      Appendix D






                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          KENTUCKY RIVER PROPERTIES LLC

                                TABLE OF CONTENTS

ARTICLE I   THE COMPANY ......................................................................    D-1
     Section 1.1 Formation ...................................................................    D-1
     Section 1.2 Name ........................................................................    D-1
     Section 1.3 Purpose; Powers .............................................................    D-1
     Section 1.4 Principal Place of Business .................................................    D-1
     Section 1.5 Term ........................................................................    D-1
     Section 1.6 Filings; Agent for Service of Process .......................................    D-2
     Section 1.7 Title to Property ...........................................................    D-2
     Section 1.8 Payments of Individual Obligations ..........................................    D-2
     Section 1.9 Independent Activities; Transactions with Affiliates ........................    D-3

ARTICLE II  MEMBERS' CAPITAL CONTRIBUTIONS ...................................................    D-3
     Section 2.1 Capital Contributions .......................................................    D-3
     Section 2.2 Units in the Company ........................................................    D-3
     Section 2.3 Capital Accounts ............................................................    D-4

ARTICLE III ALLOCATIONS ......................................................................    D-5
     Section 3.1 Profits .....................................................................    D-5
     Section 3.2 Losses ......................................................................    D-5
     Section 3.3 Special Allocations .........................................................    D-5
     Section 3.4 Curative Allocations ........................................................    D-6
     Section 3.5 Loss Limitation .............................................................    D-7
     Section 3.6 Other Allocation Rules ......................................................    D-7
     Section 3.7 Tax Allocations:  Code Section 704(c) .......................................    D-7

ARTICLE IV  DISTRIBUTIONS ....................................................................    D-8
     Section 4.1 Net Cash Flow ...............................................................    D-8
     Section 4.2 Amounts Withheld ............................................................    D-8
     Section 4.3 Limitations on Distributions ................................................    D-8

ARTICLE V   MANAGEMENT .......................................................................    D-9
     Section 5.1 Managers; Management Committee ..............................................    D-9
     Section 5.2 Meetings of the Management Committee ........................................   D-10
     Section 5.3 Duties and Obligations of the Management Committee ..........................   D-11
     Section 5.4 Officers ....................................................................   D-12
     Section 5.5 Reimbursements ..............................................................   D-13
     Section 5.6 Indemnification .............................................................   D-14

ARTICLE VI  ROLE OF MEMBERS ..................................................................   D-16
     Section 6.1 Rights or Powers ............................................................   D-16
     Section 6.2 Voting Rights ...............................................................   D-16
     Section 6.3 Meetings of the Members .....................................................   D-16
     Section 6.4 Required Member Consents ....................................................   D-17
     Section 6.5 Withdrawal/Resignation ......................................................   D-18
     Section 6.6 Member Compensation .........................................................   D-18

     Section 6.7   Member Liability .................................................................    D-18
     Section 6.8   Partition ........................................................................    D-18
     Section 6.9   Confidentiality ..................................................................    D-18
     Section 6.10  Transactions Between a Member and the Company ....................................    D-19
     Section 6.11  Other Instruments ................................................................    D-19

ARTICLE VII  REPRESENTATIONS AND WARRANTIES .........................................................    D-19
     Section 7.1   In General .......................................................................    D-19
     Section 7.2   Representations and Warranties ...................................................    D-19

ARTICLE VIII ACCOUNTING, BOOKS AND RECORDS ..........................................................    D-20
     Section 8.1   Accounting, Books and Records ....................................................    D-20
     Section 8.2   Reports ..........................................................................    D-21
     Section 8.3   Annual Appraisal .................................................................    D-22
     Section 8.4   Tax Matters ......................................................................    D-22

ARTICLE IX   AMENDMENTS .............................................................................    D-23

ARTICLE X    ADMISSIONS AND TRANSFERS ...............................................................    D-23
     Section 10.1  Restrictions on Transfers ........................................................    D-23
     Section 10.2  Permitted Transfers ..............................................................    D-23
     Section 10.3  Conditions to Permitted Transfers ................................................    D-24
     Section 10.4  Prohibited Transfers .............................................................    D-25
     Section 10.5  Rights of Unadmitted Assignees ...................................................    D-25
     Section 10.6  Admission of New Members, Substituted Members and Additional Members .............    D-25
     Section 10.7  Representations Regarding Transfers ..............................................    D-26
     Section 10.8  Distributions and Allocations in Respect of Transferred Units ....................    D-26

ARTICLE XI   DISSOLUTION AND WINDING UP .............................................................    D-27
     Section 11.1  Dissolution Events ...............................................................    D-27
     Section 11.2  Winding Up .......................................................................    D-28
     Section 11.3  Compliance with Certain Requirements of Regulations; Deficit Capital Accounts ....    D-28
     Section 11.4  Deemed Distribution and Recontribution ...........................................    D-29
     Section 11.5  Rights of Members ................................................................    D-29
     Section 11.6  Notice of Dissolution/Termination ................................................    D-29
     Section 11.7  Allocations During Period of Liquidation .........................................    D-29
     Section 11.8  Character of Liquidating Distributions ...........................................    D-30
     Section 11.9  The Liquidator ...................................................................    D-30
     Section 11.10 Form of Liquidating Distributions ................................................    D-30

D-ARTICLE XII  POWER OF ATTORNEY ....................................................................    D-30
     Section 12.1  Managers as Attorneys-In-Fact ....................................................    D-30
     Section 12.2  Nature of Special Power ..........................................................    D-31

ARTICLE XIII   MISCELLANEOUS .....................................................................    D-31
     Section 13.1    Notices .....................................................................    D-31
     Section 13.2    Binding Effect ..............................................................    D-32
     Section 13.3    Construction ................................................................    D-32
     Section 13.4    Time ........................................................................    D-32
     Section 13.5    Headings ....................................................................    D-32
     Section 13.6    Severability ................................................................    D-32
     Section 13.7    Incorporation by Reference ..................................................    D-32
     Section 13.8    Rules of Construction .......................................................    D-32
     Section 13.9    Governing Law ...............................................................    D-33
     Section 13.10   Consent to Jurisdiction .....................................................    D-33
     Section 13.11   Waiver of Jury Trial ........................................................    D-33
     Section 13.12   Counterpart Execution .......................................................    D-33
     Section 13.13   Specific Performance ........................................................    D-33

APPENDIX 1:  Definitions

EXHIBITS
     Exhibit A   Members
     Exhibit B   Initial Managers
     Exhibit C   Managers

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                          KENTUCKY RIVER PROPERTIES LLC

     This Agreement is entered into as of the 14/th/ day of February, 2002, by and among the Persons identified as Members on Exhibit A hereto on the following
                                               ---------
terms and conditions:

                                    ARTICLE I

                                   THE COMPANY

         Section 1.1 Formation. On February 14, 2002, the Initial Member formed
                     ---------
the Company as a limited liability company by causing the Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. Simultaneously with the formation of the Company, the Initial Member was admitted as a Member of the Company. Subsequently, New Members, Substituted Members and Additional Members shall be admitted as Members of the Company as set forth herein. The rights and liabilities of the Members shall be as provided under the Act, the Certificate of Formation and this Agreement.

         Section 1.2 Name. The name of the Company is Kentucky River Properties
                     ----
LLC and all business of the Company shall be conducted in such name. The Management Committee may change the name of the Company upon ten (10) Business Days' notice to the Members.

         Section 1.3 Purpose; Powers.
                     ---------------

         (a) The purposes of the Company are to operate the Business and to engage in any and all activities related or incidental thereto.

         (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 1.3 and has, without
                                              -----------
limitation, any and all powers that may be exercised on behalf of the Company by the Management Committee pursuant to Article V hereof.
                                     ---------

         Section 1.4 Principal Place of Business. The principal place of
                     ---------------------------
business of the Company shall be at 200 West Vine Street, Suite 8-K, Lexington, Kentucky 40507. The Management Committee may change the principal place of business of the Company to any other place within or without the State of Delaware upon ten (10) Business Days' notice to the Members. The registered office of the Company in the State of Delaware initially is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, 19808.

         Section 1.5 Term. The term of the Company shall commence on the date
                     ----
the Certificate of Formation is filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in
Article XI hereof. Prior to the time that the Certificate of Formation is filed,
----------
no Person shall represent to third parties the existence of the Company or hold itself out as a Member or Manager.

         Section 1.6 Filings; Agent for Service of Process.
                     -------------------------------------

         (a) The Management Committee shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate of Formation and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

              (i)    a change in the Company name;

              (ii) a correction of false or erroneous statements in the Certificate of Formation or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

              (iii) a change in the time for dissolution of the Company as stated in the Certificate of Formation and in this Agreement.

         (b) The Management Committee shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

         (c) The registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company or any successor as appointed by the Management Committee in accordance with the Act.

         (d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Article XI hereof, the Management
                                              ----------
Committee shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Management Committee deems such filing necessary or advisable.

         Section 1.7 Title to Property. All Property owned by the Company shall
                     -----------------
be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member's interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

         Section 1.8 Payments of Individual Obligations. The Company's credit
                     ----------------------------------
and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred for, or in payment of, any individual obligation of any Member.

         Section 1.9 Independent Activities; Transactions with Affiliates.
                     ----------------------------------------------------

         (a) Each Manager shall be required to devote such time to the affairs of the Company as is necessary to manage and operate the Company.

         (b) To the extent permitted by applicable law, any Member (except for Managers or employees of the Company, who are subject to the Company's policies concerning competition and conflicts of interest) who owns less than 50% of the then-outstanding Units or any Affiliate of any Member or Manager may engage in whatever activities it chooses, whether the same are competitive with the Company or otherwise. Any such activities may be undertaken without having or incurring any obligation (i) to offer any interest in such activities to the Company or any Member or (ii) to permit the Company or any Member to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

         (c) To the extent permitted by applicable law and subject to the provisions of this Agreement, the Management Committee is hereby authorized to cause the Company to purchase Property from, sell Property to or otherwise deal with any Member or Manager, acting on its own behalf, or any Affiliate of any Member or Manager; provided that any such purchase, sale or other transaction must be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

                                   ARTICLE II

                         MEMBERS' CAPITAL CONTRIBUTIONS

         Section 2.1 Capital Contributions. The name, address, Capital
                     ---------------------
Contribution and Percentage Interest of and the number of Units owned by each Member are as set forth on Exhibit A hereto. The Initial Member, in exchange for
                           ---------
its initial Unit, shall make its initial Capital Contribution within ten (10) days after executing this Agreement, and may, in its sole discretion, make additional Capital Contributions in the future in exchange for additional Units. Each New Member, in exchange for its Units, shall make its initial Capital Contribution on or prior to its becoming a Member. At the time of each Capital Contribution, Exhibit A hereto shall be amended to include the above-listed
              ---------
information with respect to such New Member or the amended information with respect to the Initial Member. Any Capital Contribution in the form of cash shall be made by certified check or wire transfer of immediately available funds.

         Section 2.2 Units in the Company.
                     --------------------

         (a) The interests of the Members in the Company shall be divided into, represented and evidenced by Units. There shall be no interests in the Company other than the Units entitling the holder thereof to the rights and privileges of a Member.

         (b) The Company shall have the authority to issue (i) one hundred thousand (100,000) Units, all of which shall be of the same class, group or series and shall have the same relative rights and be identical in all respects as to all matters, and (ii) any option, warrant, purchase right, subscription right, conversion right, exchange right or other type of right or entitlement whatsoever convertible into, exchangeable for, or exercisable for Units.

         (c) The Company shall issue to each Member the number of Units set forth next to such Member's name on Exhibit A hereto for such Capital
                                    ---------
Contribution set forth next to such Member's name on Exhibit A hereto. No Member
                                                     ---------
shall be obligated to make any additional Capital Contribution to the Company with respect to such Units issued to such Member.

         Section 2.3 Capital Accounts. A separate Capital Account shall be
                     ----------------
established for each Member and shall be maintained for such Member in accordance with the following provisions:

              (i)    To each Member's Capital Account there shall be credited
(A) such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and (C) the amount of
                      -----------    -----------
any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

              (ii)   To each Member's Capital Account there shall be debited
(A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and
                                          -----------    -----------
(C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

              (iii) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

              (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code
Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Company or any Members, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XI
                                              ----------
hereof upon the dissolution of the Company. The Management Committee also shall
(i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                                   ARTICLE III

                                   ALLOCATIONS

         Section 3.1 Profits. After giving effect to the special allocations set
                     -------
forth in Section 3.3 and Section 3.4 hereof, Profits for any Allocation Year
         -----------     -----------
shall be allocated to the Members in proportion to their Percentage Interests.

         Section 3.2 Losses. After giving effect to the special allocations set
                     ------
forth in Section 3.3 and Section 3.4 hereof and subject to Section 3.5 hereof,
         -----------     -----------                       -----------
Losses for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

         Section 3.3 Special Allocations.  The following special allocations
                     -------------------
shall be made in the following order:

         (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this
Article III, if there is a net decrease in Company Minimum Gain during any
-----------
Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a)
                                                                --------------
is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

         (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this
Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain
-----------
attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations
Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.3(b)
                                                                --------------
is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

         (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of
the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section
                                                                     -------
3.3(c) shall be made only if and to the extent that the Member would have an
------
Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not
     -----------                                       --------------
in the Agreement.

         (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that
                 --------------
such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section
                                       -----------                      -------
3.3(c) hereof and this Section 3.3(d) were not in the Agreement.
------                 --------------

         (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

         (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member bearing the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.704-2(i)(1).

         (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         (h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the "Issuance Items") shall be
                                                   --------------
allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

         Section 3.4 Curative Allocations. The allocations set forth in Section
                     --------------------                               -------
3.3(a) through Section 3.3(g) and Section 3.5 hereof (the "Regulatory
------         --------------     -----------              ----------
Allocations") are intended to comply with
-----------
certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore,
                                                         -----------
notwithstanding any other provision of this Article III (other than the
                                            -----------
Regulatory Allocations), the Management Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 3.1, Section 3.2, and Section 3.3(h) hereof.
            -----------  -----------      --------------

         Section 3.5 Loss Limitation. Losses allocated pursuant to Section 3.2
                     ---------------                               -----------
hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section
                   -----------                                          -------
3.5 shall be applied on a Member-by-Member basis and Losses not allocable to any
---
Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

         Section 3.6 Other Allocation Rules.
                     ----------------------

         (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Committee using any permissible method under Code Section 706 and the Regulations thereunder.

         (b) The Members are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the
                         -----------
provisions of this Article III in reporting their shares of Company income and
                   -----------
loss for income tax purposes.

         (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company Profits are in proportion to their Percentage Interests.

         To the extent permitted by Regulations Section 1.704-2(h)(3), the Management Committee shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

         Section 3.7 Tax Allocations: Code Section 704(c). In accordance with
                     ------------------------------------
Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method.

         In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
                                                                      -------
3.7 are solely for purposes of federal, state, and local taxes and shall not
---
affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                                   ARTICLE IV

                                  DISTRIBUTIONS

         Section 4.1 Net Cash Flow. Except as otherwise provided in Article XI
                     -------------                                  ----------
hereof, Net Cash Flow, if any, shall be distributed not later than the thirtieth
(30th) day after the end of each Fiscal Quarter, to the Members in proportion to their Percentage Interests. If during the Fiscal Quarter the Company issued Units, all distributions relating to such Fiscal Quarter shall take into account the number of days during such Fiscal Quarter that the newly-issued Units were issued and outstanding.

         Section 4.2 Amounts Withheld. All amounts withheld pursuant to the Code
                     ----------------
or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes
                                                -----------
under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state or local government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

         Section 4.3 Limitations on Distributions.
                     ----------------------------

         (a) The Company shall make no distributions to the Members except (i) as provided in this Article IV and in Article XI hereof or (ii) as agreed to by
                    ----------        ----------
the Members holding a majority of the then-outstanding Units.

         (b) A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair value of the Company's assets.

                                    ARTICLE V

                                   MANAGEMENT

         Section 5.1  Managers; Management Committee.
                      ------------------------------

         (a) The Property, Business and affairs of the Company shall be managed by or under the direction of a committee of all of the Managers of the Company (the "Management Committee"), which may exercise all powers of the Company and
      --------------------
do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Management Committee deems necessary, useful or appropriate for the management and conduct of the Business. The Management Committee shall consist of not less than one (1) nor more than ten (10) Managers. The exact number of Managers who shall constitute the Management Committee shall be determined from time to time by resolution of the Management Committee (provided that no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager). The Managers shall be divided into three classes, as nearly equal in number of Managers as practicable. The initial term of the first class shall expire at the 2005 annual meeting of Members, the initial term of the second class shall expire at the 2006 annual meeting of Members and initial term of the third class shall expire at the 2007 annual meeting of Members. At each annual meeting of the Members, commencing with the 2005 meeting, Managers elected to succeed those Managers whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of Members, each Manager to hold office until his or her successor shall be elected and qualified or until his or her earlier death, resignation or removal. The initial Managers of the Company shall be as set forth on Exhibit B hereto. Thereafter, the names and
                                     ---------
addresses of the Managers of the Company shall be set forth on Exhibit C hereto,
                                                               ---------
which exhibit shall be amended each time a Manager is elected and qualifies, dies, resigns or is removed.

         (b) Vacancies and newly created Manager positions resulting from any increase in the authorized number of Managers may be filled by a majority of the Managers on the Management Committee, or by the sole remaining Manager, and the Managers so chosen shall each hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

         (c) A Manager may be removed at any time, with or without cause, by a vote of the Members holding a majority of the then-outstanding Units.

         (d) A Manager may resign at any time by giving notice to the Management Committee in writing or by electronic transmission. The resignation shall be effective upon its receipt by the Company or at a subsequent time specified in the notice of resignation. Unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         (e) Each Manager shall have one (1) vote. Except as otherwise provided in this Agreement, the Management Committee shall act by the affirmative vote of a majority of the total number of Managers on the Management Committee.

         (f) Each Manager shall perform his or her duties as a Manager in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his or her duties shall not have any liability by reason of being or having been a Manager of the Company.

         (g) The Management Committee shall have the power to delegate to the officers of the Company, as the Management Committee may from time to time deem appropriate, the authority to exercise all of the powers and authority of the Management Committee in the management of the Property, Business and affairs of the Company, including actions specifically vested in the Management Committee by this Agreement, except where action of the Management Committee is required by statute. In addition, the Management Committee shall have the power to delegate authority to such committees of Managers and to such employees, agents and representatives of the Company as the Management Committee may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly.

         (h) A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for the Debts or any other obligations or liabilities of the Company.

         Section 5.2       Meetings of the Management Committee.
                           ------------------------------------

         (a) The Management Committee shall hold regular meetings no less frequently than three (3) times annually and shall establish meeting times, dates and places and requisite notice requirements (not shorter than those provided in Section 5.2(b) hereof) and adopt rules or procedures consistent with
            --------------
the terms of this Agreement. Unless otherwise approved by the Management Committee, each regular meeting of the Management Committee is to be held at the Company's principal place of business. At such meetings the Management Committee is to transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

         (b) Special meetings of the Management Committee may be called by the Chairman or by any two Managers. Notice of each such meeting shall be given to each Manager by telephone, electronic transmission, facsimile or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a different notice period is established by the Management Committee. Each such notice shall state
(i) the time, date, place (which shall be at the principal place of business of the Company unless otherwise specified in the notice) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless approved by a majority of the Managers on the Management Committee. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

         (c) Managers may participate in a meeting of the Management Committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

         (d) A majority of the Managers at the time in office shall constitute a quorum for the transaction of business. In the absence of a quorum, a majority of those present (or if only one is present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present.

         (e)   Notwithstanding anything to the contrary in this Section 5.2, any
                                                                -----------
action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting or prior notice, if all Managers consent thereto in writing or by electronic transmission, which consent shall set forth the action so taken and shall be filed with the minutes of proceedings of the Management Committee.

         Section 5.3   Duties and Obligations of the Management Committee.
                       --------------------------------------------------

         (a) The Management Committee will appoint the officers of the Company and will establish policies and guidelines for the hiring of employees to permit the Company to act as an operating company with respect to its Business. The Management Committee may adopt appropriate management incentive plans and employee benefit plans.

         (b) The Management Committee shall cause the Company to conduct its Business and operations separate and apart from that of any Member or Manager or any Affiliate of any Member or Manager, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any Affiliate of any Member or Manager,
(ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager or any Affiliate of any Member or Manager, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

         (c) The Management Committee shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Company, except as set forth in
Section 1.9 hereof.
-----------

         (d) The Management Committee, to the maximum extent consistent with its fiduciary duties, will endeavor to distribute Net Cash Flow, on a quarterly basis, to each Member in proportion to such Member's Percentage Interest, in an amount at least sufficient to enable Members to pay federal and state income taxes attributable to ownership of Units based on the highest applicable individual combined federal and state income tax rates.

         Section 5.4       Officers
                           --------

         (a) The officers of the Company shall be responsible for conducting, subject to the supervision and direction of the Management Committee, in the name of, and on behalf of, the Company, the day-to-day business and affairs of the Company. The officers of the Company shall include a President, Secretary and Treasurer. The officers of the Company may include a Chairman of the Management Committee, Vice Chairman of the Management Committee, one or more Vice Presidents, assistant and subordinate officers and such other officers as may be deemed necessary. All of the Company's officers shall be elected by the Management Committee. Officers whose authority and duties are not prescribed in this Agreement shall have the authority to perform the duties prescribed, from time to time, by resolution of the Management Committee. Any two or more offices may be held by the same person. Except for the Chairman and Vice Chairman of the Management Committee, no officer need be a Manager.

         (b) The term of office of all officers shall commence upon their election or appointment and shall continue for one (1) year until their respective successors are elected and shall qualify or until their earlier death, resignation or removal. Any officer may be removed at any time, with or without cause, by the Management Committee. An officer may resign at any time by giving notice to the Management Committee in writing or by electronic submission. The resignation shall be effective upon its receipt by the Management Committee or at a subsequent time specified in the notice of resignation. Unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. A vacancy in any office shall be filled for the unexpired portion of the term by the Management Committee at any regular or special meeting.

         (c) The officers of the Company shall receive such reasonable compensation for their service as may, from time to time, be fixed by the Management Committee.

         (d) President. The President shall be the chief executive officer of the Company. Subject to the direction and control of the Management Committee, the President shall be in charge of the business and affairs of the Company and shall see that the resolutions and directives of the Management Committee are carried into effect, except in those instances in which responsibility is assigned to another officer or agent of the Company by the Management Committee. The President shall inform the Management Committee of all matters of importance pertaining to the operation and progress of the Company and advise and consult with the Management Committee thereupon. All officers and agents of the Company will be subject to the supervision of the President and where their duties are not fully prescribed by the Management Committee, by law or by this Agreement, their duties shall be assigned and defined by the President.

         (e) Chairman of the Management Committee. The Chairman of the Management Committee shall preside at all meetings of the Management Committee and all meetings of the Members. It shall be the duty of the Chairman to keep informed on all matters of importance pertaining to the operation and progress of the Company. The Chairman shall be fully informed in advance by the President of all information pertaining to any matter to be placed upon the agenda of a meeting of the Management Committee or of the Members and see that all pertinent facts relating to each items of the agenda are clearly stated and fully discussed to the end that each Manager will be properly informed thereon and able to vote upon the matter with confidence. The Chairman shall have such other powers and duties as the Management Committee may from time to time prescribe.

         (f) Vice Chairman of the Management Committee. The Vice Chairman of the Management Committee shall preside at any meeting of the Management Committee or any meeting of the Members at which the Chairman of the Management Committee is unable to attend. The Vice Chairman shall have such other powers and duties as the Management Committee may from time to time prescribe.

         (g) Vice President. Each Vice President shall have such powers and duties as generally pertain to the office of Vice President and as the Management Committee may from time to time prescribe. During the absence of the President or his or her inability to act, the Vice President, or if there shall be more than one Vice President, then that one designated by the Management Committee, shall exercise the powers and shall perform the duties of the President, subject to the direction of the Management Committee.

         (h) Secretary. The Secretary shall keep the books, papers and correspondence of the Company, keep and preserve a record of all meetings of the Management Committee and of the Members, keep the stock record, stock book and the seal of the Company, and affix the seal to all documents requiring it. In addition, the Secretary shall perform such other duties as may be prescribed by the Management Committee or the President, under whose supervision the Secretary shall act.

         (i) Treasurer. The Treasurer shall have custody of the funds and securities of the Company, shall keep full and accurate accounts of receipts and disbursements in financial books of the Company, and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such bank or depositories as may be designated by the Management Committee or the President. The Treasurer shall be charged with the disbursement of funds of the Company, and shall render to the Management Committee and the President, at the regular meetings of the Management Committee or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company.

         (j) Other Officers. Each other officer of the Company shall exercise the powers and shall perform the duties incident to such office, subject to the direction of the Management Committee.

         Section 5.5   Reimbursements. The Company shall reimburse the Managers
                       --------------
and the officers of the Company for all expenses incurred and paid by any of them in the organization of the Company and as authorized by the Company, in the conduct of the Company's business, including, but not limited to, expenses of maintaining an office, telephones, travel, office equipment and secretarial and other personnel as may reasonably be attributable to the Company. Such expenses shall not include any expenses incurred in connection with a Manager's exercise of its rights as a Member or a Manager apart from the authorized conduct of the Company's business. The determination of the Management Committee of which expenses are allocated to and reimbursed as a result of the Company's activities or business and the amount of such expenses shall be conclusive. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of Profit, Loss or capital of the Company.

         Section 5.6     Indemnification.
                         ---------------

         (a) Limit on Liability. The Liability of any Manager or officer of the Company to the Company or its Members is eliminated to the maximum extent permitted by law; provided, however, that such limitation shall not extend to Liability, directly or indirectly, relating to, arising out of or resulting from such individual's willful misconduct or knowing violation of the law.

         (b)      Indemnification of Managers and Officers.

                  (i)   Unless otherwise provided in Section 5.6(f) hereof, the
                                                     --------------
Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company's Property) shall fully indemnify, to the maximum extent permitted by law, any individual who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that such individual is or was a Manager or officer of the Company, or is or was serving any other Person in any capacity at the request of the Company against all Liabilities and Expenses actually and reasonably incurred by such individual in connection with such Proceeding.

                  (ii)  Unless otherwise provided in Section 5.6(f) hereof, the
                                                     --------------
Company shall indemnify, save harmless, and pay all Expenses of any present or former Manager or officer, if for the benefit of the Company and in accordance with this Agreement, said Manager or officer makes any deposit or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

                  (iii) The determination that indemnification under this
Section 5.6(b) is permissible and the evaluation as to the reasonableness of
--------------
Expenses in a specific case shall be made by the Management Committee in accordance with the terms hereof; provided, however, that if a majority of the Managers on the Management Committee has changed after the date of the alleged misconduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the individual claiming indemnification, be made by special legal counsel agreed upon by the Management Committee and such individual. Unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for Expenses actually and reasonably incurred by the individual in defending a Proceeding, which advances and reimbursements may be paid as Expenses are incurred. The termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that an individual acted in such a manner as to make such individual ineligible for indemnification. The Company may contract in advance with any of its Managers or officers to provide such indemnification, advances and reimbursements.

         (c) Indemnification of Others. The Company may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements pursuant to Section 5.6(b) hereof, indemnify
                                             --------------
any individual who was or is a party or is threatened
to be made a party to any Proceeding by reason of the fact that such individual is or was (i) an employee or agent of the Company, (ii) a manager, director, officer, employee or agent of any of the Company's subsidiaries or their predecessor entities, and (iii) any individual (other than an individual covered by Section 5.6(b) above) serving any other Person in any capacity at the request
   -------------
of the Company against Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such Proceeding. The Company may contract in advance with any such individual to provide such indemnification, advances and reimbursements. The determination that indemnification, advances and reimbursements under this Section 5.6(c) are
                                                             --------------
permissible, the authorization of such indemnification, advances and reimbursements, and the evaluation as to the reasonableness of Expenses in a specific case shall be made as authorized from time to time by general or specific action of the Management Committee, which action may be taken before or after a claim for indemnification is made or as otherwise provided by law. This
Section 5.6(c) shall not be read to limit in any way any rights provided
--------------
pursuant to Section 5.6(b) hereof.
            --------------

         (d) Miscellaneous. The rights of each individual entitled to indemnification under this Section 5.6 shall inure to the benefit of such
                           -----------
individual's heirs, executors and administrators. Special legal counsel selected to make determinations under this Section 5.6 may be counsel for the Company.
                                  -----------
Indemnification pursuant to this Section 5.6 shall not be exclusive of any other
                                 -----------
right of indemnification to which any individual may be entitled, including indemnification pursuant to a valid contract, indemnification by Persons other than the Company, and indemnification under policies of insurance purchased and maintained by the Company or others. No individual, however, shall be entitled to indemnification by the Company to the extent such individual is indemnified by another, including an insurer. The Company is authorized to purchase and maintain insurance against any Liability it may have under this Section 5.6 or
                                                                -----------
on behalf of any individual listed in this Section 5.6 against any Liability
                                           -----------
arising from such individual's service to the Company or any other Person at the request of the Company regardless of the Company's power to indemnify against such Liability. This Section 5.6 shall not be deemed to preclude the Company
                     -----------
from entering into contracts otherwise permitted by law with any Person. If any provision of this Section 5.6 or its application to any individual or
                  -----------
circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Section 5.6
                                                                     -----------
and to this end the provisions of this Section 5.6 are severable.
                                       -----------

         (e)  Application; Amendments. The provisions of this Section 5.6 shall
                                                             -----------
be applicable from and after its adoption and shall apply even though some or all of the underlying conduct or events relating to a Proceeding may have occurred before its adoption. No amendment, modification or repeal of this
Section 5.6 shall diminish the rights provided hereunder to any individual
-----------
arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

         (f)  Exceptions. Notwithstanding the foregoing, the provisions of
Section 5.6 shall be enforced only to the maximum extent permitted by law and no
-----------
individual shall be indemnified from any Liability for willful misconduct or a knowing violation of the law.

         (g) Advances and Reimbursements. The Company shall make advances and reimbursement for Expenses incurred in advance of the final disposition of a Proceeding upon receipt of an undertaking, made by or on behalf of the individual requesting the advance or reimbursement, to repay such amount if it shall ultimately be determined that such individual is not entitled to be indemnified by the Company. The undertaking shall be an unlimited general obligation of such individual, but need not be secured and may be accepted without reference to financial ability to make repayment.

         (h) Intention. The obligations of the Company set forth in this Section
                                                                         -------
5.6 are expressly intended to create third party beneficiary rights in each of
---
the Managers and officers and any Member is authorized, on behalf of the Company, to give written confirmation to any such individual of the existence and extent of the Company's obligations to such individual hereunder.

         (i) Assumption of Other Indemnification Obligations. In addition to the indemnification obligations of the Company set forth in the preceding subsections of this Section 5.6, the Company assumes the indemnification
                    -----------
obligations of Kentucky River Coal Corporation and its subsidiaries as such indemnification obligations (i) are set forth in the Articles and Bylaws of Kentucky River Coal Corporation as in existence on the date the Initial Member Transfers all of its assets and liabilities to the Company and (ii) directly or indirectly, relate to, result from or arise out of any and all events, circumstances, actions or omissions and conditions in each instance occurring or existing on or prior to the date the Initial Member Transfers all of its assets and liabilities to the Company. The Company's obligations under this Section
                                                                     -------
5.6(h) are intended to be and are coextensive with the indemnification
-----
obligations of Kentucky River Coal Corporation and its subsidiaries as these indemnification are set forth in the Articles and Bylaws of Kentucky River Coal Corporation as in existence on the date the Initial Member Transfers all of its assets and liabilities to the Company.

                                   ARTICLE VI

                                 ROLE OF MEMBERS

         Section 6.1 Rights or Powers. The Members shall not have any right or
                     ----------------
power to take part in the management or control of the Company or its Business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

         Section 6.2 Voting Rights. No Member has any voting right except with
                     -------------
respect to those matters specifically reserved for a Member vote which are set forth in this Agreement or as required by the Act.

         Section 6.3 Meetings of the Members.
                     -----------------------

         (a) Whenever the vote or consent of Members is permitted or required under the Agreement or the Act, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in
Section 6.3(g) hereof.
--------------

         (b) An annual meeting of the Members to elect Managers and transact such other business as may properly be presented at the meeting shall be held each year at such place, within or without the State of Delaware, on such date and at such time as may be designated by the Management Committee, which date shall be within thirteen (13) months after the latest to occur of the Effective Date or the last annual meeting of Members. Special meetings of the Members may be called by the President or the Chairman or upon the written request of at least ten percent (10%) of the Members. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than ten (10) calendar days nor more than sixty
(60) calendar days prior to the date of such meeting.

         (c) Except as otherwise expressly provided in the Agreement, the affirmative vote of the Members holding a majority of the then-outstanding Units shall be required to constitute the act of the Members. Election of Managers and the vote on any other matter presented to a meeting shall be by written ballot only if so ordered by the chairman of the meeting or if so requested by the Members holding a majority of the then-outstanding Units.

         (d) For the purpose of determining the Members entitled to vote at any meeting of the Members or any adjournment thereof, the Management Committee or the Members requesting such meeting may fix, in advance, a date as the record date for any such determination, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Management Committee, and which record date shall not be more than sixty (60) nor less than ten (10) calendar days before the date of such meeting. If no record date is fixed, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

         (e) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

         (f) Each meeting of Members shall be conducted by the Chairman or such other individual as the Chairman deems appropriate.

         (g) Notwithstanding this Section 6.3, any action required or permitted
                                  -----------
to be taken or approved by the Members may be taken or approved without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken or approved, shall be signed by the Members holding a majority of the then-outstanding Units and delivered to the Management Committee. Such consent shall be filed with the minutes of proceedings of the Members. Prompt notice of the approval of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

         Section 6.4 Required Member Consents. Notwithstanding any other
                     ------------------------
provision of this Agreement, no action may be taken by the Company (whether by the Management Committee or otherwise) in connection with any of the following matters without the written consent of the Members holding a majority of the then-outstanding Units:

         (a)      Any act in contravention of this Agreement;

         (b) Any transaction between the Company and any Member or Manager or Affiliate of any Member or Manager which the Management Committee does not determine is on an arm's-length basis;

         (c)      Any transaction to dissolve, wind up or liquidate the Company;
and

         (d) Any transaction by the Company to merge or consolidate with another Person.

         Section 6.5 Withdrawal/Resignation. Except as otherwise provided in
                     ----------------------
Article IV and Article XI hereof, no Member shall demand or receive a return on
----------     ----------
or of its Capital Contributions or withdraw from the Company without the consent of the Members holding a majority of the then-outstanding Units. Except as otherwise provided in the Act or this Agreement, upon resignation, any resigning Member is entitled to receive only the distribution to which such Member is entitled under this Agreement, which shall be equal to the fair value of such Member's Units in the Company as of the date of resignation. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

         Section 6.6 Member Compensation. No Member shall receive any interest,
                     -------------------
salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

         Section 6.7 Member Liability. No Member shall be liable under a
                     ----------------
judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act. The Managers shall not have any personal liability for the repayment of any Capital Contributions of any Member.

         Section 6.8 Partition. While the Company remains in effect or is
                     ---------
continued, each Member agrees and waives its rights to have any Property partitioned or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

         Section 6.9 Confidentiality. Except as contemplated hereby or required
                     ---------------
by a court of competent authority, each Member (a) shall keep confidential, (b) shall not disclose to others or use and (c) shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates', present or former employees, agents, and representatives from disclosing to others or using without the prior written consent of the Company any information which pertains to the Business of the Company or confidential or proprietary information of the Company. The term

"confidential information" is used in this Section 6.9 to describe information
                                           -----------
which is confidential, non-public or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, or such Persons' agents, representatives and employees, and relates either directly, or indirectly to the Company or the Business. Information which (i) is distributed pursuant to Section 8.2 or Section 8.3 hereof, (ii) is available, or becomes
            -----------    -----------
available, to the public through no fault or action by such Member, its agents, representatives or employees or (iii) becomes available on a non-confidential basis from any source other than the Company, any other Member, or such Persons' agents, representatives or employees and such source is not prohibited from disclosing such information, shall not be deemed confidential information.

         Section 6.10 Transactions Between a Member and the Company. Except as
                      ---------------------------------------------
otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a Person who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the Company or otherwise affect the limited liability of the Member.

         Section 6.11 Other Instruments. Each Member hereby agrees to execute
                      -----------------
and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Management Committee deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Section 7.1  In General. As of the date hereof, each of Members hereby
                      ----------
makes each of the representations and warranties set forth in Section 7.2
                                                              -----------
hereof, and such warranties and representations shall survive the execution of this Agreement.

         Section 7.2  Representations and Warranties.  Each Member hereby
                      ------------------------------
represents and warrants that:

         (a) Such Member has full power and authority to enter into and perform this Agreement and this Agreement constitutes the legal, valid, and binding obligation of such Member.

         (b) Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or limited liability company agreement of such Member or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Member is a party or by which such Member is or may be bound or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member.

         (c) There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member or any of its Wholly-Owned Affiliates, threatened against or affecting such Member or any of its Wholly-Owned Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which could, if adversely determined,) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Wholly-Owned Affiliates has not received any currently effective notice of any default, and such Member or any of its Wholly-Owned Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

         (d) Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

                                  ARTICLE VIII

                          ACCOUNTING, BOOKS AND RECORDS

         Section 8.1 Accounting, Books and Records.
                     -----------------------------

         (a) The Company shall keep on site at its principal place of business each of the following:

             (i) True and full information regarding the status of the Business and the financial condition of the Company;

             (ii) Promptly after becoming available, a copy of the Company's federal, state and local income tax returns for each year;

             (iii) A current list of the name and last known business, residence, or mailing address of each Member and Manager;

             (iv) A copy of this Agreement and the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and any certificate and all amendment thereto have been executed;

             (v) True and full information regarding the amount of cash and a description and statement of the agreed value of other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

             (vi) Other information regarding the affairs of the Company as is just and reasonable.

         (b) Any Member may, at its own cost and expense, upon reasonable written notice (which notice shall state the purpose of such request), during reasonable business hours, for any proper purpose reasonably related to the Member's interest as a Member of the Company (which determination shall be made in the Management Committee's sole discretion), and subject to such other reasonable standards and limitations as may be set forth in this Agreement or otherwise established by the Management Committee (which standards and limitations may include decisions about what information and documents are to be furnished), have inspect the contents of the books and records of the Company.

         (c) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes.

         Section 8.2 Reports.
                     -------

         (a) In General. The Treasurer of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

         (b) Periodic and Other Reports. The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Member's Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied, and such other reports as any Member may reasonably request from time to time; provided that, if the Management Committee so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member's sole cost and expense. The quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

             (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than one hundred twenty (120) days after the end of such Fiscal Year) and at such time as distributions are made to the Members pursuant to Article XI hereof following the
                    ----------
occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members' Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company's accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

             (ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than ninety (90) days after the end of each such Fiscal Quarter), a balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed.

         The quarterly statements described in clause (ii) above shall be accompanied by a written certification of the Treasurer of the Company that such statements have been prepared in accordance with GAAP consistently applied or this Agreement, as the case may be.

         Section 8.3 Annual Appraisal. The Company shall select and retain an
                     ----------------
appraisal firm to determine the fair market value of the Company on an annual basis. Such appraisal firm shall be independent of the Company and shall be a firm regularly engaged in the business of appraising businesses such as that conducted by the Company, and may be the independent public accountants for the Company or an entity affiliated with such accountants. The annual appraisal report shall be provided to the Members.

         Section 8.4 Tax Matters.
                     -----------

         (a) Tax Elections. The Management Committee shall have the discretion, without any further consent of the Members being required (except as specifically required herein), to make (or refrain from making) any and all elections for federal, state, local and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b) or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Kentucky River Coal Corporation is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar
                          ------------------
capacity under state or local law.

         (b) Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

                                   ARTICLE IX

                                   AMENDMENTS

         The Members agree that this Agreement may be amended as follows:

         (a) Exhibit A to this Agreement shall be amended by the Management
             ---------
Committee as set forth in Article II hereof. Exhibit C to this Agreement shall
                          ----------         ----------
be amended by the Management Committee as set forth in Section 5.1(a) hereof.
                                                       --------------

         (b) Other amendments to this Agreement may be proposed by any Manager. Following such proposal, the Management Committee shall submit to the Members a verbatim statement of any proposed amendment, provided that counsel for the Company shall have approved of the same in writing as to form, and the Management Committee shall include in any such submission a recommendation as to the proposed amendment. The Management Committee shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of the Members holding a majority of the then-outstanding Units.

         (c) Notwithstanding Section 9.1(b) hereof, this Agreement shall not be
                             --------------
amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member or alter the interest of a Member in Profits, Losses, other items or any Company distributions.

                                    ARTICLE X

                            ADMISSIONS AND TRANSFERS

         Section 10.1 Restrictions on Transfers. Except as otherwise permitted
                      -------------------------
by this Agreement, no Member shall Transfer all or any portion of its Units. In the event that any Member pledges or otherwise encumbers all or any portion of its Units as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article X.
                   ----------

         Section 10.2 Permitted Transfers. Subject to the conditions and
                      -------------------
restrictions set forth in Section 10.3 hereof, a Member may at any time Transfer
                          ------------
all or any portion of its Units to:

             (a)     the spouse of such Member;

             (b) any naturally born or legally adopted descendent of such Member;

             (c)     a parent, grandparent or sibling of such Member;

          (d) a revocable trust for the benefit of any Person described in Sections 10.2(a), (b) or (c) above;
----------------  ---    ---

          (e) any transferee whose basis in such Units is determined, in or in part, by reference to the basis of such Units in the hands of such Member;

          (f) the transferor's administrator or trustee to whom such Units is transferred involuntarily by operation of law; or

          (g)     any Purchaser not described in Sections 10.2(a)-(f) above, but
                                              --------------------
only if the Transfer would not, in the reasonable opinion of the Management Committee, cause the Company to be classified as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

Any such Transfer set forth above shall be referred to in this Agreement as a "Permitted Transfer".
 ------------------

     Section 10.3 Conditions to Permitted Transfers. A Transfer shall not be
                  ---------------------------------
treated as a Permitted Transfer under Section 10.2 hereof unless and until the
                                      ------------
following conditions are satisfied:

     (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

     (b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Units until it has received such information.

     (c) Unless otherwise approved by the Management Committee, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Management Committee and the transferor, result in the termination of the Company within the meaning of
Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Unit would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor shall be entitled (or required, as the case may be)
(i) immediately to Transfer only that portion of its Units as may, in the opinion of such counsel, be Transferred without causing such a termination and
(ii) to enter
into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being Transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor and the transferee(s). In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

     Section 10.4 Prohibited Transfers. Any purported Transfer of Units that is
                  --------------------
not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Management Committee, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the Transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee may have to the Company.

     In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

     Section 10.5 Rights of Unadmitted Assignees. A Person who acquires Units
                  ------------------------------
but is not admitted as a New Member, Substituted Member or Additional Member pursuant to Section 10.6 hereof shall be entitled only to allocations and
            ------------
distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

     Section 10.6 Admission of New Members, Substituted Members and Additional
                  ------------------------------------------------------------
Members. Subject to the other provisions of this Article X, a purchaser of Units
-------                                          ---------
may be admitted to the Company as a New Member and a transferee of Units may be admitted to the Company as a Substituted Member or Additional Member only upon satisfaction of the conditions set forth in this Section 10.6:
                                                 ------------

     (a) The Management Committee determines that the Units with respect to which the transferee is being admitted as a Substituted Member or Additional Member were acquired by means of a Permitted Transfer;

     (b) The transferee of Units has, by written instrument in form and substance reasonably satisfactory to the Management Committee and the transferor, agreed to assume the obligations of the transferor under this Agreement with respect to the Transferred Units. Upon the admission of the Substituted Member or Additional Member, the transferor shall be released from all such assumed obligations as to the Units Transferred except (i) those obligations or liabilities of the transferor arising out of a breach of this Agreement, (ii) in the case of a Transfer to any Person other than a Person who, prior to such Transfer, was a Member (or any of its Wholly-Owned Affiliates), those obligations or liabilities of the transferor based on events occurring, arising or maturing prior to the date of Transfer, and (iii) in the case of a Transfer by a Member to any of its Wholly-Owned Affiliates, any Capital Contribution or other financing obligation of the transferor under this Agreement;

     (c) The transferee (other than a transferee who was a Member prior to the Transfer) being admitted as a Substituted Member or Additional Member or the Person being admitted as a New Member has executed and delivered to the Company a counterpart signature page to this Agreement; and

     (d) Except in the case of a Transfer involuntarily by operation of law, if required by the Management Committee, (i) the transferee (other than a transferee who was a Member prior to the Transfer) being admitted as a Substituted Member or Additional Member or the Person being admitted as a New Member has delivered to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement and (ii) the transferee, the transferor and/or the Person being admitted as a New Member, as the case may be, has executed and delivered such other documents or instruments as the Management Committee reasonably deems necessary or appropriate to effect such Transfer and/or such Person's admission as a Substituted Member, Additional Member or New Member, as the case may be, including amendments to the Certificate of Formation or any other instrument filed with the State of Delaware or any other state or governmental authority.

     Section 10.7 Representations Regarding Transfers.
                  -----------------------------------

     (a) Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 10.7(a) and to Transfer such Units
                                  ---------------
only to Persons who agree to be similarly bound.

     Section 10.8 Distributions and Allocations in Respect of Transferred Units.
                  -------------------------------------------------------------
If any Units are Transferred during any Allocation Year in compliance with the provisions of this

Article X, Profits, Losses, each item thereof, and all other items attributable
---------
to the Transferred Units for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were Transferred and such other information as the Management Committee may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Allocation Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.8, whether or not any Manager or the Company
                       ------------
has knowledge of any Transfer of ownership of any Units.

                                   ARTICLE XI

                           DISSOLUTION AND WINDING UP

         Section 11.1 Dissolution Events. The Company shall dissolve and shall
                      ------------------
commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):
                   -----------------

         (a) The vote of the Members holding a majority of the then-outstanding Units to dissolve, wind up and liquidate the Company;

         (b) all or substantially all of the assets of the Company are sold or otherwise disposed of;

         (c) the Bankruptcy of the Company; provided, however, that dissolution shall not be required in the event that the Bankruptcy is pursuant to a law that contemplates the reorganization of the debtor and the Company is in fact so reorganized; or

         (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

         The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event. The death, retirement, resignation, expiration, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that, under the Act, terminates the continued membership of any Member in the Company shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Members shall continue the business of the Company without dissolution.

         Section 11.2 Winding Up. Upon the occurrence of a Dissolution Event,
                      ----------
the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 11.2 and the Certificate of Formation has been canceled
                 ------------
pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days after the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 11.9 hereof), to the extent
                                        ------------
sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

         (a) First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 18-601 or 18-604 of the Act;

         (b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distributions under Sections 18-601 or 18-604 of the Act; and

         (c) The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

         No Member or Manager shall receive additional compensation for any services performed pursuant to this Article XI.
                                    ----------

         Section 11.3 Compliance with Certain Requirements of Regulations;
                      ----------------------------------------------------
Deficit Capital Accounts. In the event the Company is "liquidated" within the
-------------------------
meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XI to the Members who have positive Capital Accounts in
                 ----------
compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XI may be:
                                        ----------

         (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 11.2 hereof; or
                    ------------

         (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

         Section 11.4 Deemed Distribution and Recontribution. Notwithstanding
                      --------------------------------------
any other provision of this Article XI, in the event the Company is liquidated
                            ----------
within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's Debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed the Property in-kind to the Members, who shall be deemed to have taken subject to all Debts of the Company and any other obligations or liabilities all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Property in-kind to the Company, which shall be deemed to have taken subject to all such liabilities.

         Section 11.5 Rights of Members. Except as otherwise provided in this
                      -----------------
Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the Debts and other liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.

         Section 11.6 Notice of Dissolution/Termination.
                      ---------------------------------

         (a) In the event a Dissolution Event occurs or an event occurs that would result in a dissolution of the Company, the Management Committee shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Management Committee) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Management Committee).

         (b) Upon completion of the distribution of the Company's Property as provided in this Article XI, the Company shall be terminated, and the Liquidator
                 ----------
shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

         Section 11.7 Allocations During Period of Liquidation. During the
                      ----------------------------------------
period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 11.2 hereof (the
                                                 ------------
"Liquidation Period"), the Members shall continue to share Profits,
 ------------------

Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article III hereof.
                       -----------

         Section 11.8 Character of Liquidating Distributions. All payments made
                      --------------------------------------
in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

         Section 11.9 The Liquidator.
                      --------------

         (a) Definition. The "Liquidator" shall mean a Person appointed by the
                              ----------
Management Committee to oversee the liquidation of the Company.

         (b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XI and to
                                                       ----------
reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

         (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, managers, directors, agents or employees of the Liquidator relating to any Liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, managers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, manager, director, agent or employee in connection with the defense of any Proceeding based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such Liability or damage is caused by the willful misconduct of, or a knowing violation of the law by, the Liquidator, officer, manager, director, agent or employee which was material to the cause of action.

         Section 11.10 Form of Liquidating Distributions. For purposes of making
                       ---------------------------------
distributions required by Section 11.2 hereof, the Liquidator may determine
                          ------------
whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

                                   ARTICLE XII

                                POWER OF ATTORNEY

         Section 12.1 Managers as Attorneys-In-Fact. Each Member hereby makes,
                      -----------------------------
constitutes, and appoints each Manager, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (a) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Management Committee may deem necessary or advisable to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (b) any and all amendments, restatements or changes to this Agreement and the instruments described in clause (a) above, as now or hereafter amended, which the Management Committee may deem necessary or advisable to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect (i) any amendments adopted by the Members in accordance with the terms of this Agreement, (ii) the admission of any New Member, Substituted Member or Additional Member, (iii) the disposition by any Member of its interest in the Company and (iv) the election and qualification, death, resignation or removal of a Manger; (c) all certificates of cancellation and other instruments which the Management Committee deems necessary or advisable to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary or advisable by the Management Committee to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

         Section 12.2 Nature of Special Power. The power of attorney granted to
                      -----------------------
each Manager pursuant to this Article XII:
                              -----------

         (a) Is a special power of attorney coupled with an interest and is irrevocable;

         (b) May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact such Members; and

         (c) Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its interest in the Company (except that where the assignment is of such Member's entire interest in the Company and the assignee, with the consent of the other Members, is admitted as a Substituted Member or Additional Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member's, or assignee's successors and assigns.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1 Notices. Any notice, payment, demand, or communication
                      -------
required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (a) on the first Business Day following the date when deposited with a standard overnight carrier, (b) on the fifth Business Day following the date when deposited in the mail, if sent either by registered or certified mail, postage and charges prepaid, (c) on the date of service if served personally on the party to whom notice is to be given, or (d) upon transmitter's confirmation of receipt of an electronic or facsimile transmission, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and Managers:

         (i)      If to the Company, to the address determined pursuant to
Section 1.4 hereof;
-----------

         (ii)     If to a Member, to the address set forth in Exhibit A hereof;
                                                              ---------
and
         (iii)    If to a Manager, to the address set forth in Exhibit B or
                                                               ---------
Exhibit C hereto, as the case may be.
---------

         Section 13.2 Binding Effect. Except as otherwise provided in this
                      --------------
Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

         Section 13.3 Construction. Every covenant, term, and provision of this
                      ------------
Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

         Section 13.4 Time. In computing any period of time pursuant to this
                      ----
Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, except that, if such day is not a Business Day, the period shall run until the end of the next day which is a Business Day.

         Section 13.5 Headings. Section and other headings contained in this
                      --------
Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

         Section 13.6 Severability. Except as otherwise provided in the
                      ------------
succeeding sentence, every provision of this Agreement is intended to be severable and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.6 shall be of no force or effect if the consequence of
        ------------
enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

         Section 13.7 Incorporation by Reference. Every exhibit, schedule and
                      --------------------------
other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

         Section 13.8 Rules of Construction. When the context in which words are
                      ---------------------
used in this Agreement indicates that such is the intent, words in the singular shall include the plural, and vice versa, and pronouns in the masculine shall include the feminine and neuter, and vice versa. Additionally, all defined phrases, pronouns and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the actual identity of the Person or Persons may require.

         Section 13.9  Governing Law. The laws of the State of Delaware shall
                       -------------
govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder, without giving effect to any conflicts of laws principles thereof which would result in the application of laws of another jurisdiction.

         Section 13.10 Consent to Jurisdiction. Each Member (a) irrevocably
                       -----------------------
submits to the non-exclusive jurisdiction of any state court or federal court sitting in Delaware in any action arising out of this Agreement, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (d) consents to the service of process by mail in accordance with Section
                                                                      -------
13.1 hereof. A final judgment in any action shall be conclusive and may be
----
enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

         Section 13.11 Waiver of Jury Trial. Each of the Members irrevocably
                       --------------------
waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

         Section 13.12 Counterpart Execution. This Agreement may be executed in
                       ---------------------
any number of counterparts with the same effect as if all of the Members had signed the same document. In addition, this Agreement shall be deemed to have been executed in conjunction with the exercise of subscription rights issued by the Company pursuant to the Agreement and Plan of Reorganization, dated as of February 14, 2002, among the Initial Member, the Company and KRCC Merger Subsidiary Inc. to acquire Units at a purchase price of $4,000.00 per Unit where execution of the notice of exercise shall be deemed to constitute execution of this Agreement. All counterparts shall be construed together and shall constitute one agreement.

         Section 13.13 Specific Performance. Each Member agrees with the other
                       --------------------
Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

                      [signatures follow on separate pages]
                       ---------- ------ -- -------- -----

         IN WITNESS WHEREOF, the undersigned have executed and entered into this Agreement of the Company as of the day first above set forth.

                               KENTUCKY RIVER COAL CORPORATION



                               By:  /s/ Fred N. Parker
                                    -------------------------------------------
                                    Fred N. Parker
                                    Chief Executive Officer and President

                                   Appendix 1
                                   ----------

                                   Definitions

         Capitalized words and phrases used in this Agreement have the following meanings:

         "Act" means the Delaware Limited Liability Company Act, 6 Del.
          ---
C.(S)18-101, et seq., as amended from time to time (or any corresponding
             -- ---
provisions of succeeding law).

         "Additional Member" means each Person, if not already a Member, who is
          -----------------
a transferee of a portion of a Member's Units and is admitted to the Company as a Member pursuant to Article X hereof.
                     ---------

         "Adjusted Capital Account Deficit" means, with respect to any Member,
          --------------------------------
the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

             (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

             (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6).

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Affiliate" means, with respect to any Person (i) any Person directly
          ---------
or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, member or trustee of such Person or (iii) any Person who is an officer, director, member or trustee of any Person described in clauses (i) or (ii) above. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers or persons exercising similar authority with respect to such Person.

         "Agreement" means this limited liability company agreement including
          ---------
all exhibits and schedules attached hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         "Allocation Year" means (i) the period commencing on the Effective Date
          ---------------
and ending on December 31, 2002, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) above for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article III hereof.
                      -----------

         "Bankruptcy" means, with respect to any Person, a "Voluntary
          ----------                                        ---------
Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with
----------         ----------------------      --------------------
respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its Property or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent
 ----------------------
or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the Property of such Person which order shall not be dismissed within ninety (90) days.

         "Business" means the business of (i) leasing, operating, managing,
          --------
licensing, franchising, purchasing, selling and/or developing natural resources,
(ii) any other commercial activity approved by the Management Committee, and
(iii) making such additional investments and engaging in such additional activities as the Members may approve.

         "Business Day" means a day of the year on which banks are not required
          ------------
or authorized to close in New York, New York.

         "Capital Account" means, with respect to any Member, the Capital
          ---------------
Account established and maintained for such Member in accordance with Section
                                                                      -------
2.3 hereof.
---

         "Capital Contributions" means, with respect to any Member, the amount
          ---------------------
of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Member.

         "Certificate of Formation" means the certificate of formation filed
          ------------------------
with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

         "Certificate of Cancellation" means the certificate of cancellation
          ---------------------------
filed with the Secretary of State of the State of Delaware in accordance with
Section 18-203 of the Act to accomplish the cancellation of the Certificate of Formation upon the dissolution and the completion of winding up of the Company.

         "Code" means the United States Internal Revenue Code of 1986, as
          ----
amended from time to time.

         "Company" means the limited liability company formed pursuant to this
          -------
Agreement and the Certificate of Formation or continuing the business of this Company in the event of a Dissolution Event pursuant to Article XI hereof.
                                                        ----------

         "Company Minimum Gain" has the same meaning as "partnership minimum
          --------------------
gain" set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

         "Debt" means (i) any indebtedness for borrowed money or the deferred
          ----
purchase price of property as evidenced by a note, bonds, or other instruments,
(ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii),
(iii), (iv) and (v) above; provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

         "Depreciation" means, for each Allocation Year, an amount equal to the
          ------------
depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

         "Dissolution Event" shall have the meaning set forth in Section 11.1
          -----------------                                      ------------
hereof.

         "Effective Date" means the date hereof.
          --------------

         "Expenses" means attorneys' fees (including pro se), expert witness
          --------
fees and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

         "Fiscal Quarter" means (i) the period commencing on the Effective Date
          --------------
and ending on March 31, (ii) any subsequent three-month period commencing on each of April 1, July 1, October 1 and January 1 and ending on the last date before the next such date and (iii) the period commencing on the immediately preceding January 1, April 1, July 1 or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to Article XI hereof.
   ----------

         "Fiscal Year" means (i) the period commencing on the Effective Date and
          -----------
ending on December 31, 2002 (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Article XI hereof.
                                       ----------

         "GAAP" means generally accepted accounting principles in effect in the
          ----
United States of America from time to time.

         "Gross Asset Value" means with respect to any asset, the asset's
          -----------------
adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Management Committee, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Article II hereof
                                                            ----------

shall be as set forth in such article;

                  (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Management Committee as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and
(C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and
(B) above shall be made only if the Management Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members;

                  (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Management Committee; and

                  (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph
(vi) of the definition of "Profits" and "Losses" or Section 3.3(c) hereof;
                                                    --------------
provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph
(ii) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

         "Initial Member" means Kentucky River Coal Corporation.
          --------------

         "Involuntary Bankruptcy" shall have the meaning set forth in the
          ----------------------
definition of "Bankruptcy."

         "Issuance Items" shall have the meaning set forth in Section 3.3(h)
          --------------                                      --------------
hereof.

         "Liability" means the obligation to pay a judgment, settlement,
          ---------
penalty, fine or other such obligation, including any excise tax assessed with respect to an employee benefit plan.

         "Liquidation Period" shall have the meaning set forth in Section 11.7
          ------------------                                      ------------
hereof.

         "Liquidator" shall have the meaning set forth in Section 11.9(a)
          ----------                                      ---------------
hereof.

         "Losses" shall have the meaning set forth in the definition of
          ------
"Profits" and "Losses."

         "Manager" means any of the individuals elected by the Members to serve
          -------
on the Management Committee and "Managers" means all of such individuals.

         "Management Committee" shall have the meaning set forth in Section
          --------------------                                      -------
5.1(a) hereof.
------

         "Member" means any Person (i) referred to as such on Exhibit A to this
          ------                                              ---------
Agreement or who has been admitted to the Company as a New Member, Substituted Member or Additional Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member.

         "Member Nonrecourse Debt" shall have the same meaning as the term
          -----------------------
"Member nonrecourse debt" in Regulations Section 1.704-2(b)(4).

         "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to
          ------------------------------------
each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

         "Member Nonrecourse Deductions" shall have the same meaning as the term
          -----------------------------
"Member nonrecourse deductions" in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

         "Net Cash Flow" means the gross cash proceeds of the Company less the
          -------------
portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Management Committee. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

         "New Member" means each Person, other than the Initial Member, a
          ----------
Substituted Member or Additional Member, who executed this Agreement and made its initial Capital Contribution after the Effective Date and was admitted to this Company as a Member after the formation of the Company.

         "Nonrecourse Deductions" shall have the meaning set forth in
          ----------------------
Regulations Section 1.704-2(b)(1).

         "Nonrecourse Liability" shall have the meaning set forth in Regulations
          ---------------------
Section 1.704-2(b)(3).

         "Percentage Interest" means, with respect to any Member as of any date,
          -------------------
the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date. The Percentage Interest of each Member is set forth on Exhibit A hereto.
                                                   ---------

         "Permitted Transfer" has the meaning set forth in Section 10.2 hereof.
          ------------------                               ------------

         "Person" means any individual, general partnership, limited
          ------
partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, estate, nominee or other entity.

         "Proceeding" means any threatened, pending or completed action, suit,
          ----------
proceeding or appeal, whether civil, criminal, administrative or investigative, and whether formal or informal (including an action, suit or proceeding by or in the right of the Company).

         "Profits" and "Losses" mean, for each Allocation Year, an amount equal
          -------       ------
to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

                  (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

                  (ii)  Any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

                  (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

                  (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

                  (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 or Section 3.4
                                                    -----------    -----------
hereof shall not be taken into account in computing Profits or Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 3.3 and Section 3.4
                                                -----------     -----------
hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

         "Property" means all real and personal property acquired by the
          --------
Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

         "Regulations" means the Income Tax Regulations, including Temporary
          -----------
Regulations, promulgated under the Code, as such regulations are amended from time to time.

         "Regulatory Allocations" shall have the meaning set forth in Section
          ----------------------                                      -------
3.4 hereof.
---

         "Substituted Member" means each Person, if not already a Member, who is
          ------------------
a transferee of the whole of a Member's Units and is admitted to the Company as a Member pursuant to Article X hereof.
                     ---------

         "Tax Matters Member" shall have the meaning set forth in Section 8.4(a)
          ------------------                                      --------------
hereof.

         "Transfer" means, as a noun, any voluntary or involuntary (including
          --------
pursuant to judicial order (including a qualified domestic relations order), legal process, execution, attachment or enforcement of any pledge, trust or other security interest) transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance, gift, bequest, grant of a security interest or other alienation or disposition and, as a verb, voluntarily or involuntarily (including pursuant to judicial order (including a qualified domestic relations order), legal process, execution, attachment or enforcement of any pledge, trust or other security interest) to transfer, sell, exchange, assign, pledge, hypothecate, encumber, give, bequeath, grant a security interest in or otherwise alienate or dispose of. The term includes any such action whether taken directly by the transferor or indirectly by, for or on behalf of the transferor by any other Person, including an executor, personal representative, receiver, trustee, custodian, administrator or similar official.

         "Units" or "Unit" means an ownership interest in the Company, including
          -----      ----
any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

         "Voluntary Bankruptcy" shall have the meaning set forth in the
          --------------------
definition of "Bankruptcy."

         "Wholly-Owned Affiliate" of any Person means an Affiliate of such
          ----------------------
Person (i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate to such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly-Owned Affiliate of any Affiliate described in clause (i) or clause (ii) above.

                                    Exhibit A
                                    ---------

     Name, Address, Capital Contribution and Percentage Interest of Members

                                        Capital       Percentage      Number
                                        -------       ----------      ------
Name and Address                      Contribution     Interest      of Units
----------------                      ------------     --------      --------

Kentucky River Coal Corporation          $4,000           100%           1
200 West Vine Street - Suite 8-K
Lexington, KY  40507

                                    Exhibit B
                                    ---------

                     Names and Addresses of Initial Managers

-------------------------------------------------------------------------------
Name                                     Address
----                                     --------

-------------------------------------------------------------------------------
Catesby W. Clay                          200 West Vine Street - Suite 8-K
                                         Lexington, KY  40507

-------------------------------------------------------------------------------
Gary I. Conley                           P.O. Box 269
                                         Hazard, KY  41702

-------------------------------------------------------------------------------
James G. Kenan III                       200 West Vine Street - Suite 8-K
                                         Lexington, KY  40507

-------------------------------------------------------------------------------
Chiswell D. Langhorne, Jr.               1680 31/st/ Street NW
                                         Washington, D.C.  20007

-------------------------------------------------------------------------------
Fred N. Parker                           200 West Vine Street - Suite 8-K
                                         Lexington, KY  40507

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    Exhibit C
                                    ---------

                         Names and Addresses of Managers

                                                                      Appendix E

                 [J.J.B. HILLIARD, W.L. LYONS, INC. LETTERHEAD]



                                February 13, 2002



Board of Directors
Kentucky River Coal Company
200 West Vine Street
Suite 8K
Lexington, Kentucky  40507

Dear Sirs :

         You have requested our opinion as to the fairness, from a financial point of view, to the Minority Stockholders (as defined below) of Kentucky River Coal Company (the "Company") of the consideration to be received by the Minority Stockholders pursuant to the proposed restructuring of the Company (the "Restructuring"). Pursuant to the Restructuring, a newly-formed merger subsidiary will merge into the Company and each share of common stock, $25 par value per share ("Common Shares"), of the Company held by Minority Stockholders will be converted into the right to receive $4,000 per share in cash (the "Cash Consideration") along with a right to subscribe for a membership unit in a limited liability company subsidiary ("the Subscription Right", together with the Cash Consideration, the "Cash and Subscription Right Consideration"). The Minority Shareholders are all shareholders of the Company other than the 70 shareholders who (i) hold of record the highest percentage of the outstanding Common Shares as of the specified election deadline, (ii) are eligible to be shareholders in an S corporation and (iii) have returned, properly executed, by the specified election deadline the required documents to elect to remain a shareholder.

         In arriving at our opinion, we have reviewed certain publicly and non-publicly available business and financial information as well as certain regulatory filings relating to the Company. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with members of senior management of the Company regarding the past and current business operations, financial results and future prospects of the Company.

         We have also considered certain financial and stock market data of the Company including trading data. We have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have also taken into account the current liquidation value of the Company's operating assets, including an analysis of the Company's natural resource reserves and the current liquidation value of the Company's non-operating assets and investment portfolios as of 12/31/01. We have also reviewed such other information, performed such other analyses and taken into account such other matters as we deemed necessary.

         In preparing our opinion, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that, at the time they were prepared, they were reasonably prepared in accordance with accepted industry practice, reflect the best available estimates and judgments of the Company's management as to the expected future financial performance of the Company at the time of their preparation and, as currently updated and adjusted, reflect the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company but have relied upon the natural resource asset valuation expertise and related valuation report of the Company's chosen natural resources engineering firm, Weir International Mining Consultants. In addition, we make no representation as to the legal or tax consequences of the transaction. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

         We have acted as financial advisor to the Board of Directors of the Company and will receive a fee for our services, a portion of which is contingent on rendering this opinion. In the ordinary course of our securities business, J.J.B. Hilliard, W.L. Lyons, Inc. and its affiliates have actively traded the equity securities of the Company for our own account and for the accounts of customers and, accordingly, we therefore may at any time hold a long or short position in such securities.

         It is understood that this letter is for the information of the Board of Directors of the Company and does not constitute a recommendation to any stockholder (minority or otherwise) of the Company as to whether such stockholder should approve the proposed Restructuring.

         On the basis of, and subject to the foregoing and other matters which we deem relevant, it is our opinion that, as of the date hereof, the Cash and Subscription Right Consideration to be received by the Minority Stockholders pursuant to the Restructuring is fair to the Minority Stockholders from a financial point of view.

                                             Sincerely,

                                             J.J.B. HILLIARD, W.L. LYONS, INC.

                                                                      Appendix F

                      [STOUT RISIUS ROSS, INC. LETTERHEAD]

February 13, 2002

Board of Directors
c/o Mr. Fred N. Parker, President
Kentucky River Coal Corporation
200 W. Vine Street, Suite 8-K
Lexington, KY  40507


Dear Directors:

We understand that Kentucky River Coal Corporation ("KRCC" or the "Company") has proposed an equity restructuring transaction (the "Transaction") in order to create a corporate structure that will permit the Company to elect S-Corporation status for federal income tax purposes.

In order to complete the Transaction, KRCC will form a wholly owned subsidiary, KRCC Merger Subsidiary Inc. ("KRMS"), which will merge into KRCC, with KRCC being the surviving corporation after the merger. Following the proposed merger, KRCC will transfer all operating assets from KRCC to Kentucky River Land LLC ("KRLLC"), a Delaware limited liability company and a wholly owned subsidiary of KRCC. The terms and conditions of the proposed Transaction are set forth in more detail in the draft of the Agreement and Plan of Reorganization dated February 7, 2002.

For the purposes of the Transaction, there will be two distinct groups of shareholders. One group will be referred to as the majority shareholders and the other will be referred to as the minority shareholders. The "Majority Shareholders" will be defined as the 70 KRCC shareholders who (i) hold of record, as of the close of business on the date seven days prior to the special meeting, the highest percentage of the issued and outstanding KRCC common shares; (ii) are eligible to be shareholders in an S-Corporation; and (iii) have returned, properly executed, by the specified deadline the required documents to elect to remain a shareholder. The special meeting ("KRCC Special Meeting") will be defined as the meeting that KRCC will call of shareholders to approve the Transaction. The "Minority Shareholders" will be defined as all KRCC shareholders other than KRCC Majority Shareholders. Depending on the type of shareholder, as defined above, the restructuring will include the following terms:

  . In the merger, each common share held by Minority Shareholders will be converted into the right to receive $4,000 in cash and a subscription right to subscribe for membership interests in KRLLC ("KRLLC Units"), equal in percentage to such KRCC Minority

Board of Directors
Kentucky River Coal Corporation
February 13, 2002
Page 2

     Shareholder's interest in KRCC immediately prior to the effective time of the merger at a price equal to the cash consideration received in the merger.

     The subscription rights, which can be exercised in whole or in part, will become exercisable on the later of 120 days after the effective date of the merger or December 1, 2002, and will be exercisable for a 30-day period. The subscription rights may not be transferred and may be exercised only by the KRCC Minority Shareholders to whom issued, or such shareholder's heirs or successors;

  . The KRCC shareholders who are eligible to be Majority Shareholders, and do so elect to remain shareholders of the surviving corporation, will retain one common share of the surviving corporation for each KRCC common share of record held by each respective KRCC Majority Shareholder immediately prior to the effective time of the merger. Those shareholders eligible to be Majority Shareholders but do not elect to remain shareholders of the surviving corporation will be considered Minority Shareholders.

As financial advisor to you, the Board of Directors, it has been requested that we estimate the value of the Company and render our opinion (the "Opinion") with respect to whether the terms and conditions of the Transaction are fair, from a financial point of view, to the Majority Shareholders of KRCC. It should be noted that the Opinion does not cover the procedural fairness of the Transaction. Also, Stout Risius Ross, Inc. has not been engaged to recommend, and has not recommended, a purchase price, and has not participated in determining the structure and terms of the Transaction.

In arriving at our Opinion, we reviewed and analyzed, among other things:

  . Available drafts of the Proxy Statement of Kentucky River Coal Corporation and Agreement and Plan of Reorganization;

  . Financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company, including financial projections for the Company for the period from 2001 through 2006 prepared by the Company;

  . A report prepared by Weir International Mining Consultants, containing among other things, an audit and a valuation of KRCC Eastern Kentucky Coal Holdings, dated January 2002;

  .  Historical market prices and trading volumes for KRCC's common stock;

Board of Directors
Kentucky River Coal Corporation
February 13, 2002
Page 3

  . Publicly available financial data and stock market performance data of publicly held companies that we deemed generally comparable to KRCC; and

  . Other information, financial studies, analyses and investigations as we deemed relevant.

Additionally, we visited the Company's headquarters located in Lexington, Kentucky and held discussions with members of KRCC senior management concerning the Company's business, industry, historical financial performance, prospects, and the proposed Transaction. We also conducted such other analyses and examinations and considered such other financial, economic, and market information as we deemed appropriate in arriving at our Opinion.

Our Opinion is premised on the assumption that the financial condition and prospects of the Company as of the date of this letter, including the balance sheet of the Company, has not changed materially since September 30, 2001, the date the latest financial information prepared by management was available. In rendering our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with us.

With respect to the financial projections of the Company and the estimates of future production, revenue, operating costs and capital investment for the Company, each as prepared by the Company, upon advice of the Company, we have assumed that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future performance of the Company.

In connection with performing our services for the Board of Directors, we have not been authorized by the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the relative merits of the contemplated Transaction as compared to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage.

We are acting as financial advisor to the Board of Directors of the Company and will receive a fee from the Company for our services. However, our compensation for providing financial advisory services to the Board is neither based nor contingent on the results of our analysis. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our analysis. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Board of Directors
Kentucky River Coal Corporation
February 13, 2002
Page 4

Our work is only to be utilized by the Board of Directors of the Company as one input to consider in the process of analyzing the contemplated Transaction. Further, our Opinion is not intended to be, nor does it constitute, a recommendation to any of the shareholders as to how such shareholder should act in regard to the Transaction.

Our Opinion may not be published or otherwise used or referred to without our prior written consent. We understand that this opinion letter, subject to us giving written consent, may be attached to a proxy statement or a public filing that will be sent to the shareholders. However, in providing such consent, except as may be required by the federal securities laws, our opinion is not intended to and does not constitute a recommendation to any KRCC shareholder.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the terms and conditions of the Transaction are fair, from a financial point of view, to the Majority Shareholders of Kentucky River Coal Corporation.

Very truly yours,

STOUT RISIUS ROSS, INC.




/s/ Jack F. DiFranco                                 February 13, 2001
-------------------------------                      -----------------
Jack F. DiFranco                                          Date
Managing Director

                                                                      APPENDIX G

                                                                      [LOGO] IMC

--------------------------------------------------------------------------------
                                           Weir International Mining Consultants
                2340 River Road, Suite 203, Des Plaines, Illinois 60018-3223,USA
                    Tel: 847 297 3500 Fax: 847 297 0217 e-mail: wimc@weirimc.com
                                                                ----------------
February 22, 2002
Job No. 4640.3
Via email krcccoal@aol.com
          ----------------
          drobertson@mcguirewoods.com

Mr. Fred Parker
President
Kentucky River Coal Company
200 West Vine Street, Suite 8-K
Lexington, Kentucky 40507

Reference:        Audit of Estimated Proven and Probable Coal
                  Reserves Controlled by Kentucky River Coal Company

Dear Fred:

Weir International Mining Consultants (WIMC) has completed an audit of the proven and probable reserves controlled by Kentucky River Coal Company (KRCC) as of December 31, 2001. The KRCC coal holdings are located in Breathitt, Leslie, Letcher, Harlan, Knott and Perry Counties, Kentucky.

By assignment, the objective of this summary report is to express an independent opinion on KRCC's estimates of proven and probable coal reserves based on WIMC's detailed audit review, familiarity with the properties and knowledge of the coal mining industry in the region of the study.

This summary report addresses the following areas:

             .        Summary and conclusions of our coal reserve audit.
             .        Definitions relating to the coal reserve audit.
             .        WIMC's qualifications to conduct the coal reserve audit.

SUMMARY AND CONCLUSIONS

Based on the scope and process of our audit of KRCC's proven and probable reserve estimates, it is our professional opinion that:

                                                                          [LOGO]
Mr Fred Parker
February 22, 2001
Page 2 of 4

  . Proven and probable reserve estimates prepared by KRCC are properly calculated in accordance with KRCC's standard procedures and parameters. These procedures and parameters comply with practices and standards generally employed by and within the coal mining industry and are consistent with the requirements of the Item 102 of Regulation S-K as well as Industry Guide 7, both of which are promulgated pursuant to the Securities Act of 1933, as amended.

  . As of December 31, 2001 KRCC controlled by lease and ownership an estimated 579.6 million tons of recoverable proven and probable coal reserves summarized as follows:



                                                            Average Quality
                                                                At 1.50
                                                            Specific Gravity
           Recoverable Coal Reserves - Tons (Millions)        (Dry Basis)
           -------------------------------------------   ----------------------
                  Classificatin        Mining Method    Sulfur       Lbs SO//2//
                  -------------        -------------
 County    Total  Proven  Probable Underground Surface  (%)   Btu/lb  Per MBtu
 ------    -----  ------  -------- ----------- -------  ---   ------  --------
Breathitt    0.18     -      0.18      0.12       0.06  1.40  13,656    2.05
Leslie     106.52   40.48    6.04     90.86      15.66  1.15  14,363    1.60
Letcher    114.52   50.40   64.12    111.13       3.39  1.28  14,252    1.80
Harlan      49.47   18.55   30.92     47.94       1.53  1.33  14,357    1.85
Knott      111.51   44.61   66.90    106.00       5.51  1.38  14,200    1.94
Perry      197.40  100.05   97.35    164.06      33.34  1.26  14,140    1.79
           ------  ------   -----    ------      -----
           579.60  254.09  325.51    520.11      59.49

  .      All reserves are controlled by fee or mineral ownership.

  .      All reserves are considered steam coal.

DEFINITIONS RELATING TO COAL RESERVE AUDIT

Definitions of terms and criteria applied in our summary study based on U.S. Geological Circular 891, "Coal Resource Classification of U.S. Geological Summary," 1983, are summarized as follows:

              Reserve Classification: Refers to the reliability or accuracy of the reserve estimate. This report is limited to two reserve classifications: proven (measured) and probable (indicated), in descending order of geologic assurance.

              Proven: Tonnages computed from seam measurements as observed and recorded in drill holes, mine workings, and/or seam outcrop prospect openings. The sites for measurement are so closely spaced and the geologic extent of coal is so well defined

                                                                          [LOGO]
Mr Fred Parker
February 22, 2001
Page 3 of 4

              that size, shape, depth and mineral content of the reserve are well-established. The maximum acceptable distance for projection from seam data points varies with the geologic nature of the coal seam being studied, but generally a radius of 1/4 mile is recognized as the standard. This classification has the highest degree of geological assurance.

              Probable: Coal tonnages computed by projection of data from available seam measurements for a distance beyond coal classified as proven. The assurance, although lower than for proven, is high enough to assume continuity between points of measurement. The maximum acceptable distance for projection of indicated tonnage is 3/4 mile from points of observation. This classification has a moderate degree of geological assurance. Further exploration is necessary to place these reserves in the proven category.

Additional definitions include:

              Recoverable Reserves: Tons mined and prepared for sale; can include both tonnage cleaned and processed in a preparation plant and ROM tonnage that can be sold without cleaning.

              ROM: Run-of-mine tons. Tonnage as mined, including in-seam rock and out-of-seam dilution (top and bottom rock).

              Assigned Reserve: A reserve assigned to Active or Inactive mining operations.

WIMC QUALIFICATIONS

WIMC has provided consulting services to the United States and International mining industries continuously for over 65 years. The company was founded in 1936 in Chicago, Illinois, as the Paul Weir Company, where the firm continues to maintain its principal office. WIMC has provided independent professional advice to the mining industry and enjoys an unrivalled reputation for objectively.

WIMC operates independently from equipment manufacturers, government agencies and producing companies to ensure total independence.

WIMC is a member of the International Mining Consultants Group, and thus has access to the resources of the world's largest consulting company serving the specialized needs of the mining

                                                                          [LOGO]
Mr Fred Parker
February 22, 2001
Page 4 of 4

and minerals industries through 400 staff and 25 offices worldwide. WIMC provides a complete range of consulting and engineering services in mining, geology, geotechnical and hydrogeologic engineering, environmental investigations, economics, and coal beneficiation, combustion and utilization. WIMC has been involved in over 4,000 assignments for clients in all significant geographical areas across the United States and in many foreign countries.

WIMC is familiar with KRCC's coal holdings and has visited KRCC's offices to review reserve data and maps. Our audit was planned and performed to obtain a reasonable assurance of the reserve estimates of KRCC. The audit process included a review and examination of exploration data that supports the reserve estimates as well as assessing the methodology and practices applied by KRCC in formulating the reserve estimates.

In preparing this reserve audit report, we have relied on real property information and other data provided by KRCC. We have not independently investigated real property ownership, verified such data or other information, or examined any agreement or documents in regard to KRCC's reserve ownership or control.

Based on the foregoing, we believe our findings are reasonable and realistic and have been developed using accepted engineering practices. All findings are subject to the accuracy and reliability of the source data used as the basis of this report.

WIMC is an independent mining consulting firm, and it does not own any interest in Kentucky River Coal Company or any of its affiliates, or in the coal properties described above. No employee, officer or director of WIMC is an employee, officer or director of KRCC or any of its affiliates. Neither the employment nor the compensation received by WIMC was contingent upon it providing any of the summary information about the properties identified above.

We appreciate the opportunity to provide KRCC with this audit of the proven and probable reserves on the KRCC properties. If we can be of further assistance, please contact us.

Sincerely,

Weir International Mining Consultants

/s/Dennis N Kostic                              /s/John W Sabo
   -------------------                             ----------------------
   Dennis N. Kostic                                John W. Sabo
   President and CEO                               Senior Vice President

                                                                      Appendix H

                ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT

                               DISSENTERS' RIGHTS

(S) 13.1-729. Definitions.

In this article:

"Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

"Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required
          --------
by (S)(S) 13.1-732 through 13.1-739.
          --------         --------

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

"Shareholder" means the record shareholder or the beneficial shareholder.

(1985, c. 522; 1992, c. 575.)
--------------------------------------------------------------------------------

(S)13.1-730. Right to dissent.

A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles
                                                       --------
of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;
--------

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

1. The articles of incorporation of the corporation issuing such shares provide otherwise;

2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

a. Cash;

b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in (S) 13.1-725.
       --------

D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1. The proposed corporate action is abandoned or rescinded;

2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3. His demand for payment is withdrawn with the written consent of the corporation.

E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under (S) 501 (c) or (S) 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990,
c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288.)
--------------------------------------------------------------------------------

(S) 13.1-731. Dissent by nominees and beneficial owners.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-732. Notice of dissenters' rights.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730
                                                                      --------
is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken
                                                             --------
without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.

(1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730
                                                                      --------
is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S)13.1-734. Dissenters' notice.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730
                                                                      --------
is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.
       --------

B. The dissenters' notice shall:

1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

5. Be accompanied by a copy of this article.

(Code 1950, (S)(S)13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-735. Duty to demand payment.

A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall
                                                            --------
demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of
                                                 --------
certificated shares, deposit his certificates in accordance with the terms of the notice.

B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-736. Share restrictions.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action. (Code 1950, (S)(S)13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-737. Payment.

A. Except as provided in (S) 13.1-738, within thirty days after receipt of a
                             --------
payment demand made pursuant to (S) 13.1-735, the corporation shall pay the
                                    --------
dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B. The payment shall be accompanied by:

1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3. A statement of the dissenters' right to demand payment under (S) 13.1-739;
                                                                    --------
and

4. A copy of this article. (Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c.
428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by (S) 13.1-737 from a
                                                               --------
dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.

(1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's
                                     --------
offer under (S) 13.1-738 and demand payment of the fair value of his shares and
                --------
interest due, if the dissenter believes that the amount paid under (S) 13.1-737
                                                                       --------
or offered under (S) 13.1-738 is less than the fair value of his shares or that
                     --------
the interest due is incorrectly calculated.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

(S) 13.1-740. Court action.

A. If a demand for payment under (S) 13.1-739 remains unsettled, the corporation
                                     --------
shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.
                                      --------

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------


(S)(S) 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall
                                                            --------
determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under
(S) 13.1-739.
    --------

B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of
(S)(S) 13.1-732 through 13.1-739; or
       --------         --------

2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall
                                                       --------
assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

(Code 1950, (S)(S) 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         The registrant will provide full indemnification against all liabilities (including judgments, settlements, penalties and fines) and expenses (including counsel fees, expert witness fees and costs of investigation, litigation and appeal) that are actually and reasonably incurred by any person who is or was a manager or officer of the registrant (or who is or was serving any other entity in any capacity at the request of the registrant) and who was, is or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or appeal (including an action by or in the right of the registrant). The registrant may provide the same indemnification for, among others, any person who is or was an employee or agent of the registrant. The registrant may make advances and reimburse expenses before the final disposition of a proceeding if the person requesting the advance or reimbursement makes an undertaking to repay the registrant if it is later determined that the person was not entitled to indemnification. The registrant will not provide indemnification for willful misconduct or a knowing violation of the law.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.                         Description
-----------                         -----------

2.1 Agreement and Plan of Reorganization among Kentucky River Coal Corporation, Kentucky River Properties LLC and KRCC Merger Subsidiary Inc. dated as of February 14, 2002 (Included in this Registration Statement as Appendix A to the Proxy Statement/Prospectus)

3.1 Certificate of Formation of Kentucky River Properties LLC dated February 14, 2002*

3.2 Kentucky River Properties LLC Operating Agreement dated February 14, 2002 (Included in this Registration Statement as Appendix D to the Proxy Statement/Prospectus)

4.1 Form of Subscription Right (Included in this Registration Statement as Appendix B to the Proxy Statement/Prospectus)

5.1 Opinion of McKee Nelson LLP regarding the validity of the subscription rights and the underlying Kentucky River Properties LLC membership units**

8.1      Opinion of McKee Nelson LLP regarding tax matters**

10.1 Form of Contribution Agreement between Kentucky River Coal Corporation and Kentucky River Properties LLC**

21       Subsidiaries of the Registrant**

Exhibit No.                          Description
-----------                          -----------

23.1 Consent of KPMG LLP relating to the Financial Statements of Kentucky River Coal Corporation**

23.2 Consent of McKee Nelson LLP (included as part of Exhibit 5.1, filed herewith)

23.3     Consent of J.J.B. Hilliard, W.L. Lyons, Inc.*

23.4     Consent of Stout Risius Ross, Inc.*

23.5     Consent of Wier International Mining Consultants*

24       Power of Attorney*

99.1 Fairness Opinion of J.J.B. Hilliard, W.L. Lyons, Inc. (Included in this Registration Statement as Appendix E to the Proxy Statement/Prospectus)

99.2 Fairness Opinion of Stout Risius Ross, Inc. (Included in this Registration Statement as Appendix F to the Proxy Statement/Prospectus)

99.3     Form of Proxy to be sent to shareholders of Kentucky River Coal
         Corporation**

99.4 Form of Shareholders Agreement for Kentucky River Coal Corporation (Included in this Registration Statement as Appendix C to the Proxy Statement/Prospectus)

99.5     Form of S Corporation Consent**

99.6     Form of Election Form of Kentucky River Coal Corporation Shareholders**

99.7 Coal Reserves Audit Report of Weir International Mining Consultants (Included in this Registration Statement as Appendix G to the Proxy Statement/Prospectus)

*        Previously filed
**       Filed herewith

Item 22.      Undertakings

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to
                           the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)
        (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10 (a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person or the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 12 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lexington, State of Kentucky, on April 18, 2002.

                                          Kentucky River Properties LLC




                                          By: /s/ Fred N. Parker
                                              -----------------------------
                                          Name: Fred N. Parker
                                          Title:  President

                                Power of Attorney

         Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated:

NAME                                        TITLE                                         DATE
----                                        -----                                         ----
/s/ Catesby W. Clay*                                                            April 18, 2002
------------------------------------
Catesby W. Clay                             Manager


/s/ Gary I. Conley*                                                             April 18, 2002
------------------------------------
Gary I. Conley                              Manager


/s/ James G. Kenan III*                                                         April 18, 2002
------------------------------------
James G. Kenan III                          Manager


/s/ Chiswell D. Langhorne, Jr.*                                                 April 18, 2002
------------------------------------
Chiswell D. Langhorne, Jr.                  Manager


/s/ Fred N. Parker                                                              April 18, 2002
------------------------------------
Fred N. Parker                              President & Manager
                                            (Principal Executive Officer)

/s/ Carroll R. Crouch*                                                          April 18, 2002
------------------------------------
Carroll R. Crouch                           Secretary & Treasurer
                                            (Principal Financial Officer,
                                            Principal Accounting Officer)

*By: /s/ Fred N. Parker
     ---------------------------------------
     Fred N. Parker
     Attorney-in-fact